As filed with the Securities and Exchange Commission on June 9, 2014.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAR CHANNEL COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Texas	4832	74-1787539
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

200 East Basse Road

San Antonio, Texas 78209

Telephone: (210) 822-2828

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert H. Walls, Jr.

Executive Vice President, General Counsel and Secretary

Clear Channel Communications, Inc.

200 East Basse Road

San Antonio, Texas 78209

Telephone: (210) 822-2828

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe

Brian D. Wolfe

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Senior Notes due 2018	$850,000,000	100%	$850,000,000	$109,480(1)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These notes may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2014

PROSPECTUS

CLEAR CHANNEL COMMUNICATIONS, INC.

Exchange Offer for

$850,000,000 Senior Notes due 2018

We are offering (the “exchange offer”) to exchange up to $850,000,000 aggregate principal amount of our new Senior Notes due 2018 (which we refer to as the “exchange notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $850,000,000 aggregate principal amount of our outstanding Senior Notes due 2018, which were issued by CCU Escrow Corporation (the “Escrow Issuer”) on May 1, 2014 (the “outstanding notes”). The Escrow Issuer was merged with and into us on June 6, 2014, upon which we assumed all of the obligations of the Escrow Issuer under the outstanding notes (the “Assumption”). We refer to the exchange notes and the outstanding notes collectively as the “notes.”

Material Terms of the Exchange Offer

•        The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2014, unless extended.

•        We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer. You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offer.

•        The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•        The exchange of outstanding notes for exchange notes should not be a taxable event for U.S. federal income tax purposes, but you should see the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information.

•        We will not receive any proceeds from the exchange offer.

•        The outstanding notes were issued in transactions not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of outstanding notes.

We are not asking you for a proxy and you are not requested to send us a proxy.

For a discussion of certain factors that you should consider before participating in the exchange offer, see “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in the exchange offer. This prospectus is part of that registration statement.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

THE DATE OF THIS PROSPECTUS IS                     .

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the exchange notes offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

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BASIS OF PRESENTATION

The financial statements and related footnotes included in this prospectus are those of Clear Channel Communications, Inc. (“Clear Channel”) and its subsidiaries. All of the shares of common stock of Clear Channel are held by Clear Channel Capital I, LLC (“Clear Channel Capital”). Clear Channel Capital and Clear Channel are indirect wholly-owned subsidiaries of CC Media Holdings, Inc. (“CCMH”), which was formed in May 2007 by private equity funds managed by Thomas H. Lee Partners, L.P. (“THL”) and Bain Capital Partners, LLC (“Bain Capital” and together with THL, the “Sponsors”) for the purpose of acquiring the business of Clear Channel. On July 30, 2008, CCMH acquired Clear Channel. The acquisition was effected by the merger of an entity formed by the Sponsors, then an indirect, wholly-owned subsidiary of CCMH, with and into Clear Channel.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements.” These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus, including those set forth under “Risk Factors.” The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. We face risks that are inherent in the businesses and the market places in which we operate. While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described below and under “Risk Factors,” could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that may cause the actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to:

•	the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings;

•	our ability to generate sufficient cash from operations or other liquidity-generating transactions and our need to allocate significant amounts of our cash to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities;

•	risks associated with weak or uncertain global economic conditions and their impact on the capital markets;

•	other general economic and political conditions in the United States and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	industry conditions, including competition;

•	the level of expenditures on advertising;

•	legislative or regulatory requirements;

•	fluctuations in operating costs;

•	technological changes and innovations;

•	changes in labor conditions, including on-air talent, program hosts and management;

•	capital expenditure requirements;

•	risks of doing business in foreign countries;

•	fluctuations in exchange rates and currency values;

•	the outcome of pending and future litigation;

•	taxes and tax disputes;

•	changes in interest rates;

•	shifts in population and other demographics;

•	access to capital markets and borrowed indebtedness;

•	our ability to implement our business strategies;

•	the risk that we may not be able to integrate the operations of acquired businesses successfully;

•	the risk that our cost savings initiatives may not be entirely successful or that any cost savings achieved from those initiatives may not persist; and

•	the other factors described in this prospectus under the heading “Risk Factors.”

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this prospectus, and the reader should not consider the above list of factors to be a complete set of all potential risks or uncertainties.

INDUSTRY AND MARKET DATA

Market and industry data throughout this prospectus was obtained from a combination of our own internal company surveys, the good faith estimates of management, various trade associations and publications, Arbitron Inc. (“Arbitron”) and Nielsen Media Research, Inc. (“NielsenAudio”) rankings, comScore, Inc., the Veronis Suhler Stevenson Industry Forecast, SNL Kagan, the Radio Advertising Bureau, Media Dynamics, Ando Media, Omniture, BIA Financial Network Inc., eMarketer, the Outdoor Advertising Association of America and Universal McCann. While we believe our internal surveys, third-party information, estimates of management and data from trade associations are reliable, we have not verified this data with any independent sources. Accordingly, we do not make any representations as to the accuracy or completeness of that data.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks, such as “Clear Channel,” which are protected under applicable intellectual property laws and are the property of Clear Channel. This prospectus also contains trademarks, service marks, trade names and copyrights, of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

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SUMMARY

This summary highlights key information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to participate in the exchange offer. You should read this entire prospectus, including the information set forth under “Risk Factors” and the financial statements and related notes, before making any investment decision.

Unless otherwise indicated or required by the context, as used in this prospectus, the terms the “Company,” “we,” “our” and “us” refer to Clear Channel Communications, Inc. and all of its subsidiaries that are consolidated under GAAP, and the term “Clear Channel” refers to Clear Channel Communications, Inc. and not to any of its subsidiaries. Clear Channel Communications, Inc., the issuer of the exchange notes, is a direct, wholly-owned subsidiary of Clear Channel Capital I, LLC. All references in this prospectus to “Clear Channel Capital” refer to Clear Channel Capital I, LLC and not to any of its subsidiaries.

Overview

We are a diversified media and entertainment company with leading market positions in each of our operating segments: Media and Entertainment (“CCME”), Americas Outdoor Advertising and International Outdoor Advertising.

•	CCME. Our CCME operations include radio broadcasting, online and mobile services and products, program syndication, entertainment, traffic data distribution and music research services. As of December 31, 2013, we owned 835 domestic radio stations servicing more than 150 U.S. markets, including 45 of the top 50 markets and 85 of the top 100 markets. CCME includes radio stations for which we are the licensee and one station for which we provide programming and sell air time under a local marketing agreement (“LMA”). We are also the beneficiary of Aloha Station Trust, LLC, which owns and operates 19 radio stations which we were required to divest in order to comply with Federal Communications Commission (“FCC”) media ownership rules, and which are being marketed for sale. Our portfolio of stations offers a broad assortment of programming formats, including adult contemporary, country, contemporary hit radio, rock, news/talk, sports, urban, oldies and others. In addition to our local radio programming, we operate Premiere Networks (“Premiere”), a national radio network that produces, distributes or represents approximately 90 syndicated radio programs and networks and serves more than 5,000 radio station affiliates, reaching over 190 million listeners weekly. We also deliver real-time traffic information via navigation systems, radio and television broadcast media and wireless and Internet-based services through our traffic business, Total Traffic & Weather Network. For the year ended December 31, 2013 and the three months ended March 31, 2014, our CCME segment represented approximately 50% of our revenue and 68% and 86%, respectively, of our operating income without the effect of corporate and other reconciling items.

•	Americas Outdoor Advertising. We are the largest outdoor advertising company in North America (based on revenue), which includes the United States and Canada. Approximately 95% of our revenue for the year ended December 31, 2013 in our Americas Outdoor Advertising segment was derived from the United States. As of December 31, 2013, we owned or operated approximately 105,000 display structures in our Americas outdoor segment with operations in 47 of the 50 largest markets in the United States, including all of the 20 largest markets. Our Americas outdoor assets consist of traditional and digital billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars, which we own or operate under lease management agreements. Our Americas outdoor advertising business is focused on metropolitan areas with dense populations. For the year ended December 31, 2013 and the three months ended March 31, 2014, our Americas Outdoor Advertising segment represented approximately 21% and 20%, respectively, of our revenue and 23% of our operating income without the effect of corporate and other reconciling items.

•

International Outdoor Advertising. Our International Outdoor Advertising business segment includes our operations in Asia, Australia, Europe and Latin America, with approximately 33% of our revenue for the year ended December 31, 2013 in this segment derived from France and the United Kingdom. As of December 31, 2013, we owned or operated approximately 570,000 displays across 28 countries. Our International outdoor assets consist of street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other spectaculars, which we own or operate under lease agreements. Our International business is focused on metropolitan areas with dense populations. For the year ended December 31, 2013 and the three months ended March 31, 2014, our International Outdoor Advertising segment represented approximately 27% of our revenue and 8% and (9%), respectively, of our operating income without the effect of corporate and other reconciling items.

•	Other. Our other (“Other”) category includes our 100%-owned full-service media representation firm, Katz Media Group, Inc. (“Katz Media”), as well as other general support services and initiatives, which are ancillary to our other businesses. Katz Media, a leading media representation firm in the U.S. for radio and television stations, sells national spot advertising time for clients in the radio and television industries throughout the United States. As of December 31, 2013, Katz Media represented more than 4,000 radio stations, approximately one-fifth of which were owned by us. Katz Media also represents approximately 800 television and digital multicast stations. Katz Media generates revenue primarily through contractual commissions realized from the sale of national spot and online advertising. National spot advertising is commercial airtime sold to advertisers on behalf of radio and television stations. Katz Media represents its media clients pursuant to media representation contracts, which typically have terms of up to ten years in length. For the year ended December 31, 2013 and the three months ended March 31, 2014, our Other category represented approximately 2% and 3%, respectively, of our revenue and 1% and 0%, respectively, of our operating income without the effect of corporate and other reconciling items.

For the year ended December 31, 2013 and the three months ended March 31, 2014, we generated consolidated revenues of $6,243 million and $1,343 million, respectively, operating income of $1,001 million and $83 million, respectively, and consolidated net loss of $584 million and $432 million, respectively.

Our Strengths

Leading Positions in the U.S. Media and Entertainment and Global Outdoor Market. We are a leading global media and entertainment company.

•	We own the number one or number two ranked radio station clusters in eight of the top 10 and in 20 of the top 25 markets in the United States as of December 2013. With a total weekly listening base of almost 139 million individuals based on NielsenAudio figures for the Fall 2013 ratings period, our portfolio of 835 stations generated twice the revenue as our next largest radio broadcasting competitor in 2013.

•	In the United States outdoor market, we believe we hold the number one market share in eight of the top 10 markets and are either number one or number two in 16 of the top 20 markets. Internationally, we believe we hold one of the leading positions in France, the United Kingdom, Australia, Finland, Ireland, Switzerland, Sweden, Belgium, Italy and Norway. In addition, we hold positions in several countries where we have experienced strong growth, including Latin America, China, Singapore and Turkey.

Global Scale in Media and Entertainment and Outdoor Advertising. As of December 31, 2013, we owned 835 domestic radio stations servicing more than 150 U.S. markets, including 45 of the top 50 markets and 85 of the top 100 markets. We also operated more than 675,000 outdoor advertising displays worldwide in metropolitan and densely populated locations, providing advertisers with both a global and a local reach. We believe that our scale provides us with the flexibility and resources to introduce new products and solutions in a cost effective manner.

•	Our scale has enabled cost-effective investment in new technologies, such as digital billboards and streaming technology, which we believe will continue to support future growth. Digital billboards, for example, enable us to transition from selling space on a display to a single advertiser to selling time on that display to multiple advertisers, creating new revenue opportunities from both new and existing clients.

•	Our large distribution platform in our CCME segment allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling talent and programming across many stations throughout the United States.

•	We have more than 4,800 sales people in local markets across the globe. Our scale has facilitated cost-effective investment in systems that allow us to maximize yield management and systems that improve the ability of our local salespeople to increase revenue. Additionally, our scale has allowed us to implement initiatives that we believe differentiate us from the rest of the media industry and position us to outperform our competitors across our markets.

Diversification Across Business Lines, Geographies, Markets and Format. Approximately half of our revenue is generated by our CCME segment, with the remaining half generated by our Americas Outdoor Advertising and International Outdoor Advertising segments, as well as other support services and initiatives. We offer advertisers a diverse platform of media assets across geographies, outdoor products and programming formats. Due to our multiple business units, we are not dependent upon any single source of revenue.

Strong Collection of Unique Assets. Through acquisitions and organic growth, we have aggregated a unique portfolio of assets. We believe the combination of our assets cannot be replicated.

•	Ownership and operation of radio broadcast stations is governed by the FCC’s licensing process, which limits the number of radio licenses available in any market. Any party seeking to acquire or transfer radio licenses must go through a detailed review process with the FCC. Over several decades, we have aggregated multiple licenses in local market clusters across the United States. A cluster of multiple radio stations in a market allows us to provide listeners with more diverse programming and advertisers with a more efficient means to reach those listeners. In addition, we are able to increase our efficiency by operating in clusters, which allows us to eliminate duplicative operating expenses and realize economies of scale.

•	The domestic outdoor industry is regulated by the federal government as well as state and municipal governments. Statutes and regulations govern the construction, repair, maintenance, lighting, height, size, spacing and placement and permitting of outdoor advertising structures. Due to these regulations, it has become increasingly difficult to develop new outdoor advertising locations. Further, for many of our existing billboards, a competitor or landlord could not obtain a permit for replacement under existing laws and regulations due to their non-conforming status.

Attractive Businesses with High Margins and Low Capital Expenditure Requirements. Our global scale has enabled us to make productive and cost effective investments across our portfolio. As a result of our strong margins and low capital expenditure requirements, we have been able to convert a significant portion of our operating income into cash flow that can be utilized for debt service.

•	We have strong operating margins (defined as operating income divided by revenues), driven by our significant scale and leading market share in both radio broadcasting and outdoor advertising. For the year ended December 31, 2013 and the three months ended March 31, 2014, our consolidated operating margin was 16% and 6%, respectively, with strong operating margins in our CCME segment of 29% and 21%, respectively, and Americas Outdoor Advertising segment of 24% and 14%, respectively.

•	In addition, both our media and entertainment and our outdoor businesses are low capital intensity businesses. For the year ended December 31, 2013 and three months ended March 31, 2014, our total capital expenditures were 5% of total revenue.

Highly Effective Advertising Medium. We believe both our media and entertainment and our outdoor advertising businesses offer compelling value propositions to advertisers and valuable access to consumers when they are out of the home and therefore closer to purchase decisions. We also believe both industries are well positioned to benefit from the fragmentation of audiences of other media as they are able to reach mass audiences on a local market basis.

•	Radio broadcasting and outdoor media offer compelling value propositions to advertisers by providing cost effective media advertising outlets.

•	Our media and entertainment and our outdoor businesses reach potential consumers outside of the home, a valuable position as it is closer to the purchase decision. Today, consumers spend a significant portion of their day out-of-home, while out-of-home media (radio and outdoor) currently garner a disproportionately smaller share of media spending than in-home media. We believe this discrepancy represents an opportunity for growth.

•	Additionally, radio programming reaches 92% of all consumers in the United States in a given week, with the average consumer listening for approximately 14 hours per week. On a weekly basis, this represents approximately 244 million unique listeners.

•	According to NielsenAudio, consumers in the United States listen to a significant amount of radio per day. In 2013, broadcast radio captured 119 minutes of user consumption per day as compared to the Internet at 143 minutes according to comScore, Inc. and newspapers at 18 minutes according to eMarketerInc.

•	According to Scarborough, in 2013, 92% of U.S. residents traveled in a car each month, with an average of 174 miles traveled per week. The captive in-car audience is protected from media fragmentation and is subject to increasing out-of-home advertiser exposure as time and distance of commutes increase.

•	According to a single-source advertising return on investment (“ROI”) study in the radio sector conducted by NielsenAudio and Nielsen Catalina Solutions in 2014, radio delivered a sales lift of more than $6 per dollar spent on radio, an ROI which Advertising Age reported doubled that of even the best results of recent studies of digital or TV media, with one retail brand recording a sales lift of more than $23 per dollar invested in radio.

Significant Operating Leverage with Flexibility to Manage Cost Base As Necessary. We benefit from significant operating leverage, which leads to operating margin increases in a growth environment. Conversely, we have demonstrated our flexibility to effectively manage our cost base in a low growth or recessionary environment.

Our Strategy

Our goal is to strengthen our position as a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities and providing premiere opportunities for advertisers. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies.

CCME

Our CCME strategy centers on delivering entertaining and informative content across multiple platforms, including broadcast, mobile and digital as well as promotional events. We strive to serve our listeners by providing the content they desire on the platform they prefer, while supporting advertisers, strategic partners, music labels and artists with a diverse platform of creative marketing opportunities designed to effectively reach and engage target audiences. Our CCME strategy also focuses on continuing to improve the operations of our stations by providing valuable programming and promotions, as well as sharing best practices across our stations in marketing, distribution, sales and cost management.

Promote Broadcast Radio Media Spending. Given the attractive reach and metrics of both the broadcast radio industry in general and CCME in particular, as well as our depth and breadth of relationships with both media agencies and national and local advertisers, we believe we can drive broadcast radio’s share of total media spending by using our dedicated national sales team to highlight the value of broadcast radio relative to other media. We have made and continue to make significant investments in research to enable our clients to better understand how our assets can successfully reach their target audiences and promote their advertising campaigns; broadened our national sales teams and initiatives to better develop, create and promote their advertising campaigns; invested in technology to enhance our platform and capabilities; and continue to seek opportunities to deploy our iHeartRadio digital radio service across both existing and emerging devices and platforms. We are also working closely with advertisers, marketers and agencies to meet their needs through new products, events and services developed through optimization of our current portfolio of assets, as well as to develop tools to determine how effective broadcast radio is in reaching their desired audiences.

Promote Local and National Advertising. We intend to grow our CCME businesses by continuing to develop effective programming, creating new solutions for our advertisers and agencies, fostering key relationships with advertisers and improving our local and national sales team. We intend to leverage our diverse collection of assets, our programming and creative strengths, and our consumer relationships to create special events, such as one-of-a-kind local and national promotions for our listeners, and develop new, innovative technologies and products to promote our advertisers. We seek to maximize revenue by closely managing our advertising opportunities and pricing to compete effectively in local markets. We operate price and yield information systems, which provide detailed inventory information. These systems enable our station managers and sales directors to adjust commercial inventory and pricing based on local market demand, as well as to manage and monitor different commercial durations (60 second, 30 second, 15 second and 5 second) in order to provide more effective advertising for our customers at what we believe are optimal prices given market conditions.

Continue to Enhance the Listener Experience. We intend to continue enhancing the listener experience by offering a wide variety of compelling content and methods of delivery. We will continue to provide the content our listeners desire on their preferred platforms. Our investments have created a collection of leading on-air talent. For example, Premiere offers more than 90 syndicated radio programs and networks and services for more than 5,000 radio station affiliates across the United States, including popular programs such as Rush Limbaugh, Sean Hannity, Glenn Beck, Ryan Seacrest, Steve Harvey, Elvis Duran, Bobby Bones and Delilah. Our distribution capabilities allow us to attract top talent and more effectively utilize programming, sharing our best and most compelling content across many stations.

Deliver Content via Multiple Distribution Technologies. We continue to expand the choices for our listeners. We deliver music, news, talk, sports, traffic and other content using an array of distribution technologies, including broadcast radio and HD radio channels, satellite radio, digitally via iHeartRadio.com and our stations’ websites, and through our iHeartRadio mobile application on smart phones and tablets, on gaming consoles, via in-home entertainment, in enhanced automotive platforms, as well as in-vehicle entertainment and navigation systems. Some examples of our recent initiatives are as follows:

•	Streaming. We provide streaming content via the Internet, mobile and other digital platforms. We rank among the top streaming networks in the U.S. with regards to Average Active Sessions (“AAS”), Session Starts (“SS”) and Average Time Spent Listening (“ATSL”). AAS and SS measure the level of activity while ATSL measures the ability to keep the audience engaged.

•	Websites and Mobile Applications. We have developed mobile and Internet applications such as the iHeartRadio smart phone application and website. These mobile and Internet applications allow listeners to use their smart phones, tablets or other digital devices to interact directly with stations, find titles/artists, request songs and create custom stations while providing an additional method for advertisers to reach consumers. As of December 31, 2013, our iHeartRadio mobile application has been downloaded more than 300 million times. iHeartRadio provides a unique digital music experience by offering access to more than 1,500 live broadcast and digital-only radio stations, plus user-created custom stations with broad social media integration and our on-demand content from our premium talk partnerships and user generated talk shows. Through our digital platforms, we estimate that we had more than 76 million unique digital visitors for the month of December 2013. In addition, through December 2013, iHeartRadio streamed, on average, 143 million total listening hours monthly via our website and mobile application.

Outdoor

We seek to capitalize on our Americas outdoor network and diversified product mix to maximize revenue. In addition, by sharing best practices among our business segments, we believe we can quickly and effectively replicate our successes in our other markets. Our outdoor strategy focuses on leveraging our diversified product mix and long-standing presence in many of our existing markets, which provides us with the ability to launch new products and test new initiatives in a reliable and cost-effective manner.

Promote Overall Outdoor Media Spending. Given the attractive industry fundamentals of outdoor media and our depth and breadth of relationships with both local and national advertisers, we believe we can drive outdoor advertising’s share of total media spending by using our dedicated national sales team to highlight the value of outdoor advertising relative to other media. Outdoor advertising only represented 4% of total dollars spent on advertising in the United States in 2012. We have made and continue to make significant investments in research tools that enable our clients to better understand how our displays can successfully reach their target audiences and promote their advertising campaigns. Also, we are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated systems that will provide improved audience metrics for outdoor advertising. For example, we have implemented the TAB Out of Home Ratings audience measurement system which: (1) separately reports audiences for billboards, posters, junior posters, transit shelters and phone kiosks, (2) reports for geographically sensitive reach and frequency, (3) provides granular detail, reporting individual out of home units in over 200 designated market areas, (4) provides detailed demographic data comparable to other media, and (5) provides true commercial ratings based on people who see the advertising.

Continue to Deploy Digital Displays. Digital outdoor advertising provides significant advantages over traditional outdoor media. Our electronic displays are linked through centralized computer systems to instantaneously and simultaneously change advertising copy on a large number of displays, allowing us to sell more advertising opportunities to advertisers. The ability to change copy by time of day and quickly change messaging based on advertisers’ needs creates additional flexibility for our customers. Although digital displays require more capital to construct compared to traditional bulletins, the advantages of digital allow us to penetrate new accounts and categories of advertisers, as well as serve a broader set of needs for existing advertisers. Digital displays allow for high-frequency, 24-hour advertising changes in high-traffic locations and allow us to offer our clients optimal flexibility, distribution, circulation and visibility. We expect this trend to continue as we increase our quantity of digital inventory. As of December 31, 2013, we had deployed more than 1,000 digital billboards in 37 markets in the United States and more than 3,700 digital displays in 14 countries across Europe, Asia and Latin America.

Capitalize on Product and Geographic Opportunities. We are also focused on growing our business internationally by working closely with our advertising customers and agencies in meeting their needs, and through new product offerings, optimization of our current display portfolio and selective investments targeting promising growth markets. We have continued to innovate and introduce new products in international markets based on local demands. Our core business is our street furniture business and that is where we plan to focus much of our investment. We plan to continue to evaluate municipal contracts that may come up for bid and will make prudent investments where we believe we can receive attractive returns. We will also continue to invest in markets such as China and Latin America where we believe there is high growth potential.

Corporate Structure

The following chart summarizes our corporate structure and principal indebtedness as of March 31, 2014, after giving effect to the issuance of the outstanding notes and the use of the proceeds of such notes to repurchase all of our outstanding senior notes due 2014 and 2015 and to pay related fees and expenses (the “Refinancing Transactions”).

Bain Capital/ THL/Co-Investors
Public
CC Media Holdings' Directors and Executive Officers
68%
9%
23%
CC Media Holdings, Inc. (DE)
100%
Clear Channel Capital I, LLC (DE)
• $8.2 billion senior secured credit facilities(1)
• $535.0 million receivables based credit facility(1)
• $2.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2019(2)
• $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021(2)
• $575.0 million aggregate principal amount of 11.25% priority guarantee notes due 2021(2)
• $1,645.2 million aggregate principal amount of senior notes due 2021(3)
• $222.2 million aggregate principal amount of senior cash pay and senior toggle notes due 2016(4)
• $850.0 million aggregate principal amount of senior notes due 2018(5)
• $725.0 million aggregate principal amount of legacy notes(6)
$907.9 million payable to Clear Channel Outdoor Holdings, Inc.(7)
Clear Channel Communications, Inc. (TX) (Issuer)
Clear Channel Holdings, Inc. (NV)
Public NYSE: CCO
88%
12%
Other Foreign Subsidiaries
Other U.S. operating subsidiaries
Clear Channel Outdoor Holdings, Inc. (DE)
• $735.8 million aggregate principal amount of Series A senior notes due 2022(8)
• $1.99 billion aggregate principal amount of Series B senior notes due 2022(8)
• $275.0 million aggregate principal amount of Series A senior subordinated notes due 2020(9)
• $1.9 billion aggregate principal amount of Series B senior subordinated notes due 2020(9)
• $75.0 million senior secured revolving credit facility(10)
Media & Entertainment Segment Operations
America Outdoor Advertising Segment Operations
International Outdoor Advertising Segment Operations

(1)

Clear Channel’s senior secured credit facilities and receivables based credit facility are guaranteed on a senior secured basis by Clear Channel Capital and by Clear Channel’s material wholly-owned domestic restricted subsidiaries. Clear Channel’s foreign subsidiaries and Clear Channel Outdoor Holdings, Inc. (“CCOH”) and its subsidiaries have not guaranteed any of Clear Channel’s obligations under the senior secured credit facilities or receivables based credit facility. As of March 31, 2014, Clear Channel’s senior secured credit facilities consisted of a $1,891.0 million term loan B facility which matures in January 2016, a $33.0 million term loan C—asset sale facility which matures in January 2016, a $5,000.0 million term loan D facility which matures in January 2019, and a $1,300.0 million term loan E facility which matures in July 2019. Clear Channel’s receivables based credit facility provides for revolving capital commitments of $535.0 million, subject to a borrowing base. As of March 31, 2014, there were no amounts outstanding under Clear Channel’s receivables based credit facility.

(2)	Clear Channel’s 9.0% priority guarantee notes due 2021, 9.0% priority guarantee notes due 2019 and 11.25% priority guarantee notes due 2021 (collectively, the “priority guarantee notes”) are each guaranteed on a senior basis by Clear Channel Capital and by Clear Channel’s wholly-owned domestic restricted subsidiaries that guarantee its senior secured credit facilities. Clear Channel’s foreign subsidiaries and CCOH and its subsidiaries have not guaranteed any of Clear Channel’s obligations under the priority guarantee notes. As of March 31, 2014, Clear Channel had outstanding $1,712.9 million aggregate principal amount of 9.0% priority guarantee notes due 2021, net of discounts of $37.1 million, $1,999.8 million of 9.0% priority guarantee notes due 2019 and $575.0 million aggregate principal amount of 11.25% priority guarantee notes due 2021.

(3)	Clear Channel’s senior notes due 2021 are guaranteed on a senior basis by Clear Channel Capital and by Clear Channel’s wholly-owned domestic restricted subsidiaries that guarantee its senior secured credit facilities, except that those guarantees by Clear Channel’s subsidiaries are subordinated to each such guarantor’s guarantee of the senior credit facilities and the priority guarantee notes. As of March 31, 2014, Clear Channel had outstanding $1,645.2 million aggregate principal amount of the senior notes due 2021. Amount in chart above does not include $199.1 million of senior notes due 2021 held by a subsidiary of ours as of March 31, 2014.

(4)	Clear Channel’s senior cash pay notes due 2016 (the “senior cash pay notes”) and senior toggle notes due 2016 (the “senior toggle notes”) are guaranteed on a senior basis by Clear Channel Capital and by Clear Channel’s wholly-owned domestic restricted subsidiaries that guarantee its senior secured credit facilities, except to the extent that those guarantees by Clear Channel’s subsidiaries are subordinated to each such guarantor’s guarantee of the senior credit facilities and the priority guarantee notes.

(5)	The outstanding notes are not, and the exchange notes will not be, guaranteed by Clear Channel Capital or any of Clear Channel’s subsidiaries.

(6)	As of March 31, 2014, Clear Channel had $514.8 million aggregate principal amount of legacy notes outstanding (the “legacy notes”), net of discounts of $210.2 million. Clear Channel’s legacy notes bear interest at fixed rates ranging from 5.5% to 7.25%, have maturities through 2027 and contain provisions, including limitations on certain liens and sale and leaseback transactions, customary for investment grade debt securities. The legacy notes are not guaranteed by Clear Channel Capital or any of Clear Channel’s subsidiaries. Amount in chart above does not include $303.1 million of legacy notes held by a subsidiary of Clear Channel as of March 31, 2014 (of which $14.5 million aggregate principal amount of legacy notes due 2014 were retired on April 9, 2014 and $130.0 million aggregate principal amount of legacy notes due 2014 were retired by Clear Channel on May 6, 2014). On June 6, 2014, Clear Channel redeemed $567.1 million aggregate principal amount of its legacy notes due 2014 (including $158.5 million aggregate principal amount held by a subsidiary of Clear Channel) and $241.0 million aggregate principal amount of legacy notes due 2015 using net proceeds of the issuance of the outstanding notes.

(7)	As part of the day-to-day cash management services we provide to CCOH, we maintain accounts that represent amounts payable to or due from CCOH, and the net amount is recorded as “Due from/to Clear Channel Communications” on CCOH’s consolidated balance sheet.

(8)	Clear Channel Worldwide Holdings, Inc.’s (“CCWH”) Series A senior notes due 2022 and Series B senior notes due 2022 are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain subsidiaries of CCOH. As of March 31, 2014, CCWH had outstanding $729.1 million aggregate principal amount of Series A senior notes due 2022, net of discounts of $6.6 million, and $1,989.3 million of Series B senior notes due 2022.

(9)	CCWH Series A senior subordinated notes due 2020 and Series B senior subordinated notes due 2020 are guaranteed by CCOH, CCOI and certain subsidiaries of CCOH.

(10)	The CCOH revolving credit facility is a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. As of March 31, 2014, there were no amounts outstanding under the CCOH revolving credit facility, and $62.5 million of letters of credit issued under the revolving credit facility, which reduce availability under the facility.

Equity Sponsors

Bain Capital, LLC

Bain Capital is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity, credit products and absolute return with over $75 billion of assets under management. Bain Capital has a team of over 400 professionals dedicated to investing and to supporting its portfolio companies. Since its inception in 1984, Bain Capital has made private equity, growth, and venture capital investments in approximately 400 companies around the world. The firm has offices in Boston, New York, Chicago, Palo Alto, London, Munich, Tokyo, Shanghai, Melbourne, Hong Kong and Mumbai.

Thomas H. Lee Partners, L.P.

THL is a leading private equity firm based in Boston, Massachusetts. The firm focuses on identifying and obtaining substantial ownership positions in growth-oriented companies, headquartered primarily in North America, where it implements operational and strategic improvements to accelerate sustainable revenue and profit growth. As one of the oldest and most experienced private equity firms, THL has raised approximately $20 billion of equity capital and invested in more than 100 businesses with an aggregate purchase price of more than $150 billion. THL strives to build great companies of lasting value and to generate superior investment returns.

Corporate Information

Clear Channel is a Texas corporation that was incorporated in 1974. Our corporate headquarters are in San Antonio, Texas and we have executive offices in New York, New York. Our corporate headquarters are located at 200 East Basse Road, San Antonio, Texas 78209 (telephone: 210-822-2828). Our website is http://www.clearchannel.com. The information on our website is not deemed to be part of this prospectus, and you should not rely on it in connection with your decision whether to invest in the notes.

Exchange Offer

On May 1, 2014, the Escrow Issuer issued $850,000,000 aggregate principal amount of senior notes due 2018. In connection therewith, we entered into a registration rights agreement with Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC., as initial purchasers (the “Initial Purchasers”) and for the benefit of the holders of such notes, in which we agreed, among other things, to file the registration statement of which this prospectus is a part. On June 6, 2014, the Escrow Issuer merged with and into Clear Channel, with Clear Channel being the surviving entity, and we assumed the Escrow Issuer’s obligations under the outstanding notes.

The following is a summary of the exchange offer. For more information, please see “Exchange Offer.”

The Initial Offering of Outstanding Notes	On May 1, 2014, the Escrow Issuer issued $850,000,000 aggregate principal amount of 10.0% Senior Notes due 2018 in a private offer. The outstanding notes were offered only in reliance on exemptions from registration under the Securities Act.

Registration Rights Agreement	Simultaneously with the issuance of the outstanding notes, we entered into a registration rights agreement with the Initial Purchasers, pursuant to which we have agreed, among other things, to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes. The exchange offer for the outstanding notes is intended to satisfy your rights under the registration rights agreement. After the exchange offer for the outstanding notes is completed, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued in the private offering. In order to be exchanged, outstanding notes must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the expiration of the exchange offer.

Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to unrelated parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of your business;

•   you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014 unless we decide to extend it.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition, other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes from the exchange offer at any time prior to the expiration date.

U.S. Federal Income Tax Consequences	We believe that the exchange of outstanding notes should not be a taxable event for United States federal income tax purposes.

Use of Proceeds; Fees and Expenses	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes.

Issuer	Clear Channel Communications, Inc., a Texas corporation.

Notes Offered	$850,000,000 aggregate principal amount of senior notes due January 15, 2018.

Maturity	January 15, 2018.

Interest	The exchange notes will bear interest at a rate of 10.0% per annum. Interest on the exchange notes will be payable by Clear Channel semi-annually on January 15 and July 15 of each year, beginning on July 15, 2014. See “Description of the Exchange Notes—General.”

Ranking	The notes:

• will be our senior unsecured obligations;

•   will rank equally in right of payment with all of our existing and future unsecured and unguaranteed indebtedness;

•   will rank senior in right of payment to all of our existing and future indebtedness that is by its terms expressly subordinated in right of payment to the notes;

•   will be effectively subordinated in right of payment to all of our existing and future secured indebtedness, including our senior secured credit facilities, our receivables based credit facility and our priority guarantee notes; and

•   will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including all of Clear Channel’s existing unsecured indebtedness that is guaranteed by such subsidiaries.

As of March 31, 2014, after giving effect to the Refinancing Transactions, we would have had approximately $20,666.4 million of total indebtedness outstanding, including $12,531.5 million of secured indebtedness (net of unamortized purchase adjustments and discounts). As of March 31, 2014, our subsidiaries held approximately 68.2% of our consolidated assets, had $8.2 billion in outstanding indebtedness and liabilities, excluding intercompany obligations, and guaranteed $14.4 billion in our outstanding indebtedness, all of which would have been structurally senior to the notes.

Guarantees	None.

Optional Redemption	We may redeem all or a portion of the notes beginning on July 15, 2016, at the redemption prices set forth in this prospectus plus accrued and unpaid interest to, but not including, the date of redemption. We may also redeem any of the notes at any time prior to July 15, 2016, at a price equal to 100% of the aggregate principal amount thereof plus a “make-whole” premium and accrued and unpaid interest to, but not including, the date of redemption. See “Description of the Exchange Notes—Optional Redemption.”

Mandatory Repurchase Offers	Upon the occurrence of a change of control, we must offer to purchase the notes at 101% of their principal amount thereof, plus accrued and unpaid interest to, but not including, the date of purchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders Upon a Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

• enter into sale and leaseback transactions; and

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

In addition, the indenture governing the notes limits our ability and the ability of our restricted subsidiaries that guarantee indebtedness under certain of our credit facilities to create liens on certain assets to secure debt.

The covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes.”

Risk Factors	In evaluating whether to participate in the exchange offer, you should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under “Risk Factors.”

Summary Historical Consolidated Financial Data

The following table sets forth summary historical consolidated financial data as of the dates and for the periods indicated. The summary historical consolidated financial data for the years ended December 31, 2013, 2012 and 2011, and as of December 31, 2013 and 2012, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data for the three months ended March 31, 2014 and 2013 and as of March 31, 2014 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2011 are derived from our audited consolidated financial statements and related notes not included herein. The summary historical consolidated financial data as of March 31, 2013 are derived from our unaudited consolidated statements and related notes not included herein. Historical results are not necessarily indicative of the results to be expected for future periods and the interim results are not necessarily indicative of the results that may be expected for the full year.

The summary historical consolidated financial data should be read in conjunction with “Risk Factors,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The amounts in the tables may not add due to rounding.

(Dollars in millions except ratio data)	Year Ended December 31,			Three Months Ended March 31,
	2013	2012	2011	2014	2013
				(unaudited)	(unaudited)
Results of Operations Data:
Revenue	$6,243	$6,247	$6,161	$1,343	$1,343
Operating Expenses:
Direct operating expenses	2,543	2,494	2,504	596	595
Selling, general and administrative expenses	1,650	1,666	1,605	416	403
Corporate expenses(1)	324	297	239	73	84
Depreciation and amortization	731	729	763	175	182
Impairment charges	17	38	8	-	-
Other operating income, net	23	48	13	-	2

Operating income	1,001	1,070	1,055	83	81
Interest expense	1,649	1,549	1,466	431	386
Gain (loss) on marketable securities	131	(5)	(5)	-	-
Equity in earnings (loss) of nonconsolidated affiliates	(78)	19	27	(13)	4
Loss on extinguishment of debt	(88)	(255)	(1)	(4)	(4)
Other income (expense), net	(22)	-	(3)	2	(1)

Loss before income taxes	(705)	(719)	(394)	(364)	(305)
Income tax benefit (expense)	122	308	126	(68)	96

Consolidated net loss	(584)	(411)	(268)	(432)	(209)
Amount attributable to noncontrolling interest	23	13	34	(8)	(6)

Net loss attributable to the Company	$(607)	$(424)	$(302)	$(424)	$(203)

Cash Flow Data:
Capital expenditures(2)	325	390	362	67	62
Net cash flows provided by (used for) operating activities	213	485	375	(92)	(87)
Net cash flows provided by (used for) investing activities	(133)	(397)	(368)	153	(57)
Net cash flows used for financing activities	(596)	(95)	(698)	(106)	(354)

Balance Sheet Data (at end of period):
Current assets	$2,513	$2,988	$2,985	$2,350	$2,369
Property, plant and equipment, net	2,898	3,037	3,063	2,855	2,966
Total assets	15,097	16,293	16,542	14,597	15,519
Current liabilities	1,764	1,782	1,429	1,707	1,316
Long-term debt, net of current maturities	20,030	20,365	19,939	20,011	20,358
Shareholder’s deficit	(8,697)	(7,995)	(7,472)	(9,128)	(8,210)

(1)	Includes non-cash compensation expense.

(2)	Capital expenditures include additions to our property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for business combinations.

RISK FACTORS

You should carefully consider the following risk factors as well as the other information and data included in this prospectus before participating in the exchange offer. Any of the following risks related to our business could materially and adversely affect our business, cash flows, financial condition or results of operations. In such a case, you may lose all or part of your original investment in your notes.

Risk Factors Related to the Exchange Offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures

We will not accept your outstanding notes for exchange in the exchange offer if you do not follow the exchange offer procedures. We will issue exchange notes as part of the exchange offer only after a timely receipt of your outstanding notes and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes and other required documents by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “Exchange Offer.”

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Related to Our Business

Our results have been in the past, and could be in the future, adversely affected by economic uncertainty or deteriorations in economic conditions

We derive revenues from the sale of advertising. Expenditures by advertisers tend to be cyclical, reflecting economic conditions and budgeting and buying patterns. Periods of a slowing economy or recession, or periods of economic uncertainty, may be accompanied by a decrease in advertising. For example, the global economic downturn that began in 2008 resulted in a decline in advertising and marketing by our customers, which resulted in a decline in advertising revenues across our businesses. This reduction in advertising revenues had an adverse effect on our revenue, profit margins, cash flow and liquidity. Global economic conditions have been slow to recover and remain uncertain. If economic conditions do not continue to improve, economic uncertainty increases or economic conditions deteriorate again, global economic conditions may once again adversely impact our revenue, profit margins, cash flow and liquidity. Furthermore, because a significant portion of our revenue is derived from local advertisers, our ability to generate revenues in specific markets is directly affected by local and regional conditions, and unfavorable regional economic conditions also may adversely impact our results. In addition, even in the absence of a downturn in general economic conditions, an individual business sector or market may experience a downturn, causing it to reduce its advertising expenditures, which also may adversely impact our results.

We performed impairment tests on our goodwill and other intangible assets during the fourth quarter of 2013, 2012 and 2011 and recorded non-cash impairment charges of $17 million, $38 million and $8 million, respectively. Although we believe we have made reasonable estimates and used appropriate assumptions to calculate the fair value of our licenses, billboard permits and reporting units, it is possible a material change could occur. If actual market conditions and operational performance for the respective reporting units underlying the intangible assets were to deteriorate, or if facts and circumstances change that would more likely than not reduce the estimated fair value of the indefinite-lived assets or goodwill for these reporting units below their adjusted carrying amounts, we may also be required to recognize additional impairment charges in future periods, which could have a material impact on our financial condition and results of operations.

To service our debt obligations and to fund capital expenditures, we will require a significant amount of cash to meet our needs, which depends on many factors beyond our control

Our ability to service our debt obligations and to fund capital expenditures will require a significant amount of cash. Our primary source of liquidity is cash on hand, cash flow from operations and borrowing capacity under our receivables based credit facility, subject to certain limitations contained in our material financing agreements. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flow from operations, borrowing capacity under our receivables based credit facility and cash flow from other liquidity-generating transactions will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next twelve months. However, our ability to fund our working capital, capital expenditures, debt service and other obligations, and to comply with the financial covenant under our financing agreements, depends on our future operating performance and cash from operations and other liquidity-generating transactions, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. If our future operating performance does not meet our expectation or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. In addition, the purchase price of possible acquisitions, capital expenditures for deployment of digital billboards and/or other strategic initiatives could require additional indebtedness or equity financing on our part. Adverse securities and credit market conditions could significantly affect the availability of equity or debt financing. In connection with our financing transactions completed during 2013 and 2014, the average interest rate on our outstanding debt has increased. We anticipate paying cash interest of approximately $1.6 billion during 2014. Future financing transactions may further increase interest expense, which could in turn reduce our financial flexibility and our ability to fund other activities and make us more vulnerable to changes in operating performance or economic downturns generally. There can be no assurance that additional financing, if permitted under the terms of our financing agreements, will be available on terms acceptable to us or at all. The inability to generate sufficient cash or obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations or pursue strategic initiatives.

Our financial performance may be adversely affected by many factors beyond our control

Certain factors that could adversely affect our financial performance by, among other things, decreasing overall revenues, the numbers of advertising customers, advertising fees or profit margins include:

•	unfavorable economic conditions, which may cause companies to reduce their expenditures on advertising;

•	an increased level of competition for advertising dollars, which may lead to lower advertising rates as we attempt to retain customers or which may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs, which we may be unwilling or unable to pass through to our customers;

•	technological changes and innovations that we are unable to successfully adopt or are late in adopting that offer more attractive advertising or listening alternatives than what we offer, which may lead to a loss of advertising customers or to lower advertising rates;

•	the impact of potential new royalties charged for terrestrial radio broadcasting, which could materially increase our expenses;

•	other changes in governmental regulations and policies and actions of regulatory bodies, which could increase our taxes or other costs, reduce our outdoor advertising inventory, restrict the advertising media that we employ or restrict some or all of our customers that operate in regulated areas from using certain advertising media or from advertising at all;

•	unfavorable shifts in population and other demographics, which may cause us to lose advertising customers as people migrate to markets where we have a smaller presence or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age or geographical demographic from an advertising perspective; and

•	unfavorable changes in labor conditions, which may impair our ability to operate or require us to spend more to retain and attract key employees.

We face intense competition in our media and entertainment and our outdoor advertising businesses

We operate in a highly competitive industry, and we may not be able to maintain or increase our current audience ratings and advertising and sales revenues. Our media and entertainment and our outdoor advertising businesses compete for audiences and advertising revenues with other media and entertainment businesses and outdoor advertising businesses, as well as with other media, such as newspapers, magazines, television, direct mail, portable digital audio players, mobile devices, satellite radio, Internet-based services and live entertainment, within their respective markets. Audience ratings and market shares are subject to change, which could have the effect of reducing our revenues in that market. Our competitors may develop technology, services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It also is possible that new competitors may emerge and rapidly acquire significant market share in any of our business segments. An increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.

Alternative media platforms and technologies may continue to increase competition with our broadcasting operations

Our terrestrial radio broadcasting operations face increasing competition from alternative media platforms and technologies, such as broadband wireless, satellite radio, audio broadcasting by cable television systems and Internet-based audio music services, as well as consumer products, such as portable digital audio players and other mobile devices. These technologies and alternative media platforms, including those used by us, compete with our radio stations for audience share and advertising revenues. We are unable to predict the effect that such technologies and related services and products will have on our broadcasting operations. The capital expenditures necessary to implement these or other technologies could be substantial and we cannot assure you that we will continue to have the resources to acquire new technologies or to introduce new services to compete with other new technologies or services, or that our investments in new technologies or services will provide the desired returns. Other companies employing new technologies or services could more successfully implement such new technologies or services or otherwise increase competition with our businesses.

Our media and entertainment business is dependent upon the performance of on-air talent and program hosts

We employ or independently contract with many on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our key on-air talent and program hosts to protect our interests in those relationships, we can give no assurance that all or any of these persons will remain with us or will retain their audiences. Competition for these individuals is intense and many of these individuals are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms which we may be unwilling to meet. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could have a material adverse effect on our ability to attract local and/or national advertisers and on our revenue and/or ratings, and could result in increased expenses.

Our business is dependent on our management team and other key individuals

Our business is dependent upon the performance of our management team and other key individuals. A number of key individuals have joined us or assumed increased responsibilities over the past several years, including Robert W. Pittman, who became our Chief Executive Officer on October 2, 2011, C. William Eccleshare, who was promoted to be our Chief Executive Officer—Outdoor on January 24, 2012, and Richard J. Bressler, who became our President and Chief Financial Officer on July 29, 2013. Effective January 2014, Mr. Pittman and Mr. Bressler assumed direct management responsibility for our media and entertainment division in addition to their existing roles. Although we have entered into agreements with some members of our management team and certain other key individuals, we can give no assurance that all or any of our management team and other key individuals will remain with us. Competition for these individuals is intense and many of our key employees are at-will employees who are under no legal obligation to remain with us, and may decide to leave for a variety of personal or other reasons beyond our control. If members of our management or key individuals decide to leave us in the future, or if we are not successful in attracting, motivating and retaining other key employees, our business could be adversely affected.

Extensive current government regulation, and future regulation, may limit our radio broadcasting and other media and entertainment operations or adversely affect our business and financial results

Congress and several federal agencies, including the FCC, extensively regulate the domestic radio industry. For example, the FCC could impact our profitability by imposing large fines on us if, in response to pending complaints, it finds that we broadcast indecent programming. Additionally, we cannot be sure that the FCC will approve renewal of the licenses we must have in order to operate our stations. Nor can we be assured that our licenses will be renewed without conditions and for a full term. The non-renewal, or conditioned renewal, of a substantial number of our FCC licenses, could have a materially adverse impact on our operations. Furthermore, possible changes in interference protections, spectrum allocations and other technical rules may negatively affect the operation of our stations. For example, in January 2011, a law that eliminates certain minimum distance separation requirements between full-power and low-power FM radio stations was enacted, which could lead to increased interference between our stations and low-power FM stations. In March 2011, the FCC adopted policies which, in certain circumstances, could make it more difficult for radio stations to relocate to increase their population coverage. In addition, Congress, the FCC and other regulatory agencies have considered, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, have an adverse effect on our business operations and financial performance. In particular, Congress may consider and adopt legislation that would impose an obligation upon all U.S. broadcasters to pay performing artists a royalty for the on-air broadcast of their sound recordings (this would be in addition to payments already made by broadcasters to owners of musical work rights, such as songwriters, composers and publishers). We cannot predict whether this or other legislation affecting our media and entertainment business will be adopted. Such legislation could have a material impact on our operations and financial results. Finally, various regulatory matters relating to our media and entertainment business are now, or may become, the subject of court litigation, and we cannot predict the outcome of any such litigation or its impact on our business.

Regulations and consumer concerns regarding privacy and data protection, or any failure to comply with these regulations, could hinder our operations

We collect and utilize demographic and other information, including personally identifiable information, from and about our listeners, consumers, business partners and advertisers as they interact with us. For example: (1) our broadcast radio station websites and our iHeartRadio digital platform collect personal information as users register for our services, fill out their listener profiles, post comments, use our social networking features, participate in polls and contests and sign-up to receive email newsletters; (2) we use tracking technologies, such as “cookies,” to manage and track our listeners’ interactions with us so that we can deliver relevant music content and advertising; and (3) we collect credit card or debit card information from consumers, business partners and advertisers who use our services.

We are subject to numerous federal, state and foreign laws and regulations relating to consumer protection, information security, data protection and privacy, among other things. Many of these laws are still evolving, new laws may be enacted and any of these laws could be amended or interpreted in ways that could harm our business. In addition, changes in consumer expectations and demands regarding privacy and data protection could restrict our ability to collect, use, disclose and derive economic value from demographic and other information related to our listeners, consumers, business partners and advertisers. Such restrictions could limit our ability to provide customized music content to our listeners, interact directly with our listeners and consumers and offer targeted advertising opportunities to our business partners and advertisers. Although we have implemented policies and procedures designed to comply with these laws and regulations, any failure or perceived failure by us to comply with our policies or applicable regulatory requirements related to consumer protection, information security, data protection and privacy could result in a loss of confidence in us, damage to our brands, the loss of listeners, consumers, business partners and advertisers, as well as proceedings against us by governmental authorities or others, which could hinder our operations and adversely affect our business.

If our security measures are breached, we may face liability and public perception of our services could be diminished, which would negatively impact our ability to attract listeners, business partners and advertisers

Although we have implemented physical and electronic security measures to protect against the loss, misuse and alteration of our websites, digital assets and proprietary business information as well as listener, consumer, business partner and advertiser personally identifiable information, no security measures are perfect and impenetrable and we may be unable to anticipate or prevent unauthorized access. A security breach could occur due to the actions of outside parties, employee error, malfeasance or a combination of these or other actions. If an actual or perceived breach of our security occurs, we could lose competitively sensitive business information or suffer disruptions to our business operations. In addition, the public perception of the effectiveness of our security measures or services could be harmed, we could lose listeners, consumers, business partners and advertisers and we could suffer financial exposure in connection with remediation efforts, investigations and legal proceedings and changes in our security and system protection measures.

Government regulation of outdoor advertising may restrict our outdoor advertising operations

U.S. federal, state and local regulations have a significant impact on the outdoor advertising industry and our business. One of the seminal laws is the Highway Beautification Act (“HBA”), which regulates outdoor advertising on controlled roads in the United States. The HBA regulates the size and location of billboards, mandates a state compliance program, requires the development of state standards, promotes the expeditious removal of illegal signs and requires just compensation for takings. Construction, repair, maintenance, lighting, upgrading, height, size, spacing, the location and permitting of billboards and the use of new technologies for changing displays, such as digital displays, are regulated by federal, state and local governments. From time to time, states and municipalities have prohibited or significantly limited the construction of new outdoor advertising structures. Changes in laws and regulations affecting outdoor advertising, or changes in the interpretation of those laws and regulations, at any level of government, including the foreign jurisdictions in which we operate, could have a significant financial impact on us by requiring us to make significant expenditures or otherwise limiting or restricting some of our operations. Due to such regulations, it has become increasingly difficult to develop new outdoor advertising locations.

From time to time, certain state and local governments and third parties have attempted to force the removal of our displays under various state and local laws, including zoning ordinances, permit enforcement, condemnation and amortization. Similar risks also arise in certain of our international jurisdictions. Amortization is the attempted forced removal of legal non-conforming billboards (billboards which conformed with applicable laws and regulations when built, but which do not conform to current laws and regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over time. Although amortization is prohibited along all controlled roads and generally prohibited along non-controlled roads, amortization has been upheld along non-controlled roads in limited instances where provided by state and local law. Other regulations limit our ability to rebuild, replace, repair, maintain and upgrade non-conforming displays. In addition, from time to time third parties or local governments assert that we own or operate displays that either are not properly permitted or otherwise are not in strict compliance with applicable law. If we are increasingly unable to resolve such allegations or obtain acceptable arrangements in circumstances in which our displays are subject to removal, modification or amortization, or if there occurs an increase in such regulations or their enforcement, our operating results could suffer.

A number of state and local governments have implemented or initiated taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. From time to time, legislation also has been introduced in international jurisdictions attempting to impose taxes on revenue from outdoor advertising or for the right to use outdoor advertising assets. In addition, a number of jurisdictions have implemented legislation or interpreted existing legislation to restrict or prohibit the installation of digital billboards, and we expect these efforts to continue. The increased imposition of these measures, and our inability to overcome any such measures, could reduce our operating income if those outcomes require removal or restrictions on the use of preexisting displays or limit growth of digital displays. In addition, if we are unable to pass on the cost of these items to our clients, our operating income could be adversely affected.

International regulation of the outdoor advertising industry can vary by municipality, region and country, but generally limits the size, placement, nature and density of out-of-home displays. Other regulations limit the subject matter and language of out-of-home displays. Our failure to comply with these or any future international regulations could have an adverse impact on the effectiveness of our displays or their attractiveness to clients as an advertising medium and may require us to make significant expenditures to ensure compliance. As a result, we may experience a significant impact on our operations, revenue, international client base and overall financial condition.

Additional restrictions on outdoor advertising of tobacco, alcohol and other products may further restrict the categories of clients that can advertise using our products

Out-of-court settlements between the major U.S. tobacco companies and all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and other U.S. territories include a ban on the outdoor advertising of tobacco products. Other products and services may be targeted in the U.S. in the future, including alcohol products. Most European Union countries, among other nations, also have banned outdoor advertisements for tobacco products and regulate alcohol advertising. Regulations vary across the countries in which we conduct business. Any significant reduction in alcohol-related advertising or advertising of other products due to content-related restrictions could cause a reduction in our direct revenues from such advertisements and an increase in the available space on the existing inventory of billboards in the outdoor advertising industry.

Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations

As the owner or operator of various real properties and facilities, especially in our outdoor advertising operations, we must comply with various foreign, federal, state and local environmental, health, safety and land use laws and regulations. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety as well as zoning restrictions. Historically, we have not incurred significant expenditures to comply with these laws. However, additional laws which may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations.

Doing business in foreign countries exposes us to certain risks not found when doing business in the United States

Doing business in foreign countries carries with it certain risks that are not found when doing business in the United States. These risks could result in losses against which we are not insured. Examples of these risks include:

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	the adverse effect of foreign exchange controls;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property without adequate compensation;

•	the potential instability of foreign governments;

•	the risk of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	difficulties collecting receivables and otherwise enforcing contracts with governmental agencies and others in some foreign legal systems;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	changes in tax structure and level; and

•	changes in laws or regulations or the interpretation or application of laws or regulations.

In addition, because we own assets in foreign countries and derive revenues from our International operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.

Our International operations involve contracts with, and regulation by, foreign governments. We operate in many parts of the world that experience corruption to some degree. Although we have policies and procedures in place that are designed to promote legal and regulatory compliance (including with respect to the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act), our employees, subcontractors and agents could take actions that violate applicable anticorruption laws or regulations. Violations of these laws, or allegations of such violations, could have a material adverse effect on our business, financial position and results of operations.

The success of our street furniture and transit products businesses is dependent on our obtaining key municipal concessions, which we may not be able to obtain on favorable terms

Our street furniture and transit products businesses require us to obtain and renew contracts with municipalities and other governmental entities. Many of these contracts, which require us to participate in competitive bidding processes at each renewal, typically have terms ranging from 3 to 20 years and have revenue share and/or fixed payment components. Our inability to successfully negotiate, renew or complete these contracts due to governmental demands and delay and the highly competitive bidding processes for these contracts could affect our ability to offer these products to our clients, or to offer them to our clients at rates that are competitive to other forms of advertising, without adversely affecting our financial results.

Future acquisitions and other strategic transactions could pose risks

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material. Our acquisition strategy involves numerous risks, including:

•	our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	to successfully manage our large portfolio of media and entertainment, outdoor advertising and other businesses, we may need to:

•	recruit additional senior management as we cannot be assured that senior management of acquired businesses will continue to work for us and we cannot be certain that our recruiting efforts will succeed, and

•	expand corporate infrastructure to facilitate the integration of our operations with those of acquired businesses, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

•	we may enter into markets and geographic areas where we have limited or no experience;

•	we may encounter difficulties in the integration of operations and systems; and

•	our management’s attention may be diverted from other business concerns.

Additional acquisitions by us of media and entertainment businesses and outdoor advertising businesses may require antitrust review by U.S. federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances that the U.S. Department of Justice (“DOJ”), the U.S. Federal Trade Commission (“FTC”) or foreign antitrust agencies will not seek to bar us from acquiring additional media and entertainment businesses or outdoor advertising businesses in any market where we already have a significant position. Further, radio acquisitions by us are subject to FCC approval. Such acquisitions must comply with the Communications Act and FCC regulatory requirements and policies, including with respect to the number of broadcast facilities in which a person or entity may have an ownership or attributable interest in a given local market and the level of interest that may be held by a foreign individual or entity. The FCC’s media ownership rules remain subject to ongoing agency and court proceedings. Future changes could restrict our ability to acquire new radio assets or businesses.

Significant equity investors control us and may have conflicts of interest with us in the future

Private equity funds sponsored by or co-investors with Bain Capital and THL indirectly own a majority of our outstanding capital stock and will exercise control over matters requiring approval of our shareholder and board of directors. The directors elected by Bain Capital and THL will have significant authority to make decisions affecting us, including change of control transactions and the incurrence of additional indebtedness.

In addition, affiliates of Bain Capital and THL are lenders under our term loan credit facilities and holders of our 9.0% priority guarantee notes due 2019. It is possible that their interests in some circumstances may conflict with our interests.

Additionally, Bain Capital and THL are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the entities advised by or affiliated with Bain Capital and/or THL may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as entities advised by or affiliated with Bain Capital and THL directly or indirectly own a significant amount of the voting power of our outstanding capital stock, even if such amount is less than 50%, Bain Capital and THL will continue to be able to strongly influence or effectively control our decisions.

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful

We have a substantial amount of indebtedness. As of March 31, 2014, after giving effect to the Refinancing Transactions, we would have had $20,666.4 million of total indebtedness outstanding, including: (1) $1,924.0 million aggregate principal amount outstanding under our term loan B and C, which mature at various dates in 2016, $5,000.0 million aggregate principal amount outstanding under our term loan D, which matures in January 2019, and $1,300.0 million aggregate principal amount outstanding term loan E, which matures in July 2019; (2) $1,712.9 million aggregate principal amount outstanding of our 9.0% priority guarantee notes due 2021, net of $37.1 million of unamortized discounts, which mature in March 2021; (3) $575.0 million aggregate principal amount of our outstanding 11.25% priority guarantee notes due 2021, which mature in March 2021; (4) $1,999.8 million aggregate principal amount outstanding of our 9.0% priority guarantee notes due 2019, which mature in December 2019; (5) $19.8 million aggregate principal amount of other secured debt; (6) $94.3 million and $127.9 million outstanding of senior cash pay notes and senior toggle notes, respectively, which mature in August 2016; (7) $1,645.2 million aggregate principal amount outstanding of senior notes due 2021 (net of $199.1 million held by a subsidiary of ours as of March 31, 2014), which mature in February 2021; (8) $850.0 million aggregate principal amount of outstanding notes; (9) $514.8 million aggregate principal amount outstanding of our legacy notes, net of unamortized purchase accounting discounts of $210.2 million (excluding $303.1 million held by a subsidiary of ours, of which $14.5 million aggregate principal amount of legacy notes due 2014 were retired on April 9, 2014 and $130.0 million aggregate principal amount of legacy notes due 2014 were retired on May 6, 2014), which mature at various dates from 2016 through 2027; (10) $2,718.4 million aggregate principal amount outstanding of subsidiary senior notes, net of unamortized discount of $6.6 million, which mature in November 2022; (11) $2,200.0 million aggregate principal amount outstanding of subsidiary senior subordinated notes, which mature in March 2020; and (12) other obligations of less than $1.0 million. This large amount of indebtedness could have negative consequences for us, including, without limitation:

•	requiring us to dedicate a substantial portion of our cash flow to the payment of principal and interest on indebtedness, thereby reducing cash available for other purposes, including to fund operations and capital expenditures, invest in new technology and pursue other business opportunities;

•	limiting our liquidity and operational flexibility and limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	limiting our ability to adjust to changing economic, business and competitive conditions;

•	requiring us to defer planned capital expenditures, reduce discretionary spending, sell assets, restructure existing indebtedness or defer acquisitions or other strategic opportunities;

•	limiting our ability to refinance any of our indebtedness or increasing the cost of any such financing;

•	making us more vulnerable to an increase in interest rates, a downturn in our operating performance, a decline in general economic or industry conditions or a disruption in the credit markets; and

•	making us more susceptible to negative changes in credit ratings, which could impact our ability to obtain financing in the future and increase the cost of such financing.

If compliance with the debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenue may decline and our operating results may suffer. The terms of our credit facilities and the other indebtedness allow us, under certain conditions, to incur further indebtedness, including secured indebtedness, which heightens the foregoing risks.

We and our subsidiaries may not be able to generate sufficient cash to service all of our indebtedness, may not be able to refinance all of our indebtedness before it becomes due and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful

Our ability and our subsidiaries’ ability to make scheduled payments on our respective debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. In addition, because we derive a substantial portion of our operating income from our subsidiaries, our ability to repay our debt depends upon the performance of our subsidiaries, their ability to dividend or distribute funds to us and our receipt of funds under our cash management arrangement with our subsidiary, CCOH.

We and our subsidiaries may not be able to generate cash flows from operations on an amount sufficient to fund our liquidity needs. We anticipate cash interest requirements of approximately $1.6 billion during 2014. At March 31, 2014, after giving effect to the Refinancing Transactions, we had debt maturities totaling $20.8 million, $6.4 million, and $2.4 billion in 2014, 2015, and 2016, respectively. We are currently exploring, and expect to continue to explore, a variety of transactions to provide us with additional liquidity. We cannot assure you that we will enter into or consummate any such liquidity-generating transactions, or that such transactions will provide sufficient cash to satisfy our liquidity needs, and we cannot currently predict the impact that any such transaction, if consummated, would have on us.

If our and our subsidiaries’ cash flows from operations, refinancing sources and other liquidity-generating transactions are insufficient to fund our respective debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations or seek additional capital. We may not be able to take any of these actions, and these actions may not be successful or permit us to meet the scheduled debt service obligations. Furthermore, these actions may not be permitted under the terms of existing or future debt agreements.

The ability to refinance the debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and increase debt service obligations and may require us and our subsidiaries to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. These alternative measures may not be successful and may not permit us or our subsidiaries to meet scheduled debt service obligations. If we or our subsidiaries cannot make scheduled payments on indebtedness, we or our subsidiaries, as applicable, will be in default under one or more of the debt agreements and, as a result we could be forced into bankruptcy or liquidation.

Our substantial debt service obligations have increased as a result of our financing transactions and may continue to do so, which could adversely affect our liquidity and prevent us from fulfilling our obligations

In 2013 and 2014, we substantially increased our debt service obligations. Assuming constant outstanding balances and interest rates, our 2013 financing transactions increased our annual interest expense over a 12-month period by $267 million. Assuming constant outstanding balances and interest rates, our 2014 financing transactions increased our annual interest expense over a 12-month period by an additional $47 million. Future financing transactions are likely to further increase our interest expense.

The increase in our debt service obligations could adversely affect our liquidity and could have important consequences, including the following:

•	it may make it more difficult for us to satisfy our obligations under our indebtedness and our contractual and commercial commitments; and

•	it may otherwise further limit us in the ways summarized above under “The substantial amount of indebtedness of us and our subsidiaries, may adversely affect our cash flows and our ability to operate our business and make us more vulnerable to changes in the economy or our industry,” including by reducing our cash available for operations, debt service obligations, future business opportunities, acquisitions and capital expenditures.

Our ability to make payments with respect to our debt obligations, including under the notes, will depend on our future operating performance and our ability to continue to refinance our indebtedness, which will be affected by prevailing economic and credit market conditions and financial, business and other factors, many of which are beyond our control.

Because we derive a substantial portion of operating income from our subsidiaries, our ability to repay our debt depends upon the performance of our subsidiaries and their ability to dividend or distribute funds to us

We derive a substantial portion of operating income from our subsidiaries. As a result, our cash flow and the ability to service our indebtedness depend on the performance of our subsidiaries and the ability of those entities to distribute funds to us. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us the amounts necessary to service our debt.

Accordingly, repayment of our indebtedness, including the notes, depends on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. For the year ended December 31, 2013 and the three months ended March 31, 2014, approximately 47% of our consolidated net revenue and 30% and 14%, respectively, of our operating income was generated collectively by our Americas Outdoor Advertising and our International Outdoor Advertising business segments, which are part of CCOH, which is not a guarantor of the notes. CCOH is subject to limitations on its ability to pay dividends or otherwise make distributions to us. Those limitations are set forth in the indenture governing one series of its outstanding senior notes and the indenture governing one series of its outstanding senior subordinated notes, respectively. In addition, the consolidated EBITDA (as defined under the terms of our senior secured credit facilities) of CCOH is included in the calculation of our consolidated EBITDA (as defined under the terms of our senior secured credit facilities) for purposes of calculating our consolidated leverage ratio under the respective notes. The financial performance of CCOH may be taken into account to enable us to incur additional debt, pay dividends or make other restricted payments that we could not otherwise incur, pay or make without such results, even though CCOH’s ability to pay us dividends or make distributions to us is subject to limitations. Accordingly, investors should not place undue reliance on our outdoor advertising business as a means for repayment of the notes. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

In addition, any payment of interest, dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of distributions under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate or under arrangements with local partners.

If we default on our obligations to pay our other indebtedness, holders of such indebtedness may declare all the funds borrowed thereunder immediately due and payable, which may cause us to be unable to make payments on the notes

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders thereunder, and the remedies sought by the holders of such indebtedness, could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of any such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our receivables based credit facility could elect to terminate their commitments, cease making further loans, require us to cash collateralize amounts outstanding under the existing letter of credit obligations and the lenders under our senior secured credit facilities and receivables based credit facility could institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our senior secured credit facilities and our receivables based credit facility to avoid being in default. If we breach our covenants under our senior secured credit facilities or our receivables based credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities or our receivables based credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Other Indebtedness” and “Description of the Exchange Notes.”

The notes will be structurally subordinated to all of the debt and liabilities of our subsidiaries

The notes are not guaranteed by any of our subsidiaries. As of March 31, 2014, our subsidiaries held approximately 68.2% of our consolidated assets, had $8.2 billion in outstanding indebtedness and liabilities, excluding intercompany obligations, and guaranteed $14.4 billion in our outstanding indebtedness, all of which would have been structurally senior to the notes. In addition, as of March 31, 2014, CCOH and its subsidiaries had $6.7 billion of total assets and $6.6 billion in total liabilities. Claims of creditors (both secured and unsecured) of our subsidiaries, including trade creditors and claims of preference shareholders (if any) of our subsidiaries (or the equivalent of any of the foregoing under local law), will have priority with respect to the assets and cash flow of our subsidiaries over the claims of creditors of their parent entities. Accordingly, those claims, including those related to the CCWH senior notes (as defined herein) and CCWH senior subordinated notes (as defined herein), will have priority with respect to the assets and cash flow of CCOH and its subsidiaries. As of March 31, 2014, there was $2.7 billion aggregate principal amount of CCWH senior notes and $2.2 billion of CCWH senior subordinated notes outstanding. In the event of a bankruptcy, liquidation or reorganization or other bankruptcy or insolvency proceeding of any of our subsidiaries (or the equivalent of any of the foregoing under local law), holders of the notes will participate with all other holders of our indebtedness in the assets remaining and dividended or otherwise paid to the issuer after the subsidiaries involved in such proceedings have paid all of their debts and liabilities. In any of these cases, the relevant subsidiaries may not have sufficient funds to make payments to us, and holders of the notes may receive less, ratably, than the holders of debt of such subsidiaries, including CCOH and its subsidiaries.

The notes are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness

The notes are our general unsecured obligations. As of March 31, 2014, the aggregate amount of our secured indebtedness was $12,531.5 million (net of unamortized purchase adjustments and discounts). In addition, the terms of our credit facilities and the other indebtedness allow us, under certain conditions, to incur further secured indebtedness. Holders of our secured indebtedness, including our senior secured credit facilities, our receivables based credit facility and our priority guarantee notes, will have claims that are prior to the claims of the holders of the notes to the extent of the value of the collateral securing such other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, liquidation or reorganization or other bankruptcy or insolvency proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

The documents governing our indebtedness contain restrictions that limit our flexibility in operating our business

Although the indenture governing the notes contains only limited restrictive covenants and will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates, our other material financing agreements, including our credit agreements and indentures, contain various covenants restricting, among other things, our ability to:

•	make acquisitions or investments;

•	make loans or otherwise extend credit to others;

•	incur indebtedness or issue shares or guarantees;

•	create liens;

•	enter into transactions with affiliates;

•	sell, lease, transfer or dispose of assets;

•	merge or consolidate with other companies; and

•	make a substantial change to the general nature of our business.

In addition, under our senior secured credit facilities, we are required to comply with certain affirmative covenants and certain specified financial covenants and ratios. For instance, our senior secured credit facilities require us to comply on a quarterly basis with a financial covenant limiting the ratio of our consolidated secured debt, net of cash and cash equivalents, to our consolidated EBITDA (as defined under the terms of our senior secured credit facilities) for the preceding four quarters. The ratio under this financial covenant for the four quarters ended March 31, 2014 is set at 9.00 to 1 and reduces to 8.75 to 1 for the four quarters ended December 31, 2014.

The restrictions contained in our credit agreements and indentures could affect our ability to operate our business and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect our ability to finance our operations, make strategic acquisitions, investments or alliances, restructure our organization or finance our capital needs. Additionally, our ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If we breach any of these covenants or restrictions, we could be in default under the agreements governing our indebtedness, and as a result we would be forced into bankruptcy or liquidation.

U.S. federal and state fraudulent transfer laws permit a court to void the notes, and, if that occurs, you may not receive any payments on the notes or may be required to return payments made on the notes

The issuance of the notes may be subject to review under U.S. federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us or on behalf of our unpaid creditors. While the relevant laws may vary from state to state, under such laws the payment of consideration in certain transactions could be considered a fraudulent conveyance if (1) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (2) we received less than reasonably equivalent value or fair consideration in return for issuing notes and, in the case of (2) only, one of the following is also true:

•	we were insolvent or rendered insolvent by reason of issuing notes;

•	payment of the consideration left us with an unreasonably small amount of capital to carry on our business; or

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature.

If a court were to find that the issuance of the notes was a fraudulent conveyance, the court could void the payment obligations under the notes, further subordinate the notes to existing and future indebtedness of ours or require the holders of the notes to repay any amounts received with respect to the notes. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt. The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the laws of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes would not be subordinated to our other debt.

The notes will mature after a substantial portion of our existing indebtedness

The notes will mature on January 15, 2018. A substantial portion of our existing indebtedness will mature prior to the maturity of the notes. See “Description of Certain Other Indebtedness.” Therefore, we will be required to repay many of our other creditors, including holders of unsecured and unguaranteed indebtedness, before we are required to repay a portion of the interest due on, and the principal of, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay such amounts.

We may not be able to repurchase the notes upon a change of control and holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all notes at 101% of their principal amount plus accrued and unpaid interest. The change of control provisions may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may adversely affect you unless the transaction is included within the definition of a change of control.

Our senior secured credit facilities and our receivables based credit facility provide that the occurrence of certain events that would constitute a change of control for the purposes of the indenture governing the notes would constitute a default under our senior secured credit facilities and our receivables based credit facility. If an event of default occurs, the lenders under our senior secured credit facilities and our receivables based credit facility will be entitled to take various actions, including the acceleration of all amounts due under our senior secured credit facilities and our receivables based credit facility and all actions permitted to be taken by a secured creditor. Much of our other debt, including our priority guarantee notes, the senior cash pay notes and the senior toggle notes, also requires us to repurchase such debt upon an event that would constitute a change of control for the purposes of the notes. Any of our future debt agreements may contain prohibitions of events that would constitute a change of control or would require such debt to be repurchased upon a change of control. The source of funds for any purchase of the notes will be our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we are contractually restricted under the terms of our senior secured credit facilities from repurchasing the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes. Such a default would, in turn, constitute a default under our senior secured credit facilities.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person is uncertain.

Your ability to transfer the notes may be limited by the absence of an active trading market and you may not be able to sell them quickly or at the price you paid

The exchange notes are a new issues of securities for which there is no established public market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for their quotation on any automated dealer quotation system. An active market for the exchange notes may not develop or, if developed, it may not continue. Historically, the markets for non-investment grade debt have been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuances, the notes may trade at discounts, depending upon prevailing interest rates, the market for similar notes, our financial and operating performance and other factors.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Simultaneously with the issuance of the outstanding notes, we entered into a registration rights agreement with the Initial Purchasers, pursuant to which we have agreed that we will use commercially reasonable efforts to take the following actions, at our expense, for the benefit of the holders of such notes:

•	no later than 210 days after the closing date of the offering of the outstanding notes, file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the outstanding notes for exchange notes, which will have terms identical in all material respects to the outstanding notes, except that additional interest will not be payable in respect of the exchange notes and the exchange notes will not be entitled to registration rights under the registration rights agreement and will not be subject to the transfer restrictions,

•	cause the exchange offer registration statement to be declared effective by the SEC no later than 270 days after the closing date of the issuance of the outstanding notes,

•	commence the exchange offer promptly (but no later than 10 business days) after the registration statement is declared effective, and

•	keep the exchange offer open for at least 20 business days after the date we mail notice of such exchange offer to such notes.

For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such outstanding note will receive an exchange note having a principal amount at maturity equal to that of the surrendered note.

Under existing SEC interpretations set forth in no-action letters to third parties, the exchange notes will in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act is delivered as required. We have agreed for a period of 180 days after consummation of the exchange offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes acquired as described below. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the exchange and registration rights agreement, including certain indemnification rights and obligations.

If you wish to participate in the exchange offer, you will be required to represent to us, among other things, that, at the time of the consummation of the exchange offer:

•	any exchange notes received by you will be acquired in the ordinary course of business,

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act,

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act,

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes within the meaning of the Securities Act, and

•	if you are a broker-dealer, you will receive exchange notes in exchange for outstanding notes that were acquired for your own account as a result of market-making activities or other trading activities and that you will be required to acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in the exchange offer or to exchange their outstanding notes for exchange notes.

If (i) applicable law or the interpretations of the staff of the SEC do not permit us to effect an exchange offer, (ii) an exchange offer for any other reason is not completed within the time frame described above or (iii) any holder notifies us within 20 business days following the exchange offer that, for certain reasons, it was unable to participate in the exchange offer, we will, no later than 30 days after such event (but in no event earlier than 210 days after the closing date), file a shelf registration statement relating to resales of the applicable outstanding notes and use commercially reasonable efforts to cause it to become effective within 90 days after filing (but in no event earlier than 270 days after the closing date) and keep that shelf registration statement effective until the expiration of two years from the closing date of the issuance of the outstanding notes, or such shorter time period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, provide to each holder of the notes copies of a prospectus, notify each such holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder of notes that sells notes under a shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

If we fail to comply in a timely fashion with the requirements outlined above regarding the completion of the exchange offer (or, if required, a shelf registration statement), and in certain other limited circumstances, the annual interest rate borne by the relevant notes will be increased by 0.25% per annum and an additional 0.25% per annum every 90 days thereafter, up to a maximum additional cash interest of 0.50% per annum, until the exchange offer is completed, the shelf registration statement is declared effective or, with respect to any particular note, such note ceases to be outstanding or is actually sold by the holder thereof pursuant to Rule 144 under circumstances in which any legend borne by such note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by us or pursuant to the indenture.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You may tender all or any portion of your outstanding notes; however, exchange notes will only be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

(1)	the exchange notes each bear a different CUSIP Number from the outstanding notes;

(2)	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

(3)	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice (if oral, to be promptly confirmed in writing) thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on                     , 2014, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer we will promptly make a press release or other public announcement and notify the exchange agent of any extension by oral or written notice (if oral, to be promptly confirmed in writing), prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice (if oral, to be promptly confirmed in writing) of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice (if oral, to be promptly confirmed in writing) thereof to the registered holders.

Interest on the Exchange Notes

The exchange notes will bear interest from its issuance date. The holders of outstanding notes that are accepted for exchange will receive accrued interest on those outstanding notes through, but not including, the issuance date of the exchange notes. This interest will be paid with the first interest payment on the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2014.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and, unless transmitting an agent’s message in connection with a book-entry transfer, mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

By executing the letter of transmittal, each holder will make to us the representations set forth above in the fourth paragraph under the heading “—Purpose and Effect of the Exchange Offer.”

The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Letter of Transmittal” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form and eligibility, including time of receipt, of the acceptance of tendered outstanding notes and the withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

No Guaranteed Delivery Procedures

There are no guaranteed delivery procedures provided by us in connection with the exchange offer. As only registered holders are authorized to tender outstanding notes through DTC, beneficial owners of outstanding notes that are held in the name of a custodial entity must contact such entity sufficiently in advance of the expiration date if they wish to tender outstanding notes and be eligible to receive the exchange notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

(1)	specify the name of the person having deposited the outstanding notes to be withdrawn;

(2)	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4)	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2)	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3)	any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”), or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery: U.S. Bank National Association Corporate Trust Services Attn: Specialized Finance Department 111 Fillmore Ave. E St. Paul, Minnesota 55107	Facsimile Transmission: (651) 466-7372 For Information or to Confirm Receipt of Facsimile by Telephone: (800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made through DTC by U.S. Bank National Association; however, additional solicitation may be made by electronic mail, facsimile, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)	so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us if we so request;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our “affiliate” within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution” for more information.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of any exchange notes. The outstanding notes properly tendered and exchanged for the exchange notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange offer. We have agreed to bear the expenses of the exchange offer.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2014 on an actual basis and as adjusted to give effect to the Refinancing Transactions as well as the retirement and cancellation of $14.5 million aggregate principal amount of legacy notes due 2014 on April 9, 2014 and the retirement and cancellation of $130.0 million aggregate principal amount of legacy notes due 2014 on May 6, 2014. You should read the following information in conjunction with the information contained in “Selected Historical Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2014 (in millions)
	Actual	As Adjusted
Cash and cash equivalents	$660.7	$823.5

Long-term debt (including current portion)
Senior secured credit facilities:
Term loan B facility due 2016	$1,891.0	$1,891.0
Term loan C facility—asset sale facility due 2016	33.0	33.0
Term loan D facility due 2019	5,000.0	5,000.0
Term loan E facility due 2019	1,300.0	1,300.0
9.0% priority guarantee notes due 2019	1,999.8	1,999.8
9.0% priority guarantee notes due 2021	1,750.0	1,750.0
11.25% priority guarantee notes due 2021	575.0	575.0
Receivables based credit facility	—	—
Other secured long-term debt	19.8	19.8

Total secured debt	12,568.6	12,568.6
Senior cash pay notes due 2016	94.3	94.3
Senior toggle notes due 2016	127.9	127.9
Senior notes due 2021	1,645.2	1,645.2
Other long term debt	0.9	0.9

Total guaranteed debt	14,437.0	14,437.0
Senior notes due 2018	—	850.0
Legacy notes
5.5% senior notes due 2014	408.6	—
4.9% senior notes due 2015	241.0	—
5.5% senior notes due 2016	250.0	250.0
6.875% senior debentures due 2018	175.0	175.0
7.25% debentures due 2027	300.0	300.0

Total legacy notes	1,374.6	725.0

Total Clear Channel debt	15,811.6	16,012.0
CCWH Notes due 2022	2,725.0	2,725.0
CCWH Subordinated Notes due 2020	2,200.0	2,200.0
CCOH revolving credit facility	—	—
Purchase accounting adjustments and original issue discount	(312.2)	(270.6)

Total long-term debt	$20,424.4	$20,666.4
Total shareholders’ deficit	(9,128.0)	(9,128.0)

Total capitalization	$11,296.4	$11,538.4

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 and as of and for the three month periods ended March 31, 2014 and 2013. The selected historical consolidated financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2011 and as of and for the years ended December 31, 2010 and 2009 are derived from our audited consolidated financial statements and related notes not included herein. The selected historical consolidated financial data as of March 31, 2014 and for the three month periods ended March 31, 2014 and 2013 are derived from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated financial data as of March 31, 2013 are derived from our unaudited consolidated financial statements and related notes not included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

In the opinion of management, the interim financial data reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for the interim periods. Historical results are not necessarily indicative of the results to be expected for future periods and operating results for the three month period ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

This information is only a summary and you should read the information presented below in conjunction with our historical consolidated financial statements and related notes included elsewhere in this prospectus, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(Dollars in thousands)	Year Ended December 31,					Three Months Ended March 31,
	2013	2012	2011	2010	2009	2014	2013
						(unaudited)	(unaudited)
Results of Operations Data:
Revenue	$6,243,044	$6,246,884	$6,161,352	$5,865,685	$5,551,909	$1,342,548	$1,343,058
Operating expenses:
Direct operating expenses	2,543,419	2,494,241	2,504,467	2,368,943	2,515,001	596,496	594,817
Selling, general and administrative expenses	1,649,861	1,666,418	1,604,524	1,566,580	1,516,190	415,828	403,363
Corporate expenses	324,182	297,366	239,399	300,378	272,629	72,705	83,763
Depreciation and amortization	730,828	729,285	763,306	732,869	765,474	174,871	182,182
Impairment charges(1)	16,970	37,651	7,614	15,364	4,118,924	—	—
Other operating income, net	22,998	48,127	12,682	(16,710)	(50,837)	165	2,395

Operating income (loss)	1,000,782	1,070,050	1,054,724	864,841	(3,687,146)	82,813	81,328
Interest expense	1,649,451	1,549,023	1,466,246	1,533,341	1,500,866	431,114	385,525
Gain (loss) on marketable securities	130,879	(4,580)	(4,827)	(6,490)	(13,371)	—	—
Equity in earnings (loss) of nonconsolidated affiliates	(77,696)	18,557	26,958	5,702	(20,689)	(13,326)	3,641
Gain (loss) on extinguishment of debt	(87,868)	(254,723)	(1,447)	60,289	713,034	(3,916)	(3,888)
Other income (expense), net	(21,980)	250	(3,169)	(13,834)	(33,318)	1,541	(1,000)

Loss before income taxes and discontinued operations	(705,334)	(719,469)	(394,007)	(622,833)	(4,542,356)	(364,002)	(305,444)
Income tax benefit (expense)	121,817	308,279	125,978	159,980	493,320	(68,388)	96,325

Consolidated net loss	(583,517)	(411,190)	(268,029)	(462,853)	(4,049,036)	(432,390)	(209,119)
Amount attributable to noncontrolling interest	23,366	13,289	34,065	16,236	(14,950)	(8,200)	(6,116)

Net loss attributable to the Company	$(606,883)	$(424,479)	$(302,094)	$(479,089)	$(4,034,086)	$(424,190)	$(203,003)

(Dollars in thousands)	Year Ended December 31,					Three Months Ended March 31,
	2013	2012	2011	2010	2009	2014	2013
						(unaudited)	(unaudited)
Balance Sheet Data (at end of period):
Current assets	$2,513,294	$2,987,753	$2,985,285	$3,603,173	$3,658,845	$2,350,390	$2,369,154
Property, plant and equipment—net	2,897,630	3,036,854	3,063,327	3,145,554	3,332,393	2,855,386	2,965,864
Total assets	15,097,302	16,292,713	16,542,039	17,460,382	18,047,101	14,597,126	15,519,151
Current liabilities	1,763,618	1,782,142	1,428,962	2,098,579	1,544,136	1,706,540	1,315,692
Long-term debt, net of current maturities	20,030,479	20,365,369	19,938,531	19,739,617	20,303,126	20,010,504	20,357,790
Shareholder’s deficit	(8,696,635)	(7,995,191)	(7,471,941)	(7,204,686)	(6,844,738)	(9,127,952)	(8,209,703)
Other Financial Data:
Ratio of earnings to fixed charges(2)	—	—	—	—	—	—	—
Deficiency of earnings to fixed charges(2)	607,644	717,904	402,438	617,451	4,500,766	350,448	303,503

(1)	We recorded non-cash impairment charges of $17 million during 2013, $38 million during 2012, $8 million during 2011 and $15 million during 2010. We also recorded non-cash impairment charges of $4.1 billion in 2009 as a result of the global economic downturn which adversely affected advertising revenues across our businesses.

(2)	Ratio of earnings to fixed charges represents the ratio of earnings (defined as pre-tax income (loss) from continuing operations before equity in earnings (loss) of nonconsolidated affiliates) to fixed charges (defined as interest expense plus the interest portion of rental expense). Our earnings, which included impairment charges of $17 million, $38 million, $8 million, $15 million and $4.1 billion for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively, were not sufficient to cover our fixed charges by $607.6 million, $717.9 million, $402.4 million, $617.5 million and $4,500.8 million, respectively. Our earnings for the three months ended March 31, 2014 and 2013 were not sufficient to cover our fixed charges by $350.4 million and $303.5 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the information included under “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

OVERVIEW

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“Management’s Discussion and Analysis”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Media and Entertainment (“CCME”), Americas outdoor advertising (“Americas outdoor” or “Americas outdoor advertising”), and International outdoor advertising (“International outdoor” or “International outdoor advertising”). Our CCME segment provides media and entertainment services via broadcast and digital delivery and also includes our national syndication business. Our Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Included in the “Other” segment are our media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to our other businesses.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Impairment charges, Other operating income (expense), net, Interest expense, Gain (loss) on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Loss on extinguishment of debt, Other income (expense)—net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain prior period amounts have been reclassified to conform to the 2013 presentation.

During the first quarter of 2012, and in connection with the appointment of the new chief executive officer of our indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”), we reevaluated our segment reporting and determined that our Latin American operations were more appropriately aligned within the operations of our International outdoor advertising segment. As a result, the operations of Latin America are no longer reflected within our Americas outdoor advertising segment and are currently included in the results of our International outdoor advertising segment. Accordingly, we have recast the corresponding segment disclosures for prior periods.

CCME

Our revenue is derived primarily from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year in duration. The programming formats of our radio stations are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. We also provide streaming content via the Internet, mobile and other digital platforms which reach national, regional and local audiences and derive revenues primarily from selling advertising time with advertising contracts similar to those used by our radio stations.

CCME management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically priced the highest. Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory. Yield is measured by management in a variety of ways, including revenue earned divided by minutes of advertising sold.

Management monitors macro-level indicators to assess our CCME operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market-specific advertising rates and audience demographics. Therefore, management reviews average unit rates across each of our stations.

Management looks at our CCME operations’ overall revenue as well as the revenue from each type of advertising, including local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by each radio station’s sales staff while national advertising is sold by our national sales team and through our national representation firm. Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately because these revenue streams have different sales forces and respond differently to changes in the economic environment. We periodically review and refine our selling structures in all markets in an effort to maximize the value of our offering to advertisers and, therefore, our revenue.

Management also looks at CCME revenue by market size. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Additionally, management reviews our share of CCME advertising revenues in markets where such information is available, as well as our share of target demographics listening in an average quarter hour. This metric gauges how well our formats are attracting and retaining listeners.

A portion of our CCME segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as commissions, and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as utilities and office salaries. We incur discretionary costs in our marketing and promotions, which we primarily use in an effort to maintain and/or increase our audience share. Lastly, we have incentive systems in each of our departments which provide for bonus payments based on specific performance metrics, including ratings, sales levels, pricing and overall profitability.

Outdoor Advertising

Our outdoor advertising revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy for our outdoor advertising businesses is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

Management typically monitors our outdoor advertising business by reviewing the average rates, average revenue per display, occupancy, and inventory levels of each of our display types by market.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

The significant expenses associated with our operations include direct production, maintenance and installation expenses as well as site lease expenses for land under our displays, including revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas Outdoor Advertising

Our advertising rates are based on a number of different factors including location, competition, type and size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States. Generally, we own the street furniture structures and are responsible for their construction and maintenance. Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators. Generally, these contracts have terms ranging from 10 to 20 years.

International Outdoor Advertising

Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. In addition, because our International outdoor advertising operations are conducted in foreign markets, including Europe, Asia, Australia and Latin America, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well. Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from three to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts. In our International outdoor business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business. As a result, our margins are typically lower in our International business than in our Americas outdoor business.

Macroeconomic Indicators

Our advertising revenue for all of our segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP, both domestically and internationally. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2013 was 1.9%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Executive Summary

The key developments in our business for the three months ended March 31, 2014 are summarized below:

•	Consolidated revenue was relatively flat including an increase of $0.5 million from movements in foreign exchange during the three months ended March 31, 2014 compared to the same period of 2013. Excluding foreign exchange impacts, consolidated revenue decreased $1.0 million over the comparable three-month period in the prior year.

•	CCME revenue increased $13.8 million during the three months ended March 31, 2014 compared to the same period of 2013 driven by increased revenues from our traffic and weather business, national revenues and digital revenues.

•	Americas outdoor revenue decreased $17.7 million including a decrease of $0.9 million from movements in foreign exchange during the three months ended March 31, 2014 compared to the same period of 2013. Excluding foreign exchange impacts, revenue decreased $16.8 million over the comparable three-month period of 2013 primarily driven by lower revenues in our Los Angeles market as a result of the impact of litigation as well as lower airport revenues as a result of the loss of certain national accounts and the nonrenewal of certain airport contracts.

•	International outdoor revenue increased $2.7 million including an increase of $1.4 million from movements in foreign exchange during the three months ended March 31, 2014 compared to the same period of 2013. Excluding foreign exchange impacts, revenue increased $1.3 million over the comparable three-month period of 2013 primarily driven by growth in emerging markets and certain developed markets, partially offset by declines in other countries.

•	Revenues in our Other category increased $2.2 million during the three months ended March 31, 2014 compared to the same period of 2013 primarily due to increased political advertising revenue in our media representation business.

•	During the first quarter of 2014, we spent $13.2 million on strategic revenue and cost-saving initiatives to realign and improve our on-going business operations—an increase of $4.4 million compared to the first quarter of 2013.

•	During the first quarter of 2014, a subsidiary of ours sold its 50% interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand for proceeds of $221.0 million.

•	During the first quarter of 2014, a subsidiary of ours sold $227.0 million in aggregate principal amount of Senior Notes due 2021 to private purchasers.

•	During the first quarter of 2014, we repaid the full principal amount outstanding under our receivables based credit facility of $247.0 million, using cash on hand. This voluntary repayment did not reduce the commitments under this facility and we have the ability to redraw amounts under this facility at any time.

The key developments in our business for the year ended December 31, 2013 are summarized below:

•	Consolidated revenue for 2013 decreased $3.8 million including an increase of $3.5 million from movements in foreign exchange compared to 2012. Excluding foreign exchange impacts and $20.4 million impact of our divestiture of our international neon business during 2012, consolidated revenue increased $13.1 million over the prior year.

•	CCME revenue for 2013 increased $46.8 million compared to 2012 driven by increased digital and national sales partially offset by lower political revenues. Our iHeartRadio platform continues to drive higher digital revenues with listening hours increasing by 29%.

•	Americas outdoor revenue for 2013 increased $11.2 million compared to 2012 primarily due to increases in occupancy, capacity and rates in our traditional and digital product lines.

•	International outdoor revenue for 2013 decreased $11.9 million including the impact of favorable foreign exchange movements of $5.2 million compared to 2012. Excluding foreign exchange impacts and the $20.4 million impact of our divestiture of our international neon business during 2012, revenue increased $3.3 million compared to 2012. Continued weakened macro-economic conditions in Europe were partially offset by growth in other markets.

•	Revenues in our Other category for 2013 declined $54.0 million primarily due to decreased political advertising through our media representation business.

•	We spent $57.9 million on strategic revenue and cost-saving initiatives during 2013 to realign and improve our on-going business operations—a decrease of $18.3 million compared to 2012.

•	We issued $575.0 million aggregate principal amount of 11.25% priority guarantee notes due 2021 (the “11.25% Priority Guarantee Notes”). Using the proceeds from the 11.25% Priority Guarantee Notes issuance along with borrowings under our receivables based credit facility of $269.5 million and cash on hand, we prepaid all $846.9 million outstanding under our Term Loan A under our senior secured credit facility.

•	We repaid our 5.75% senior notes at maturity for $312.1 million (net of $187.9 million principal amount repaid to a subsidiary of ours with respect to notes repurchased and held by such entity), plus accrued interest, using cash on hand.

•	We amended our senior secured credit facility by extending $5.0 billion aggregate principal amount of Term Loan B loans and Term Loan C loans under our senior secured credit facility through the creation of a new Term Loan D due January 30, 2019. We further amended our senior secured credit facility by extending $1.3 billion aggregate principal amount of Term Loan B loans and Term Loan C loans under our senior secured credit facility through the creation of a new Term Loan E due July 30, 2019.

•	We completed an exchange offer with certain holders of our 10.75% Senior Cash Pay Notes due 2016 (the “Outstanding Cash Pay Notes”) and 11.00%/11.75% Senior Toggle Notes due 2016 (the “Outstanding Toggle Notes” and collectively with the Outstanding Cash Pay Notes, the “Outstanding Notes”) pursuant to which $348.1 million aggregate principal amount of Outstanding Cash Pay Notes was exchanged for $348.0 million aggregate principal amount of 14.00% Senior Notes due 2021 (the “Senior Notes due 2021”), and $917.2 million aggregate principal amount of Outstanding Toggle Notes (including $452.7 million aggregate principal amount held by a subsidiary of ours) was exchanged for $853.0 million aggregate principal amount of Senior Notes due 2021 (including $421.0 million aggregate principal amount issued to the subsidiary of ours) and $64.2 million of cash (including $31.7 million of cash paid to the subsidiary of ours), plus, in each case, cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the Outstanding Notes to, but not including, the closing date of the exchange offer.

•	We completed a supplemental exchange offer with certain holders of our Outstanding Notes pursuant to which $353.8 million aggregate principal amount of Outstanding Cash Pay Notes was exchanged for $389.2 million aggregate principal amount of Senior Notes due 2021 and $14.2 million in cash and $212.1 million aggregate principal amount of Outstanding Toggle Notes was exchanged for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million of cash, plus, in each case, cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the Outstanding Notes to, but not including, the closing date of the exchange offer less cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the Senior Notes due 2021.

•	We sold our shares of Sirius XM Radio, Inc. for $135.5 million, recognizing a gain on the sale of securities of $130.9 million.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2014 as Compared to Three Months Ended March 31, 2013

Consolidated Results of Operations

The comparison of our results of operations for the three months ended March 31, 2014 to the three months ended March 31, 2013 is as follows:

(In thousands)	Three Months Ended March 31,		% Change
	2014	2013
Revenue	$1,342,548	$1,343,058	(0.0%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	596,496	594,817	0.3%
Selling, general and administrative expenses (excludes depreciation and amortization)	415,828	403,363	3.1%
Corporate expenses (excludes depreciation and amortization)	72,705	83,763	(13.2%)
Depreciation and amortization	174,871	182,182	(4.0%)
Other operating income, net	165	2,395	(93.1%)

Operating income	82,813	81,328	1.8%
Interest expense	431,114	385,525
Equity in earnings (loss) of nonconsolidated affiliates	(13,326)	3,641
Loss on extinguishment of debt	(3,916)	(3,888)
Other income (expense), net	1,541	(1,000)

Loss before income taxes	(364,002)	(305,444)
Income tax benefit (expense)	(68,388)	96,325

Consolidated net loss	(432,390)	(209,119)
Less amount attributable to noncontrolling interest	(8,200)	(6,116)

Net loss attributable to the Company	$(424,190)	$(203,003)

Consolidated Revenue

Our consolidated revenue during the first quarter of 2014 was relatively flat including an increase of $0.5 million from movements in foreign exchange compared to the same period of 2013. Excluding the impact of foreign exchange movements consolidated revenue decreased $1.0 million. Our CCME revenue increased $13.8 million, primarily due to increased revenues in our traffic and weather business, increased national revenues and higher digital revenues. Americas outdoor revenue decreased $17.7 million including negative movements in foreign exchange of $0.9 million compared to the same period of 2013. Excluding the impact of foreign exchange movements, Americas outdoor revenue decreased $16.8 million driven primarily by lower revenues in our Los Angeles market as a result of the impact of litigation, as well as the loss of certain national accounts and the nonrenewal of certain airport contracts. Our International outdoor revenue increased $2.7 million including positive movements in foreign exchange of $1.4 million compared to the same period of 2013. Excluding the impact of foreign exchange movements, International outdoor revenue increased $1.3 million. Revenue growth in street furniture in emerging markets and certain developed markets was partially offset by declines in other countries. Other revenues increased by $2.2 million primarily as a result of increased political advertising through our media representation business as well as an increase in TV advertisers.

Consolidated Direct Operating Expenses

Direct operating expenses increased $1.7 million including an increase of $0.5 million from movements in foreign exchange during the first quarter of 2014 compared to the same period of 2013. Excluding the impact of foreign exchange movements, consolidated direct operating expenses increased $1.2 million. Our CCME direct operating expenses increased $6.5 million compared to the first quarter of 2013, primarily resulting from increased production costs from events such as the iHeartRadio Country Music Festival and increasing digital streaming expenses resulting from higher listening hours. Direct operating expenses in our Americas outdoor segment decreased $3.6 million including a decrease of $0.7 million from movements in foreign exchange compared to the same period of 2013. Excluding the impact of foreign exchange movements, direct operating expenses in our

Americas outdoor segment decreased $2.9 million, primarily due to reduced site lease expenses related to our airports business resulting from the nonrenewal of certain airport contracts as well as cost reduction efforts from previous strategic efficiency initiatives. Direct operating expenses in our International outdoor segment decreased $1.1 million including an increase of $1.2 million from movements in foreign exchange compared to the same period of 2013. Excluding the impact of foreign exchange movements, direct operating expenses in our International outdoor segment decreased $2.3 million, primarily as a result of previous strategic efficiency initiatives.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $12.5 million both on a reported basis and excluding offsetting impacts from movements in foreign exchange compared to the same period of 2013. Our CCME SG&A expenses increased $20.0 million, primarily due to compensation expenses in connection with higher revenues as well as investing in our national and digital sales force. SG&A expenses decreased $3.3 million in our Americas outdoor segment primarily due to lower commission expense payments in connection with lower revenues. Our International outdoor SG&A expenses decreased $3.4 million compared to the same period in the prior year, primarily due to benefits resulting from our previous strategic efficiency initiatives.

Corporate Expenses

Corporate expenses decreased $11.1 million during the three months ended March 31, 2014 compared to the same period of 2013, driven by a decrease in stockholder litigation costs and by decreases in compensation expenses, including amounts related to our variable compensation plans, partially offset by severance related to workforce initiatives and other costs incurred in connection with improving our businesses. Included in Corporate expenses for the first quarter of 2014 is an $8.5 million credit for the realization of an insurance recovery related to litigation filed by stockholders of CCOH. The litigation settled during the fourth quarter of 2013.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $13.2 million incurred in connection with our strategic revenue and efficiency initiatives during the three months ended March 31, 2014. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses, and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Also included in corporate expenses for the first quarter of 2014 is $6.3 million related to the separation of our former Chief Executive Officer of our CCME segment. Of the strategic revenue and efficiency costs of $13.2 million during the first quarter of 2014, $1.2 million are reported within direct operating expenses, $1.8 million are reported within SG&A and $10.2 million are reported within corporate expense. In the first quarter of 2013, such costs totaled $2.5 million, $5.2 million, and $1.1 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $7.3 million during the three months ended March 31, 2014 compared to the same period of 2013. The decrease during the three months ended March 31, 2014 was primarily due to assets becoming fully depreciated since March 2013.

Other Operating Income, Net

Other operating income of $2.4 million for the three months ended March 31, 2013, primarily related to proceeds from the disposal of operating and fixed assets.

Interest Expense

Interest expense increased $45.6 million during the three months ended March 31, 2014 compared to the same period of 2013, primarily due to the weighted average cost of debt increasing as a result of debt refinancings that occurred since March 2013.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

The loss of $13.3 million during the three months ended March 31, 2014 primarily related to the sale of our 50% interest in ARN, which included a loss on the sale of $2.4 million and $11.5 million of foreign exchange losses that were reclassified from accumulated other comprehensive income at the date of the sale.

Loss on Extinguishment of Debt

During March 2014, CC Finco LLC (“CC Finco”), an indirect wholly-owned subsidiary of ours, repurchased $52.9 million aggregate principal amount of our outstanding 5.5% Senior Notes due 2014 and $9.0 million aggregate principal amount of our outstanding 4.9% Senior Notes due 2015 for a total of $63.1 million, including accrued interest, through open market purchases. In connection with these transactions, we recognized a loss of $3.9 million for the three months ended March 31, 2014.

In connection with the prepayment of Term Loan A of our senior secured credit facilities during the three months ended March 31, 2013, we recognized a loss of $3.9 million due to the write-off of deferred loan costs.

Income Tax Benefit (Expense)

The effective tax rate for the three months ended March 31, 2014 was (18.8)%. The 2014 effective tax rate was primarily impacted by the valuation allowance recorded against a portion of our U.S. federal, state and certain foreign jurisdiction net operating losses and other deferred tax assets due to the uncertainty of the ability to utilize those assets in future periods. We recorded a partial valuation allowance against these deferred tax assets as the reversing deferred tax liabilities that can be used as a source of future taxable income to realize the deferred tax assets was exceeded by the additional net operating losses generated in the period ended March 31, 2014.

Our effective tax rate for the three months ended March 31, 2013 was 31.5%. Our effective tax rate was primarily impacted by tax losses in certain foreign jurisdictions for which benefits could not be recorded due to the uncertainty of the ability to utilize those losses in future years.

CCME Results of Operations

Our CCME operating results were as follows:

(In thousands)	Three Months Ended March 31,		%
	2014	2013	Change
Revenue	$670,347	$656,566	2%
Direct operating expenses	210,754	204,268	3%
SG&A expenses	259,155	239,142	8%
Depreciation and amortization	62,571	67,832	(8%	)

Operating income	$137,867	$145,324	(5%	)

CCME revenue increased $13.8 million during the first quarter of 2014 compared to the same period of 2013. Revenue increased primarily due to higher revenues in our traffic and weather business as a result of new product offerings and the impact of strategic sales initiatives, as well as increased national revenues driven by growth in telecommunications, healthcare and automotive categories. We continued to experience increases in digital advertising revenue as a result of continued increased listenership on our iHeartRadio platform, with total listening hours increasing 13.1%. Partially offsetting these increases was a decrease in our local and syndication revenues.

Direct operating expenses increased $6.5 million during the first quarter of 2014, primarily resulting from increased production costs from events such as the iHeartRadio Country Music Festival, as well as increases in digital streaming and performance rights expenses driven by higher digital listening hours and higher total revenues. SG&A expenses increased $20.0 million during the first quarter of 2014 primarily due to increased compensation expenses including higher commissions in connection with increased revenues and investments in our national and digital sales force, as well as higher spending on strategic revenue and efficiency initiatives.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor advertising operating results were as follows:

(In thousands)	Three Months Ended March 31,
	2014	2013	% Change
Revenue	$268,756	$286,461	(6%)
Direct operating expenses	133,288	136,891	(3%)
SG&A expenses	51,111	54,372	(6%)
Depreciation and amortization	47,599	48,685	(2%)

Operating income	$36,758	$46,513	(21%)

Our Americas outdoor revenue decreased $17.7 million including negative movements in foreign exchange of $0.9 million during the first quarter of 2014 compared to the same period of 2013. Excluding the impact of foreign exchange movements, Americas outdoor revenue decreased $16.8 million driven primarily by lower revenues in our Los Angeles market as a result of the impact of litigation as discussed further in “Business—Legal Proceedings,” as well as the loss of certain national accounts and the nonrenewal of certain airport contracts. Increased capacity and occupancy for our digital displays outside Los Angeles partially offset these declines.

Direct operating expenses decreased $3.6 million including a decrease of $0.7 million from movements in foreign exchange compared to the same period of 2013. Excluding the impact of foreign exchange movements, direct operating expenses in our Americas outdoor segment decreased $2.9 million primarily due to reduced site lease expenses related to our airports business resulting from the nonrenewal of certain airport contracts as well as cost reduction efforts from previous strategic efficiency initiatives. SG&A expenses decreased $3.3 million primarily due to reduced compensation expenses, which were lower in connection with our reduced revenues.

International Outdoor Advertising Results of Operations

Our International outdoor advertising operating results were as follows:

(In thousands)	Three Months Ended March 31,
	2014	2013	% Change
Revenue	$366,495	$363,749	1%
Direct operating expenses	248,225	249,300	0%
SG&A expenses	81,838	85,189	(4%)
Depreciation and amortization	50,444	50,933	(1%)

Operating loss	$(14,012)	$(21,733)	(36%)

International outdoor revenue increased $2.7 million during the first quarter of 2014 compared to the same period of 2013, including an increase of $1.4 million from movements in foreign exchange. Excluding the impact of foreign exchange, revenues increased $1.3 million. The increase was driven by revenue growth in emerging markets, including China, and certain developed markets including the UK and France, primarily in street furniture and digital advertising revenue, partially offset by declines in other countries, including those in Northern and Eastern Europe, primarily due to challenging macroeconomic conditions.

Direct operating expenses decreased $1.1 million including an increase of $1.2 million from movements in foreign exchange during the first quarter of 2014. Excluding the impact of movements in foreign exchange, direct operating expenses decreased $2.3 million, resulting from various decreases across multiple countries as a result of previous strategic efficiency initiatives. The $3.4 million reduction in SG&A expenses was primarily due to benefits resulting from previous strategic efficiency initiatives.

Reconciliation of Segment Operating Income to Consolidated Operating Income (Loss)

(In thousands)	Three Months Ended March 31,
	2014	2013
CCME	$137,867	$145,324
Americas outdoor advertising	36,758	46,513
International outdoor advertising	(14,012)	(21,733)
Other	278	(2,718)
Other operating income, net	165	2,395
Corporate expenses (1)	(78,243)	(88,453)

Consolidated operating income	$82,813	$81,328

(1)	Corporate expenses include expenses related to CCME, Americas outdoor, International outdoor and our Other category, as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

We do not have any compensation plans under which we grant stock awards to employees. Our employees receive equity awards from CC Media Holdings, Inc.’s (“CCMH”) and CCOH’s equity incentive plans.

Share-based compensation payments are recorded in corporate expenses and were $3.0 million and $5.5 million for the three months ended March 31, 2014 and 2013, respectively.

As of March 31, 2014, there was $22.1 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. Based on the terms of the award agreements, this cost is expected to be recognized over a weighted average period of approximately three years. In addition, as of March 31, 2014, there was $20.0 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Year Ended December 31, 2013 as Compared to Year Ended December 31, 2012

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2013 to the year ended December 31, 2012 is as follows:

(In thousands)	Years Ended December 31,
			%
	2013	2012	Change
Revenue	$6,243,044	$6,246,884	(0%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,543,419	2,494,241	2%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,649,861	1,666,418	(1%)
Corporate expenses (excludes depreciation and amortization)	324,182	297,366	9%
Depreciation and amortization	730,828	729,285	0%
Impairment charges	16,970	37,651	(55%)
Other operating income, net	22,998	48,127	(52%)

Operating income	1,000,782	1,070,050	(6%)
Interest expense	1,649,451	1,549,023	6%
Gain (loss) on marketable securities	130,879	(4,580)

Equity in earnings (loss) of nonconsolidated affiliates	(77,696)	18,557
Loss on extinguishment of debt	(87,868)	(254,723)
Other income (expense), net	(21,980)	250

Loss before income taxes	(705,334)	(719,469)
Income tax benefit	121,817	308,279

Consolidated net loss	(583,517)	(411,190)
Less amount attributable to noncontrolling interest	23,366	13,289

Net loss attributable to the Company	$(606,883)	$(424,479)

Consolidated Revenue

Our consolidated revenue decreased $3.8 million including the increase of $3.5 million from the impact of movements in foreign exchange compared to 2012. Excluding the impact of foreign exchange movements and $20.4 million impact of our divestiture of our international neon business during 2012, revenue increased $13.1 million. CCME revenue increased $46.8 million, driven by growth from national advertising including telecommunications, retail, and entertainment, and higher advertising revenues from our digital services primarily as a result of increased demand as listening hours have increased. Americas outdoor revenue increased $11.2 million, driven primarily by bulletin revenue growth as a result of increases in occupancy, capacity and rates in our traditional and digital product lines. International outdoor revenue decreased $11.9 million including the impact of favorable movements in foreign exchange of $5.2 million compared to 2012. Excluding the impact of foreign exchange movements and the $20.4 million impact of our divestiture of our international neon business during 2012, International outdoor revenue increased $3.3 million. Declines in certain countries as a result of weakened macroeconomic conditions were partially offset by growth in street furniture and billboard revenue in other countries. Revenue in our Other category declined $54.0 million as a result of decreased political advertising through our media representation business.

Consolidated Direct Operating Expenses

Direct operating expenses increased $49.2 million including an increase of $3.6 million due to the effects of movements in foreign exchange compared to 2012 and the impact of our divestiture of our international neon business of $13.0 million during 2012. CCME direct operating expenses increased $53.4 million, primarily due to higher promotional and sponsorship costs for special events such as the iHeartRadio Music Festival and Jingle Balls and an increase in digital expenses related to our iHeartRadio digital platform including higher digital streaming fees due to increased listening hours, as well as music licensing fees, partially offset by a decline in traffic expenses. Americas outdoor direct operating expenses decreased $15.7 million, primarily due to decreased site lease expense associated with declining revenues of some of our lower-margin product lines. Direct operating expenses in our International outdoor segment increased $6.9 million, including a $4.8 million increase due to the effects of movements in foreign exchange. The increase in expense excluding the impact of movements in foreign exchange and $13.0 million impact of our divestiture of our international neon business during 2012 was primarily driven by higher site lease and other expenses as a result of increased revenues in certain countries due to revenue growth and new contracts. These increases were partially offset by lower variable costs in other countries where revenues have declined.

Consolidated Selling, General and Administrative Expenses

SG&A expenses decreased $16.6 million including an increase of $1.7 million due to the effects of movements in foreign exchange compared to 2012. CCME SG&A expenses increased $27.0 million primarily due to compensation expenses and amounts related to our variable compensation plans including commissions, which were higher for the 2013 period in connection with increasing national and digital revenues. SG&A expenses in our Americas outdoor segment increased $9.5 million including a $7.8 million decrease in expenses related to a favorable court ruling in 2012, with other 2013 increases being driven by higher compensation expenses including commissions and amounts related to our variable compensation plans and legal costs. Our International outdoor SG&A expenses decreased $40.6 million including a $1.9 million increase due to the effects of movements in foreign exchange compared to the same period of 2012. Excluding the impact of foreign exchange movements and excluding the $4.2 million impact of our divestiture of our international neon business during 2012, SG&A expenses decreased $38.3 million primarily due to certain expenses during the 2012 period related to legal and other costs in Brazil that did not recur during 2013, as well as lower expenses as a result of cost saving initiatives.

Corporate Expenses

Corporate expenses increased $26.8 million during 2013 compared to 2012. This increase was primarily driven by increases in compensation expenses including amounts related to our variable compensation plans and strategic initiatives as well as $7.8 million in executive transition costs and legal costs related to the stockholder litigation discussed further in the “Business” section of this prospectus.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $57.9 million incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consulting expenses, consolidation of locations and positions, severance related to workforce initiatives and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs, $15.1 million are reported within direct operating expenses, $22.3 million are reported within SG&A and $20.5 million are reported within corporate expense. In 2012, such costs totaled $13.8 million, $47.2 million, and $15.2 million, respectively.

Depreciation and Amortization

Depreciation and amortization increased $1.5 million during 2013 compared to 2012, primarily due to fixed asset additions primarily consisting of digital assets and software, which are depreciated over shorter useful lives partially offset by various assets becoming fully depreciated in 2013.

Impairment Charges

We performed our annual impairment tests as of October 1, 2013 and 2012 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $17.0 million and $37.7 million, respectively. During 2013, we recognized a $10.7 million goodwill impairment charge in our International outdoor segment related to a decline in the estimated fair value of one market. Please see Note 2 to the consolidated financial statements included elsewhere in this prospectus for a further description of the impairment charges.

Other Operating Income, Net

Other operating income of $23.0 million in 2013 primarily related to the gain on the sale of certain outdoor assets in our Americas outdoor segment.

Other operating income of $48.1 million in 2012 primarily related to the gain on the sale of our international neon business in the third quarter of 2012.

Interest Expense

Interest expense increased $100.4 million during 2013 compared to 2012 primarily as a result of interest expense associated with the impact of refinancing transactions resulting in higher interest rates. Please refer to “Sources of Capital” for additional discussion of debt issuances and exchanges. Our weighted average cost of debt during 2013 and 2012 was 7.6% and 6.7%, respectively.

Gain (Loss) on Marketable Securities

The gain on marketable securities of $130.9 million during 2013 resulted from the sale of the shares we held in Sirius XM Radio, Inc.

The loss on marketable securities of $4.6 million during 2012 primarily related to the impairment of our investment in Independent News & Media PLC (“INM”) during 2012 and the impairment of a cost-basis investment during 2012. The fair value of INM was below cost for an extended period of time and recovery of the value was not probable. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer.

After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above. We obtained the financial information for our cost-basis investment and noted continued doubt of the investment’s ability to continue as a going concern. After evaluating the financial condition of the investment, we concluded that the investment was other than temporarily impaired and recorded a non-cash impairment charge to that investment.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $77.7 million for 2013 primarily included the loss from our investments in ARN. On February 18, 2014, a subsidiary of ours sold its 50% interest in ARN. As of December 31, 2013 the book value of our investment in ARN exceeded the estimated selling price. Accordingly, we recorded an impairment charge of $95.4 million during the fourth quarter of 2013 to write down the investment to its estimated fair value.

Equity in earnings of nonconsolidated affiliates of $18.6 million for 2012 primarily included earnings from our investments in ARN.

Loss on Extinguishment of Debt

We recognized a loss of $84.0 million due to a debt exchange during the fourth quarter of 2013 related to Clear Channel’s outstanding notes as discussed elsewhere in this Management’s Discussion and Analysis. In addition, we recognized a loss of $3.9 million due to the write-off of deferred loan costs in connection with the prepayment of Term Loan A of Clear Channel’s senior secured credit facilities.

In connection with the refinancing of Clear Channel Worldwide Holdings, Inc. (“CCWH”) Series A Senior Notes and Series B Senior Notes due 2017 with an interest rate of 9.25% (the “Existing CCWH Senior Notes”) with the CCWH Series A Senior Notes and Series B Senior Notes due 2022 with a stated interest rate of 6.5% (the “CCWH Senior Notes”) during the fourth quarter of 2012, CCWH paid existing note holders a tender premium of 7.4% of face value on the $1,724.7 million of Existing CCWH Senior Notes that were tendered in the tender offer and a call premium of 6.9% on the $775.3 million of Existing CCWH Senior Notes that were redeemed following the tender offer. The tender premium of $128.3 million and the call premium of $53.8 million are included in the loss on extinguishment of debt. In addition, we recognized a loss of $39.0 million due to the write-off of deferred loan costs in connection with the call of the Existing CCWH Senior Notes, and recognized losses of $33.7 million in connection with a prepayment during the first quarter of 2012 and a debt exchange during the fourth quarter of 2012 related to our senior secured credit facilities as discussed elsewhere in this Management’s Discussion and Analysis.

Other Income (Expense), Net

In connection with the June 2013 exchange offer of a portion of the outstanding notes for newly-issued Senior Notes due 2021 and in connection with the senior secured credit facility amendments discussed elsewhere in the Management’s Discussion and Analysis, all of which were accounted for as modifications of existing debt, we incurred expenses of $23.6 million partially offset by $1.8 million in foreign exchange gains on short-term intercompany accounts.

Other income of $0.3 million for 2012 primarily related to miscellaneous dividend and other income of $3.2 million offset by $3.0 million in foreign exchange losses on short-term intercompany accounts.

Income Tax Benefit

The effective tax rate for the year ended December 31, 2013 was 17.3% as compared to 42.8% for the year ended December 31, 2012. The effective tax rate for 2013 was primarily impacted by the $143.5 million valuation allowance recorded during the period as additional deferred tax expense. The valuation allowance was recorded against a portion of the U.S. Federal and State net operating losses due to the uncertainty of the ability to utilize those losses in future periods. This expense was partially offset by tax benefits recorded during the period due to the settlement of our U.S. Federal and certain State tax examinations during the year. Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $20.2 million to reflect the net tax benefits of the settlements.

The effective tax rate for the year ended December 31, 2012 was 42.8% as compared to 32.0% for the year ended December 31, 2011. The effective tax rate for 2012 was favorably impacted by our settlement of U.S. Federal and foreign tax examinations during the year. Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $60.6 million to reflect the net tax benefits of the settlements. This benefit was partially offset by additional tax recorded during 2012 related to the write-off of deferred tax assets associated with the vesting of certain equity awards.

CCME Results of Operations

Our CCME operating results were as follows:

(In thousands)	Years Ended December 31,
	2013	2012	% Change
Revenue	$3,131,595	$3,084,780	2%
Direct operating expenses	931,976	878,626	6%
SG&A expenses	1,020,097	993,116	3%
Depreciation and amortization	271,126	271,399	(0%)

Operating income	$908,396	$941,639	(4%)

CCME revenue increased $46.8 million during 2013 compared to 2012, primarily due to an increase in national advertising revenue across various markets and advertising categories, including telecommunications, retail, and entertainment, as well as growth in digital advertising revenue as a result of increased listenership on our iHeartRadio platform, with total listening hours increasing 29%. Promotional and sponsorship revenues were also higher driven by special events, such as the iHeart Radio Music Festival, Jingle Balls, iHeartRadio Ultimate Pool Party, and album release events. These increases were partially offset by lower political revenues compared to 2012, as well as a decline in our traffic business as a result of integration activities and certain contract losses.

Direct operating expenses increased $53.4 million during 2013 primarily from special events, promotional cost, compensation, and higher streaming and performance royalty expenses during 2013 due to increased listenership on our iHeartRadio platform. In addition, we incurred higher music license fees after receiving a one-time $20.7 million credit in 2012 from one of our performance rights organizations. These increases were partially offset by lower costs in our traffic business as a result of lower revenues and reduced spending on strategic revenue and cost initiatives. SG&A expenses increased $27.0 million primarily on our variable compensation plans, including commissions, as a result of an increase in national and digital revenue. In addition, we also incurred higher legal fees and research expenses related to sales and programming activities in 2013.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2013	2012	Change
Revenue	$1,290,452	$1,279,257	1%
Direct operating expenses	566,669	582,340	(3%)
SG&A expenses	220,732	211,245	4%
Depreciation and amortization	196,597	192,023	2%

Operating income	$306,454	$293,649	4%

Our Americas outdoor revenue increased $11.2 million during 2013 compared to 2012, driven primarily by increases in revenues from bulletins and posters. Traditional bulletins and posters had increases in occupancy and rates in connection with new contracts, while the increase for digital displays was driven by higher occupancy and capacity. The increase for digital displays was negatively impacted by lower revenues in our Los Angeles market as a result of the impact of litigation as discussed further in the “Business” section of this prospectus. Partially offsetting these increases were declines in specialty business revenues due primarily to a significant contract during 2012 that did not recur during 2013, and declines in our airport business driven primarily by the loss of certain of our U.S. airport contracts and other airport revenue.

Direct operating expenses decreased $15.7 million, primarily due to the benefits resulting from our previous strategic cost initiatives as well as reduced variable costs associated with site lease expenses due to reduced revenues on lower margin products. SG&A expenses increased $9.5 million primarily due to the 2012 period being impacted by a favorable court ruling that resulted in a $7.8 million decrease in expenses, with other 2013 increases being driven by legal costs related to the Los Angeles litigation discussed further in “Business—Legal Proceedings”, as well as compensation expenses including commissions and amounts related to our variable compensation plans, which were higher for the 2013 period in connection with increasing our revenues, partially offset by a decrease in costs during 2013 associated with our strategic revenue and cost initiatives compared to 2012.

Depreciation and amortization increased $4.6 million, primarily due to our continued deployment of digital billboards partially offset by assets becoming fully depreciated during 2013.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2013	2012	Change
Revenue	$1,655,738	$1,667,687	(1%)
Direct operating expenses	1,028,059	1,021,152	1%
SG&A expenses	322,840	363,417	(11%)
Depreciation and amortization	203,927	205,258	(1%)

Operating income	$100,912	$77,860	30%

International outdoor revenue decreased $11.9 million during 2013 compared to 2012, including an increase of $5.2 million from movements in foreign exchange, and the divestiture of our international neon business which had $20.4 million in revenues during 2012. Excluding the impact of foreign exchange and the divestiture, revenues increased $3.3 million. Revenue growth in certain markets including China, Latin America, and the UK primarily in street furniture advertising revenue, as well as higher transit advertising sales resulting from new contracts in Norway, was partially offset by lower revenues in other countries in Europe as a result of weakened macroeconomic conditions.

Direct operating expenses increased $6.9 million including an increase of $4.8 million from movements in foreign exchange, and the divestiture of our international neon business during 2012 which had $13.0 million in direct operating expenses during 2012. Excluding the impact of movements in foreign exchange and the divestiture, direct operating expenses increased $15.1 million driven primarily by increases in variable costs in certain markets such as China, Norway and Latin America resulting from increased revenues partially offset by declines in expenses in response to declining revenues in other countries in Europe. SG&A expenses decreased $40.6 million including an increase of $1.9 million from movements in foreign exchange and the divestiture of our international neon business during 2012, which had $4.2 million in SG&A expenses during 2012. Excluding the impact of movements in foreign exchange and the divestiture, SG&A expenses decreased $38.3 million primarily due to the absence in 2013 of $22.7 million in expenses incurred during 2012 in connection with legal and other costs in Brazil as well as decreases in 2013 in strategic revenue and cost initiative expenses.

Year Ended December 31, 2012 as Compared to Year Ended December 31, 2011

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2012 to the year ended December 31, 2011 is as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$6,246,884	$6,161,352	1%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,494,241	2,504,467	(0%)
Selling, general and administrative expenses (excludes depreciation and amortization)	1,666,418	1,604,524	4%
Corporate expenses (excludes depreciation and amortization)	297,366	239,399	24%
Depreciation and amortization	729,285	763,306	(4%)
Impairment charges	37,651	7,614	394%
Other operating income, net	48,127	12,682	279%

Operating income	1,070,050	1,054,724	1%
Interest expense	1,549,023	1,466,246
Loss on marketable securities	(4,580)	(4,827)
Equity in earnings of nonconsolidated affiliates	18,557	26,958
Loss on extinguishment of debt	(254,723)	(1,447)
Other income (expense), net	250	(3,169)

Loss before income taxes	(719,469)	(394,007)
Income tax benefit	308,279	125,978

Consolidated net loss	(411,190)	(268,029)
Less amount attributable to noncontrolling interest	13,289	34,065

Net loss attributable to the Company	$(424,479)	$(302,094)

Consolidated Revenue

Our consolidated revenue increased $85.5 million including the impact of negative movements in foreign exchange of $79.3 million compared to 2011. Excluding the impact of foreign exchange movements, revenue increased $164.8 million. CCME revenue increased $98.0 million, driven by growth from national and local advertising including political, telecommunications and auto, and higher advertising revenues from our digital services primarily as a result of higher listening hours and event sponsorship. Americas outdoor revenue increased $26.5 million, driven primarily by bulletin revenue growth as a result of our continued deployment of new digital displays during 2012 and 2011 and revenue growth from our airports business. International outdoor revenue decreased $83.5 million including the impact of negative movements in foreign exchange of $78.9 million compared to 2011. Excluding the impact of foreign exchange movements, International outdoor revenue decreased $4.6 million. Declines in certain countries as a result of weakened macroeconomic conditions and our divestiture of our international neon business during the third quarter of 2012 were partially offset by growth in street furniture and billboard revenue in other countries. Our Other category revenue grew by $47.3 million as a result of increased political advertising through our media representation business during the election year in the United States.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $10.2 million including a $49.7 million decline due to the effects of movements in foreign exchange compared to 2011. CCME direct operating expenses increased $21.0 million, primarily due to an increase in digital expenses related to our iHeartRadio digital platform including higher digital streaming fees due to increased listening hours and rates and personnel costs. In addition, increased expenses related to our traffic acquisition completed in the second quarter of 2011 were partially offset by a decline in music license fees. Americas outdoor direct operating expenses increased $16.0 million, primarily due to increased site lease expense associated with our continued development of digital displays and growth from our airports business. Direct operating expenses in our International outdoor segment decreased $43.4 million including a $49.4 million decline due to the effects of movements in foreign exchange. The increase in expense excluding the impact of movements in foreign exchange was primarily driven by higher site lease and other expenses as a result of new contracts. These increases were partially offset by lower variable costs in countries where revenues have declined and the impact of the divestiture of our international neon business.

Consolidated SG&A Expenses

SG&A expenses increased $61.9 million including a decline of $21.7 million due to the effects of movements in foreign exchange compared to 2011. CCME SG&A expenses increased $22.1 million, primarily due to expenses incurred in connection with strategic revenue and cost initiatives. SG&A expenses in our Americas outdoor segment increased $12.3 million primarily due to increased personnel costs resulting from increased revenue in addition to increases in costs associated with strategic revenue and cost initiatives. International outdoor SG&A expenses increased $24.4 million including a $21.6 million decline due to the effects of movements in foreign exchange. The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Brazil.

Corporate Expenses

Corporate expenses increased $58.0 million during 2012 compared to 2011. This increase was driven by higher personnel costs resulting from amounts recorded under our variable compensation plans, higher expenses under our benefit plans, and increases in corporate infrastructure. In addition, we incurred $14.2 million more in corporate strategic revenue and cost initiatives compared to the prior year as well as expenses related to the litigation previously filed by the stockholders of CCOH. Also impacting the increase during 2012 compared to 2011 is the reversal of $6.6 million of share-based compensation expense included in 2011 related to the cancellation of a portion of an executive’s stock options.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $76.2 million incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consulting expenses, consolidation of locations and positions, severance related to workforce initiatives and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs, $13.8 million are reported within direct operating expenses, $47.2 million are reported within SG&A and $15.2 million are reported within corporate expense. In 2011, such costs totaled $8.8 million, $26.6 million, and $1.0 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $34.0 million during 2012 compared to 2011, primarily due to various assets becoming fully depreciated in 2011. In addition, movements in foreign exchange contributed a decrease of $9.3 million during 2012.

Impairment Charges

We performed our annual impairment tests as of October 1, 2012 and 2011 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $37.7 million and $7.6 million, respectively. During 2012, we recognized a $35.9 million impairment charge in our Americas outdoor segment related to declines in estimated fair values of certain markets’ billboard permits. Please see Note 2 to the consolidated financial statements included elsewhere in this prospectus for a further description of the impairment charges.

Other Operating Income, Net

Other operating income of $48.1 million in 2012 primarily related to the gain on the sale of our international neon business in the third quarter of 2012.

Other operating income of $12.7 million in 2011 primarily related to a gain on the sale of a tower and proceeds received from condemnations of bulletins.

Interest Expense

Interest expense increased $82.7 million during 2012 compared to 2011 primarily as a result of interest expense associated with CCWH’s issuance of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (collectively, “the CCWH Subordinated Notes”) during the first quarter of 2012, partially offset by the impact of other refinancing actions and repayments of senior notes. Please refer to “Sources of Capital” for additional discussion of debt issuances and exchanges. Our weighted average cost of debt during 2012 and 2011 was 6.7% and 6.2%, respectively.

Loss on Marketable Securities

The loss on marketable securities of $4.6 million and $4.8 million during 2012 and 2011, respectively, primarily related to the impairment of our investment in INM during 2012 and 2011 and the impairment of a cost-basis investment during 2012. The fair value of INM was below cost for an extended period of time. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer. After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above. We obtained the financial information for our cost-basis investment and noted continued doubt of the investment’s ability to continue as a going concern. After evaluating the financial condition of the investment, we concluded that the investment was other than temporarily impaired and recorded a non-cash impairment charge to that investment.

Equity in Earnings of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates of $18.6 million for 2012 included earnings from our investments in ARN.

Equity in earnings of nonconsolidated affiliates of $27.0 million for 2011 included earnings from our investments primarily in ARN.

Loss on Extinguishment of Debt

In connection with the refinancing of the Existing CCWH Senior Notes with an interest rate of 9.25% with the CCWH Senior Notes with a stated interest rate of 6.5% during the fourth quarter of 2012, CCWH paid existing note holders a tender premium of 7.4% of face value on the $1,724.7 million of Existing CCWH Senior Notes that were tendered in the tender offer and a call premium of 6.9% on the $775.3 million of Existing CCWH Senior Notes that were redeemed following the tender offer. The tender premium of $128.3 million and the call premium of $53.8 million are included in the loss on extinguishment of debt. In addition, we recognized a loss of $39.0 million due to the write-off of deferred loan costs in connection with the call of the Existing CCWH Senior Notes, and recognized losses of $33.7 million in connection with a prepayment during the first quarter of 2012 and a debt exchange during the fourth quarter of 2012 related to our senior secured credit facilities as discussed elsewhere in this Management’s Discussion and Analysis.

Loss on extinguishment of debt of $1.4 million for 2011 primarily related to the accelerated expensing of $5.7 million of loan fees upon the prepayment of $500.0 million of our senior secured credit facilities in connection with our issuance of $1.0 billion of 9.0% Priority Guarantee Notes due 2021 during February 2011 (the “February 2011 Offering”), partially offset by an aggregate gain of $4.3 million on the repurchase of our 5.5% senior notes due 2014.

Other Income (Expense), Net

Other income of $0.3 million for 2012 primarily related to miscellaneous dividend and other income of $3.2 million offset by $3.0 million in foreign exchange losses on short-term intercompany accounts.

Other expense of $3.2 million for 2011 primarily related to miscellaneous bank fees and foreign exchange losses on short-term intercompany accounts.

Income Tax Benefit

The effective tax rate for the year ended December 31, 2012 was 42.8% as compared to 32.0% for the year ended December 31, 2011. The effective tax rate for 2012 was favorably impacted by our settlement of U.S. Federal and foreign tax examinations during the year. Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $60.6 million to reflect the net tax benefits of the settlements. This benefit was partially offset by additional tax recorded during 2012 related to the write-off of deferred tax assets associated with the vesting of certain equity awards.

The effective tax rate for the year ended December 31, 2011 was 32.0% as compared to 25.7% for the year ended December 31, 2010. The effective tax rate for 2011 was favorably impacted by our settlement of U.S. Federal and state tax examinations during the year. Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $16.3 million to reflect the net tax benefits of the settlements. This benefit was partially offset by additional tax recorded during 2011 related to the write-off of deferred tax assets associated with the vesting of certain equity awards and our inability to benefit from certain tax loss carryforwards in foreign jurisdictions.

CCME Results of Operations

Our CCME operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$3,084,780	$2,986,828	3%
Direct operating expenses	878,626	857,622	2%
SG&A expenses	993,116	971,066	2%
Depreciation and amortization	271,399	268,245	1%

Operating income	$941,639	$889,895	6%

CCME revenue increased $98.0 million during 2012 compared to 2011, driven by growth from national and local advertising across political, automotive and telecommunication categories. We continued to experience increases in digital revenue as a result of increased listening hours through our iHeartRadio platform as well as higher event sponsorship revenue. Revenue in our traffic business increased due to our traffic acquisition completed in the second quarter of 2011. This revenue growth was partially offset by declines in syndicated programming sales.

Direct operating expenses increased $21.0 million during 2012 compared to 2011, primarily due to an increase in digital expenses related to our iHeartRadio digital platform including higher digital streaming fees due to increased listening hours and rates and personnel costs as well as an increase from our traffic acquisition, partially offset by a decline in music license fees resulting from receiving a one-time $20.7 million credit from one of our performance rights organizations in 2012 and from lower negotiated royalty rates. SG&A expenses increased $22.1 million, primarily due to higher spending on strategic revenue and cost initiatives.

Depreciation and amortization increased $3.2 million, primarily due to our traffic acquisition.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,279,257	$1,252,725	2%
Direct operating expenses	582,340	566,313	3%
SG&A expenses	211,245	198,989	6%
Depreciation and amortization	192,023	211,009	(9%)

Operating income	$293,649	$276,414	6%

Americas outdoor revenue increased $26.5 million during 2012 compared to 2011, primarily driven by revenue growth from our digital bulletins and from our airports business. We deployed an additional 178 digital bulletins during 2012 bringing our total to more than 1,000 digital bulletins in service. The revenue growth resulting from our increased digital bulletin capacity was partially offset by declines in our traditional bulletin and poster revenues. Our airport revenues grew primarily as a result of higher average rates and increased occupancy by customers of our largest U.S. airports.

Direct operating expenses increased $16.0 million due to increased site lease expense as a result of our continued deployment of digital displays and growth of our airport revenue. SG&A expenses increased $12.3 million, primarily as a result of higher personnel costs associated with the increase in revenue generating headcount and commissions and bonuses related to increased revenue, as well as legal and other expenses related to billboard permitting issues. In addition, included in our 2012 SG&A expenses are revenue and cost initiatives. These increases were partially offset by a favorable court ruling resulting in a $7.8 million decrease in expenses.

Depreciation and amortization decreased $19.0 million, primarily due to increases in 2011 for accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,667,687	$1,751,149	(5%)
Direct operating expenses	1,021,152	1,064,562	(4%)
SG&A expenses	363,417	339,043	7%
Depreciation and amortization	205,258	219,955	(7%)

Operating income	$77,860	$127,589	(39%)

International outdoor revenue decreased $83.5 million during 2012 compared to 2011, including $78.9 million of negative movements in foreign exchange. Excluding the impact of movements in foreign exchange, revenues declined in certain geographies as a result of weakened macroeconomic conditions, particularly in France, southern Europe and the Nordic countries, as well as the impact of $15.1 million due to the divestiture of our international neon business during the third quarter of 2012. These decreases were partially offset by countries including Australia, China and Mexico where economic conditions were stronger, and in the United Kingdom which benefited from the 2012 Summer Olympics in London. These and other countries experienced increased revenues, primarily related to our shelters, street furniture, equipment sales and billboard businesses. New contracts won during 2011 helped drive revenue growth.

Direct operating expenses decreased $43.4 million, attributable to a $49.4 million decrease from movements in foreign exchange. The increase in expenses excluding the impact of foreign exchange was primarily due to higher site lease expense associated with new contracts, partially offset by lower site lease expenses in those markets where revenue declined as a result of weakened macroeconomic conditions. The divestiture of our international neon business resulted in a $9.0 million decline in direct operating expenses. SG&A expenses increased $24.4 million including a $21.6 million decrease from movements in foreign exchange. The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Latin America. Also contributing to the increase were revenue and cost initiatives and increased shelter maintenance in Latin America, partially offset by a $3.2 million impact from the divestiture of our international neon business.

Depreciation and amortization declined $14.7 million, including $9.3 million of negative movements in foreign exchange, primarily as a result of assets that became fully depreciated or amortized during 2011.

Reconciliation of Segment Operating Income to Consolidated Operating Income

(In thousands)	Years Ended December 31,
	2013	2012	2011
CCME	$908,396	$941,639	$889,895
Americas outdoor advertising	306,454	293,649	276,414
International outdoor advertising	100,912	77,860	127,589
Other	23,061	58,829	9,427
Impairment charges	(16,970)	(37,651)	(7,614)
Other operating income, net	22,998	48,127	12,682
Corporate expense(1)	(344,069)	(312,403)	(253,669)

Consolidated operating income	$1,000,782	$1,070,050	$1,054,724

(1)	Corporate expenses include expenses related to CCME, Americas outdoor, International outdoor and our Other category, as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

We do not have any compensation plans under which we grant stock awards to employees. Our employees receive equity awards from the equity incentive plans of our indirect parent, CCMH, and our subsidiary, CCOH.

As of December 31, 2013, there was $22.9 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over a weighted average period of approximately three years. In addition, as of December 31, 2013, there was $19.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Share-based compensation payments are recorded in corporate expenses and were $16.7 million, $28.5 million and $20.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. Included in share-based compensation for year ended December 31, 2011 is a $6.6 million reversal of expense related to the cancellation of a portion of an executive’s stock options.

On October 22, 2012, CCMH granted 1.8 million restricted shares of its Class A common stock (the “Replacement Shares”) in exchange for 2.0 million stock options granted under the Clear Channel 2008 Executive Incentive Plan pursuant to an option exchange program (the “Program”) that expired on November 19, 2012. In addition, on October 22, 2012, CCMH granted 1.5 million fully-vested shares of its Class A common stock (the “Additional Shares”) pursuant to a tax assistance program offered in connection with the Program. Upon the expiration of the Program on November 19, 2012, CCMH repurchased 0.9 million of the Additional Shares from the employees who elected to participate in the Program and timely delivered to us a properly completed election form under Internal Revenue Code Section 83(b) to fund tax withholdings in connection with the Program. Employees who ceased to be eligible, declined to participate in the Program or, in the case of the Additional Shares, declined to participate in the tax assistance program, forfeited their Replacement Shares and Additional Shares on November 19, 2012 and retained their stock options with no changes to the terms. We accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.7 million over the service period of the new awards. We recognized $2.6 million of expense related to the Additional Shares granted in connection with the tax assistance program.

CCMH also completed a stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance conditions. We accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

The following discussion highlights cash flow activities during the three months ended March 31, 2014 and 2013, respectively.

(In thousands)	Three Months Ended March 31,
	2014	2013
Cash provided by (used for):
Operating activities	$(91,648)	$(86,591)
Investing activities	152,654	(57,211)
Financing activities	(105,984)	(354,282)

Operating Activities

Our consolidated net loss, adjusted for $253.4 million of non-cash items, resulted in negative cash flows of $179.0 million during the three months ended March 31, 2014. Our consolidated net loss, adjusted for $121.0 million of non-cash items, resulted in negative cash flows of $88.2 million during the three months ended March 31, 2013. Cash used for operating activities during the three months ended March 31, 2014 was $91.6 million compared to $86.6 million during the three months ended March 31, 2013. Cash paid for interest was $27.4 million higher in the three months ended March 31, 2014 compared to the same period of the prior year due to an increase in the weighted average cost of debt.

Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, gain on disposal of operating and fixed assets, provision for doubtful accounts, share-based compensation, equity in earnings (loss) of nonconsolidated affiliates, amortization of deferred financing charges and note discounts, net and other reconciling items, net as presented on the face of the consolidated statement of cash flows.

Investing Activities

Cash provided by investing activities of $152.7 million during the three months ended March 31, 2014 primarily reflected proceeds of $221.0 million from the sale of our 50% interest in ARN, partially offset by capital expenditures of $67.4 million. We spent $10.3 million for capital expenditures in our CCME segment primarily related to leasehold improvements and equipment, $12.2 million in our Americas outdoor segment primarily related to the construction of new advertising structures including digital displays, $25.1 million in our International outdoor segment primarily related to billboard and street furniture advertising structures, $1.8 million in our Other category, and $18.0 million by Corporate primarily related to equipment and software.

Cash used for investing activities during the first three months of 2013 primarily reflected capital expenditures of $61.6 million. We spent $14.2 million for capital expenditures in our CCME segment primarily related to leasehold improvements, $12.9 million in our Americas outdoor segment primarily related to the construction of new advertising structures such as digital displays, $25.9 million in our International outdoor segment primarily related to new advertising structures such as billboards and street furniture and renewals of existing contracts, and $2.1 million in our Other category related to our national representation business, and $6.5 million at Corporate primarily related to equipment and software. Partially offsetting cash used for investing activities were $7.3 million of proceeds from the sales of other operating and fixed assets.

Financing Activities

Cash used for financing activities of $106.0 million during the three months ended March 31, 2014 primarily reflected payments on credit facilities, partially offset by proceeds from long-term debt. We repaid the full $247.0 million principal amount outstanding under our receivables based credit facility, using cash on hand. This was partially offset by cash proceeds from the sale by a subsidiary of ours of 14% Senior Notes due 2021 to private purchasers ($227.0 million in aggregate principal amount). Other cash used for financing activities included payments by a subsidiary of ours to repurchase $52.9 million aggregate principal amount of our outstanding 5.5% Senior Notes and $9.0 million aggregate principal amount of our outstanding 4.9% of Senior Notes for a total of $63.1 million, including accrued interest.

Cash used for financing activities of $354.3 million during the three months ended March 31, 2013 primarily reflected payments on long-term debt. We repaid our 5.75% senior notes at maturity for $312.1 million (net of $187.9 million principal amount held by and repaid to a subsidiary of ours) using cash on hand and our prepayment of $846.9 million outstanding under our Term Loan A under our senior secured credit facilities using the proceeds from the issuance of our 11.25% Priority Guarantee Notes, borrowings under our receivables based credit facility, and cash on hand.

Years Ended December 31, 2013, 2012, and 2011

The following discussion highlights cash flow activities during the years ended December 31, 2013, 2012 and 2011.

(In thousands)	Years Ended December 31,
	2013	2012	2011
Cash provided by (used for):
Operating activities	$212,872	$485,132	$374,861
Investing activities	$(133,365)	$(397,021)	$(368,086)
Financing activities	$(595,882)	$(95,349)	$(698,116)

Operating Activities

2013

Our consolidated net loss, adjusted for $782.5 million of non-cash items resulted in positive cash flows of $199.0 million in 2013. Our consolidated net loss, adjusted for $873.5 million of non-cash items, provided positive cash flows of $462.3 million in 2012. Cash provided by operating activities in 2013 was $212.9 million compared to $485.1 million in 2012. Cash paid for interest was $162.0 million higher in 2013 compared to the prior year due to the timing of accrued interest with the issuance of CCWH’s Subordinated Notes during the first quarter of 2012 and our 9.0% Priority Guarantee Notes due 2019 during the fourth quarter of 2012.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, gain on marketable securities, equity in loss of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows.

2012

The $110.2 million increase in cash flows from operations to $485.1 million in 2012 compared to $374.9 million in 2011 was primarily driven by changes in working capital. Our consolidated net loss, adjusted for $873.5 million of non-cash items, provided positive cash flows of $462.3 million in 2012. Cash paid for interest was $120.6 million higher during 2012 compared to the prior year. Cash provided by operations in 2012 compared to 2011 also reflected lower variable compensation payments in 2012 associated with our employee incentive programs based on 2011 operating performance compared to such payments made in 2011 based on 2010 performance.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, loss on marketable securities, equity in earnings of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows.

2011

The decrease in cash flows from operations in 2011 compared to 2010 was primarily driven by changes in working capital partially offset by improved profitability, including a 5% increase in revenue. Our consolidated net loss of $268.0 million, adjusted for $833.1 million of non-cash items, provided positive cash flows of $565.0 million in 2011. Cash generated by higher operating income in 2011 compared to 2010 was offset by the decrease in accrued expenses in 2011 as a result of higher variable compensation payments in 2011 associated with our employee incentive programs based on 2010 operating performance. In addition, in 2010 we received $132.3 million in U.S. Federal income tax refunds that increased cash flow from operations in 2010.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, loss on marketable securities, equity in earnings of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows.

Investing Activities

2013

Cash used for investing activities of $133.4 million during 2013 reflected our capital expenditures of $324.5 million as well as proceeds from the sale of our shares of Sirius XM Radio, Inc. of $135.6 million. We spent $75.7 million for capital expenditures in our CCME segment primarily related to leasehold improvements, $89.0 million in our Americas outdoor segment primarily related to the construction of new advertising structures such as digital displays, $108.6 million in our International outdoor segment primarily related to new advertising structures such as billboards and street furniture and renewals of existing contracts, $9.9 million in our Other category related to our national representation business, and $41.3 million by Corporate primarily related to equipment and software. Other cash provided by investing activities were $81.6 million of proceeds from sales of other operating and fixed assets.

2012

Cash used for investing activities of $397.0 million during 2012 reflected capital expenditures of $390.3 million. We spent $65.8 million for capital expenditures in our CCME segment, $117.7 million in our Americas outdoor segment primarily related to the installation of new digital displays, $150.1 million in our International outdoor segment primarily related to new billboard, street furniture and mall contracts and renewals of existing contracts, $17.4 million in our Other category related to our national representation business, and $39.3 million by Corporate. Partially offsetting cash used for investing activities were $59.7 million of proceeds from the divestiture of our international neon business and the sales of other operating assets.

2011

Cash used for investing activities during 2011 primarily reflected capital expenditures of $362.3 million. We spent $50.2 million for capital expenditures in our CCME segment, $120.8 million in our Americas outdoor segment primarily related to the construction of new digital displays, $166.0 million in our International outdoor segment primarily related to new billboard and street furniture contracts and renewals of existing contracts, $5.7 million in our Other category related to our national representation business, and $19.5 million by Corporate. Cash paid for purchases of businesses primarily related to our traffic acquisition and the cloud-based music technology business we purchased during 2011. In addition, we received proceeds of $54.3 million primarily related to the sale of radio stations, a tower and other assets in our CCME, Americas outdoor, and International outdoor segments.

Financing Activities

2013

Cash used for financing activities of $595.9 million in 2013 primarily reflected payments on long-term debt. We repaid our 5.75% senior notes at maturity for $312.1 million (net of $187.9 million principal amount held by and repaid to a subsidiary of ours) using cash on hand. We prepaid $846.9 million outstanding under our Term Loan A under our senior secured credit facilities using the proceeds from the issuance of our 11.25% Priority Guarantee Notes, borrowings under our receivables based credit facility, and cash on hand. Other cash used for financing activities included payments to holders of the outstanding notes in connection with exchange offers in June 2013 of $32.5 million and in December 2013 of $22.7 million, payment of an applicable high yield discount obligation to holders of outstanding notes in August 2013 of $25.3 million, payments to repurchase noncontrolling interests of $61.1 million and $91.9 million in payments for dividends and other payments to noncontrolling interests.

2012

Cash used for financing activities of $95.3 million during 2012 primarily reflected (i) the issuance of $2.2 billion of the CCWH Subordinated Notes by CCWH and the use of proceeds distributed to us in connection with a dividend declared by CCOH during 2012, in addition to cash on hand, to repay $2.1 billion of indebtedness under our senior secured credit facilities, (ii) the issuance by CCWH of $2.7 billion aggregate principal amount of the CCWH Senior Notes and the use of the proceeds to fund the tender offer for and redemption of the Existing CCWH Senior Notes, (iii) the repayment of our 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount held by and repaid to a subsidiary of ours with respect to notes repurchased and held by such entity), using a portion of the proceeds from our June 2011 issuance of $750.0 million aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Additional Priority Guarantee Notes due 2021”), along with available cash on hand and (iv) the exchange of $2.0 billion aggregate principal amount of Term Loans under our senior secured credit facilities for $2.0 billion aggregate principal amount of newly issued 9.0% priority guarantee notes due 2019. Our financing activities also reflect a $244.7 million reduction in noncontrolling interest as a result of the dividend paid by CCOH in connection with the CCWH Subordinated Notes issuance, which represents the portion paid to parties other than our subsidiaries that own CCOH common stock.

2011

Cash used for financing activities during 2011 primarily reflected our issuance in February 2011 of $1.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Initial Priority Guarantee Notes due 2021”) and the June 2011 issuance of Additional Priority Guarantee Notes due 2021, and the use of proceeds from the Initial Priority Guarantee Notes due 2021 offering, as well as cash on hand, to prepay $500.0 million of our senior secured credit facilities and repay at maturity our 6.25% senior notes that matured in 2011 as discussed under “—Refinancing Transactions.” We also repaid all outstanding amounts under its receivables based facility prior to, and in connection with, the Additional Priority Guarantee Notes due 2021 offering. Cash used for financing activities also included the $95.0 million of pre-existing, intercompany debt owed repaid immediately after the closing of the traffic acquisition. Additionally, we repaid our 4.4% notes at maturity in May 2011 for $140.2 million, plus accrued interest, with available cash on hand, and repaid $500.0 million of our revolving credit facility on June 27, 2011. Additionally, CC Finco repurchased $80.0 million aggregate principal amount of our 5.5% senior notes for $57.1 million, including accrued interest, as discussed in the “Debt Repurchases, Maturities and Other” section within this Management’s Discussion and Analysis.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand, cash flow from operations and borrowing capacity under our domestic receivables based credit facility, subject to certain limitations contained in our material financing agreements. A significant amount of our cash requirements are for debt service obligations. We anticipate cash interest requirements of approximately $1.1 billion for the remainder of 2014. At March 31, 2014, we had debt maturities totaling $429.3 million, $247.4 million, and $2.4 billion in 2014, 2015, and 2016, respectively. At March 31, 2014, we had $660.7 million of cash on our balance sheet including $216.7 million in consolidated cash balances held outside the U.S. by our subsidiaries, all of which is readily convertible into other foreign currencies including the U.S. dollar. It is our policy is to permanently reinvest the earnings of our non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. We have the ability and intent to indefinitely reinvest the undistributed earnings of consolidated subsidiaries based outside of the United States. If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes. This is a result of significant current and historic deficits in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital.

Our ability to fund our working capital, capital expenditures, debt service and other obligations, and to comply with the financial covenants under our financing agreements, depends on our future operating performance and cash from operations and our ability to generate cash from other liquidity-generating transactions, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. We are currently exploring, and expect to continue to explore, a variety of transactions to provide us with additional liquidity. We cannot assure you that we will enter into or consummate any such liquidity-generating transactions, or that such transactions will provide sufficient cash to satisfy our liquidity needs, and we cannot currently predict the impact that any such transaction, if consummated, would have on us. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may not be able to refinance the debt as currently contemplated. Our ability to refinance the debt will depend on the condition of the capital markets and our financial condition at the time. There can be no assurance that refinancing alternatives will be available on terms acceptable to us or at all. Even if refinancing alternatives are available to us, we may not find them suitable or at comparable interest rates to the indebtedness being refinanced. In addition, the terms of our existing or future debt agreements may restrict us from securing a refinancing on terms that are available to us at that time. If we are unable to obtain sources of refinancing or generate sufficient cash through liquidity-generating transactions, we could face substantial liquidity problems, which could have a material adverse effect on our financial condition and on our ability to meet our obligations.

Our financing transactions during 2013 increased our annual interest expense by $267 million. Our increased interest payment obligations will reduce our liquidity over time, which could in turn reduce our financial flexibility and make us more vulnerable to changes in operating performance and economic downturns generally, and could negatively affect our ability to obtain additional financing in the future.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions or dispositions, which could be material. We and our subsidiaries’ significant amount of indebtedness may limit our ability to pursue acquisitions. The terms of our existing or future debt agreements may also restrict our ability to engage in these transactions.

Our currently available sources of cash include cash on hand, cash flow from operations and borrowing capacity under our receivables based credit facility. We are also exploring various liquidity-generating transactions, and expect to continue to do so. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flow from operations, borrowing capacity under our receivables based credit facility and cash from other liquidity-generating transactions will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months. Significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements, and that we will be able to consummate liquidity-generating transactions in a timely manner and on terms acceptable to us. We cannot assure you that this will be the case. If our future cash flows from operations, financing sources and other liquidity-generating transactions are insufficient to pay our debt obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell material assets, seek additional capital or refinance our and our subsidiaries’ debt. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all.

We were in compliance with the covenants contained in our material financing agreements as of March 31, 2014, including the maximum consolidated senior secured net debt to consolidated EBITDA limitation contained in our senior secured credit facilities. We believe our long-term plans, which include promoting spending in our industries and capitalizing on our diverse geographic and product opportunities, including the continued investment in our media and entertainment initiatives and continued deployment of digital displays, will enable us to continue generating cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, our anticipated results are subject to significant uncertainty and there can be no assurance that we will be able to maintain compliance with these covenants. In addition, our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in our financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the receivables based facility under our senior secured credit facilities would have the option to terminate their commitments to make further extensions of credit thereunder. If we are unable to repay our obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility. In addition, a default or acceleration under any of our material financing agreements could cause a default under other of our obligations that are subject to cross-default and cross-acceleration provisions. The threshold amount for a cross-default under the senior secured credit facilities is $100.0 million.

Sources of Capital

As of March 31, 2014 and December 31, 2013 and 2012, we had the following debt outstanding, net of cash and cash equivalents:

		December 31,
(In millions)	March 31, 2014	2013	2012
Senior Secured Credit Facilities:
Term loan A Facility	$—	—	$846.9
Term loan B Facility	1,891.0	1,891.0	7,714.9
Term loan C—Asset Sale Facility	33.0	34.8	513.7
Term loan D Facility	5,000.0	5,000.0	—
Term loan E Facility	1,300.0	1,300.0	—
Receivables Based Facility(1)	—	247.0	—
9% Priority Guarantee Notes due 2019	1,999.8	1,999.8	1,999.8
9% Priority Guarantee Notes due 2021	1,750.0	1,750.0	1,750.0
11.25% Priority Guarantee Notes due 2021	575.0	575.0	—
Other Secured Subsidiary Debt	19.8	21.1	25.5

Total Secured Debt	12,568.6	12,818.7	12,850.8
Senior Cash Pay Notes	94.3	94.3	796.3
Senior Toggle Notes	127.9	127.9	829.8
Senior Notes due 2021	1,645.2	1,404.2	—
Legacy Notes	1,374.6	1,436.5	1,748.6
Subsidiary Senior Notes due 2022	2,725.0	2,725.0	2,725.0
Subsidiary Senior Subordinated Notes due 2020	2,200.0	2,200.0	2,200.0
Other Subsidiary Debt	0.9	—	5.6
Purchase accounting adjustments and original issue discount	(312.2)	(322.4)	(409.0)

Total Debt	20,424.4	20,484.2	20,747.1
Less: Cash and cash equivalents	660.7	708.2	1,225.0

	$19,763.6	$19,776.0	$19,522.1

(1)	The receivables based credit facility provides for borrowings of up to the lesser of $535 million (the revolving credit commitment) or the borrowing base amount, as defined under the receivables based facility, subject to certain limitations contained in our material financing agreements.

Our subsidiaries have from time to time repurchased certain of our debt obligations and outstanding equity securities of CCOH and CCMH, and may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of us or our subsidiaries or outstanding equity securities of CCOH or CCMH, in tender offers, open market purchases, privately negotiated transactions or otherwise. We or our subsidiaries may also sell certain assets, securities or properties and use the proceeds to reduce our indebtedness. These purchases or sales, if any, could have a material positive or negative impact on our liquidity available to repay outstanding debt obligations or on our consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in our leverage or other financial ratios, which could have a material positive or negative impact on our ability to comply with the covenants contained in our debt agreements. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

As of March 31, 2014, we had a total of $8.2 billion outstanding under our senior secured credit facilities, consisting of:

•	a $1.9 billion Term Loan B, which matures on January 29, 2016; and

•	a $33.0 million Term Loan C, which matures on January 29, 2016; and

•	a $5.0 billion Term Loan D, which matures on January 30, 2019; and

•	a $1.3 billion Term Loan E, which matures on July 30, 2019.

We may raise incremental Term Loans of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the Term Loans under the senior secured credit facilities. Availability of such incremental Term Loans is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

We are the primary borrower under the senior secured credit facilities, except that certain of our domestic restricted subsidiaries are co-borrowers under a portion of the Term Loan facilities.

Interest Rate and Fees

Borrowings under our senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the Term Loan facilities are the following percentages per annum:

•	with respect to loans under the Term Loan A, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and

•	with respect to loans under the Term Loan B and Term Loan C – asset sale facility, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans; and

•	with respect to loans under the Term Loan D, (i) 5.75% in the case of base rate loans and (ii) 6.75% in the case of Eurocurrency rate loans; and

•	with respect to loans under the Term Loan E, (i) 6.50% in the case of base rate loans and (ii) 7.50% in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon our leverage ratio.

Prepayments

The senior secured credit facilities require us to prepay outstanding Term Loans, subject to certain exceptions, with:

•	50% (which percentage may be reduced to 25% and to 0% based upon our leverage ratio) of our annual excess cash flow (as calculated in accordance with our senior secured credit facilities), less any voluntary prepayments of Term Loans and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

•	100% (which percentage may be reduced to 75% and 50% based upon our leverage ratio) of the net cash proceeds of sales or other dispositions by us or our wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions;

•	100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under our senior secured credit facilities. (ii) certain securitization financing, (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities) and (iv) certain issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes (as defined in the senior secured credit facilities); and

•	Net cash proceeds received by us as dividends or distributions from indebtedness incurred at CCOH provided that the Consolidated Leverage Ratio of CCOH is no greater than 7.00 to 1.00.

The foregoing prepayments with the net cash proceeds of any incurrence of certain debt, other than debt permitted under our senior secured credit facilities, certain securitization financing, issuances of Permitted Additional Notes and annual excess cash flow will be applied, at our option, to the Term Loans (on a pro rata basis, other than that non-extended classes of Term Loans may be prepaid prior to any corresponding extended class), in each case (i) first to the Term Loans outstanding under Term Loan B and (ii) one of (w) second, to outstanding Term Loan C—asset sale facility loans; third, to outstanding Term Loan D; and fourth, to outstanding Term Loan E, or (x) second, to outstanding Term Loan C—asset sale facility loans; third, to outstanding Term Loan E; and fourth, to outstanding Term Loan D, or (y) second, to outstanding Term Loan C—asset sale facility loans; and third, ratably to outstanding Term Loan D and Term Loan E, or (z) second, ratably to outstanding Term Loan C—asset sale facility loans, Term Loan D and Term Loan E. In each case to the remaining installments thereof in direct order of maturity for the Term Loan C—asset sale facility loans.

The foregoing prepayments with net cash proceeds of sales or other dispositions by us or our wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions, will be applied (i) first to the Term Loan C—asset sale facility loans in direct order of maturity, and (ii) one of (w) second, to outstanding Term Loan B; third, to outstanding Term Loan D; and fourth, to outstanding Term Loan E, or (x) second, to outstanding Term Loan B; third, to outstanding Term Loan E; and fourth, to outstanding Term Loan D, or (y) second, to outstanding Term Loan B; and third, ratably to outstanding Term Loan D and Term Loan E, or (z) second, ratably to outstanding Term Loan B, Term Loan D and Term Loan E.

The foregoing prepayments with net cash proceeds of issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes and Net Cash Proceeds received by us as a distribution from indebtedness incurred by CCOH will be applied (i) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity, second, to the outstanding Term Loan D and, third, to outstanding Term Loan E, (ii) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity, second, to the outstanding Term Loan E and, third, to outstanding Term Loan D, (iii) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity and, second, ratably to outstanding Term Loan D and Term Loan E or (iv) ratably to outstanding Term Loan B, Term Loan C, Term Loan D and Term Loan E.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Amendments

On October 25, 2012, we amended the terms of our senior secured credit facilities (the “Amendments”). The Amendments, among other things: (i) permit exchange offers of Term Loans for new debt securities in an aggregate principal amount of up to $5.0 billion (including the $2.0 billion of 9.0% priority guarantee notes due 2019 issued in December 2012 as described under “Refinancing Transactions” below); (ii) provide us with greater flexibility to prepay tranche A Term Loans; (iii) following the repayment or extension of all tranche A Term Loans, permit below par non-pro rata purchases of Term Loans pursuant to customary Dutch auction procedures whereby all lenders of the class of Term Loans offered to be purchased will be offered an opportunity to participate; (iv) following the repayment or extension of all tranche A Term Loans, permit the repurchase of junior debt maturing before January 2016 with cash on hand in an amount not to exceed $200.0 million; (v) combine the Term

Loan B, the delayed draw Term Loan 1 and the delayed draw Term Loan 2 under the senior secured credit facilities; (vi ) preserve revolving credit facility capacity in the event we repay all amounts outstanding under the revolving credit facility; and (vii) eliminate certain restrictions on the ability of CCOH and its subsidiaries to incur debt. On October 31, 2012, we repaid and permanently cancelled the commitments under our revolving credit facility, which was set to mature July 2014.

On February 28, 2013, we repaid all $846.9 million of loans outstanding under our Term Loan A facility.

On May 31, 2013, we further amended the terms of our senior secured credit facilities by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $5.0 billion Term Loan D due January 30, 2019. The amendment also permitted us to make applicable high yield discount obligation catch-up payments beginning after May 2018 with respect to the new Term Loan D and in June 2018 with respect to the outstanding notes, which were issued in connection with the exchange of a portion of the Senior Cash Pay Notes and Senior Toggle Notes.

In connection with the December 2013 refinancing discussed later, we further amended the terms of our senior secured credit facilities on December 18, 2013, to extend a portion of the Term Loan B and Term Loan C due 2016 through the creation of a new $1.3 billion Term Loan E due July 30, 2019.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by us and each of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing our senior notes, and other exceptions, by:

•	a lien on our capital stock;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing our senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing our senior notes);

•	certain specified assets of ours and the guarantors that constitute “principal property” (as defined in the indenture governing our senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing our senior notes; and

•	a lien on the accounts receivable and related assets securing our receivables based credit facility that is junior to the lien securing our obligations under such credit facility.

Certain Covenants and Events of Default

The senior secured credit facilities require us to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA (as defined by our senior secured credit facilities) for the preceding four quarters. Our secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt. As required by the definition of consolidated EBITDA in our senior secured credit facilities, our consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net plus share-based compensation and is further adjusted for the following items: (i) costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses and severance; (iii) non-cash charges; (iv) cash received from nonconsolidated affiliates; and (v) various other items.

The following table reflects a reconciliation of consolidated EBITDA (as defined by our senior secured credit facilities) to operating income and net cash provided by operating activities for the four quarters ended March 31, 2014:

(In Millions)	Four Quarters Ended March 31, 2014
Consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities)	$1,920.8
Less adjustments to consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities):
Cost incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees, and other permitted activities	(85.3)
Extraordinary, non-recurring or unusual gains or losses or expenses and severance (as referenced in the definition of consolidated EBITDA in Clear Channel’s senior secured credit facilities)	(28.7)
Non-cash charges	(37.4)
Cash received from nonconsolidated affiliates	(14.6)
Other items	(18.5)
Less: Depreciation and amortization, Impairment charges, Other operating income (expense), net, and Share-based compensation expense	(734.0)

Operating income	1,002.3
Plus: Depreciation and amortization, Impairment charges, Other operating income (expense), net, and Share-based compensation expense	734.0
Less: Interest expense	(1,695.0)
Less: Current income tax benefit	(68.8)
Plus: Other income (expense), net	(19.4)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	155.1
Change in assets and liabilities, net of assets acquired and liabilities assumed	99.7

Net cash provided by operating activities	$207.9

The maximum ratio under this financial covenant is currently set at 9.00:1 and reduces to 8.75:1 for the four quarters ended December 31, 2014. At March 31, 2014, the ratio was 6.3:1.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

As of March 31, 2014, there were no borrowings outstanding under our receivables based credit facility.

The receivables based credit facility provides revolving credit commitments of $535.0 million, subject to a borrowing base. The borrowing base at any time equals 90% of the eligible accounts receivable of ours and certain of our subsidiaries. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

We and certain subsidiary borrowers are the borrowers under the receivables based credit facility. We have the ability to designate one or more of our restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in a variety of currencies including U.S. dollars, Euros, Pound Sterling, and Canadian dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate per annum equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (ii) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The applicable margin for borrowings under the receivables based credit facility ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average excess availability under the receivables based credit facility during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the receivables based credit facility, we are required to pay a commitment fee to the lenders under the receivables based credit facility in respect of the unutilized commitments thereunder. The commitment fee rate ranges from 0.25% to 0.375% per annum dependent upon average unused commitments during the prior quarter. We must also pay customary letter of credit fees.

Maturity

Borrowings under the receivables based credit facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the receivables based credit facility (December 24, 2017), provided that, (a) the maturity date will be October 31, 2015 if on October 30, 2015, greater than $500.0 million in aggregate principal amount is owing under certain of our Term Loan credit facilities, (b) the maturity date will be May 3, 2016 if on May 2, 2016 greater than $500.0 million aggregate principal amount of our 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016 are outstanding and (c) in the case of any debt under clauses (a) and (b) that is amended or refinanced in any manner that extends the maturity date of such debt to a date that is on or before the date that is five years after the effectiveness of the receivables based credit facility, the maturity date will be one day prior to the maturity date of such debt after giving effect to such amendment or refinancing if greater than $500,000,000 in aggregate principal amount of such debt is outstanding.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. We may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments we make will not reduce our commitments under the receivables based credit facility.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of our senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of our and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of our senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of our senior notes (the “legacy notes”), and certain exceptions.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 10% of the aggregate commitments under the receivables based credit facility, in each case, for five consecutive business days (a “Liquidity Event”), we will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Liquidity Event, and will be continued to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $50.0 million and (y) 10% of the aggregate commitments under the receivables based credit facility, in each case, for 30 consecutive calendar days, at which time the Liquidity Event shall no longer be deemed to be occurring. In addition, the receivables based credit facility includes negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

The receivables based credit facility includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the receivables based credit facility will be entitled to take various actions, including the acceleration of all amounts due under our receivables based credit facility and all actions permitted to be taken by a secured creditor.

9% Priority Guarantee Notes Due 2019

As of March 31, 2014, we had outstanding $2.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2019 (the “Priority Guarantee Notes due 2019”).

The Priority Guarantee Notes due 2019 mature on December 15, 2019 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, which began on June 15, 2013. The Priority Guarantee Notes due 2019 are our senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2019 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) our capital stock and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of ours), in each case equal in priority to the liens securing the obligations under our senior secured credit facilities and our priority guarantee notes due 2021, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing our receivables based credit facility junior in priority to the lien securing our obligations thereunder, subject to certain exceptions. In addition to the collateral granted to secure the Priority Guarantee Notes due 2019, the collateral agent and the trustee for the Priority Guarantee Notes due 2019 entered into an agreement with the administrative agent for the lenders under the senior secured credit facilities to turn over to the trustee under the Priority Guarantee Notes due 2019, for the benefit of the holders of the Priority Guarantee Notes due 2019, a pro rata share of any recovery received on account of the principal properties, subject to certain terms and conditions.

We may redeem the Priority Guarantee Notes due 2019 at our option, in whole or part, at any time prior to July 15, 2015, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2019 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. We may redeem the Priority Guarantee Notes due 2019, in whole or in part, on or after July 15, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. Prior to July 15, 2015, we may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2019 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2019 contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of our existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets. The indenture contains covenants that limit our ability, Clear Channel Capital I, LLC’s ability and the ability of our restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2019. The indenture also provides for customary events of default.

9% Priority Guarantee Notes Due 2021

As of March 31, 2014, we had outstanding $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Priority Guarantee Notes due 2021”).

The Priority Guarantee Notes due 2021 mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, which began on September 1, 2011. The Priority Guarantee Notes due 2021 are our senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee

Notes due 2021 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) our capital stock and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of ours), in each case equal in priority to the liens securing the obligations under our senior secured credit facilities and the Priority Guarantee Notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing our receivables based credit facility junior in priority to the lien securing our obligations thereunder, subject to certain exceptions.

We may redeem the Priority Guarantee Notes due 2021 at our option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2021 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. We may redeem the Priority Guarantee Notes due 2021, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before March 1, 2014, we could have elected to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2021 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2021 contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of our existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets. The indenture contains covenants that limit our ability, Clear Channel Capital I, LLC’s ability and the ability of our restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2021. The indenture also provides for customary events of default.

11.25% Priority Guarantee Notes Due 2021

As of March 31, 2014, we had outstanding $575.0 million aggregate principal amount of 11.25% Priority Guarantee Notes due 2021 (the “11.25% Priority Guarantee Notes”).

The 11.25% Priority Guarantee Notes mature on March 1, 2021 and bear interest at a rate of 11.25% per annum, payable semi-annually on March 1 and September 1 of each year, which began on September 1, 2013. The 11.25% Priority Guarantee Notes are our senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture governing such notes. The 11.25% Priority Guarantee Notes and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) our capital stock and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the legacy notes of ours), in each case equal in priority to the liens securing the obligations under our senior secured credit facilities, our Priority Guarantee Notes due 2021 and our Priority Guarantee Notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing our receivables based credit facility junior in priority to the lien securing our obligations thereunder, subject to certain exceptions.

We may redeem the 11.25% Priority Guarantee Notes at our option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the 11.25% Priority Guarantee Notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. In addition, until March 1, 2016, we may elect to redeem up to 40% of the aggregate principal amount of the 11.25% Priority Guarantee Notes at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings. We may redeem the 11.25% Priority Guarantee Notes, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the 11.25% Priority Guarantee Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) engage in certain transactions with affiliates; (v) create restrictions on dividends or other payments by the restricted subsidiaries; and (vi) merge, consolidate or sell substantially all of our assets. The indenture contains covenants that limit our ability, Clear Channel Capital I, LLC’s ability and the ability of our restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 11.25% Priority Guarantee Notes. The indenture also provides for customary events of default.

Subsidiary Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, CCOH entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital, to issue letters of credit and for other general corporate purposes. At March 31, 2014, there were no amounts outstanding under the revolving credit facility, and $62.5 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

Senior Cash Pay Notes and Senior Toggle Notes

As of March 31, 2014, we had outstanding $94.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $127.9 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by Clear Channel Capital and each of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions. The senior cash pay notes and senior toggle notes mature on August 1, 2016 and the senior toggle notes may require a special redemption of up to $30.0 million on August 1, 2015. We may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

Prior to August 1, 2012, we were able to redeem some or all of the senior cash pay notes and senior toggle notes at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an applicable premium, as described in the indenture governing such notes. Since August 1, 2012, we may redeem some or all of the senior cash pay notes and senior toggle notes at any time at the redemption prices set forth in the indenture governing such notes. If we undergo a change of control, sell certain of our assets, or issue certain debt, we may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of our existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021, the Priority Guarantee Notes due 2019, and the 11.25% Priority Guarantee Notes guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021, the Priority Guarantee Notes due 2019, and the 11.25% Priority Guarantee Notes to the extent of the value of the assets securing such indebtedness. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to our senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to our existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, we made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010, and have continued to pay interest in cash for each subsequent interest period.

As discussed under “Senior Notes due 2021” below, during 2013, we exchanged a portion of the senior cash pay notes and senior toggle notes for Senior Notes due 2021.

Senior Notes due 2021

As of March 31, 2014, we had outstanding approximately $1.6 billion of aggregate principal amount of Senior Notes due 2021 (net of $199.1 million principal amount issued to, and held by, CC Finco).

On February 14, 2014, CC Finco, our indirect wholly-owned subsidiary, sold $227.0 million in aggregate principal amount of Senior Notes due 2021 to private purchasers in a transaction exempt from registration under the Securities Act. The purchasers validly tendered the Senior Notes due 2021 into our previously-announced registered exchange offer for the Senior Notes due 2021, which expired on February 20, 2014. Upon completion of the exchange offer, the purchasers of the Senior Notes due 2021, along with all other holders of the Senior Notes due 2021 who validly tendered such notes into the exchange offer, received Senior Notes due 2021 that were registered under the Securities Act. CC Finco contributed the net proceeds from the sale of the Senior Notes due 2021 to us. We intend to use such proceeds to repay, repurchase or otherwise acquire outstanding indebtedness from time to time and retire that indebtedness as it becomes due or upon its earlier repayment, repurchase or acquisition.

During the second quarter of 2013, we completed an exchange offer with certain holders of our senior cash pay notes and senior toggle notes pursuant to which we issued $1.2 billion aggregate principal amount (including $421.0 million principal amount issued to, and held by, a subsidiary of ours) of Senior Notes Due 2021. In the exchange offer, $348.1 million aggregate principal amount of senior cash pay notes was exchanged for $348.0 million aggregate principal amount of the Senior Notes due 2021, and $917.2 million aggregate principal amount of senior toggle notes was exchanged for $853.0 million aggregate principal amount of Senior Notes due 2021 and $64.2 million of cash, plus, in each case, cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the senior cash pay notes and senior toggle notes to, but not including, the closing date of the exchange offer. The Senior Notes due 2021 mature on February 1, 2021. Interest on the Senior Notes due 2021 is payable semi-annually on February 1 and August 1 of each year, which began on August 1, 2013. Interest on the Senior Notes due 2021 will be paid at the rate of (i) 12.0% per annum in cash and (ii) 2.0% per annum through the issuance of payment-in-kind notes (the “PIK Notes”). Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued will mature on February 1, 2021 and have the same rights and benefits as the Senior Notes due 2021. The Senior Notes due 2021 are fully and unconditionally guaranteed on a senior basis by the guarantors named in the indenture governing such notes. The guarantee is structurally subordinated to all existing and future indebtedness and other liabilities of any subsidiary of the applicable subsidiary guarantor that is not also a guarantor of the Senior Notes due 2021. The guarantees are subordinated to the guarantees of our senior secured credit facility and certain other permitted debt, but rank equal to all other senior indebtedness of the guarantors.

During the fourth quarter of 2013, we completed an additional exchange offer with certain remaining holders of the senior cash pay notes and senior toggle notes pursuant to which we issued $622.5 million aggregate principal amount of Senior Notes due 2021. In the exchange offer, $353.8 million aggregate principal amount of senior cash pay notes was exchanged for $389.2 million aggregate principal amount of Senior Notes due 2021 and $14.2 million in cash, and $212.1 million aggregate principal amount of senior toggle notes was exchanged for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million in cash, plus, in each case, cash in an amount equal to accrued and unpaid interest on the senior cash pay notes and senior toggle notes was netted against cash due for accrued interest on the Senior Notes due 2021 since the previous interest payment date.

We may redeem or purchase the Senior Notes due 2021 at our option, in whole or in part, at any time prior to August 1, 2015, at a redemption price equal to 100% of the principal amount of Senior Notes due 2021 redeemed plus an applicable premium. In addition, until August 1, 2015, we may, at our option, on one or more occasions, redeem up to 60% of the then outstanding aggregate principal amount of Senior Notes due 2021 at a redemption price equal to (x) with respect to the first 30% of the then outstanding aggregate principal amount of the Senior Notes due 2021, 109.0% of the aggregate principal amount thereof and (y) with respect to the next 30% of the then outstanding aggregate principal amount of the Senior Notes due 2021, 112.0% of the aggregate principal amount thereof, in each case plus accrued and unpaid interest thereon to the applicable redemption date. We may redeem the Senior Notes due 2021, in whole or in part, on or after August 1, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the Senior Notes due 2021 contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; (vii) engage in transactions with affiliates; and (viii) designate their subsidiaries as unrestricted subsidiaries.

Legacy Notes

As of March 31, 2014, we had outstanding approximately $1.4 billion aggregate principal amount of legacy notes outstanding (net of $303.1 million aggregate principal amount held by a subsidiary of ours), including the 2014 legacy notes and the 2015 legacy notes.

The legacy notes were our obligations prior to the merger by which CCMH acquired us. The legacy notes are senior, unsecured obligations that are effectively subordinated to our secured indebtedness to the extent of the value of our assets securing such indebtedness and are not guaranteed by any of our subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of our subsidiaries. The legacy notes rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness.

CCWH Senior Notes

As of March 31, 2014, CCWH senior notes represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.8 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.3 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes”). The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of the Existing CCWH Senior Notes.

We capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million. We are amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, which began on May 15, 2013.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than us and our subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and

•	sell certain assets, including capital stock of its subsidiaries, to persons other than us and our subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur (i) additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must not be lower than 7.0:1 for total debt. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit CCOH’s ability to pay dividends. The Series B CCWH Senior Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by us to CCOH.

CCWH Senior Subordinated Notes

As of March 31, 2014, CCWH Subordinated Notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consist of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes”). Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, which began on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

We capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than us and our subsidiaries (other than CCOH) or issue certain preferred stock;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets; and

•	sell certain assets, including capital stock of CCOH’s subsidiaries, to persons other than us and our subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets;

•	sell certain assets, including capital stock of CCOH’s subsidiaries;

•	designate CCOH’s subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1. The Series A CCWH Senior Subordinated Notes indenture does not limit CCOH’s ability to pay dividends. The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by us to CCOH.

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, made a special cash dividend to CCOH, which in turn made a special cash dividend on March 15, 2012 in an amount equal to $6.0832 per share to its Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“CC Holdings”) and CC Finco, both wholly-owned subsidiaries of ours. Of the $2,170.4 million special cash dividend paid by CCOH, an aggregate of $1,925.7 million was distributed to CC Holdings and CC Finco, with the remaining $244.7 million distributed to other stockholders. As a result, we recorded a reduction of $244.7 million in “Noncontrolling interest” on the consolidated balance sheet.

Refinancing Transactions

2011 Refinancing Transactions

In February 2011, we amended our senior secured credit facilities and our receivables based facility and issued the Initial Priority Guarantee Notes due 2021. In June 2011, we issued the Additional Priority Guarantee Notes due 2021 at an issue price of 93.845% of the principal amount. The Initial Priority Guarantee Notes due 2021 and the Additional Priority Guarantee Notes due 2021 have identical terms and are treated as a single class.

We capitalized $39.5 million in fees and expenses associated with the Initial Priority Guarantee Notes due 2021 offering and are amortizing them through interest expense over the life of the Initial Priority Guarantee Notes due 2021. We capitalized an additional $7.1 million in fees and expenses associated with the offering of the Additional Priority Guarantee Notes due 2021 and are amortizing them through interest expense over the life of the Additional Priority Guarantee Notes due 2021.

We used the proceeds of the Initial Priority Guarantee Notes due 2021 offering to prepay $500.0 million of the indebtedness outstanding under our senior secured credit facilities. The $500.0 million prepayment was allocated on a ratable basis between outstanding Term Loans and revolving credit commitments under our revolving credit facility.

We obtained, concurrent with the offering of the Initial Priority Guarantee Notes due 2021, amendments to our credit agreements with respect to our senior secured credit facilities and our receivables based facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering. The amendments, among other things, permit us to request future extensions of the maturities of our senior secured credit facilities, provide us with greater flexibility in the use of our accordion capacity, provide us with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCOH and its subsidiaries to incur new debt, provided that the net proceeds distributed to us from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

Of the $703.8 million of proceeds from the issuance of the Additional Priority Guarantee Notes due 2021 ($750.0 million aggregate principal amount net of $46.2 million of discount), we used $500.0 million for general corporate purposes (to replenish cash on hand that was previously used to pay senior notes at maturity on March 15, 2011 and May 15, 2011) and used the remaining $203.8 million to repay at maturity a portion of our 5% senior notes that matured in March 2012.

2012 Refinancing Transactions

In March 2012, CCWH issued $275.0 million aggregate principal amount of the Series A CCWH Subordinated Notes and $1,925.0 million aggregate principal amount of the Series B CCWH Subordinated Notes and in connection therewith, CCOH distributed a dividend of $6.0832 per share to its stockholders of record. Using the CCOH dividend proceeds distributed to our wholly-owned subsidiaries, together with cash on hand, we repaid $2,096.2 million of indebtedness under our senior secured credit facilities.

In November 2012, CCWH issued $735.8 million aggregate principal amount of the Series A CCWH Senior Notes, which were issued at an issue price of 99.0% of par, and $1,989.3 million aggregate principal amount of the Series B CCWH Senior Notes, which were issued at par. CCWH used the net proceeds from the offering of the CCWH Senior Notes, together with cash on hand, to fund the tender offer for and redemption of the Existing CCWH Senior Notes.

During December 2012, we exchanged $2.0 billion aggregate principal amount of Term Loans under our senior secured credit facilities for a like principal amount of newly issued Priority Guarantee Notes due 2019. The exchange offer, which was offered to eligible existing lenders under our senior secured credit facilities, was exempt from registration under the Securities Act. We capitalized $11.9 million in fees and expenses associated with the offering and are amortizing them through interest expense over the life of the notes.

2013 Refinancing Transactions

In February 2013, we issued $575.0 million aggregate principal amount of the outstanding 11.25% Priority Guarantee Notes and used the net proceeds of such notes, together with the proceeds of borrowings under our receivables based credit facility and cash on hand, to prepay all $846.9 million of loans outstanding under our Term Loan A and to pay related fees and expenses.

During June 2013, we amended our senior secured credit facility by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $5.0 billion Term Loan D due January 30, 2019. The amendment also permitted us to make applicable high yield discount obligation catch-up payments beginning in May 2018 with respect to the new Term Loan D and any notes issued in connection with our exchange of our outstanding 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016.

During June 2013, we exchanged $348.1 million aggregate principal amount of senior cash pay notes for $348.0 million aggregate principal amount of the Senior Notes due 2021 and $917.2 million aggregate principal amount of senior toggle notes (including $452.7 million aggregate principal amount held by a subsidiary of ours) for $853.0 million aggregate principal amount of Senior Notes due 2021 (including $421.0 million aggregate principal amount issued to a subsidiary of ours) and $64.2 million of cash (including $31.7 million of cash paid to a subsidiary of ours), pursuant to the exchange offer. In connection with the exchange offer and the senior secured credit facility amendment, both of which were accounted for as modifications of existing debt in accordance with ASC 470-50, we incurred expenses of $17.9 million which are included in “Other income (expenses), net”.

Further, in December 2013, we exchanged an additional $353.8 million aggregate principal amount of senior cash pay notes for $389.2 million aggregate principal amount of the Senior Notes due 2021 and $14.2 million of cash as well as an additional $212.1 million aggregate principal amount of senior toggle notes for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million of cash, pursuant to the exchange offer. In connection with the exchange offer, which was accounted for as extinguishment of existing debt in accordance with ASC 470-50, we incurred expenses of $84.0 million, which are included in “Loss on extinguishment of debt”.

In addition, during December 2013, we amended our senior secured credit facility by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $1.3 billion Term Loan E due July 30, 2019. In connection with the senior secured credit facility amendment, which was accounted for as modifications of existing debt, we incurred expenses of $5.5 million which are included in “Other income (expenses), net”.

Dispositions and Other

Three Months Ended March 31, 2014

We owned a 50% interest in ARN. An impairment charge of $95.4 million was recorded during the fourth quarter of 2013 to write down the investment to its estimated fair value. On February 18, 2014, we sold our 50% interest in ARN recognizing a loss on the sale of $2.4 million and $11.5 million of foreign exchange losses that were reclassified from accumulated other comprehensive income at the date of the sale.

2013

During 2013, our Americas outdoor segment divested certain outdoor advertising assets in Times Square for approximately $18.7 million resulting in a gain of $12.2 million. In addition, our CCME segment exercised a put option that sold five radio stations in the Green Bay market for approximately $17.6 million and recorded a gain of $0.5 million. These net gains are included in “Other operating income, net.”

We sold our shares of Sirius XM Radio, Inc. for $135.5 million and recognized a gain on the sale of securities of $130.9 million. This net gain is included in “Gain on sale of marketable securities.”

2012

During 2012, our International outdoor segment sold its international neon business and its outdoor advertising business in Romania, resulting in an aggregate gain of $39.7 million included in “Other operating income, net.”

2011

During 2011, we divested and exchanged 27 radio stations for approximately $22.7 million and recorded a loss of $0.5 million in “Other operating income, net.”

Uses of Capital

Debt Repurchases, Maturities and Other

Three Months Ended March 31, 2014

During February 2014, we repaid all principal amounts outstanding under our receivables based credit facility, using cash on hand. This voluntary repayment did not reduce the commitments under this facility and we have the ability to redraw amounts under this facility at any time.

During March 2014, CC Finco repurchased, through open market purchases, a total of $61.9 million aggregate principal amount of notes, comprised of $52.9 million of our outstanding 5.5% Senior Notes due 2014 and $9.0 million of our outstanding 4.9% Senior Notes due 2015, for a total purchase price of $63.1 million, including accrued interest. We cancelled these notes subsequent to the purchase.

2013

During August 2013, we made a $25.3 million scheduled applicable high-yield discount obligation payment to the holders of the senior toggle notes.

During February 2013, using the proceeds from the issuance of the 11.25% Priority Guarantee Notes along with borrowings under the receivables based credit facility of $269.5 million and cash on hand, we prepaid all $846.9 million outstanding under our Term Loan A under our senior secured credit facilities. We recorded a loss of $3.9 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During January 2013, we repaid our 5.75% senior notes at maturity for $312.1 million (net of $187.9 million principal amount repaid to a subsidiary of ours with respect to notes repurchased and held by such entity), plus accrued interest, using cash on hand.

2012

During November 2012, CCWH repurchased $1,724.7 million aggregate principal amount of the Existing CCWH Senior Notes in a tender offer for the Existing CCWH Senior Notes. Simultaneously with the early settlement of the tender offer, CCWH called for redemption all of the remaining $775.3 million aggregate principal amount of Existing CCWH Senior Notes that were not purchased on the early settlement date of the tender offer. In connection with the redemption, CCWH satisfied and discharged its obligations under the Existing CCWH Senior Notes indentures by depositing with the trustee sufficient funds to pay the redemption price, plus accrued and unpaid interest on the remaining outstanding Existing CCWH Senior Notes to, but not including, the December 19, 2012 redemption date.

During October 2012, we consummated a private exchange offer of $2.0 billion aggregate principal amount of Term Loans under our senior secured credit facilities for a like principal amount of newly issued Priority Guarantee Notes due 2019. The exchange offer was available only to eligible lenders under the senior secured credit facilities, and the Priority Guarantee Notes due 2019 were offered only in reliance on exemptions from registration under the Securities Act.

In connection with the issuance of the CCWH Subordinated Notes, CCOH paid the $2,170.4 million CCOH dividend on March 15, 2012 to its Class A and Class B stockholders, consisting of $1,925.7 million distributed to CC Holdings and CC Finco and $244.7 million distributed to other stockholders. In connection with the Subordinated Notes issuance and CCOH dividend, we repaid indebtedness under our senior secured credit facilities in an amount equal to the aggregate amount of dividend proceeds distributed to CC Holdings and CC Finco, or $1,925.7 million. Of this amount, a prepayment of $1,918.1 million was applied to indebtedness outstanding under our revolving credit facility, thus permanently reducing the revolving credit commitments under our revolving credit facility to $10.0 million. During the fourth quarter of 2012, the revolving credit facility was permanently paid off and terminated using available cash on hand. The remaining $7.6 million prepayment was allocated on a pro rata basis to our Term Loan facilities.

In addition, on March 15, 2012, using cash on hand, we made voluntary prepayments under our senior secured credit facilities in an aggregate amount equal to $170.5 million, as follows: (i) $16.2 million under our Term Loan A due 2014, (ii) $129.8 million under our Term Loan B due 2016, (iii) $10.0 million under our Term Loan C due 2016 and (iv) $14.5 million under our delayed draw Term Loans due 2016. In connection with the prepayments on our senior secured credit facilities, we recorded a loss of $15.2 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During March 2012, we repaid our 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount repaid to a subsidiary of ours with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the June 2011 offering of the Additional Notes, along with cash on hand.

2011

During 2011, CC Finco repurchased certain of our outstanding senior notes through open market repurchases as shown in the table below. Notes repurchased and held by CC Finco are eliminated in consolidation.

(In thousands)	Year Ended December 31, 2011

CC Finco, LLC
Principal amount of debt repurchased	$80,000
Purchase accounting adjustments(1)	(20,476)
Gain recorded in “Loss on extinguishment of debt”(2)	(4,274)

Cash paid for repurchases of long-term debt	$55,250

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.

(2)	CC Finco repurchased certain of our senior notes at a discount, resulting in a gain on the extinguishment of debt.

During 2011, we repaid our 6.25% senior notes at maturity for $692.7 million (net of $57.3 million principal amount repaid to a subsidiary of ours with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the February 2011 offering of the Initial Notes, along with available cash on hand. We also repaid our 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount repaid to a subsidiary of ours with respect to notes repurchased and held by such entity), plus accrued interest, with available cash on hand. Prior to, and in connection with the June 2011 offering, we repaid all amounts outstanding under our receivables based credit facility on June 8, 2011, using cash on hand. This voluntary repayment did not reduce the commitments under this facility and we may reborrow amounts under this facility at any time. In addition, on June 27, 2011, we made a voluntary payment of $500.0 million on our revolving credit facility. Furthermore, CC Finco repurchased $80.0 million aggregate principal amount of our outstanding 5.5% senior notes due 2014 for $57.1 million, including accrued interest, through an open market purchase.

Capital Expenditures

Capital expenditures for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011 were as follows:

(In millions)	Three Months Ended	Years Ended December 31,
	March 31, 2014	2013	2012	2011
CCME	$10.3	$75.8	$65.8	$50.2
Americas outdoor advertising	12.2	89.0	117.7	122.5
International outdoor advertising	25.1	108.5	150.1	166.0
Corporate and Other	19.8	51.2	56.7	25.3

Total capital expenditures	$67.4	$324.5	$390.3	$364.0

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and recurring maintenance in our Americas outdoor segment as well as new billboard and street furniture contracts and renewals of existing contracts in our International outdoor segment, studio and broadcast equipment at CCME and software at Corporate.

Dividends

We have not paid cash dividends on our common stock since the merger in 2008 and our ability to pay dividends is subject to restrictions should we seek to do so in the future. Our debt financing arrangements include restrictions on our ability to pay dividends as described in this Management’s Discussion and Analysis.

Acquisitions

During 2012, we completed the acquisition of WOR-AM in New York City for $30.0 million and WFNX in Boston for $14.5 million. These acquisitions resulted in an aggregate increase of $5.3 million to property plant and equipment, $15.2 million to intangible assets and $24.7 million to goodwill, in addition to $0.7 million of assumed liabilities.

During 2011, we completed our traffic acquisition for $24.3 million to add a complementary traffic operation to our existing traffic business. Immediately after closing, the acquired subsidiaries repaid pre-existing, intercompany debt owed in the amount of $95.0 million. During 2011, we also acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Stock Purchases

On August 9, 2010, we announced that our board of directors approved a stock purchase program under which we or our subsidiaries may purchase up to an aggregate of $100 million of the Class A common stock of CCMH and/or the Class A common stock of CCOH. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at our discretion. During 2011, CC Finco purchased 1,553,971 shares of CCOH’s Class A common stock through open market purchases for approximately $16.4 million. During 2012, CC Finco purchased 111,291 shares of CCMH’s Class A common stock for $692,887.

Certain Relationships with the Sponsors

We are party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses. For the three months ended March 31, 2014 and 2013, we recognized management fees and reimbursable expenses of $4.0 million and $4.1 million, respectively. For the years ended December 31, 2013, 2012 and 2011, we recognized management fees and reimbursable expenses of $15.8 million, $15.9 million and $15.7 million, respectively.

CCOH Dividend

In connection with the cash management arrangements for CCOH, we maintain an intercompany revolving promissory note payable by us to CCOH (the “Note”), which consists of the net activities resulting from day-to-day cash management services provided by us to CCOH. As of December 31, 2013, the balance of the Note was $879.1 million, all of which is payable on demand. The Note is eliminated in consolidation in our consolidated financial statements.

The Note was the subject of derivative litigation filed in the Delaware Court of Chancery by stockholders of CCOH, which was settled on September 9, 2013. On October 19, 2013, in accordance with the terms of the settlement, CCOH’s board of directors notified us of its intent to make a demand for repayment of $200 million outstanding under the Note on November 8, 2013 and declared a dividend of $200 million, which was conditioned upon us having satisfied such demand. As the indirect parent of CCOH, we received approximately 88% of the proceeds from such dividend through our wholly-owned subsidiaries. The remaining approximately 12% of the proceeds from the dividend, or approximately $24 million, was paid to the public stockholders of CCOH and is accounted for as a “Dividend and other payments to noncontrolling interests” in our consolidated financial statements. We funded the net payment of this $24 million with cash on hand.

On October 19, 2013, CCOH also established a committee of its board of directors for the specific purpose of monitoring the Note. If notice of a demand for repayment is made pursuant to the terms of the committee charter in the future, CCOH would declare a simultaneous dividend equal to the amount so demanded, and a pro rata portion of that dividend would be paid to the public stockholders of CCOH. Based on our current and anticipated levels of operations and conditions in our markets, we currently expect that we would fund the dividends to be paid to the public stockholders of CCOH if and when demands are made using our existing sources of capital.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. Please refer to “Legal Proceedings” located in the section titled “Business” located elsewhere in this prospectus.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five-year period. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.

In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

The scheduled maturities of our senior secured credit facilities, receivables based facility, senior cash pay and senior toggle notes, other long-term debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, priority guarantee notes and other long-term obligations as of December 31, 2013 are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2014	2015-2016	2017-2018	Thereafter
Long-term Debt:
Secured Debt	$12,818,693	$22,948	$1,918,916	$247,158	$10,629,671
Senior Cash Pay and Senior Toggle Notes	222,245	—	222,245	—	—
Senior Notes	1,404,202	—	—	—	1,404,202
Legacy Notes	1,436,455	461,455	500,000	175,000	300,000
CCWH Senior Subordinated Notes	2,200,000	—	—	—	2,200,000
CCWH Senior Notes	2,725,000	—	—	—	2,725,000
Other Long-term Debt	10	10	—	—	—
Interest payments on long-term debt(1)	9,683,364	1,558,479	2,975,083	2,827,224	2,322,578
Non-cancelable operating leases	2,926,122	401,390	687,220	492,785	1,344,727
Non-cancelable contracts	2,038,255	533,454	764,079	201,398	539,324
Employment/talent contracts	274,620	84,009	148,993	41,618	—
Capital expenditures	111,751	44,224	41,389	2,606	23,532
Unrecognized tax benefits(2)	142,658	11,643	—	—	131,015
Other long-term obligations(3)	322,534	5,107	72,893	21,428	223,106

Total	$36,305,909	$3,122,719	$7,330,818	$4,009,217	$21,843,155

(1)	Interest payments on the senior secured credit facilities assume the obligations are repaid in accordance with the amortization schedule as discussed elsewhere in this Management’s Discussion and Analysis and the interest rate is held constant over the remaining term.

(2)	The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.

(3)	Other long-term obligations consist of $59.1 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years. Also included are $48.6 million of contract payments in our syndicated radio and media representation businesses and $214.8 million of various other long-term obligations.

SEASONALITY

Typically, our CCME, Americas outdoor and International outdoor segments experience their lowest financial performance in the first quarter of the calendar year, with International outdoor historically experiencing a loss from operations in that period. Our International outdoor segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in interest rates, foreign currency exchange rates and inflation.

Interest Rate Risk

A significant amount of our long-term debt bears interest at variable rates. Accordingly, our earnings will be affected by changes in interest rates. At March 31, 2014, approximately 40% of our aggregate principal amount of long-term debt bears interest at floating rates. Assuming the current level of borrowings and assuming a 30% change in LIBOR, it is estimated that our interest expense for the three months ended March 31, 2014 would have changed by $3.8 million.

In the event of an adverse change in interest rates, management may take actions to mitigate our exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, the preceding interest rate sensitivity analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world. Foreign operations are measured in their local currencies. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported net loss of $27.4 million for the three months ended March 31, 2014. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the three months ended March 31, 2014 by $2.7 million. A 10% decrease in the value of the U.S. dollar relative to foreign currencies during the three months ended March 31, 2014 would have increased our net loss by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces in our CCME, Americas outdoor, and International outdoor operations.

NEW ACCOUNTING PRONOUNCEMENTS

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. Under the revised guidance, entities are permitted to designate the Fed Funds effective Swap Rate, also referred to as the overnight index swap rate, as a benchmark interest rate. In addition, the ASU removes the restriction on using different benchmark interest rates for similar hedges. The amendments became effective for any qualifying new or designated hedging relationships entered into on or after July 17, 2013. We do not expect the provisions of ASU 2013-10 to have a material effect on our financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under the revised guidance, public and non-public companies are required to present information about reclassification adjustments from accumulated other comprehensive income in their financial statements in a single note or on the face of the financial statements. Public companies are also required to provide this information in their interim statements. The standard is effective prospectively for public entities for fiscal years, and interim periods with those years, beginning after December 15, 2012. The provisions of ASU 2013-02 did not have a material effect on our financial statement disclosures.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. Under the revised guidance, new balance sheet offsetting disclosures are limited to the following financial instruments, to the extent they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement, recognized derivative instruments accounted for under ASC 815, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions. Entities are required to apply the ASU for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The provisions of ASU 2013-01 did not have a material effect on our financial statement disclosures.

In October 2012, the FASB issued ASU No. 2012-04, Technical Corrections and Improvements. Under the revised guidance, changes were made to clarify the FASB Accounting Standards Codification (the “Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Additionally, the amendments will make the Codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarifications. The guidance is effective for annual and interim reporting periods beginning after December 15, 2012. The provisions of ASU 2012-04 did not have a material effect on our financial statement disclosures.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements included elsewhere in this prospectus. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2013 would have changed by approximately $4.8 million and our net loss for the same period would have changed by approximately $3.0 million.

Long-lived Assets

Long-lived assets, including structures and other property, plant and equipment and definite-lived intangibles, are reported at historical cost less accumulated depreciation. We estimate the useful lives for various types of advertising structures and other long-lived assets based on our historical experience and our plans regarding how we intend to use those assets. Advertising structures have different lives depending on their nature, with large format bulletins generally having longer depreciable lives and posters and other displays having shorter depreciable lives. Street furniture and transit displays are depreciated over their estimated useful lives or appropriate contractual periods, whichever is shorter. Our experience indicates that the estimated useful lives applied to our portfolio of assets have been reasonable, and we do not expect significant changes to the estimated useful lives of our long-lived assets in the future. When we determine that structures or other long-lived assets will be disposed of prior to the end of their useful lives, we estimate the revised useful lives and depreciate the assets over the revised period. We also review long-lived assets for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements, future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Intangible Assets

In connection with the Merger Agreement pursuant to which CCMH acquired us, we allocated the purchase price to all of our assets and liabilities at estimated fair values, including our FCC licenses and our billboard permits. Indefinite-lived intangible assets, such as our FCC licenses and our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

On October 1, 2013, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized aggregate impairment charges of $2.5 million related to permits in certain markets in our Americas outdoor business and $2.0 million related to FCC Licenses in our CCME business.

In determining the fair value of our FCC licenses, the following key assumptions were used:

•	Revenue growth, forecast and published by BIA Financial Network, Inc. (“BIA”) varying by market, was used for the initial four-year period;

•	2% revenue growth was assumed beyond the initial four-year period;

•	Revenue was grown proportionally over a build-up period, reaching market revenue forecast by year 3;

•	Operating margins of 12.5% in the first year gradually climb to the industry average margin in year 3 of up to 30.8%, depending on market size by year 3; and

•	Assumed discount rates of 9.5% for the 13 largest markets and 10.0% for all other markets.

In determining the fair value of our billboard permits, the following key assumptions were used:

•	Industry revenue growth forecast at 3.6% was used for the initial four-year period;

•	3% revenue growth was assumed beyond the initial four-year period;

•	Revenue was grown over a build-up period, reaching maturity by year 2;

•	Operating margins gradually climb to the industry average margin of up to 55%, depending on market size, by year 3; and

•	Assumed discount rate of 9.0%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the change in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands) Description	Revenue Growth Rate	Profit Margin	Discount Rates
FCC license	$450,232	$151,554	$475,702
Billboard permits	$720,800	$140,100	$724,900

The estimated fair value of our FCC licenses and billboard permits at October 1, 2013 was $3.3 billion and $2.3 billion, respectively, while the carrying value was $2.4 billion and $1.1 billion, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On October 1, 2013, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in an impairment charge of $10.7 million related to one market in our International outdoor segment. In determining the fair value of our reporting units, we used the following assumptions:

•	Expected cash flows underlying our business plans for the periods 2013 through 2017. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2017 are projected to grow at a perpetual growth rate, which we estimated at 2% for our CCME segment, 3% for our Americas outdoor and International outdoor segments, and approximately 6.6% for our Other segment.

•	In order to risk adjust the cash flow projections in determining fair value, we utilized a discount rate of approximately 9.0% to 12.0% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 25% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In millions)
Description	Revenue Growth Rate	Profit Margin	Discount Rates
CCME	$1,360,000	$320,000	$1,290,000
Americas Outdoor	$610,000	$150,000	$580,000
International Outdoor	$350,000	$200,000	$330,000

Tax Accruals

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements. We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to our UTBs may affect our income tax expense. Settlement of uncertain tax positions may require use of our cash.

Litigation Accruals

We are currently involved in certain legal proceedings. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Insurance Accruals

We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projected future development of costs related to existing claims. Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2013.

If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2013 would have affected our net loss by approximately $2.2 million for the year ended December 31, 2013.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2013 would not be materially impacted. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

BUSINESS

Overview

We are a diversified media and entertainment company with leading market positions in each of our operating segments: CCME, Americas Outdoor Advertising and International Outdoor Advertising.

•	CCME. Our CCME operations include radio broadcasting, online and mobile services and products, program syndication, entertainment, traffic data distribution and music research services. As of December 31, 2013, we owned 835 domestic radio stations servicing more than 150 U.S. markets, including 45 of the top 50 markets and 85 of the top 100 markets. CCME includes radio stations for which we are the licensee and one station for which we provide programming and sell air time under an LMA. We are also the beneficiary of Aloha Station Trust, LLC, which owns and operates 19 radio stations which we were required to divest in order to comply with FCC media ownership rules, and which are being marketed for sale. Our portfolio of stations offers a broad assortment of programming formats, including adult contemporary, country, contemporary hit radio, rock, news/talk, sports, urban, oldies and others. In addition to our local radio programming, we operate Premiere, a national radio network that produces, distributes or represents approximately 90 syndicated radio programs and networks and serves more than 5,000 radio station affiliates, reaching over 190 million listeners weekly. We also deliver real-time traffic information via navigation systems, radio and television broadcast media and wireless and Internet-based services through our traffic business, Total Traffic & Weather Network. For the year ended December 31, 2013 and the three months ended March 31, 2014, our CCME segment represented approximately 50% of our revenue and 68% and 86%, respectively, of our operating income without the effect of corporate and other reconciling items.

•	Americas Outdoor Advertising. We are the largest outdoor advertising company in North America (based on revenue), which includes the United States and Canada. Approximately 95% of our revenue for the year ended December 31, 2013 in our Americas Outdoor Advertising segment was derived from the United States. As of December 31, 2013, we owned or operate approximately 105,000 display structures in our Americas outdoor segment with operations in 47 of the 50 largest markets in the United States, including all of the 20 largest markets. Our Americas outdoor assets consist of traditional and digital billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars, which we own or operate under lease management agreements. Our Americas outdoor advertising business is focused on metropolitan areas with dense populations. For the year ended December 31, 2013 and the three months ended March 31, 2014, our Americas Outdoor Advertising segment represented approximately 21% and 20%, respectively, of our revenue and 23% of our operating income without the effect of corporate and other reconciling items.

•	International Outdoor Advertising. Our International Outdoor Advertising business segment includes our operations in Asia, Australia, Europe and Latin America, with approximately 33% of our revenue for the year ended December 31, 2013 in this segment derived from France and the United Kingdom. As of December 31, 2013, we owned or operated approximately 570,000 displays across 28 countries. Our International outdoor assets consist of street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other spectaculars, which we own or operate under lease agreements. Our International business is focused on metropolitan areas with dense populations. For the year ended December 31, 2013 and the three months ended March 31, 2014, our International Outdoor Advertising segment represented approximately 27%, of our revenue and 8% and (9%), respectively, of our operating income without the effect of corporate and other reconciling items.

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Other. Our Other category includes our 100%-owned full-service media representation firm, Katz Media, as well as other general support services and initiatives, which are ancillary to our other businesses. Katz Media, a leading media representation firm in the U.S. for radio and television stations, sells national spot advertising time for clients in the radio and television industries throughout the United States. As of December 31, 2013, Katz Media represented more than 4,000 radio stations, approximately one-fifth of which were owned by us. Katz Media also represents approximately 800 television and digital multicast stations. Katz Media generates revenue primarily through contractual commissions realized from the sale of national spot and online advertising. National spot advertising is commercial airtime sold to advertisers on behalf of radio and television stations. Katz Media represents its media clients pursuant to media representation contracts, which typically have terms of up to ten years in length. For the year ended December 31, 2013 and the three months ended March 31, 2014, our Other category represented approximately 2% and 3%, respectively, of our revenue and 1% and 0%, respectively, of our operating income without the effect of corporate and other reconciling items.

For the year ended December 31, 2013 and the three months ended March 31, 2014, we generated consolidated revenues of $6,243 million and $1,343 million, respectively, operating income of $1,001 million and $83 million, respectively, and consolidated net loss of $584 million and $432 million, respectively.

Our Strengths

Leading Positions in the U.S. Media and Entertainment and Global Outdoor Market. We are a leading global media and entertainment company.

•	We own the number one or number two ranked radio station clusters in eight of the top 10 and in 20 of the top 25 markets in the United States as of December 2013. With a total weekly listening base of almost 139 million individuals based on NielsenAudio figures for the Fall 2013 ratings period, our portfolio of 835 stations generated twice the revenue as our next largest radio broadcasting competitor in 2013.

•	In the United States outdoor market, we believe we hold the number one market share in eight of the top 10 markets and are either number one or number two in 16 of the top 20 markets. Internationally, we believe we hold one of the leading positions in France, the United Kingdom, Australia, Finland, Ireland, Switzerland, Sweden, Belgium, Italy and Norway. In addition, we hold positions in several countries where we have experienced strong growth, including Latin America, China, Singapore and Turkey.

Global Scale in Media and Entertainment and Outdoor Advertising. As of December 31, 2013, we owned 835 domestic radio stations servicing more than 150 U.S. markets, including 45 of the top 50 markets and 85 of the top 100 markets. We also operated more than 675,000 outdoor advertising displays worldwide in metropolitan and densely populated locations, providing advertisers with both a global and a local reach. We believe that our scale provides us with the flexibility and resources to introduce new products and solutions in a cost effective manner.

•	Our scale has enabled cost-effective investment in new technologies, such as digital billboards and streaming technology, which we believe will continue to support future growth. Digital billboards, for example, enable us to transition from selling space on a display to a single advertiser to selling time on that display to multiple advertisers, creating new revenue opportunities from both new and existing clients.

•	Our large distribution platform in our CCME segment allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling talent and programming across many stations throughout the United States.

•	We have more than 4,800 sales people in local markets across the globe. Our scale has facilitated cost-effective investment in systems that allow us to maximize yield management and systems that improve the ability of our local salespeople to increase revenue. Additionally, our scale has allowed us to implement initiatives that we believe differentiate us from the rest of the media industry and position us to outperform our competitors across our markets.

Diversification Across Business Lines, Geographies, Markets and Format. Approximately half of our revenue is generated by our CCME segment, with the remaining half generated by our Americas Outdoor Advertising and International Outdoor Advertising segments, as well as other support services and initiatives. We offer advertisers a diverse platform of media assets across geographies, outdoor products and programming formats. Due to our multiple business units, we are not dependent upon any single source of revenue.

Strong Collection of Unique Assets. Through acquisitions and organic growth, we have aggregated a unique portfolio of assets. We believe the combination of our assets cannot be replicated.

•	Ownership and operation of radio broadcast stations is governed by the FCC licensing process, which limits the number of radio licenses available in any market. Any party seeking to acquire or transfer radio licenses must go through a detailed review process with the FCC. Over several decades, we have aggregated multiple licenses in local market clusters across the United States. A cluster of multiple radio stations in a market allows us to provide listeners with more diverse programming and advertisers with a more efficient means to reach those listeners. In addition, we are able to increase our efficiency by operating in clusters, which allows us to eliminate duplicative operating expenses and realize economies of scale.

•	The domestic outdoor industry is regulated by the federal government as well as state and municipal governments. Statutes and regulations govern the construction, repair, maintenance, lighting, height, size, spacing and placement and permitting of outdoor advertising structures. Due to these regulations, it has become increasingly difficult to develop new outdoor advertising locations. Further, for many of our existing billboards, a competitor or landlord could not obtain a permit for replacement under existing laws and regulations due to their non-conforming status.

Attractive Businesses with High Margins and Low Capital Expenditure Requirements. Our global scale has enabled us to make productive and cost effective investments across our portfolio. As a result of our strong margins and low capital expenditure requirements, we have been able to convert a significant portion of our operating income into cash flow that can be utilized for debt service.

•	We have strong operating margins (defined as operating income divided by revenues), driven by our significant scale and leading market share in both radio broadcasting and outdoor advertising. For the year ended December 31, 2013 and the three months ended March 31, 2014, our consolidated operating margin was 16% and 6%, respectively, with strong operating margins in our CCME segment of 29% and 21%, respectively, and Americas Outdoor Advertising segment of 24% and 14%, respectively.

•	In addition, both our media and entertainment and our outdoor businesses are low capital intensity businesses. For the year ended December 31, 2013 and the three months ended March 31, 2014, our total capital expenditures were 5% of total revenue.

Highly Effective Advertising Medium. We believe both our media and entertainment and our outdoor advertising businesses offer compelling value propositions to advertisers and valuable access to consumers when they are out of the home and therefore closer to purchase decisions. We also believe both industries are well positioned to benefit from the fragmentation of audiences of other media as they are able to reach mass audiences on a local market basis.

•	Radio broadcasting and outdoor media offer compelling value propositions to advertisers by providing cost effective media advertising outlets.

•	Our media and entertainment and our outdoor businesses reach potential consumers outside of the home, a valuable position as it is closer to the purchase decision. Today, consumers spend a significant portion of their day out-of-home, while out-of-home media (radio and outdoor) currently garner a disproportionately smaller share of media spending than in-home media. We believe this discrepancy represents an opportunity for growth.

•	Additionally, radio programming reaches 92% of all consumers in the United States in a given week, with the average consumer listening for approximately 14 hours per week. On a weekly basis, this represents approximately 244 million unique listeners.

•	According to NielsenAudio, consumers in the United States listen to a significant amount of radio per day. In 2013, broadcast radio captured 119 minutes of user consumption per day as compared to the Internet at 143 minutes according to comScore, Inc. and newspapers at 18 minutes according to eMarketer Inc.

•	According to Scarborough, in 2013, 92% of U.S. residents traveled in a car each month, with an average of 174 miles traveled per week. The captive in-car audience is protected from media fragmentation and is subject to increasing out-of-home advertiser exposure as time and distance of commutes increase.

•	According to single-source advertising ROI study in the radio sector conducted by NielsenAudio and Nielsen Catalina Solutions in 2014, radio delivered a sales lift of more than $6 per dollar spent on radio, an ROI which Advertising Age reported doubled that of even the best results of recent studies of digital or TV media, with one retail brand recording a sales lift of more than $23 per dollar invested in radio.

Significant Operating Leverage with Flexibility to Manage Cost Base As Necessary. We benefit from significant operating leverage, which leads to operating margin increases in a growth environment. Conversely, we have demonstrated our flexibility to effectively manage our cost base in a low growth or recessionary environment.

Our Strategy

Our goal is to strengthen our position as a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities and providing premiere opportunities for advertisers. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies.

CCME

Our CCME strategy centers on delivering entertaining and informative content across multiple platforms, including broadcast, mobile and digital as well as promotional events. We strive to serve our listeners by providing the content they desire on the platform they prefer, while supporting advertisers, strategic partners, music labels and artists with a diverse platform of creative marketing opportunities designed to effectively reach and engage target audiences. Our CCME strategy also focuses on continuing to improve the operations of our stations by providing valuable programming and promotions, as well as sharing best practices across our stations in marketing, distribution, sales and cost management.

Promote Broadcast Radio Media Spending. Given the attractive reach and metrics of both the broadcast radio industry in general and CCME in particular, as well as our depth and breadth of relationships with both media agencies and national and local advertisers, we believe we can drive broadcast radio’s share of total media spending by using our dedicated national sales team to highlight the value of broadcast radio relative to other media. We have made and continue to make significant investments in research to enable our clients to better understand how our assets can successfully reach their target audiences and promote their advertising campaigns; broadened our national sales teams and initiatives to better develop, create and promote their advertising campaigns; invested in technology to enhance our platform and capabilities; and continue to seek opportunities to deploy our iHeartRadio digital radio service across both existing and emerging devices and platforms. We are also working closely with advertisers, marketers and agencies to meet their needs through new products, events and services developed through optimization of our current portfolio of assets, as well as to develop tools to determine how effective broadcast radio is in reaching their desired audiences.

Promote Local and National Advertising. We intend to grow our CCME businesses by continuing to develop effective programming, creating new solutions for our advertisers and agencies, fostering key relationships with advertisers and improving our local and national sales team. We intend to leverage our diverse collection of assets, our programming and creative strengths, and our consumer relationships to create special events, such as one-of-a-kind local and national promotions for our listeners, and develop new, innovative technologies and products to promote our advertisers. We seek to maximize revenue by closely managing our advertising opportunities and pricing to compete effectively in local markets. We operate price and yield information systems, which provide detailed inventory information. These systems enable our station managers and sales directors to adjust commercial inventory and pricing based on local market demand, as well as to manage and monitor different commercial durations (60 second, 30 second, 15 second and five second) in order to provide more effective advertising for our customers at what we believe are optimal prices given market conditions.

Continue to Enhance the Listener Experience. We intend to continue enhancing the listener experience by offering a wide variety of compelling content and methods of delivery. We will continue to provide the content our listeners desire on their preferred platforms. Our investments have created a collection of leading on-air talent. For example, Premiere offers more than 90 syndicated radio programs and networks and services for more than 5,000 radio station affiliates across the United States, including popular programs such as Rush Limbaugh, Sean Hannity, Glenn Beck, Ryan Seacrest, Steve Harvey, Elvis Duran, Bobby Bones and Delilah. Our distribution capabilities allow us to attract top talent and more effectively utilize programming, sharing our best and most compelling content across many stations.

Deliver Content via Multiple Distribution Technologies. We continue to expand the choices for our listeners. We deliver music, news, talk, sports, traffic and other content using an array of distribution technologies, including broadcast radio and HD radio channels, satellite radio digitally via iHeartRadio.com and our stations’ websites, and through our iHeartRadio mobile application on smart phones and tablets, on gaming consoles, via in-home entertainment in enhanced automotive platforms, as well as in-vehicle entertainment and navigation systems. Some examples of our recent initiatives are as follows:

•	Streaming. We provide streaming content via the Internet, mobile and other digital platforms. We rank among the top streaming networks in the U.S. with regards to AAS, SS and ATSL. AAS and SS measure the level of activity while ATSL measures the ability to keep the audience engaged.

•	Websites and Mobile Applications. We have developed mobile and Internet applications such as the iHeartRadio smart phone application and website. These mobile and Internet applications allow listeners to use their smart phones, tablets or other digital devices to interact directly with stations, find titles/artists, request songs and create custom stations while providing an additional method for advertisers to reach consumers. As of December 31, 2013, our iHeartRadio mobile application has been downloaded more than 300 million times. iHeartRadio provides a unique digital music experience by offering access to more than 1,500 live broadcast and digital-only radio stations, plus user-created custom stations with broad social media integration and our on demand content from our premium talk partnerships and user generated talk shows. Through our digital platforms, we estimate that we had more than 76 million unique digital visitors for the month of December 2013. In addition, through December 2013, iHeartRadio streamed, on average, 143 million total listening hours monthly via our website and mobile application.

Outdoor

We seek to capitalize on our Americas outdoor network and diversified product mix to maximize revenue. In addition, by sharing best practices among our business segments, we believe we can quickly and effectively replicate our successes in our other markets. Our outdoor strategy focuses on leveraging our diversified product mix and long-standing presence in many of our existing markets, which provides us with the ability to launch new products and test new initiatives in a reliable and cost-effective manner.

Promote Overall Outdoor Media Spending. Given the attractive industry fundamentals of outdoor media and our depth and breadth of relationships with both local and national advertisers, we believe we can drive outdoor advertising’s share of total media spending by using our dedicated national sales team to highlight the value of outdoor advertising relative to other media. Outdoor advertising only represented 4% of total dollars spent on advertising in the United States in 2012. We have made and continue to make significant investments in research tools that enable our clients to better understand how our displays can successfully reach their target audiences and promote their advertising campaigns. Also, we are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated systems that will provide improved audience metrics for outdoor advertising. For example, we have implemented the TAB Out of Home Ratings audience measurement system which: (1) separately reports audiences for billboards, posters, junior posters, transit shelters and phone kiosks, (2) reports for geographically sensitive reach and frequency, (3) provides granular detail, reporting individual out of home units in over 200 designated market areas, (4) provides detailed demographic data comparable to other media, and (5) provides true commercial ratings based on people who see the advertising.

Continue to Deploy Digital Displays. Digital outdoor advertising provides significant advantages over traditional outdoor media. Our electronic displays are linked through centralized computer systems to instantaneously and simultaneously change advertising copy on a large number of displays, allowing us to sell more advertising opportunities to advertisers. The ability to change copy by time of day and quickly change messaging based on advertisers’ needs creates additional flexibility for our customers. Although digital displays require more capital to construct compared to traditional bulletins, the advantages of digital allow us to penetrate new accounts and categories of advertisers, as well as serve a broader set of needs for existing advertisers. Digital displays allow for high-frequency, 24-hour advertising changes in high-traffic locations and allow us to offer our clients optimal flexibility, distribution, circulation and visibility. We expect this trend to continue as we increase our quantity of digital inventory. As of December 31, 2013, we had deployed more than 1,000 digital billboards in 37 markets in the United States and more than 3,700 digital displays in 14 countries across Europe, Asia and Latin America.

Capitalize on Product and Geographic Opportunities. We are also focused on growing our business internationally by working closely with our advertising customers and agencies in meeting their needs, and through new product offerings, optimization of our current display portfolio and selective investments targeting promising growth markets. We have continued to innovate and introduce new products in international markets based on local demands. Our core business is our street furniture business and that is where we plan to focus much of our investment. We plan to continue to evaluate municipal contracts that may come up for bid and will make prudent investments where we believe we can receive attractive returns. We will also continue to invest in markets such as China and Latin America where we believe there is high growth potential.

CCME

Sources of Revenue

Our CCME segment generated 50%, 49%, and 48% of our revenue for the years ended December 31, 2013, 2012 and 2011, respectively, and 50% of our revenue for the three months ended March 31, 2014. The primary source of revenue in our CCME segment is the sale of commercials on our radio stations for local and national advertising. Our iHeartRadio mobile application and website, our station websites and Total Traffic & Weather Network also provide additional means for our advertisers to reach consumers.

Our advertisers cover a wide range of categories, including consumer services, retailers, entertainment, health and beauty products, telecommunications, automotive, media and political. Our contracts with our advertisers generally provide for a term that extends for less than a one-year period. We also generate revenues from network compensation, our online services, our traffic business, special events and other miscellaneous transactions. These other sources of revenue supplement our traditional advertising revenue without increasing on-air-commercial time.

Each radio station’s local sales staff solicits advertising directly from local advertisers or indirectly through advertising agencies. Our ability to produce commercials that respond to the specific needs of our advertisers helps to build local direct advertising relationships. To generate national advertising sales, we leverage national sales teams and engage our Katz Media unit, which specializes in soliciting radio advertising sales on a national level for us and other radio and television companies. National sales representatives such as Katz Media obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on advertising sold.

Advertising rates are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by independent ratings services. A station’s format can be important in determining the size and characteristics of its listening audience, and advertising rates are influenced by the station’s ability to attract and target audiences that advertisers aim to reach. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Rates are generally highest during morning and evening commuting periods.

Radio Stations

As of December 31, 2013, we owned 835 radio stations, including 239 AM and 596 FM domestic radio stations, of which 151 stations were in the top 25 markets. Therefore, no one property is material to our overall operations. We believe that our properties are in good condition and suitable for our operations.

Radio broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the “Communications Act”). As described in “Regulation of Our Media and Entertainment Business” below, the FCC grants us licenses in order to operate our radio stations. The following table provides the number of owned radio stations in the top 25 Arbitron-ranked markets within our CCME segment.

Arbitron Market Rank(1)	Market	Number of Stations
1	New York, NY	6
2	Los Angeles, CA	8
3	Chicago, IL	7
4	San Francisco, CA	7
5	Dallas-Ft. Worth, TX	6
6	Houston-Galveston, TX	6
7	Washington, DC	5
8	Philadelphia, PA	6
9	Atlanta, GA	7
10	Boston, MA	5
11	Miami-Ft. Lauderdale-Hollywood, FL	7
12	Detroit, MI	7
13	Seattle-Tacoma, WA	7
14	Phoenix, AZ	8
15	Puerto Rico	-
16	Minneapolis-St. Paul, MN	6
17	San Diego, CA	7
18	Tampa-St. Petersburg-Clearwater, FL	8
19	Denver-Boulder, CO	8
20	Nassau-Suffolk (Long Island), NY	2
21	Baltimore, MD	4
22	St. Louis, MO	6
23	Portland, OR	7
24	Charlotte-Gastonia-Rock Hill, NC-SC	5
25	Pittsburgh, PA	6

	Total Top 25 Markets(2)	151

(1)	Source: Fall 2013 Arbitron Radio Market Rankings.

(2)	Included in the total are stations that were placed in a trust in order to bring the merger into compliance with the FCC’s media ownership rules. We have divested certain of these stations in the past and will continue to divest these stations as required.

Premiere Networks

We operate Premiere, a national radio network that produces, distributes or represents more than 90 syndicated radio programs and networks and services for more than 5,000 radio station affiliates reaching over 190 million listeners weekly. Our broad distribution capabilities enable us to attract and retain top programming talent. Some of our more popular syndicated programs include Rush Limbaugh, Sean Hannity, Glenn Beck, Ryan Seacrest, Steve Harvey, Elvis Duran, Bobby Bones and Delilah. We believe recruiting and retaining top talent is an important component of the success of our radio networks.

Total Traffic & Weather Network

Total Traffic & Weather Network delivers real-time local traffic flow and incident information along with weather updates to more than 2,000 radio and approximately 150 television affiliates, as well as through Internet and mobile partnerships reaching nearly 200 million consumers each month. Total Traffic & Weather Network services more than 200 markets in the United States, Canada and Mexico. It operates the largest broadcast traffic navigation network in North America and has expanded its offerings to include news, weather and sports content.

Competition

Our broadcast radio stations, as well as our mobile and digital applications and our traffic business, compete for listeners and advertising revenues directly with other radio stations within their respective markets, as well as with other advertising media, including broadcast and cable television, online, print media, outdoor advertising, satellite radio, direct mail and other forms of advertisement. In addition, the radio broadcasting industry is subject to competition from services that use media technologies such as Internet-based media, mobile applications and satellite-based digital radio services. Such services reach national and local audiences with multi-channel, multi-format, digital radio services.

Our broadcast radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. Our targeted listener base of specific demographic groups in each of our markets allows us to attract advertisers seeking to reach those listeners.

Americas Outdoor Advertising

Sources of Revenue

Americas outdoor generated 21%, 20% and 20% of our revenue in 2013, 2012 and 2011, respectively, and 20% of our revenue for the three months ended March 31, 2014. Americas outdoor revenue is derived from the sale of advertising copy placed on our traditional and digital displays. Our display inventory consists primarily of billboards, street furniture displays and transit displays. The margins on our billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked. Billboards comprise approximately two-thirds of our display revenues. The following table shows the approximate percentage of revenue derived from each category for our Americas outdoor inventory:

	Three Months Ended March 31, 2014	Years Ended December 31,
		2013	2012	2011
Billboards
Bulletins	58%	57%	56%	53%
Posters	12%	13%	13%	13%
Street furniture displays	4%	4%	4%	4%
Transit displays	18%	17%	17%	16%
Other displays(1)	8%	9%	10%	14%

Total	100%	100%	100%	100%

(1) Includes spectaculars, mall displays and wallscapes.

Our Americas outdoor segment generates revenues from local and national sales. Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display. “Reach” is the percent of a target audience exposed to an advertising message at least once during a specified period of time, typically during a period of four weeks. “Frequency” is the average number of exposures an individual has to an advertising message during a specified period of time. Out-of-home frequency is typically measured over a four-week period.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

Billboards

Our billboard inventory primarily includes bulletins and posters.

•	Bulletins. Bulletins vary in size, with the most common size being 14 feet high by 48 feet wide. Digital bulletins display static messages that resemble standard printed bulletins when viewed, but also allow advertisers to change messages throughout the course of a day, and may display advertisements for multiple customers. Our electronic displays are linked through centralized computer systems to instantaneously and simultaneously change advertising copy as needed. Because of their greater size, impact, high-frequency and 24-hour advertising changes, we typically receive our highest rates for digital bulletins. Almost all of the advertising copy displayed on traditional bulletins is computer printed on vinyl and transported to the bulletin where it is secured to the display surface. Bulletins generally are located along major expressways, primary commuting routes and main intersections that are highly visible and heavily trafficked. Our clients may contract for individual bulletins or a network of bulletins, meaning the clients’ advertisements are rotated among bulletins to increase the reach of the campaign. Our client contracts for bulletins, either traditional or digital, generally have terms ranging from four weeks to one year.

•	Posters. Digital posters are available in addition to the traditional 30-sheet or 8-sheet displays. Similar to digital bulletins, digital posters display static messages that resemble standard printed posters when viewed, and are linked through centralized computer systems to instantaneously and simultaneously change messages throughout the course of a day. The traditional 30-sheet posters are approximately 11 feet high by 23 feet wide, and the traditional 8-sheet posters are approximately 5 feet high by 11 feet wide. Advertising copy for traditional 30-sheet posters is digitally printed on a single piece of polyethylene material that is then transported and secured to the poster surfaces. Advertising copy for traditional 8-sheet posters is printed using silk screen, lithographic or digital process to transfer the designs onto paper that is then transported and secured to the poster surfaces. Posters generally are located in commercial areas on primary and secondary routes near point-of-purchase locations, facilitating advertising campaigns with greater demographic targeting than those displayed on bulletins. Our poster rates typically are less than our bulletin rates, and our client contracts for posters generally have terms ranging from four weeks to one year. Premiere displays, which consist of premiere panels and squares, are innovative hybrids between bulletins and posters that we developed to provide our clients with an alternative for their targeted marketing campaigns. The premiere displays use one or more poster panels, but with vinyl advertising stretched over the panels similar to bulletins. Our intent is to combine the creative impact of bulletins with the additional reach and frequency of posters.

Street Furniture Displays

Our street furniture displays include advertising surfaces on bus shelters, information kiosks, freestanding units and other public structures, are available in both traditional and digital formats, and are primarily located in major metropolitan areas and along major commuting routes. Generally, we own the street furniture structures and are responsible for their construction and maintenance. Contracts for the right to place our street furniture displays in the public domain and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law. Generally, these contracts have terms ranging from 10 to 20 years. As compensation for the right to sell advertising space on our street furniture structures, we pay the municipality or transit authority a fee or revenue share that is either a fixed amount or a percentage of the revenue derived from the street furniture displays. Typically, these revenue sharing arrangements include payments by us of minimum guaranteed amounts. Client contracts for street furniture displays typically have terms ranging from four weeks to one year, and are typically for network packages of multiple street furniture displays.

Transit Displays

Our transit displays are advertising surfaces on various types of vehicles or within transit systems, including on the interior and exterior sides of buses, trains, trams, and within the common areas of rail stations and airports, and are available in both traditional and digital formats. Similar to street furniture, contracts for the right to place our displays on such vehicles or within such transit systems and to sell advertising space on them generally are awarded by public transit authorities in competitive bidding processes or are negotiated with private transit operators. Generally, these contracts have terms ranging up to nine years. Our client contracts for transit displays generally have terms ranging from four weeks to one year.

Other Displays

The balance of our display inventory consists of spectaculars, wallscapes and mall displays. Spectaculars are customized display structures that often incorporate video, multidimensional lettering and figures, mechanical devices and moving parts and other embellishments to create special effects. The majority of our spectaculars are located in Times Square in New York City, the Gardiner Expressway in Toronto, and the Fashion Show Mall and Miracle Mile Shops in Las Vegas. Client contracts for spectaculars typically have terms of one year or longer. A wallscape is a display that drapes over or is suspended from the sides of buildings or other structures. Generally, wallscapes are located in high-profile areas where other types of outdoor advertising displays are limited or unavailable. Clients typically contract for individual wallscapes for extended terms. We also own displays located within the common areas of malls on which our clients run advertising campaigns for periods ranging from four weeks to one year.

Advertising Inventory and Markets

As of December 31, 2013, we owned or operated approximately 105,000 display structures in our Americas outdoor advertising segment with operations in 47 of the 50 largest markets in the United States, including all of the 20 largest markets. Therefore, no one property is material to our overall operations. We believe that our properties are in good condition and suitable for our operations.

Our displays are located on owned land, leased land or land for which we have acquired permanent easements. The majority of the advertising structures on which our displays are mounted require permits. Permits are granted for the right to operate an advertising structure as long the structure is used in compliance with the laws and regulations of the applicable jurisdiction.

Competition

The outdoor advertising industry in the Americas is fragmented, consisting of several larger companies involved in outdoor advertising, such as CBS and Lamar Advertising Company, as well as numerous smaller and local companies operating a limited number of displays in a single market or a few local markets. We also compete with other advertising media in our respective markets, including broadcast and cable television, radio, print media, direct mail, the Internet and other forms of advertisement. Outdoor advertising companies compete primarily based on ability to reach consumers, which is driven by location of the display.

International Outdoor Advertising

Sources of Revenue

Our International outdoor segment generated 27%, 27% and 28% of our revenue in 2013, 2012 and 2011, respectively, and 27% of our revenue in the three months ended March 31, 2014. International outdoor advertising revenue is derived from the sale of traditional advertising copy placed on our display inventory and electronic displays which are part of our network of digital displays. Our International outdoor display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International outdoor segment:

	Three Months Ended March 31,	Years Ended December 31,
	2014	2013	2012	2011
Street furniture displays	48%	48%	46%	43%
Billboards(1)	23%	23%	26%	28%
Transit displays	10%	9%	8%	9%
Other (2)	19%	20%	20%	20%

Total	100%	100%	100%	100%

(1)	Includes revenue from posters and neon displays. We sold our neon business during the third quarter of 2012.

(2)	Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of Smartbike programs and production revenue.

Our International outdoor segment generates revenues worldwide from local, regional and national sales. Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

Street Furniture Displays

Our International street furniture displays, available in traditional and digital formats, are substantially similar to their Americas street furniture counterparts, and include bus shelters, freestanding units, various types of kiosks, benches and other public structures. Internationally, contracts with municipal and transit authorities for the right to place our street furniture in the public domain and sell advertising on such street furniture typically provide for terms ranging from 10 to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts. In our International outdoor business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities such as bus shelters with or without advertising panels, information kiosks and public wastebaskets, as well as space for the municipality to display maps or other public information. In exchange for providing such metropolitan amenities and display space, we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. Our International street furniture is typically sold to clients as network packages of multiple street furniture displays, with contract terms ranging from one to two weeks. Client contracts are also available with terms of up to one year.

Billboards

The sizes of our International billboards are not standardized. The billboards vary in both format and size across our networks, with the majority of our International billboards being similar in size to our posters used in our Americas outdoor business. Our International billboards are sold to clients as network packages with contract terms typically ranging from one to two weeks. Long-term client contracts are also available and typically have terms of up to one year. We lease the majority of our billboard sites from private landowners. Billboards include posters and are available in traditional and digital formats.

Transit Displays

Our International transit display contracts are substantially similar to their Americas transit display counterparts, and typically require us to make only a minimal initial investment and few ongoing maintenance expenditures. Contracts with public transit authorities or private transit operators typically have terms ranging from three to seven years. Our client contracts for transit displays, either traditional or digital, generally have terms ranging from one week to one year, or longer.

Other International Displays and Services

The balance of our revenue from our International outdoor segment consists primarily of advertising revenue from mall displays, other small displays and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services and production revenue. Internationally, our contracts with mall operators generally have terms ranging from five to ten years and client contracts for mall displays generally have terms ranging from one to two weeks, but are available for periods up to six months. Our International inventory includes other small displays that are counted as separate displays since they form a substantial part of our network and International outdoor advertising revenue. We also have a Smartbike bicycle rental program which provides bicycles for rent to the general public in several municipalities. In exchange for providing the bike rental program, we generally derive revenue from advertising rights to the bikes, bike stations, additional street furniture displays, or fees from the local municipalities. In several of our International markets, we sell equipment or provide cleaning and maintenance services as part of a billboard or street furniture contract with a municipality.

Advertising Inventory and Markets

As of December 31, 2013, we owned or operated more than 570,000 displays in our International outdoor segment, with operations across 28 countries. Our International outdoor display count includes display faces, which may include multiple faces on a single structure, as well as small, individual displays. As a result, our International outdoor display count is not comparable to our Americas outdoor display count, which includes only unique displays. No one property is material to our overall operations. We believe that our properties are in good condition and suitable for our operations.

Competition

The international outdoor advertising industry is fragmented, consisting of several larger companies involved in outdoor advertising, such as JCDecaux and ExterionMedia, as well as numerous smaller and local companies operating a limited number of displays in a single market or a few local markets. We also compete with other advertising media in our respective markets, including broadcast and cable television, radio, print media, direct mail, the Internet and other forms of advertisement. Outdoor companies compete primarily based on ability to reach consumers, which is driven by location of the display.

Other

Our Other category includes our 100%-owned media representation firm, Katz Media, as well as other general support services and initiatives which are ancillary to our other businesses.

Katz Media, a leading media representation firm in the U.S. for radio and television stations, sells national spot advertising time for clients in the radio and television industries throughout the United States. As of December 31, 2013, Katz Media represented more than 4,000 radio stations, approximately one-fifth of which are owned by us. Katz Media also represents approximately 800 television and digital multicast stations.

Katz Media generates revenue primarily through contractual commissions realized from the sale of national spot and online advertising. National spot advertising is commercial airtime sold to advertisers on behalf of radio and television stations. Katz Media represents its media clients pursuant to media representation contracts, which typically have terms of up to ten years in length.

Employees

As of March 31, 2014, we had approximately 15,000 domestic employees and approximately 4,600 international employees, of which approximately 18,100 were in direct operations and 1,500 were in administrative or corporate related activities. Approximately 900 of our employees are subject to collective bargaining agreements in their respective countries. We are a party to numerous collective bargaining agreements, none of which represent a significant number of employees. We believe that our relationship with our employees is good.

Seasonality

See the information contained in the “Seasonality” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Regulation of our Media and Entertainment Business

General

The following is a brief summary of certain statutes, regulations, policies and proposals affecting our media and entertainment business. For example, radio broadcasting is subject to the jurisdiction of the FCC under the Communications Act. The Communications Act permits the operation of a radio broadcast station only under a license issued by the FCC upon a finding that grant of the license would serve the public interest, convenience and necessity. Among other things, the Communications Act empowers the FCC to: issue, renew, revoke and modify broadcasting licenses; assign frequency bands for broadcasting; determine stations’ frequencies, locations, power and other technical parameters; impose penalties for violation of its regulations, including monetary forfeitures and, in extreme cases, license revocation; impose annual regulatory and application processing fees; and adopt and implement regulations and policies affecting the ownership, program content, employment practices and many other aspects of the operation of broadcast stations.

This summary does not comprehensively cover all current and proposed statutes, regulations and policies affecting our media and entertainment business. Reference should be made to the Communications Act and other relevant statutes, regulations, policies and proceedings for further information concerning the nature and extent of regulation of our media and entertainment business. Finally, several of the following matters are now, or may become, the subject of court litigation, and we cannot predict the outcome of any such litigation or its impact on our media and entertainment business.

License Assignments

The Communications Act prohibits the assignment of a license or the transfer of control of an FCC licensee without prior FCC approval. Applications for license assignments or transfers involving a substantial change in ownership are subject to a 30-day period for public comment, during which petitions to deny the application may be filed and considered by the FCC.

License Renewal

The FCC grants broadcast licenses for a term of up to eight years. The FCC will renew a license for an additional eight-year term if, after consideration of the renewal application and any objections thereto, it finds that the station has served the public interest, convenience and necessity and that, with respect to the station seeking renewal, there have been no serious violations of either the Communications Act or the FCC’s rules and regulations by the licensee and no other such violations which, taken together, constitute a pattern of abuse. The FCC may grant the license renewal application with or without conditions, including renewal for a term less than eight years. The vast majority of radio licenses are renewed by the FCC for the full eight-year term. While we cannot guarantee the grant of any future renewal application, our stations’ licenses historically have been renewed for the full eight-year term.

Ownership Regulation

FCC rules and policies define the interests of individuals and entities, known as “attributable” interests, which implicate FCC rules governing ownership of broadcast stations and other specified mass media entities. Under these rules, attributable interests generally include: (1) officers and directors of a licensee or of its direct or indirect parent; (2) general partners; (3) limited partners and limited liability company members, unless properly “insulated” from management activities; (4) a 5% or more direct or indirect voting stock interest in a corporate licensee or parent, except that, for a narrowly defined class of passive investors, the attribution threshold is a 20% or more voting stock interest; and (5) combined equity and debt interests in excess of 33% of a licensee’s total asset value, if the interest holder provides over 15% of the licensee station’s total weekly programming, or has an attributable broadcast or newspaper interest in the same market (the “EDP Rule”). An entity that owns one or more radio stations in a market and programs more than 15% of the broadcast time, or sells more than 15% per week of the advertising time, on a radio station in the same market is generally deemed to have an attributable interest in that station.

Debt instruments, non-voting corporate stock, minority voting stock interests in corporations having a single majority stockholder, and properly insulated limited partnership and limited liability company interests generally are not subject to attribution unless such interests implicate the EDP Rule. To the best of our knowledge at present, none of our officers, directors or 5% or greater shareholders holds an interest in another television station, radio station or daily newspaper that is inconsistent with the FCC’s ownership rules.

The FCC is required to conduct periodic reviews of its media ownership rules. In 2003, the FCC, among other actions, modified the radio ownership rules and adopted new cross-media ownership limits. The U.S. Court of Appeals for the Third Circuit initially stayed implementation of the new rules. Later, it lifted the stay as to the radio ownership rules, allowing the modified rules to go into effect. It retained the stay on the cross-media ownership limits and remanded them to the FCC for further justification (leaving in effect separate pre-existing FCC rules governing newspaper-broadcast and radio-television cross-ownership). In 2007, the FCC adopted a decision that revised the newspaper-broadcast cross-ownership rule but made no changes to the radio ownership or radio-television cross-ownership rules. In 2011, the U.S. Court of Appeals for the Third Circuit vacated the FCC’s revisions to the newspaper-broadcast cross-ownership rule and otherwise upheld the FCC’s decision to retain the current radio ownership and radio-television cross-ownership rules. The U.S. Supreme Court denied review of the Third Circuit’s decision. The FCC began a periodic review of its media ownership rules in 2010, and has issued a notice of proposed rulemaking, but did not complete the proceeding. The FCC has commenced its 2014 periodic review and has incorporated the record of the 2010 review proceeding with a further notice of proposed rulemaking. We cannot predict the outcome of the FCC’s media ownership proceedings or their effects on our business in the future.

Irrespective of the FCC’s radio ownership rules, the Antitrust Division of the DOJ and the FTC have the authority to determine that a particular transaction presents antitrust concerns. In particular, where the proposed purchaser already owns one or more radio stations in a particular market and seeks to acquire additional radio stations in that market, the DOJ has, in some cases, obtained consent decrees requiring radio station divestitures.

The current FCC ownership rules relevant to our business are summarized below.

•	Local Radio Ownership Rule. The maximum allowable number of radio stations that may be commonly owned in a market is based on the size of the market. In markets with 45 or more stations, one entity may have an attributable interest in up to eight stations, of which no more than five are in the same service (AM or FM). In markets with 30-44 stations, one entity may have an attributable interest in up to seven stations, of which no more than four are in the same service. In markets with 15-29 stations, one entity may have an attributable interest in up to six stations, of which no more than four are in the same service. In markets with 14 or fewer stations, one entity may have an attributable interest in up to five stations, of which no more than three are in the same service, so long as the entity does not have an interest in more than 50% of all stations in the market. To apply these ownership tiers, the FCC relies on Arbitron Metro Survey Areas, where they exist, and a signal contour-overlap methodology where they do not exist. An FCC rulemaking is pending to determine how to define radio markets for stations located outside Arbitron Metro Survey Areas.

•	Newspaper-Broadcast Cross-Ownership Rule. FCC rules generally prohibit an individual or entity from having an attributable interest in either a radio or television station and a daily newspaper located in the same market.

•	Radio-Television Cross-Ownership Rule. FCC rules permit the common ownership of one television and up to seven same-market radio stations, or up to two television and six same-market radio stations, depending on the number of independent media voices in the market and on whether the television and radio components of the combination comply with the television and radio ownership limits, respectively.

Alien Ownership Restrictions

The Communications Act restricts foreign entities or individuals from owning or voting more than 20% of the equity of a broadcast licensee directly and more than 25% indirectly (i.e., through a parent company), unless the FCC has made a finding that greater foreign ownership is in the public interest. Since we serve as a holding company for FCC licensee subsidiaries, we have been effectively restricted from having more than one-fourth of our stock owned or voted directly or indirectly by foreign entities or individuals. In November 2013, the FCC clarified that it would entertain and authorize, on a case-by-case basis and upon sufficient public interest showing, proposals to exceed the 25% foreign ownership limit in broadcasting holding companies.

Indecency Regulation

Federal law regulates the broadcast of obscene, indecent or profane material. Legislation enacted by Congress provides the FCC with authority to impose fines of up to $325,000 per utterance with a cap of $3.0 million for any violation arising from a single act. In June 2012, the U.S. Supreme Court ruled on the appeals of several FCC indecency enforcement actions. While setting aside the particular FCC actions under review on narrow due process grounds, the Supreme Court declined to rule on the constitutionality of the FCC’s indecency policies, and the FCC has since solicited public comment on those policies. We have received, and may receive in the future, letters of inquiry and other notifications from the FCC concerning complaints that programming aired on our stations contains indecent or profane language. We cannot predict the outcome of our outstanding letters of inquiry and notifications from the FCC or the nature or extent of future FCC indecency enforcement actions.

Equal Employment Opportunity

The FCC’s rules require broadcasters to engage in broad equal opportunity employment recruitment efforts, retain data concerning such efforts and report much of this data to the FCC and to the public via stations’ public files and websites. Broadcasters could be sanctioned for noncompliance.

Technical Rules

Numerous FCC rules govern the technical operating parameters of radio stations, including permissible operating frequency, power and antenna height and interference protections between stations. Changes to these rules could negatively affect the operation of our stations. For example, in January 2011 a law that eliminates certain minimum distance separation requirements between full-power and low-power FM radio stations was enacted, which could lead to increased interference between our stations and low-power FM stations. In March 2011, the FCC adopted policies which, in certain circumstances, could make it more difficult for radio stations to relocate to increase their population coverage.

Content, Licenses and Royalties

We must pay royalties to copyright owners of musical compositions (typically, songwriters and publishers) whenever we broadcast or stream musical compositions. Copyright owners of musical compositions most often rely on intermediaries known as performance rights organizations to negotiate so-called “blanket” licenses with copyright users, collect royalties under such licenses and distribute them to copyright owners. We have obtained public performance licenses from, and pay license fees to, the three major performance rights organizations in the United States known as the American Society of Composers, Authors and Publishers, or ASCAP, Broadcast Music, Inc., or BMI, and SESAC, Inc., or SESAC.

To secure the rights to stream music content over the Internet, we also must obtain performance rights licenses and pay performance rights royalties to copyright owners of sound recordings (typically, performing artists and recording companies). Under Federal statutory licenses, we are permitted to stream any lawfully released sound recordings and to make reproductions of these recordings on our computer servers without having to separately negotiate and obtain direct licenses with each individual copyright owner as long as we operate in compliance with the rules of statutory licenses and pay the applicable royalty rates to SoundExchange, the non-profit organization designated by the Copyright Royalty Board to collect and distribute royalties under these statutory licenses.

The rates at which we pay royalties to copyright owners are privately negotiated or set pursuant to a regulatory process. In addition, we have business arrangements directly with some copyright owners to receive deliveries of and, in some cases, to directly license their sound recordings for use in our Internet operations. There is no guarantee that the licenses and associated royalty rates that currently are available to us will be available to us in the future. Congress is considering legislation which may affect such rates, and additionally it may consider and adopt legislation that requires us to pay royalties to owners of copyrighted sound recordings for the broadcast of music on our radio stations. Increased royalty rates could significantly increase our expenses, which could adversely affect our business.

Privacy and Data Protection

We collect certain types of information from users of our technology platforms, including without limitation our websites, web pages, interactive features, applications, Twitter and Facebook pages, and mobile application (“Platforms”), in accordance with the privacy policies and terms of use posted on the applicable Platform. We collect personally identifiable information directly from Platform users in several ways, including when a user purchases our products or services, registers to use our services, fills out a listener profile, posts comments, uses our social networking features, participates in polls and contests and signs up to receive email newsletters. We also may obtain information about our listeners from other listeners and third parties. We use the information we collect about and from Platform users for a variety of business purposes.

As a company conducting business on the Internet, we are subject to a number of laws and regulations relating to consumer protection, information security, data protection and privacy, among other things. Many of these laws and regulations are still evolving and could be interpreted in ways that could harm our business. In the area of information security and data protection, the laws in several states require companies to implement specific information security controls to protect certain types of personally identifiable information. Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their personally identifiable information. Any failure on our part to comply with these laws may subject us to significant liabilities.

We have implemented commercially reasonable physical and electronic security measures to protect our proprietary business information and to protect against the loss, misuse, and alteration of our listeners’ personally identifiable information. However, no security measures are perfect or impenetrable, and we may be unable to anticipate or prevent unauthorized access to such information. Any failure or perceived failure by us to protect our information or information about our listeners or to comply with our policies or applicable regulatory requirements could result in damage to our business and loss of confidence in us, damage to our brands, the loss of listeners, consumers, business partners and advertisers, as well as proceedings against us by governmental authorities or others, which could harm our business.

Other

Congress, the FCC and other government agencies and regulatory bodies may in the future adopt new laws, regulations and policies that could affect, directly or indirectly, the operation, profitability and ownership of our broadcast stations and Internet-based audio music services. In addition to the regulations and other arrangements noted above, such matters may include, for example: proposals to impose spectrum use or other fees on FCC licensees; changes to the political broadcasting rules, including the adoption of proposals to provide free air time to candidates; restrictions on the advertising of certain products, such as beer and wine; frequency allocation, spectrum reallocations and changes in technical rules; and the adoption of significant new programming and operational requirements designed to increase local community-responsive programming and enhance public interest reporting requirements.

Regulation of our Americas and International Outdoor Advertising Businesses

The outdoor advertising industry in the United States is subject to governmental regulation at the federal, state and local levels. These regulations may include, among others, restrictions on the construction, repair, maintenance, lighting, upgrading, height, size, spacing and location and permitting of and, in some instances, content of advertising copy being displayed on outdoor advertising structures. In addition, international regulations have a significant impact on the outdoor advertising industry. International regulation of the outdoor advertising industry can vary by municipality, region and country, but generally limits the size, placement, nature and density of out-of-home displays. Other regulations may limit the subject matter and language of out-of-home displays.

From time to time, legislation has been introduced in both the United States and foreign jurisdictions attempting to impose taxes on revenue from outdoor advertising or for the right to use outdoor advertising assets. Several jurisdictions have imposed such taxes as a percentage of our outdoor advertising revenue generated in that jurisdiction. In addition, some jurisdictions have taxed our personal property and leasehold interests in advertising locations using various valuation methodologies. We expect U.S. and foreign jurisdictions to continue to try to impose such taxes as a way of increasing revenue. In recent years, outdoor advertising also has become the subject of targeted taxes and fees. These laws may affect prevailing competitive conditions in our markets in a variety of ways. Such laws may reduce our expansion opportunities or may increase or reduce competitive pressure from other members of the outdoor advertising industry. No assurance can be given that existing or future laws or regulations, and the enforcement thereof, will not materially and adversely affect the outdoor advertising industry. However, we contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely impact the growth of our outdoor advertising business.

In the United States, federal law, principally the HBA, regulates outdoor advertising on Federal-Aid Primary, Interstate and National Highway Systems roads within the United States (“controlled roads”). The HBA regulates the size and placement of billboards, requires the development of state standards, mandates a state’s compliance program, promotes the expeditious removal of illegal signs and requires just compensation for takings.

To satisfy the HBA’s requirements, all states have passed billboard control statutes and regulations that regulate, among other things, construction, repair, maintenance, lighting, height, size, spacing and the placement and permitting of outdoor advertising structures. We are not aware of any state that has passed control statutes and regulations less restrictive than the prevailing federal requirements on the federal highway system, including the requirement that an owner remove any non-grandfathered, non-compliant signs along the controlled roads, at the owner’s expense and without compensation. Local governments generally also include billboard control as part of their zoning laws and building codes regulating those items described above and include similar provisions regarding the removal of non-grandfathered structures that do not comply with certain of the local requirements. Some local governments have initiated code enforcement and permit reviews of billboards within their jurisdiction. In some instances we have had to remove billboards as a result of such reviews.

As part of their billboard control laws, state and local governments regulate the construction of new signs. Some jurisdictions prohibit new construction, some jurisdictions allow new construction only to replace or relocate existing structures and some jurisdictions allow new construction subject to the various restrictions discussed above. In certain jurisdictions, restrictive regulations also limit our ability to relocate, rebuild, repair, maintain, upgrade, modify or replace existing legal non-conforming billboards.

U.S. federal law neither requires nor prohibits the removal of existing lawful billboards, but it does mandate the payment of compensation if a state or political subdivision compels the removal of a lawful billboard along the controlled roads. In the past, state governments have purchased and removed existing lawful billboards for beautification purposes using federal funding for transportation enhancement programs, and these jurisdictions may continue to do so in the future. From time to time, state and local government authorities use the power of eminent domain and amortization to remove billboards. Thus far, we have been able to obtain satisfactory compensation for, or relocation of, our billboards purchased or removed as a result of these types of governmental action, although there is no assurance that this will continue to be the case in the future.

We have introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that change up to several times per minute. We have encountered some existing regulations in the U.S. and across some international jurisdictions that restrict or prohibit these types of digital displays. However, since digital technology for changing static copy has only recently been developed and introduced into the market on a large scale, and is in the process of being introduced more broadly in our international markets, existing regulations that currently do not apply to digital technology by their terms could be revised to impose greater restrictions. These regulations, or actions by third parties, may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

Properties

Corporate

Our corporate headquarters are located in San Antonio, Texas, where we own an approximately 55,000 square foot executive office building and an approximately 123,000 square foot data and administrative service center. In addition, certain of our executive and other operations are located in New York, New York, Phoenix, Arizona and London, England.

CCME

The types of properties required to support each of our radio stations include offices, studios, transmitter sites and antenna sites. We either own or lease our transmitter and antenna sites. These leases generally have expiration dates that range from five to 15 years. A radio station’s studios are generally housed with its offices in downtown or business districts. A radio station’s transmitter sites and antenna sites are generally located in a manner that provides maximum market coverage.

Americas Outdoor and International Outdoor Advertising

The types of properties required to support each of our outdoor advertising branches include offices, production facilities and structure sites. An outdoor branch and production facility is generally located in an industrial or warehouse district.

With respect to each of the Americas outdoor and International outdoor segments, we primarily lease our outdoor display sites and own or have acquired permanent easements for relatively few parcels of real property that serve as the sites for our outdoor displays. Our leases generally range from month-to-month to year-to-year and can be for terms of 10 years or longer, and many provide for renewal options.

There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. We believe that an important part of our management activity is to negotiate suitable lease renewals and extensions.

Consolidated

The studios and offices of our radio stations and outdoor advertising branches are located in leased or owned facilities. These leases generally have expiration dates that range from one to 40 years. We do not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space, if required. We own substantially all of the equipment used in our CCME and outdoor advertising businesses.

Legal Proceedings

We currently are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on our financial condition or results of operations.

Although we are involved in a variety of legal proceedings in the ordinary course of business, a large portion of our litigation arises in the following contexts: commercial disputes; defamation matters; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

Los Angeles Litigation

In 2008, Summit Media, LLC, one of our competitors, sued the City of Los Angeles (the “City”), Clear Channel Outdoor, Inc. and CBS Outdoor in Los Angeles Superior Court (Case No. BS116611) challenging the validity of a settlement agreement that had been entered into in November 2006 among the parties. Pursuant to the settlement agreement, Clear Channel Outdoor, Inc. had taken down existing billboards and converted 83 existing signs from static displays to digital displays pursuant to modernization permits issued through an administrative process of the City. The Los Angeles Superior Court ruled in January 2010 that the settlement agreement constituted an ultra vires act of the City and nullified its existence, but did not invalidate the modernization permits issued to Clear Channel Outdoor, Inc. and CBS. All parties appealed the ruling by the Los Angeles Superior Court to the Court of Appeal for the State of California, Second Appellate District, Division 8. On December 10, 2012, the Court of Appeal issued an order upholding the Superior Court’s finding that the settlement agreement was ultra vires and remanding the case to the Superior Court for the purpose of invalidating the modernization permits issued to Clear Channel Outdoor, Inc. and CBS for the digital displays that were the subject of the settlement agreement. On January 22, 2013, Clear Channel Outdoor, Inc. filed a petition with the California Supreme Court requesting its review of the matter, and the Supreme Court denied that petition on February 27, 2013. On April 12, 2013, the Los Angeles Superior Court invalidated 82 digital modernization permits issued to Clear Channel Outdoor, Inc. (77 of which displays were operating at the time of the ruling) and 13 issued to CBS and ordered that the companies turn off the electrical power to affected digital displays by the close of business on April 15, 2013. Clear Channel Outdoor, Inc. has complied with the order. On April 16, 2013, the Court conducted further proceedings during which it held that it was not invalidating two additional digital modernization permits that Clear Channel Outdoor, Inc. had secured through a special zoning plan and confirmed that its April 12 order invalidated only digital modernization permits – no other types of permits the companies may have secured for the signs at issue. Summit Media, LLC filed a further motion requesting that the Court order the demolition of the 82 sign structures on which the now-invalidated digital signs operated, as well as the invalidation of several other permits for traditional signs allegedly issued under the settlement agreement. At a hearing held on November 22, 2013, the Court denied Summit Media, LLC’s demolition motion by allowing the 82 sign structures and their LED faces to remain intact, thus allowing Clear Channel Outdoor, Inc. to seek permits under the existing City sign code to either wrap the LED faces with vinyl or convert the LED faces to traditional static signs. The Court further confirmed the invalidation of all permits issued under the settlement agreement. In anticipation of this order, Clear Channel Outdoor, Inc. had removed six static billboard facings solely permitted under the settlement agreement. At a hearing held on January 21, 2014, the court denied Summit Media, LLC’s motion for attorney’s fees on the basis that Summit Media, LLC had a substantial financial interest in the outcome of the litigation and, therefore, was not entitled to fees under California’s private attorney general statute. On March 12, 2014, Summit Media, LLC filed notices of appeal of the orders denying Summit Media, LLC’s fee petition and denying in part Summit Media, LLC’s demolition motion.

MANAGEMENT

Clear Channel is a wholly-owned indirect subsidiary of CCMH. The following table sets forth information regarding the directors and executive officers of CCMH and Clear Channel, as of March 31, 2014.

Name	Age	Position
David C. Abrams	53	Director
Irving L. Azoff	66	Director
Richard J. Bressler	56	Director, President and Chief Financial Officer
James C. Carlisle	38	Director
John P. Connaughton	48	Director
Julia B. Donnelly	31	Director
C. William Eccleshare	58	Chief Executive Officer—Outdoor
Matthew J. Freeman	44	Director
Scott D. Hamilton	44	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Blair E. Hendrix	49	Director
Jonathon S. Jacobson	52	Director
Ian K. Loring	50	Director
Mark P. Mays	50	Director
Robert W. Pittman	60	Chairman, Director and Chief Executive Officer
Scott M. Sperling	56	Director
Robert H. Walls, Jr.	53	Executive Vice President, General Counsel and Secretary

David C. Abrams is the managing member of Abrams Capital, a Boston-based investment firm he founded in 1999. Abrams Capital manages approximately $7 billion in assets across a wide spectrum of investments. Mr. Abrams has been a director of CCMH and Clear Channel since July 30, 2008. Mr. Abrams also serves on the board of managers of Clear Channel Capital I, LLC and the boards of several private companies. Mr. Abrams previously served on the board of directors of Crown Castle International, Inc. Mr. Abrams received a B.A. from the University of Pennsylvania. He serves as a member of The Berklee College of Music Board of Trustees and as an overseer of the College of Arts and Sciences at the University of Pennsylvania. Mr. Abrams was selected to serve as a director because of his experience in acquisitions and financings gained through his work at Abrams Capital and his strategic experience gained through serving on the boards of directors of public and private companies.

Irving L. Azoff has been a director of CCMH and Clear Channel since September 27, 2010. Mr. Azoff also serves on the board of managers of Clear Channel Capital I, LLC. Until his retirement on December 31, 2012, Mr. Azoff served as Executive Chairman and a member of the board of directors of Live Nation Entertainment, Inc. (“Live Nation”) since January 2010 and as Chairman of the Board of Live Nation since February 2011. Until his retirement on December 31, 2012, Mr. Azoff also served as Chairman and CEO of Front Line Management Group Inc. since January 2005. Before joining Live Nation in 2010, Mr. Azoff was CEO of Ticketmaster Entertainment, Inc. since October 2008. Mr. Azoff is the chairman and founder of Azoff Music Management and the personal manager of the Eagles, who he has managed since 1974, Christina Aguilera, Van Halen and Steely Dan. Mr. Azoff also is Chairman and CEO of Azoff MSG (Madison Square Garden) Entertainment, LLC. Mr. Azoff was selected to serve as a director because of his extensive experience in the entertainment industry.

Richard J. Bressler was appointed as President and Chief Financial Officer of CCMH, Clear Channel and Clear Channel Capital I, LLC and as Chief Financial Officer of CCOH on July 29, 2013. Prior thereto, Mr. Bressler was a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner, Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979. Mr. Bressler has been one of CCMH’s directors since May 2007. Mr. Bressler also currently is a director of Gartner, Inc., a board observer at Univision Communications Inc. and a member of the board of managers of Clear Channel Capital I, LLC. Mr. Bressler previously served as a member of the board of directors of American Media Operations, Inc., Nielsen Holdings, B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler was selected to serve as a director for his experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL and Ernst & Young LLP.

James C. Carlisle is a Managing Director at THL. Prior to joining THL in 2000, Mr. Carlisle worked at Goldman, Sachs & Co. in the Financial Institutions Group. Mr. Carlisle has been a director of CCMH and Clear Channel since March 20, 2013. Mr. Carlisle also currently is a board observer at Univision Communications, Inc., a director of Agencyport Software Ltd., a provider of software systems to the insurance industry, and a member of the board of managers of Clear Channel Capital I, LLC. Mr. Carlisle holds a B.S.E., summa cum laude, in Operations Research from Princeton University and an M.B.A. from Harvard Business School. He also serves as a member of the board of directors of The Massachusetts Eye and Ear Infirmary and is an active contributor to the National Park Foundation. Mr. Carlisle was selected to serve as a director based on his experience evaluating strategies, operations and risks gained through his work at Goldman, Sachs & Co. and THL, as well as his experience serving as a director for other media companies.

John P. Connaughton has been a Managing Director of Bain Capital since 1997 and a member of the firm since 1989. He has played a leading role in transactions in the media, technology and medical industries. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he advised Fortune 500 companies. Mr. Connaughton has been a director of CCMH since May 2007. Mr. Connaughton also currently serves as a director of Clear Channel, Quintiles Transnational Corp., Bio Products Laboratory, Grupo NotreDame Intermedica, and Air Medical Holdings, Inc. and is a member of the board of managers of Clear Channel Capital I, LLC. Mr. Connaughton previously served as a member of the boards of directors of Warner Music Group Corp., HCA Holdings, Inc. (Hospital Corporation of America), SunGard Data Systems, Inc., AMC Entertainment Inc., Stericycle Inc., CRC Health Corporation, Warner Chilcott plc and CMP Susquehanna Holdings Corp. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVA McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in Commerce from the University of Virginia and an M.B.A. from Harvard Business School. Mr. Connaughton was selected to serve as a director because of his knowledge of and experience in the industry gained from his various positions with Bain Capital and his service on various boards of directors.

Julia B. Donnelly is a Principal at THL. Ms. Donnelly rejoined THL in 2010 after attending Harvard Business School and working as an Associate at the firm from 2006 to 2008. Prior to THL, Ms. Donnelly worked at Morgan Stanley & Co. Incorporated in the Investment Banking Division. She has been a director of CCMH and Clear Channel since September 10, 2013. Ms. Donnelly also currently serves on the board of directors of Agencyport Software Ltd., a provider of software systems to the insurance industry, as well as the board of managers of Clear Channel Capital I, LLC. Ms. Donnelly holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard Business School. Ms. Donnelly was selected to serve as a director based on her experience evaluating strategies, operations and risks gained through her work at Morgan Stanley & Co. and THL.

C. William Eccleshare was appointed as Chief Executive Officer – Outdoor of CCMH and Clear Channel and as Chief Executive Officer of CCOH on January 24, 2012. He also was appointed as Chief Executive—Officer—Outdoor of Clear Channel Capital I, LLC on April 26, 2013. Prior to January 24, 2012, he served as Chief Executive Officer—Clear Channel Outdoor—International of CCMH and Clear Channel since February 17, 2011 and served as Chief Executive Officer—International of CCOH since September 1, 2009. Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009. Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Matthew J. Freeman has been a director of CCMH and Clear Channel since December 14, 2012 and also serves on the board of managers of Clear Channel Capital I, LLC. He is an Operating Partner at Bain Capital. From 2010 until he joined Bain Capital in 2012, Mr. Freeman served in multiple capacities for The Interpublic Group of Companies, Inc. (a global advertising and marketing services company), including as CEO of its Mediabrands Ventures unit and as Vice Chairman and Global Chief Innovation Officer of its McCann Erickson unit. Prior thereto, Mr. Freeman was the CEO of an online media company, Betawave, from 2009 to 2010 and served as CEO of the Tribal DDB Worldwide unit of Omnicom Group Inc. (a global advertising, marketing and corporate communications company) from 1998 to 2009. Mr. Freeman, who graduated from Dartmouth College and the

School of Visual Arts, currently serves as Chairman of Advertising Week and has served on the boards of the Advertising Club of New York and the American Association of Advertising Agencies (4As) and is a member of the Marketing Advisory Board of the Museum of Modern Art (MoMA). Mr. Freeman also has been inducted into the American Advertising Federation Hall of Achievement. Mr. Freeman was selected to serve as a director because of his experience in the media and advertising industries.

Scott D. Hamilton was appointed as Senior Vice President, Chief Accounting Officer and Assistant Secretary of CCMH, Clear Channel and CCOH on April 26, 2010. He also was appointed as Senior Vice President, Chief Accounting Officer and Assistant Secretary of Clear Channel Capital I, LLC on April 26, 2013. Prior to April 26, 2010, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010. Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004 in various roles including audit, transaction services and technical accounting consulting.

Blair E. Hendrix is a Managing Director of Bain Capital and Head of the firm’s operationally focused Portfolio Group for North America. Mr. Hendrix joined Bain Capital in 2000. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Mercer Management Consulting), a management consulting firm. Mr. Hendrix has been a director of CCMH and Clear Channel since August 2008. Mr. Hendrix also currently serves as a director of TWCC Holdings Corp. (The Weather Channel) and CCOH, and as a member of the board of managers of Clear Channel Capital I, LLC. He previously served as a director of Keystone Automotive Operations, Inc., Innophos Holdings, Inc. and SMTC Corporation. Mr. Hendrix received a B.A. from Brown University, awarded with honors. Mr. Hendrix was selected to serve as a director because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Jonathon S. Jacobson founded Highfields Capital Management, a Boston-based investment firm, in July 1998 and serves as Senior Managing Director/Chief Investment Officer. Prior to founding Highfields Capital Management, he spent eight years as a senior equity portfolio manager at Harvard Management Company, Inc. (“HMC”), which is responsible for investing Harvard University’s endowment. At HMC, Mr. Jacobson managed both a U.S. and an emerging markets equity fund. Prior to that, Mr. Jacobson spent three years in the Equity Arbitrage Group at Lehman Brothers and two years in investment banking at Merrill Lynch Capital Markets. Mr. Jacobson has been a director of CCMH and Clear Channel since July 30, 2008. He also serves as a member of the board of managers of Clear Channel Capital I, LLC. Mr. Jacobson received an M.B.A. from Harvard Business School in 1987 and graduated magna cum laude with a B.S. in Economics from the Wharton School, University of Pennsylvania in 1983. He is the Vice Chairman of the Board of Trustees of Brandeis University, where he is a member of both the Executive and Investment Committees, and a Trustee and Executive Committee member of the Gilman School. He also serves on the Board of the Birthright Israel Foundation, is a member of the Investment Committee of the Weizmann Global Endowment Management Trust and is a past member of the Board of Dean’s Advisors at Harvard Business School. Mr. Jacobson was selected to serve as a director because of his knowledge of finance and capital markets gained through his investment experience at Highfields and other investment funds.

Ian K. Loring is a Managing Director at Bain Capital. Since joining the firm in 1996, Mr. Loring has played a leading role in prominent media, technology and telecommunications investments such as Pro Seiben Sat 1 Media AG, Advertising Directory Solutions, Cumulus Media Partners, Eschelon Telecom, NXP Technologies and Therma-Wave. Prior to joining Bain Capital, Mr. Loring was a Vice President of Berkshire Partners, with experience in its specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. Mr. Loring has been a director of CCMH since May 2007. Currently, Mr. Loring also serves on the boards of directors of BCM Software, Clear Channel, TWCC Holdings Corp. (The Weather Channel), NXP Semiconductors N.V., Skillsoft and Denon & Marantz and serves on the board of managers of Clear Channel Capital I, LLC. Mr. Loring previously served as a member of the boards of directors of Warner Music Group Corp. and SMTC Corporation. He also volunteers for a variety of non-profit organizations and is a director of the Linda Loring Nature Foundation. He received an M.B.A. from Harvard Business School and a B.A. from Trinity College. Mr. Loring was selected as a director because of his knowledge of the industry gained through his experience at Bain Capital.

Mark P. Mays currently serves as a director of CCMH and Clear Channel and serves on the board of managers of Clear Channel Capital I, LLC. He was appointed as CCMH’s Chairman and Chief Executive Officer and a director in July 2008 and as CCMH’s President in January 2010. He retired as CCMH’s President and Chief Executive Officer on March 31, 2011 and as Chairman on May 17, 2013, but continues to serve as a director. Mr. Mays also served as President and Chief Operating Officer of Clear Channel from February 1997 until his appointment as its President and Chief Executive Officer in October 2004. He relinquished his duties as President of Clear Channel in February 2006 until he was reappointed as President in January 2010. Mr. Mays has been one of Clear Channel’s directors since May 1998 and its Chairman from July 2008 until May 17, 2013. Additionally, he previously served as a director of CCOH, until May 2012. Mr. Mays retired as President and Chief Executive Officer of Clear Channel and as Chief Executive Officer of CCOH on March 31, 2011. Mr. Mays is the son of L. Lowry Mays, our previous Chairman, and the brother of Randall T. Mays, our former President and Chief Financial Officer, former Vice Chairman and a former director of CCMH and of Clear Channel. Mr. Mays was selected to serve as a director because of his service as our Chief Executive Officer as well as his experience in the industry.

Robert W. Pittman was appointed as Chairman of CCMH and Clear Channel on May 17, 2013 and as Chief Executive Officer and a director of CCMH and Clear Channel and as Executive Chairman and a director of CCOH on October 2, 2011. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of Clear Channel Capital I, LLC on April 26, 2013. Prior to October 2, 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for CCMH and Clear Channel since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman. Mr. Pittman was selected to serve as a director because of his service as Chief Executive Officer of CCMH and Clear Channel, as well as his extensive media experience gained through the course of his career.

Scott M. Sperling is Co-President of THL. Prior to joining THL in 1994, Mr. Sperling was Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling has been a director of CCMH since May 2007. Mr. Sperling also currently serves as a director of Thermo Fisher Scientific Inc. and Clear Channel, and a member of the board of managers of Clear Channel Capital I, LLC. He previously served as a director of Vertis, Inc., Warner Music Group Corp. and several private companies. Mr. Sperling also is active in numerous community activities, including serving as a director of the Brigham & Women’s / Faulkner Hospital Group, Chairman of The Citi Center for Performing Arts and a member of Harvard Business School’s Board of Dean’s Advisors and Harvard Business School’s Rock Center for Entrepreneurship. Mr. Sperling received an M.B.A. from Harvard Business School and a B.S. from Purdue University. Mr. Sperling was selected as a director because of his operational and strategic knowledge gained through his experience at THL and various directorships.

Robert H. Walls, Jr. was appointed as Executive Vice President, General Counsel and Secretary of CCMH, Clear Channel and CCOH on January 1, 2010. He also was appointed as Executive Vice President, General Counsel and Secretary of Clear Channel Capital I, LLC on April 26, 2013. On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer of CCMH, Clear Channel and CCOH, in addition to his existing offices. Mr. Walls served in the Office of the Chief Executive Officer of CCMH and Clear Channel until October 2, 2011, and served in the Office of the Chief Executive Officer of CCOH until January 24, 2012. Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009, and as an advisor through December 31, 2013.

Board of Directors

Clear Channel Capital and Clear Channel are wholly-owned subsidiaries of CCMH. CCMH’s board, which currently consists of 13 members, is responsible for overseeing the direction of CCMH and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the board of directors of CCMH are kept informed of CCMH’s business through discussions with the Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from board committees and by otherwise participating in board and committee meetings.

Composition of the Board of Directors

Holders of CCMH’s Class A common stock, voting as a separate class, are entitled to elect two members of CCMH’s board of directors (the “public directors”). For the election of the other members of CCMH’s board, the holders of Class A common stock and Class B common stock will vote together as a single class. However, since several entities controlled by the Sponsors hold a majority of the outstanding capital stock and voting power of CCMH, the holders of CCMH’s Class A common stock do not have the voting power to elect the remaining members of CCMH’s board of directors. Pursuant to an amended and restated voting agreement (the “Voting Agreement”) entered into among B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, BT Triple Crown Merger Co., Inc., CCMH, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III L.P. and Highfields Capital Management LP (collectively, with Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III L.P., “Highfields”) on May 13, 2008, of the two members of CCMH’s board of directors to be elected by holders of CCMH’s Class A common stock, the parties to the Voting Agreement initially agreed that:

•	one of the directors, who was selected by Highfields Capital Management LP, would be Jonathon S. Jacobson, and Mr. Jacobson was named to the Nominating and Corporate Governance Committee of CCMH’s board of directors; and

•	the other director, who was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP, would be David C. Abrams.

Until the date that Highfields owns less than five percent of the Class A common stock of CCMH, CCMH will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP. CCMH also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its board of directors, CCMH will cause at least one of the public directors to be appointed to each of the primary standing committees of the board of directors and, if such public director shall cease to serve as a director of CCMH or otherwise is unable to fulfill his or her duties on any such committee, CCMH shall cause the director to be succeeded by another public director.

Board Committees

The three primary standing committees of the board of directors of CCMH are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has a written charter, which guides its operations. The written charters are available on CCMH’s Internet website at www.clearchannel.com.

The board of directors of CCMH also has an Operating Committee, which currently is composed of James C. Carlisle, John P. Connaughton, Blair E. Hendrix and Scott M. Sperling. The purpose of the Operating Committee is to actively engage with management on strategy and execution of corporate and financial plans and goals, as well as such other responsibilities and duties as may be established by the board of directors from time to time.

Independence of Directors

The board of directors of CCMH has adopted the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) for determining the independence of its members. To be considered independent under NASDAQ rules, a director may not be employed by CCMH or engage in certain types of business dealings with CCMH. As required, the board of directors of CCMH has made a determination as to each independent director that no relationship exists which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors of CCMH has affirmatively determined that David C. Abrams and Jonathon S. Jacobson are independent directors under the listing standards of NASDAQ. In making these determinations, the board of directors reviewed information provided by the directors and by CCMH with regard to the directors’ business and personal activities as they relate to CCMH and its affiliates. In the ordinary course of business during 2013, we entered into various transactions with certain entities affiliated with members of the CCMH board of directors. CCMH’s board of directors considered the following transactions and relationships in making their independence determinations with respect to Messrs. Abrams and Jacobson:

•	Two charities for which Mr. Abrams serves as a trustee or overseer paid us and our affiliates less than $110,000 in the aggregate during 2013 for radio and outdoor advertising services.

•	Our affiliates paid an educational institution for which an immediate family member of Mr. Jacobson serves in an advisory capacity less than $85,000 during 2013 for educational courses for employees. In addition, a charity for which an immediate family member of Mr. Jacobson serves as a director paid us and our affiliates less than $30,000 during 2013 for radio and outdoor advertising services. Our affiliates also donated to the charity outdoor public service announcements (less than $60,000 in aggregate value).

•	Funds affiliated with Mr. Abrams and Mr. Jacobson also own certain of Clear Channel’s term loans and other debt securities, as described in “Certain Relationships and Related Party Transactions—Commercial Transactions.”

The transactions described above are arms-length, ordinary course of business commercial, charitable or financing transactions that occurred during 2013 and we generally expect transactions of a similar nature to occur during 2014. In each case, the CCMH board of directors concluded that the transaction or relationship did not impair the independence of the director.

Compensation Committee Interlocks and Insider Participation

There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2013 and as of the date of this prospectus. During 2013, no member of the Compensation Committee simultaneously served as an executive officer of CCMH. Mr. Bressler ceased being a member of the Compensation Committee when he was appointed as our President and Chief Executive Officer on July 29, 2013. For relationships between members of the Compensation Committee and CCMH requiring disclosure under the SEC’s rules governing disclosure of transactions with related persons, see “Certain Relationships and Related Party Transactions.”

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding company and individual performance measures and other goals. These goals are disclosed in the limited context of CCMH’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Further, CCMH’s performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements. Segment results are used to measure the overall financial performance of CCMH’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives. CCMH specifically cautions investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF CCMH’S COMPENSATION PROGRAM

CCMH believes that compensation of CCMH’s named executive officers should be directly and materially linked to operating performance. The fundamental objective of CCMH’s compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive within the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, CCMH has designed CCMH’s compensation program to:

•	support CCMH’s business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	align executive performance with stockholder interests.

CCMH seeks to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the company and individual performance

Bonus	Cash	Through annual incentive bonuses, discretionary bonuses and additional bonus opportunities, recognize and provide an incentive for performance that achieves specific corporate and/or individual goals intended to correlate closely with the growth of long-term stockholder value

Long-Term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation	Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Other benefits and perquisites	Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, personal use of aircraft, transportation and other services)	Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2011, CCMH held a stockholder advisory vote on the compensation of CCMH’s named executive officers. Approximately 91% of the votes cast on the matter approved the compensation of CCMH’s named executive officers as disclosed in CCMH’s 2011 proxy statement. Accordingly, CCMH made no significant changes to the objectives or structure of CCMH’s executive compensation program.

COMPENSATION PRACTICES

CCMH’s named executive officers for fiscal year 2013 are as follows:

•	Robert W. Pittman, CCMH’s Chairman and Chief Executive Officer (Principal Executive Officer);

•	Richard J. Bressler, who became CCMH’s President and Chief Financial Officer on July 29, 2013 (Principal Financial Officer);

•	Thomas W. Casey, who served as CCMH’s Executive Vice President and Chief Financial Officer until July 29, 2013 (Principal Financial Officer);

•	C. William Eccleshare, CCMH’s Chief Executive Officer—Outdoor (overseeing both CCMH’s Americas and International outdoor divisions as Chief Executive Officer of CCMH’s subsidiary, CCOH);

•	John E. Hogan, who served as CCMH’s Chairman and Chief Executive Officer—Clear Channel Media & Entertainment (our Media & Entertainment division) until January 13, 2014; and

•	Robert H. Walls, Jr., CCMH’s Executive Vice President, General Counsel and Secretary.

CCMH’s Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of CCMH’s named executive officers on an annual basis. However, because Mr. Eccleshare’s responsibilities relate to CCMH’s Outdoor divisions, CCMH’s Compensation Committee only reviews his compensation, with final determination and approval of his compensation made by the Compensation Committee of the board of directors of CCMH’s subsidiary, CCOH. For purposes of this Compensation Discussion and Analysis, CCMH sometimes refers to CCMH’s Compensation Committee and CCOH’s Compensation Committee collectively as the “Compensation Committee.” All compensation decisions are made within the scope of each named executive officer’s employment agreement.

In making decisions with respect to each element of executive compensation, the applicable Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

•	the terms of CCMH’s named executive officers’ employment agreements;

•	the Chief Executive Officer’s recommendations (other than for himself);

•	the value of previous equity awards;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

As described above, CCMH believes that a combination of various elements of compensation best serves the interests of CCMH and its stockholders. Having a variety of compensation elements enables CCMH to meet the requirements of the highly competitive environment in which CCMH operates while ensuring that CCMH’s named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on financial performance, individual performance or a combination of both. In conjunction with the annual incentive bonus awards, the applicable Compensation Committee also may provide annual discretionary bonuses or additional bonus opportunities to our named executive officers, which also would be based on financial performance, individual performance or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

CCMH’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors relevant to the named executive officers.

Base Salary

Administration. Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices. All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement. In the case of CCMH’s named executive officers, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the applicable Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonuses or additional bonus opportunities), which is tied to financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis. CCMH’s named executive officers are eligible for annual raises commensurate with Company policy.

Mr. Pittman became CCMH’s Chief Executive Officer on October 2, 2011, after serving as our Chairman of Media and Entertainment Platforms pursuant to a consulting agreement since November 15, 2010. Under his October 2, 2011 employment agreement, Mr. Pittman was provided an initial base salary of $1,000,000. Mr. Pittman’s annual base salary remained at that level for 2013. As described under “Executive Compensation—Employment Agreements with the Named Executive Officers,” on January 13, 2014, CCMH and Mr. Pittman amended and restated his employment agreement, extending the initial term of his service until January 13, 2019. In connection with the amended and restated employment agreement, on January 13, 2014, Mr. Pittman’s base salary increased to $1,200,000. CCMH’s Compensation Committee felt that this base salary, together with the restricted stock and other benefits and perquisites provided to Mr. Pittman under his amended and restated employment agreement, represented a competitive compensation package for Mr. Pittman.

Mr. Bressler became our President and Chief Financial Officer on July 29, 2013. Under his July 29, 2013 employment agreement, Mr. Bressler was provided with an initial base salary of $1,200,000. CCMH’s Compensation Committee felt that this base salary, together with the restricted stock and other benefits and perquisites provided to Mr. Bressler under his employment agreement, represented a competitive compensation package for Mr. Bressler.

At the beginning of 2010, we hired Messrs. Casey and Walls. Under their employment agreements, Mr. Casey and Mr. Walls were provided initial base salaries of $750,000 and $550,000, respectively, consistent with our view of market rates for their positions at the time. In November 2011 the Compensation Committee approved an increase in the annual base salary of Mr. Walls from $550,000 to $750,000, effective as of October 1, 2011, and in February 2012 the Compensation Committee approved an increase in the annual base salary of Mr. Casey from $750,000 to $800,000, effective March 1, 2012, in recognition of their continued contribution and value to the organization. Their base salaries remained at those levels for 2013. Mr. Casey ceased serving as our Executive Vice President and Chief Financial Officer on July 29, 2013.

Mr. Eccleshare’s base salary increased from £486,577 (or $760,860 using the average exchange rate of £1=$1.5637 for the year ended December 31, 2013) to $1,000,000 in connection with his promotion to serve as our Chief Executive Officer—Outdoor and Chief Executive Officer of CCMH’s subsidiary, CCOH, on January 24, 2012. Mr. Eccleshare’s base salary remained at that level for 2013.

In November 2010, we amended and restated the employment agreement of Mr. Hogan. Pursuant to his amended and restated employment agreement, Mr. Hogan received an annual base salary increase in November 2010 from $800,000 to $1,000,000 in recognition of his continued contribution and value to the organization, and his annual base salary remained at that level for 2011 and 2012. In connection with Mr. Hogan’s relocation from San Antonio to New York City, Mr. Hogan’s base salary increased from $1,000,000 to $1,125,000 on June 3, 2013. Mr. Hogan retired from his position as Chairman and Chief Executive Officer—Clear Channel Media & Entertainment on January 13, 2014.

For a more detailed description of the employment agreements for CCMH’s named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Administration. Messrs. Pittman, Bressler, Casey, Hogan and Walls and other key executives of CCMH participate in the CCMH’s 2008 Annual Incentive Plan. Mr. Eccleshare and other key executives of CCOH participate in the CCOH Amended and Restated 2006 Annual Incentive Plan.

In July 2008, CCMH’s sole stockholder at that time, Clear Channel Capital IV, LLC (“CC IV”), approved CCMH’s 2008 Annual Incentive Plan (the “CCMH Annual Incentive Plan”). In May 2012, CCOH’s stockholders approved the CCOH Amended and Restated 2006 Annual Incentive Plan (which was originally approved by CCOH’s stockholders in April 2007) (the “CCOH Annual Incentive Plan”). The CCMH Annual Incentive Plan is administered by CCMH’s Compensation Committee and the CCOH Annual Incentive Plan is administered by CCOH’s Compensation Committee (collectively, both plans are referred to in this Compensation Discussion and Analysis as the “Annual Incentive Plan”). The Annual Incentive Plan is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year. The CCOH Annual Incentive Plan is designed to allow awards to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The performance goals for each named executive officer (other than Mr. Eccleshare) are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer of CCMH in consultation with CCMH’s Board, the Chief Financial Officer of CCMH and other senior executive officers of CCMH within any parameters specified within each executive’s employment agreement. The Chief Executive Officer of CCMH makes recommendations as to the compensation levels and performance goals of CCMH’s named executive officers (other than his own and Mr. Eccleshare’s) to CCMH’s Compensation Committee for its review, consideration and approval. CCMH’s Compensation Committee has complete discretion to accept, reject or modify the recommendations of the Chief Executive Officer of CCMH. CCOH’s Compensation Committee determines the compensation levels and performance goals of Mr. Eccleshare, which are reviewed by CCMH’s Compensation Committee.

The 2013 annual incentive bonuses were based on the following performance goals (as further described below): (1) the performance goals for Messrs. Pittman and Walls were based on achievement of a targeted OIBDAN level on a Company-wide basis and certain qualitative performance objectives, which were directly relevant to their respective positions and responsibilities; (2) pursuant to his severance agreement and general release, for 2013 Mr. Casey’s performance goals were based solely on achievement of a targeted OIBDAN level on a Company-wide basis; (3) Mr. Hogan’s performance goals were based upon achievement of a targeted OIBDAN level for our Media & Entertainment division and certain qualitative performance objectives, which contributed to divisional performance, and his annual incentive bonus payment for 2013 was determined as part of his severance and general release; and (4) Mr. Eccleshare’s performance goals were based upon achievement of a targeted OIBDAN level for CCOH and certain qualitative performance objectives, which contributed to CCOH’s performance. For 2013, Mr. Bressler’s employment agreement provided a guaranteed minimum annual incentive bonus and additional bonus opportunity. Messrs. Eccleshare and Hogan also were provided with additional bonus opportunities based on achievement of certain qualitative performance objectives directly relevant to their respective positions and responsibilities.

The annual incentive bonuses for Messrs. Eccleshare and Walls for 2013 and the payments made to Mr. Eccleshare in 2014 under the additional bonus opportunities are reflected in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table. The annual incentive bonus amounts are determined according to the level of achievement of the objective OIBDAN-based performance goals and the individual qualitative performance goals. No award is earned under the objective performance goal below a minimum threshold of performance (90% of the applicable target OIBDAN for each individual) and a maximum amount is earned under the objective performance goal for performance at or above a maximum level (115% of the applicable target OIBDAN for each individual). The applicable Compensation Committee may, in its discretion, reduce the awards earned pursuant to either the objective or individual qualitative performance goals, as applicable. Mr. Bressler’s guaranteed minimum annual bonus and guaranteed additional bonus for 2013 and Mr. Hogan’s annual bonus for 2013 pursuant to his severance agreement and general release are disclosed in the Bonus column of the Summary Compensation Table.

The Compensation Committee follows the process set forth below to determine the annual incentive bonuses and the additional bonus opportunities for the named executive officers:

•	at the outset of the fiscal year:

•	set performance goals for the year for CCMH, CCOH and the operating divisions;

•	set individual performance goals for each participant; and

•	set a target and maximum annual incentive bonus and a maximum additional bonus opportunity for each applicable participant; and

•	after the end of the fiscal year, determine the earned amounts by measuring actual performance against the predetermined goals of CCMH, CCOH and the operating divisions, as well as any individual performance goals.

For 2013, OIBDAN performance was negatively impacted by the macroeconomic environment. As a result, CCMH, CCOH and the operating divisions did not meet their OIBDAN targets and the annual incentive bonus awards were paid below the target bonus levels. Furthermore, none of the named executive officers received discretionary bonus awards with respect to 2013 performance.

Pursuant to their employment agreements, Messrs. Bressler, Eccleshare and Hogan were awarded additional bonus opportunities with respect to 2013 performance. Mr. Hogan did not earn an additional bonus amount for 2013. Mr. Bressler’s additional bonus amount was guaranteed for 2013 pursuant to his employment agreement. To enhance the retention value of additional bonus awards, as described below, a significant portion of the earned additional bonus amount for Mr. Eccleshare with respect to 2013 and the entire amount of any future additional bonus award earned by Mr. Bressler beginning with respect to 2014 will be paid at a later date subject to continued employment.

Analysis. In determining whether the 2013 financial performance goals were met, the Compensation Committee considered the financial results of CCMH, CCOH and the operating divisions from January 1, 2013 to December 31, 2013. For 2013, the performance-based goals applicable to the named executive officers are set forth below.

Robert W. Pittman

Pursuant to his October 2, 2011 employment agreement, CCMH’s Compensation Committee determined that Mr. Pittman was eligible to receive a bonus with respect to 2013. Prior to CCMH’s Compensation Committee determining the amount of Mr. Pittman’s annual incentive bonus for 2013, Mr. Pittman declined to receive his bonus to make more funds available for bonus payments to other employees. Accordingly, Mr. Pittman received no annual incentive bonus with respect to 2013.

Richard J. Bressler

Pursuant to his employment agreement, Mr. Bressler was eligible to receive a target bonus of not less than 150% of his base salary (prorated to $769,315 for the portion of 2013 during which he served as CCMH’s President and Chief Financial Officer). In addition to the annual incentive bonus, Mr. Bressler was eligible for an additional annual bonus opportunity of up to $500,000. Mr. Bressler’s annual incentive bonus and annual bonus opportunity amounts were guaranteed for 2013 pursuant to his employment agreement. Accordingly, for 2013, Mr. Bressler received his guaranteed annual incentive bonus of $769,315 and his guaranteed additional bonus of $500,000.

Thomas W. Casey

Pursuant to his employment agreement, Mr. Casey’s target bonus for 2013 was set at $1,000,000, with a maximum bonus for 2013 set at $2,000,000. Mr. Casey’s bonus target and maximum were prorated to $580,822 and $1,161,644, respectively, for the portion of 2013 during which he served as CCMH’s Executive Vice President and Chief Executive Officer. Pursuant to his severance agreement and general release, Mr. Casey’s 2013 bonus was calculated based solely on company OIBDAN. The company-wide OIBDAN target for 2013 was $2.100 billion. For purposes of calculating Mr. Casey’s bonus, OIBDAN was calculated as reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges; the impact of foreign currency and other items. Achieved OIBDAN for 2013 was approximately $1.856 billion, which was below the OIBDAN minimum. Accordingly, Mr. Casey did not receive an annual incentive bonus for 2013. Pursuant to Mr. Casey’s severance agreement and general release, his $198,000 additional bonus opportunity with respect to 2012 performance was paid during 2013 in connection with his July 29, 2013 termination of employment. See “Executive Compensation—Potential Post-Employment Payments” for a description of Mr. Casey’s severance agreement and general release.

C. William Eccleshare

Pursuant to his employment agreement, Mr. Eccleshare’s target bonus for 2013 was set at $1,000,000, with 70% based on the achievement of OIBDAN at CCOH of $932.8 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2013 was set at $2,000,000. For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN was calculated as CCOH’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges; the impact of foreign currency and other items. Mr. Eccleshare’s individual qualitative performance objectives for 2013 consisted of: (1) reducing expenses in the Outdoor businesses; (2) developing and communicating a strategy, including bringing new advertising revenue to the Outdoor advertising sector; (3) raising the profile of CCOH; and (4) continuing to build leadership capabilities and a collaborative business environment. The 2013 CCOH OIBDAN was approximately $862.7 million, which was below the OIBDAN target but above the OIBDAN minimum. Based on the achieved OIBDAN level, together with Mr. Eccleshare’s level of achievement of his qualitative performance objectives described above, Mr. Eccleshare received an annual incentive bonus of $679,833.

Pursuant to an additional bonus opportunity approved for Mr. Eccleshare by CCOH’s Compensation Committee with respect to 2013 performance, Mr. Eccleshare also earned an additional $252,000 supplemental bonus based on achieving the following additional performance objectives established by CCOH’s Compensation Committee for Mr. Eccleshare with respect to the Outdoor business: (1) sharing best practices across CCOH; (2) developing a collaborative sales approach; (3) developing a plan to bring new advertising revenue to the Americas outdoor division and gaining market share; and (4) integrating the new President for the Americas outdoor division and solidifying the management team. Of the $252,000 supplemental bonus earned with respect to 2013 performance, $84,000 was paid at the end of February 2014, and the remaining $168,000 will be paid in equal installments of $84,000 each at the same time as the annual incentive bonus payments in 2015 and 2016 if Mr. Eccleshare remains employed on the applicable payment dates. In addition, at the end of February 2014, Mr. Eccleshare was paid the second of three $99,000 installments earned pursuant to his additional bonus with respect to 2012 performance. The final $99,000 installment of the 2012 additional bonus will be paid at the same time as the annual incentive bonus payments are paid generally in 2015 if Mr. Eccleshare remains employed on the payment date.

John E. Hogan

Pursuant to his employment agreement, Mr. Hogan’s target bonus for 2013 was set at $1,301,644, with 70% based on the achievement of target OIBDAN of $1.351 billion for the Media & Entertainment division and 30% based on the achievement of the other qualitative performance objectives referenced below. His maximum bonus for 2013 was set at $2,603,288. For purposes of calculating Mr. Hogan’s bonus, OIBDAN was calculated in the manner described above for Mr. Casey, but with respect to the Media & Entertainment division. Mr. Hogan’s individual qualitative performance objectives for 2013 consisted of: (1) continuing to build the brand and scope of iHeartRadio and the digital business; (2) achieving audience growth; (3) bringing new advertising revenue to the radio sector; (4) continuing to reduce expenses for the Media & Entertainment division; (5) developing and implementing improvement plans for specific businesses and continuing to develop talent and leadership in the Media & Entertainment division; and (6) continuing to work collaboratively with the Americas outdoor division. The Media & Entertainment division OIBDAN for 2013 was approximately $1.175 billion, which was below the OIBDAN minimum. In connection with his severance agreement and general release, we and Mr. Hogan agreed that he would receive an annual bonus of $77,250 for 2013 as part of his severance. In addition, pursuant to his January 13, 2014 severance agreement and general release, Mr. Hogan was paid the $900,000 that he previously earned with respect to 2012 performance pursuant to the additional bonus opportunity.

Pursuant to his employment agreement, Mr. Hogan also was awarded an additional bonus opportunity of up to $900,000 with respect to 2013 performance based on the following additional performance objectives established by CCMH’s Compensation Committee with respect to the Media & Entertainment division: (1) developing specific initiatives to bring additional advertising revenues to the Media & Entertainment division; (2) continuing to develop new products; (3) supporting and creating value for the Company and its leadership; (4) developing and demonstrating new joint business opportunities with the Americas outdoor division; and (5) continuing to align the portfolio. Mr. Hogan did not earn an additional bonus amount with respect to 2013 performance.

Robert H. Walls, Jr.

Pursuant to his employment agreement, Mr. Walls’ target bonus for 2013 was set at $750,000, with 50% based on the achievement of a company-wide OIBDAN target of $2.100 billion and 50% based on the achievement of the other qualitative performance objectives described below. His maximum bonus was set at $1,500,000. For purposes of calculating Mr. Walls’ bonus, OIBDAN was calculated in the manner described above for Mr. Casey. Mr. Walls’ individual qualitative performance objectives for 2013 consisted of: (1) continuing to develop legal strategies to support the Media & Entertainment division; (2) continuing to expand the impact of the government affairs function; (3) resolving certain legal matters relating to CCOH; (4) continuing to implement initiatives in connection with the compliance and enterprise risk management program; and (5) focusing on the continued development of the legal department. Achieved OIBDAN for 2013 was approximately $1.856 billion, which was below the OIBDAN minimum. Based on Mr. Walls’ level of achievement of his qualitative performance objectives described above, Mr. Walls’ received an annual incentive bonus of $318,750.

Long-Term Incentive Compensation

Administration. CCMH’s named executive officers participate in CCMH’s 2008 Executive Incentive Plan (the “CCMH Stock Incentive Plan”) and/or CCOH’s 2012 Stock Incentive Plan or CCOH’s previous 2005 Stock Incentive Plan (collectively, the CCOH 2005 Stock Incentive Plan and the CCOH 2012 Stock Incentive Plan are referred to as the “CCOH Stock Incentive Plan”), which allow for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards. The CCMH Stock Incentive Plan is administered by CCMH’s Board of Directors. The CCOH Stock Incentive Plan is administered by CCOH’s Compensation Committee. See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the CCMH Stock Incentive Plan and the CCOH Stock Incentive Plan. As of December 31, 2013, there were 201 employees holding outstanding stock incentive awards under the CCMH Stock Incentive Plan and 344 employees holding outstanding stock incentive awards under the CCOH Stock Incentive Plan. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above. Long-term incentive compensation historically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals. Equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options, Restricted Stock and Restricted Stock Units. Long-term incentive compensation may be granted to CCMH’s named executive officers in the form of stock options, with exercise prices of not less than fair market value of CCMH or CCOH stock, as applicable, on the date of grant. CCMH typically defines fair market value as the closing price on the date of grant; however, in certain cases, the CCMH Board has determined an alternative fair market value in excess of the closing price of CCMH stock on the date of grant. Long-term incentive compensation also may be granted to CCMH’s named executive officers in the form of restricted stock or restricted stock unit awards. Vesting schedules are set by the CCMH Board of Directors or the CCOH Compensation Committee, as applicable, in their discretion and vary on a case by case basis. All vesting is contingent on continued employment, with rare exceptions made by the applicable Board or Compensation Committee. See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ equity awards upon termination or change in control. All decisions to award the named executive officers stock options, restricted stock or restricted stock units are in the sole discretion of the CCMH Board of Directors or the CCOH Compensation Committee, as applicable.

Analysis. CCMH did not provide stock options to named executive officers during 2013. In connection with his employment agreement, CCMH’s Board of Directors granted Mr. Bressler an award of 910,000 shares of restricted stock on July 29, 2013, 250,000 shares of which vest based on time and 660,000 shares of which vest upon satisfaction of performance conditions. Similarly, on July 29, 2013, CCOH’s Compensation Committee granted Mr. Bressler an award of 271,739 shares of restricted stock, which vest based on time. See “Executive Compensation—Grants of Plan-Based Awards” below for a description of the vesting of Mr. Bressler’s awards.

As mentioned above, CCMH’s Board of Directors and CCOH’s Compensation Committee typically consider internal pay equity when determining the amount of long-term incentive compensation to grant to CCMH’s named executive officers. However, they do so broadly and do not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives. For further information about the 2013 long-term incentive awards, please refer to the Grants of Plan-Based Awards and the Employment Agreements with the Named Executive Officers sections appearing later under the Executive Compensation heading in this proxy statement.

Equity Award Grant Timing Practices

Employee New Hires/Promotions Grant Dates. Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the time of hire or promotion or at the regularly scheduled meeting of the applicable Board of Directors or Compensation Committee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s agreement or to accommodate the Board of Directors or Compensation Committee.

Equity Awards for Directors. Due to the ownership structure of CCMH and the representation on the Board of designees of the Sponsors and two other large stockholders, CCMH historically has not provided compensation, including any equity awards, to any members of the Board for their service as directors.

Timing of Equity Awards. CCMH does not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the applicable Board or Compensation Committee prior to granting equity awards, the Board or Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

Each of the named executive officers is entitled to participate in all pension, profit sharing and other retirement plans, and all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. Mr. Eccleshare, who is a citizen of the United Kingdom, also is provided with private medical insurance and we contribute a portion of his salary to a private pension scheme in which he participates in the United Kingdom (or provide the cash benefits to him as salary in lieu of such contribution). We also provide certain other perquisites to the named executive officers.

Aircraft Benefits. From time to time, our officers use company aircraft for personal air travel, pursuant to the Aircraft Policy. In addition, during the term of his employment, CCMH agreed to make an aircraft available to Mr. Pittman for his business and personal use (including flights on which Mr. Pittman is not present) and will pay all costs associated with the provision of the aircraft. CCMH currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.”

Club Dues, Automotive Benefits and Other Services. CCMH also has agreed to make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on CCMH’s business. Mr. Eccleshare receives an automobile allowance and a leased car in the United Kingdom and we have agreed to make a car service available for his business use in the United States. In addition, Mr. Eccleshare is reimbursed for the annual dues for memberships in certain clubs and we provide supplemental life insurance benefits to Mr. Eccleshare.

Relocation, Housing, Tax and Legal Review Benefits. Since 2009, we have recruited and hired several new executive officers and have promoted and relocated executive officers, as well as other officers and key employees. As part of this process, the CCMH and CCOH Compensation Committees considered the benefits that would be appropriate to provide to facilitate and/or accelerate their relocation to our corporate locations. After experience recruiting and hiring several new executive officers and other key personnel since 2009, in October 2010 the CCMH and CCOH Compensation Committees adopted new company-wide tiered relocation policies reflecting these types of relocation benefits. The new relocation policies apply only in the case of a company-requested relocation and provide different levels of benefits based on the employee’s level within the organization. In connection with his promotion to serve as the Chief Executive Officer of CCOH, Mr. Eccleshare relocated from our offices in London to our offices in New York City. Through the negotiation of his employment agreement, CCOH agreed to provide Mr. Eccleshare with certain additional benefits in consideration of his international relocation. Similarly, in connection with Mr. Hogan’s relocation from our offices in San Antonio to our offices in New York City and in connection with the negotiation of an amendment to his employment agreement, we agreed to provide Mr. Hogan with certain additional relocation benefits. CCMH also paid Mr. Bressler’s and Mr. Pittman’s legal fees in connection with the negotiation of their employment agreements in 2013 and 2014, respectively. See “Executive Compensation—Employment Agreements with the Named Executive Officers” for a description of these additional benefits.

CCMH’s Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits. However, as these benefits and perquisites represent a relatively small portion of the named executive officers’ total compensation (or, in the case of benefits such as relocation benefits, are not intended to occur frequently for each named executive officer), it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this prospectus, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table. For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of CCMH’s named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. In addition, in connection with Mr. Casey’s July 29, 2013 termination of service and Mr. Hogan’s January 13, 2014 retirement, we entered into a severance agreement and general release with each of Messrs. Casey and Hogan. CCMH believes that the severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this prospectus.

Roles and Responsibilities

Role of the Compensation Committee. As described above, CCMH’s Compensation Committee primarily is responsible for conducting reviews of CCMH’s executive compensation policies and strategies, overseeing and evaluating CCMH’s overall compensation structure and programs, setting executive compensation and setting performance goals and evaluating the performance of executive officers against those goals, with the full Board approving equity awards. With respect to executive officers who are employed exclusively by our Outdoor divisions, CCMH’s Compensation Committee reviews compensation; however, CCOH’s Compensation Committee has the responsibility for conducting reviews of CCOH’s executive compensation policies and strategies, overseeing and evaluating CCOH’s overall compensation structure and programs, setting executive compensation, setting performance goals and evaluating the performance of executive officers against those goals and approving equity awards. The responsibilities of CCMH’s Compensation Committee are described above under “The Board of Directors—Committees of the Board.”

Role of Executive Officers. CCMH’s Chief Executive Officer provides reviews and recommendations regarding CCMH’s executive compensation programs, policies and governance for CCMH’s Compensation Committee’s consideration. In the case of CCMH’s Outdoor divisions, his recommendations incorporate the recommendations from CCOH’s Chief Executive Officer (other than for himself). CCMH’s Chief Executive Officer’s responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including their level of competitiveness and their alignment with CCMH’s objectives;

•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and

•	recommending pay levels, payout and awards for the named executive officers other than himself.

Use of Compensation Consultants. During 2013, management engaged Mercer (US) Inc. to review and analyze, using its existing sources of data, the compensation program for the independent members of CCOH’s board of directors in light of current trends and practices. Mercer (US) Inc. is affiliated with Marsh & McLennan Companies. During 2013, MMC and its affiliated companies (collectively, “MMC”) were retained by management to provide services unrelated to executive or director compensation, including: consulting services related to divisional sales and market-specific incentive plans for employees who are not executive officers, an equity plan overhang analysis, testing and investment consulting services with respect to defined contribution plans, leasing services, as well as insurance, brokerage, actuarial and employee benefit services. In addition, during 2013, MMC was retained by a special litigation committee of CCOH’s board of directors to provide economic analyses in connection with litigation. MMC’s fees during 2013 with respect to its review of independent director compensation were $17,200, and the aggregate fees for the other services provided by MMC during 2013 were approximately $4.8 million.

CCMH requested and received responses from MMC addressing its independence, including the following factors: (1) other services provided to CCMH and its subsidiaries by MMC; (2) fees paid by CCMH and its subsidiaries as a percentage of MMC’s total revenue; (3) policies or procedures maintained by MMC that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagements and a member of the Compensation Committee; (5) any CCMH or CCOH stock owned by the individual consultants involved in the engagements; and (6) any business or personal relationships between our executive officers and MMC or the individual consultants involved in the engagements. The Compensation Committee discussed these considerations and concluded that MMC’s work does not raise any conflict of interest.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Although Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation a publicly held corporation may deduct for Federal income tax purposes in any one year with respect to certain senior executives, in 2013, CCMH was not a “publicly held corporation” within the meaning of applicable provisions of Section 162(m) of the Code and Treasury regulations. This is because, following the July 2008 merger (the “Merger”) pursuant to which Clear Channel became an indirect wholly owned subsidiary of CCMH, CCMH was not required to register its Class A common stock and, on December 31, 2013, CCMH would not have been subject to the reporting obligations of Section 12 of the Securities Exchange Act had CCMH not voluntarily registered its Class A common stock by filing a registration statement on Form 8-A on July 30, 2008. In the event that CCMH subsequently becomes a “publicly held corporation” within the meaning of Section 162(m), CCMH’s Compensation Committee will consider the anticipated tax treatment to CCMH and to senior executives covered by these rules of various payments and benefits. In that event, CCMH’s Compensation Committee may consider various alternatives to preserving the deductibility of compensation and benefits to the extent reasonably practicable and consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

CCMH accounts for stock-based payments, including awards under the CCMH Incentive Plan and the CCOH Stock Incentive Plan, in accordance with the requirements of ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

CORPORATE SERVICES AGREEMENT

In connection with CCOH’s initial public offering, CCOH entered into a corporate services agreement (the “Corporate Services Agreement”) with Clear Channel Management Services, L.P., now known as Clear Channel Management Services, Inc. (“CCMS”), an indirect subsidiary of CCMH. Under the terms of the agreement, CCMS provides, among other things, certain executive officer services to CCOH. These executive officer services are allocated to CCOH based on CCOH’s OIBDAN as a percentage of Clear Channel’s total OIBDAN for the prior year, each as reported in connection with year-end financial results. For purposes of these allocations, OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in the Statement of Operations: income tax benefit (expense); other income (expense) – net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense) – net; depreciation & amortization; and impairment charges.

For 2013, CCOH was allocated 36.51% of certain personnel costs for Messrs. Bressler and Casey for the portions of the year during which they respectively served as Chief Financial Officer of CCOH. CCMH and CCOH considered these allocations to be a reflection of the utilization of services provided based on 2012 OIBDAN. Please refer to footnote (g) to the Summary Compensation Table in this prospectus for the allocations for 2013, 2012 and 2011. For additional information regarding the Corporate Services Agreement, see “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2013, 2012 and 2011 for the principal executive officer (“PEO”) and the principal financial officers (“PFO”) serving during 2013 and each of the three next most highly compensated executive officers of CCMH for services rendered in all capacities (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)		Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)		Total ($)
Robert W. Pittman	2013	1,000,000		—		—	—		—		1,020,622		2,020,622
– Chairman and	2012	1,000,000		597,200		260,000	—		902,800		885,145		3,645,145
Chief Executive Officer (PEO)(e)	2011	250,000		1,435,500		—	1,146,064		—		570,190		3,401,754

Richard J. Bressler – President and Chief Financial Officer (PFO)(f)	2013	512,500	(g)	1,269,315	(g)	3,244,999	—		—		71,748	(g)	5,098,562

Thomas W. Casey	2013	466,667	(g)	—		—	—		—		5,736,622	(g)	6,203,289
– Former Executive	2012	791,667	(g)	230,000	(g)	2,675,187	—		562,152	(g)	6,250	(g)	4,265,256
Vice President and Chief Financial Officer (PFO)(h)	2011	750,000	(g)	439,380	(g)	—	—		710,620	(g)	64,953	(g)	1,964,953

C. William	2013	1,067,509		—		—	—		862,833		937,383		2,867,725
Eccleshare – Chief	2012	1,057,296		405,096		1,860,760	374,094		540,186		1,191,919		5,429,351
Executive Officer –Outdoor(i)	2011	798,260		—		—	1,256,729	(j)	920,134		126,970		3,102,093

John E. Hogan –	2013	1,072,917		77,250		—	—		—		881,920		2,032,087
Former Chairman	2012	1,000,000		655,013		804,602	—		685,323		190,386		3,335,324
and Chief Executive Officer – Clear Channel Media & Entertainment(k)	2011	1,000,000		758,333		—	59,834	(l)	612,864		46,276		2,477,307

Robert H. Walls, Jr.	2013	750,000		—		—	—		318,750		24,844		1,093,594
– Executive Vice	2012	750,000		115,250		2,422,983	—		523,474		10,279		3,821,986
President, General Counsel & Secretary(m)	2011	600,000		273,694	(g)	—	—		476,306		6,125		1,356,125

(a)	The amounts reflect:

•	For Mr. Pittman, cash payments for 2012 and 2011 as discretionary bonus awards from CCMH;

•	For Mr. Bressler, who began serving as our President and Chief Financial Officer on July 29, 2013, (1) a guaranteed minimum annual bonus from CCMH equal to 150% of his base salary prorated for the number of days that he worked during 2013, which equaled $769,315, and (2) a guaranteed additional bonus of $500,000 from CCMH, as provided in his employment agreement;

•	For Mr. Casey, (1) cash payments for 2012 and 2011 as discretionary bonus awards from CCMH and (2) for 2011, a $250,000 bonus that Mr. Casey received from CCMH for his service in the Office of the Chief Executive Officer;

•	For Mr. Eccleshare, a cash payment for 2012 as a discretionary bonus award from CCOH;

•	For Mr. Hogan, (1) cash payments for 2012 and 2011 as discretionary bonus awards from CCMH; (2) for 2011, (a) a $25,000 discretionary bonus payment for 2011 approved by CCMH’s Compensation Committee in March 2011 and (b) a $333,333 payment pursuant to an additional bonus opportunity approved by CCMH’s Compensation Committee in November 2011 with respect to 2011 performance; (3) for 2012, the second $333,333 payment under the 2011 additional bonus opportunity; and (4) for 2013, a bonus award of $77,250 with respect to 2013 performance pursuant to his severance agreement and general release; and

•	For Mr. Walls, (1) cash payments for 2012 and 2011 as discretionary bonus awards from CCMH and (2) for 2011, a $250,000 bonus that Mr. Walls received from CCMH for his service in the Office of the Chief Executive Officer.

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)	CCMH Stock Awards. On July 29, 2013, Mr. Bressler received a restricted stock award with respect to 910,000 shares of CCMH’s Class A common stock, 250,000 shares of which contain time-vesting provisions and 660,000 shares of which contain performance-based vesting conditions. The amount shown in the Stock Awards column for Mr. Bressler for 2013 includes $1,245,000 as the full grant date fair value of the time-vesting portion of his July 29, 2013 restricted stock award based on the closing price of CCMH’s Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based portion of his July 29, 2013 restricted stock award, the grant date fair value of the performance-based portion of his restricted stock award would have been $3,286,800. However, on the date of grant, the actual fair market value of the performance-based portion of the restricted stock award was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based portion of the restricted stock award in the Stock Awards column.

On October 15, 2012, Messrs. Pittman and Walls received restricted stock awards with respect to 200,000 shares and 60,000 shares of CCMH’s Class A common stock, respectively, 50% of which contain performance-based vesting conditions and 50% of which contain time-vesting provisions. The amounts shown in the Stock Awards column for Messrs. Pittman and Walls for 2012 include $260,000 and $78,000, respectively, as the full grant date fair value of the time-vesting portion of the October 15, 2012 restricted stock awards based on the closing price of CCMH’s Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based restricted stock awards that Messrs. Pittman and Walls received on October 15, 2012, the grant date fair value of those performance-based restricted stock awards would have been $260,000 and $78,000, respectively. However, on the date of grant, the actual fair market value of those performance-based restricted stock awards was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for those performance-based restricted stock awards in the Stock Awards column.

On October 22, 2012, CCMH commenced an offer to exchange (the “2012 Exchange Program”), pursuant to which CCMH offered to exchange certain outstanding options to purchase shares of CCMH’s Class A common stock granted under the 2008 Executive Incentive Plan that had a per share exercise price equal to $10.00 for restricted replacement shares (the “Replacement Shares”) of CCMH’s Class A common stock in an amount equal to 90.0% of the number of shares of Class A common stock underlying such person’s eligible options. In addition, on October 22, 2012, CCMH granted additional fully-vested stock (the “Additional Shares”) pursuant to a tax assistance program offered in connection with the 2012 Exchange Program. The Replacement Shares and Additional Shares were granted on October 22, 2012, the date of the commencement of the offer. If an individual participated in the 2012 Exchange Program, that person was required to tender his or her eligible options prior to November 19, 2012, the expiration date of the offer, in order to retain his or her Replacement Shares. If participants in the 2012 Exchange Program timely delivered a properly completed election form under Code Section 83(b), CCMH repurchased a portion of their Additional Shares with a value sufficient to fund a portion of the tax withholdings in connection with the award of the Replacement Shares, subject to an aggregate maximum amount. Additional Shares that were not repurchased were forfeited at the expiration of the offer on November 19, 2012. If an individual declined to participate in the 2012 Exchange Program, that person’s Replacement Shares and Additional Shares were forfeited on November 19, 2012, the date of the expiration of the offer, and that person retained his or her eligible options.

Because the Replacement Shares and the Additional Shares were granted at the commencement of the offer, subject to forfeiture, $877,723, $804,602 and $344,987 included in the Stock Awards column for 2012 for Messrs. Casey, Hogan and Walls, respectively, represents the incremental fair value of their time-vesting Replacement Shares and all of their Additional Shares (including those forfeited as described below) based on the closing price of CCMH’s Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based Replacement Shares that Mr. Hogan received on October 22, 2012, the grant date fair value of those performance-based Replacement Shares would have been $110,016. However, on the date of grant, the actual fair market value of those performance-based Replacement Shares was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for those performance-based Replacement Shares in the Stock Awards column.

Mr. Casey received 225,000 Replacement Shares and 162,500 Additional Shares at the commencement of the offer. Mr. Casey declined to participate in the 2012 Exchange Program and forfeited the 225,000 Replacement Shares and 162,500 Additional Shares on November 19, 2012. He retained his existing options that were eligible for exchange, with no changes to the terms. As a result, the entire $877,723 grant date fair value in respect of his Replacement Shares and Additional Shares included in the Stock Awards column for 2012 was forfeited.

Mr. Hogan received 226,101 Replacement Shares and 163,295 Additional Shares at the commencement of the offer. Mr. Hogan participated in the 2012 Exchange Program and exchanged his eligible options for the 226,101 Replacement Shares. In addition, 124,187 of Mr. Hogan’s Additional Shares were repurchased pursuant to the tax assistance program and the remaining 39,108 of Mr. Hogan’s Additional Shares were forfeited. As a result, $117,715 of the grant date fair value in respect of his Additional Shares included in the Stock Awards column for 2012 was forfeited.

Mr. Walls received 90,000 Replacement Shares and 65,000 Additional Shares at the commencement of the offer. Mr. Walls participated in the 2012 Exchange Program and exchanged his eligible options for the 90,000 Replacement Shares. In addition, 30,994 of Mr. Walls’ Additional Shares were repurchased pursuant to the tax assistance program and the remaining 34,006 of Mr. Walls’ Additional Shares were forfeited. As a result, $102,358 of the grant date fair value in respect of his Additional Shares included in the Stock Awards column for 2012 was forfeited.

CCOH Stock Awards. The amounts shown in the Stock Awards column for Mr. Bressler for 2013 and for Messrs. Casey and Walls for 2012 include $1,999,999, $1,797,464 and $1,999,996, respectively, as the full grant date fair value of time-vesting restricted stock or restricted stock units awarded to them by CCOH on July 29, 2013, May 10, 2012 and March 26, 2012, respectively, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For time-vesting restricted stock or restricted stock unit awards, the grant date fair value is based on the closing price of CCOH’s Class A common stock on the date of grant.

On July 26, 2012, Mr. Eccleshare was awarded a restricted stock unit award with respect to (1) 126,582 shares of CCOH’s Class A common stock that contain performance-based vesting conditions and (2) 379,747 shares of CCOH’s Class A common stock that contain time-vesting provisions. The amount shown in the Stock Awards column for Mr. Eccleshare for 2012 includes $1,860,760 as the full grant date fair value of the time-vesting restricted stock units based on the closing price of CCOH’s Class A common stock on the date of grant, as described above. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based restricted stock units that Mr. Eccleshare received, the grant date fair value of those performance-based restricted stock units would have been $620,252. However, on the date of grant, the actual fair market value of those performance-based restricted stock units was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based restricted stock units in the Stock Awards column.

CCMH Option Awards. The amount shown in the Option Awards column for 2011 for Mr. Pittman reflects the full grant date fair value of time-vesting CCMH stock options awarded to him in 2011, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

For Mr. Hogan, the amount shown in the Option Awards column for 2011 reflects the incremental fair value of stock option awards to Mr. Hogan on February 17, 2011 in exchange for stock option awards originally granted in 2008 pursuant to an Offer to Exchange that commenced in February 2011 (the “2011 Exchange Program”). For a description of the 2011 Exchange Program, see footnote (l) below. As described above, Mr. Hogan participated in the 2012 Exchange Program and exchanged the stock options reflected in the Option Awards column for 2011 for Replacement Shares included in the 2012 Stock Awards column.

CCOH Option Awards. The amounts shown in the Option Awards column for 2012 and 2011 for Mr. Eccleshare reflect the full grant date fair value of time-vesting stock options awarded to Mr. Eccleshare by CCOH in 2012 and 2011, respectively, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For Mr. Eccleshare, the amount shown in the Option Awards column for 2011 also includes the incremental fair value of modifications made on August 11, 2011 to certain of his outstanding stock option awards originally granted on September 10, 2009 and September 10, 2010. For a description of Mr. Eccleshare’s award modifications, see footnote (j) below.

For further discussion of the assumptions made in valuation, see also Note 10–Shareholders’ Interest beginning on page F-    .

(c)	The amounts reflect:

•	For Messrs. Pittman, Casey, Hogan and Walls, cash payments from CCMH as annual incentive bonus awards for 2013, 2012 and 2011, as applicable, under its 2008 Annual Incentive Plan pursuant to pre-established performance goals; and

•	For Mr. Eccleshare, (1) cash payments from CCOH as annual incentive bonus awards for 2013, 2012 and 2011 under its Amended and Restated 2006 Annual Incentive Plan pursuant to pre-established performance goals; (2) for 2013, a cash payment in 2014 of (a) the second one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012 and (b) one-third ($84,000) of the $252,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2013; and (3) for 2012, a cash payment in 2013 of one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012. The remaining $99,000 of the additional bonus opportunity with respect to 2012 will be paid in 2015 and the remaining $168,000 of the additional bonus opportunity with respect to 2013 will be paid in equal installments in 2015 and 2016, in each case if Mr. Eccleshare remains employed at the payment dates.

Messrs. Casey and Hogan also earned an additional $198,000 and $900,000, respectively, pursuant to additional bonus opportunities based on pre-established performance goals with respect to 2012. These amounts were not reflected in the Non-Equity Incentive Plan Compensation column with respect to 2012 because they were to be paid 36 months after the performance goals were established if they remained employed through the payment date. Pursuant to Mr. Casey’s severance agreement and general release, his $198,000 additional bonus opportunity was paid during 2013 in connection with his July 29, 2013 termination of employment and is reflected in the “All Other Compensation” column as described in footnote (d) below. Pursuant to Mr. Hogan’s severance agreement and general release, his $900,000 additional bonus opportunity was paid during 2014 in connection with his January 13, 2014 termination of employment as described in “—Potential Post-Employment Payments.”

(d)	As described below, for 2013 the All Other Compensation column reflects:

•	amounts we contributed under our 401(k) plan as a matching contribution for the benefit of the named executive officers in the United States or payments in lieu of pension contributions for the benefit of Mr. Eccleshare in the United Kingdom;
•	club membership dues for Mr. Eccleshare paid by us;
•	the value of personal use of company aircraft by the named executive officers;
•	security services for Mr. Pittman;
•	personal tax services paid by us;
•	tax gross-ups on tax services;
•	relocation expenses for Mr. Hogan;
•	tax gross-ups on relocation expenses for Mr. Hogan;
•	the cost of travel for family members of Mr. Eccleshare;
•	legal expenses in connection with employment and other related matters for Mr. Bressler;
•	the cost of private medical insurance for the benefit of Mr. Eccleshare;
•	an automobile allowance and leased car for the benefit of Mr. Eccleshare in the United Kingdom and amounts reimbursed for car service expenses incurred by Mr. Eccleshare;
•	amounts reimbursed for car service expenses incurred by Mr. Pittman;
•	housing and related expenses for Mr. Eccleshare in the United States;
•	tax gross-ups on housing and related expenses for Mr. Eccleshare;
•	housing expenses for Mr. Hogan;
•	tax gross-ups on housing expenses for Mr. Hogan;
•	the cost of supplemental life insurance for Mr. Eccleshare; and
•	severance benefits for Mr. Casey.

	Pittman	Bressler	Casey	Eccleshare	Hogan	Walls
Plan contributions (or payment in lieu thereof)	$6,375	$2,500	$6,375	$157,419	$6,375	$6,375
Club dues	—	—	—	782	—	—
Aircraft usage	719,192	18,697	—	18,284	214,799	18,469
Security services	124,114	—	—	—	—	—
Tax services	—	—	—	35,809	—	—
Tax services tax gross-up	—	—	—	26,411	—	—
Relocation expenses	—	—	—	—	100,000	—
Relocation tax gross-up	—	—	—	—	103,278	—
Family travel expenses	—	—	—	49,116	—	—
Legal fees	—	50,551	—	—	—	—
Private medical insurance	—	—	—	14,594	—	—
Automobile allowance/transportation	—	—	—	23,930	—	—
Car service	170,941	—	—	8,306	—	—
Housing and related expenses	—	—	—	239,442	225,045	—
Housing and related expenses tax gross-up	—	—	—	352,568	232,423	—
Supplemental life insurance	—	—	—	10,722	—	—
Severance payments	—	—	5,730,247	—	—	—

Total	$1,020,622	$71,748	$5,736,622	$937,383	$881,920	$24,844

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on CCMH’s actual costs.

As a result of CCMH’s high public profile and due in part to threats against CCMH, its operations and management, CCMH engaged an outside security consultant to assess security risks to CCMH’s physical plant and operations, as well as Mr. Pittman. Based upon the findings and recommendation of this security consultant, CCMH’s management and Board of Directors implemented, and CCMH’s management and Board intend to continue the implementation of, numerous security measures for CCMH’s operations and Mr. Pittman.

Pursuant to his employment agreement, for security purposes and at the direction of the Board of CCMH, during the term of his employment, CCMH agreed to make an aircraft available to Mr. Pittman for his business and personal use (including flights on which Mr. Pittman is not present) and will pay all costs associated with the provision of the aircraft. CCMH currently leases an airplane for Mr. Pittman’s use, as described in “Certain

Relationships and Related Party Transactions.” Pursuant to the security assessment and at the direction of the Board of CCMH, Mr. Pittman’s spouse and dependents also travel by private aircraft for all personal and business travel. From time to time, our other officers also use the company aircraft for personal air travel, pursuant to the Aircraft Policy.

The value of personal aircraft usage reported above is based on CCMH’s direct variable operating costs. This methodology calculates an average variable cost per hour of flight. CCMH applies the same methodology to aircraft that are covered by contracts with an outside aircraft management company under which CCMH reimburses the aircraft management company for costs that would otherwise be incurred directly by CCMH (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by CCMH. On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.

Messrs. Pittman and Eccleshare are reimbursed for car service use for commuting and other personal purposes.

Pursuant to his employment agreement and in connection with his relocation to the United States, Mr. Eccleshare also receives certain housing, tax and other services. Pursuant to his employment agreement and in connection with his relocation to New York City, Mr. Hogan receives certain relocation, housing and tax benefits. For a description of these services and the other items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

Mr. Casey’s severance payments reflected in the table above consist of: (1) $198,000 earned under an additional bonus opportunity with respect to 2012 performance; (2) an equity preservation value payment of $5,000,000 pursuant to his employment agreement; (3) severance of $525,000 paid during 2013 pursuant to his employment agreement; and (4) equipment retained by Mr. Casey with a value of $7,247. See “—Potential Post-Employment Payments” for a summary of Mr. Casey’s severance agreement and general release.

(e)	Mr. Pittman became our Chief Executive Officer on October 2, 2011. The summary compensation information presented above for Mr. Pittman reflects his service in that capacity since October 2, 2011. Prior to becoming our Chief Executive Officer and an employee of ours on October 2, 2011, Mr. Pittman served as our Chairman of Media and Entertainment Platforms pursuant to a consulting agreement since November 2010. During 2011, we paid Mr. Pittman $375,000 for his services under the consulting agreement.

(f)	Mr. Bressler became our President and Chief Financial Officer on July 29, 2013. The summary compensation information presented above for Mr. Bressler reflects his service in that capacity since July 29, 2013.

(g)	As described above under “Compensation Discussion and Analysis—Corporate Services Agreement,” CCMS provides, among other things, certain executive officer services to CCOH. The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect 100% of the amounts for each of Messrs. Bressler, Casey and Walls. However, pursuant to the Corporate Services Agreement, based on CCOH’s OIBDAN as a percentage of Clear Channel’s total OIBDAN, CCOH was allocated: (1) 36.51% of certain amounts for Mr. Bressler for 2013; (2) 36.51% of certain amounts for Mr. Casey for 2013, 40.62% for 2012 and 38.95% for 2011; and (3) 38.95% of certain amounts for Mr. Walls for 2011, as described below:

•	With respect to Mr. Bressler, 36.51% of the amounts reflected in the Salary, Bonus and All Other Compensation columns;

•	With respect to Mr. Casey: (1) 36.51% of the amount reflected in the Salary column for 2013 and 36.51% of certain of the amounts reflected in the All Other Compensation column for 2013; (2) 40.62% of the amounts reflected in the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns for 2012; (3) 38.95% of the amounts reflected in the Salary and Non-Equity Incentive Plan Compensation columns and 38.95% of certain of the amounts reflected in the All Other Compensation column for 2011 based on his service as Chief Financial Officer; (4) $73,764 of the amount reflected in the Bonus column for 2011, reflecting 38.95% of his discretionary bonus provided for his service as Chief Financial Officer during 2011; and (5) $148,250 of the amount reflected in the Bonus column for 2011, reflecting a pro rata portion of his discretionary bonus provided for his service as a member of the Office of the Chief Executive Officer for CCOH; and

•	With respect to Mr. Walls, $148,250 of the amount reflected in the Bonus column for 2011, reflecting a pro rata portion of his discretionary bonus provided for his service as a member of the Office of the Chief Executive Officer for CCOH.

	Salary Allocated to CCOH
	2013	2012	2011
Richard J. Bressler	$187,114	—	—
Thomas W. Casey	170,380	$321,575	$292,125

	Bonus and Non-Equity Incentive Plan Compensation Allocated to CCOH
	2013	2012	2011
Richard J. Bressler	$463,427	—	—
Thomas W. Casey	—	$321,772	$498,800
Robert H. Walls, Jr.	—	—	148,250

	All Other Compensation Allocated to CCOH
	2013	2012	2011
Richard J. Bressler	$26,195	—	—
Thomas W. Casey	268,941	$2,539	$25,299

(h)	Mr. Casey served as our Executive Vice President and Chief Financial Officer from January 4, 2010 until July 29, 2013. The summary compensation information presented above for Mr. Casey reflects his service in that capacity for that period of time, as well as his service as a member of the Office of the Chief Executive Officer of CCMH from March 31, 2011 until October 2, 2011 and of CCOH from March 31, 2011 through January 24, 2012.

(i)	On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of CCOH, overseeing both our Americas and International outdoor divisions. Prior thereto, Mr. Eccleshare served as our Chief Executive Officer—Clear Channel Outdoor—International. The summary compensation information presented above for Mr. Eccleshare reflects his compensation from CCOH for service in those capacities during the relevant periods of 2013, 2012 and 2011. Mr. Eccleshare is a citizen of the United Kingdom and his compensation from CCOH reported in the Summary Compensation Table that was originally denominated in British pounds has been converted to U.S. dollars using the average exchange rates of £1=$1.5637, £1=$1.5848 and £1=$1.60359 for the years ended December 31, 2013, 2012 and 2011, respectively.

In addition to his compensation paid by CCOH, the amounts in the Salary column for Mr. Eccleshare include $18,046 paid in each of 2013 and 2012 and $17,990 paid in 2011 by our majority-owned subsidiary, Clear Media Limited, for his service as a director of Clear Media Limited. Clear Media Limited is listed on the Hong Kong Stock Exchange. The amounts paid by Clear Media Limited have been converted from Hong Kong dollars to U.S. dollars using the average exchange rates of HK$1=$0.1289, HK$1=$0.1289 and HK$1=$0.1285 for the years ended December 31, 2013, 2012 and 2011, respectively.

(j)	The amount in the Option Awards column for Mr. Eccleshare for 2011 reflects the full grant date fair value of time-vesting stock options awarded by CCOH, as described in footnote (b) above.

On August 11, 2011, CCOH’s Compensation Committee amended and restated certain of Mr. Eccleshare’s outstanding stock options. As part of the amendment and restatement, the performance-based vesting conditions applicable to Mr. Eccleshare’s outstanding stock options originally awarded on September 10, 2009 and September 10, 2010 were replaced with time-vesting conditions. Accordingly, as described in footnote (b) above, the amount in the Option Awards column for 2011 also includes the incremental fair value of the August 11, 2011 modifications made to his September 10, 2009 and September 10, 2010 stock option awards.

(k)	Mr. Hogan served as our Chairman and Chief Executive Officer—Clear Channel Media & Entertainment from February 16, 2012 until his retirement on January 13, 2014. Prior thereto, he served as President and Chief Executive Officer—Clear Channel Media & Entertainment. The summary compensation information presented above for Mr. Hogan reflects his service in those capacities during the periods presented.

(l)	During 2008 Mr. Hogan received stock options to purchase 108,297 shares of CCMH’s Class A common stock that contained performance-based vesting conditions and received time-vesting stock options to purchase 54,148 shares of CCMH’s Class A common stock. The 108,297 performance-based stock options awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 54,149 new performance-based stock options pursuant to the 2011 Exchange Program. Similarly, the 54,148 time-vesting stock options to purchase CCMH Class A common stock awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 27,074 new time-vesting stock options pursuant to the 2011 Exchange Program.

The amount in the Option Awards column for Mr. Hogan for 2011 reflects the incremental fair value of the time-vesting stock options awarded to Mr. Hogan by CCMH in the 2011 Exchange Program, as described in footnote (b) above. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based vesting stock options that Mr. Hogan received in the 2011 Exchange Program, the grant date fair value of those performance-based vesting stock options would have been $184,648. However, on the date of the 2011 Exchange Program, the actual fair value of those options was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based options in the Option Awards column.

(m)	Mr. Walls became our Executive Vice President, General Counsel and Secretary on January 1, 2010. The summary compensation information presented above for Mr. Walls reflects his service in that capacity during the periods presented, as well as his service as a member of the Office of the Chief Executive Officer of CCMH from March 31, 2011 until October 2, 2011 and of CCOH from March 31, 2011 through January 24, 2012.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements. The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above. Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post-Employment Payments” in this prospectus, which descriptions are incorporated herein by reference. Mr. Casey’s service with us terminated on July 29, 2013 and Mr. Hogan’s service with us terminated on January 13, 2014. For a description of the severance arrangements for Messrs. Casey and Hogan, see “—Potential Post-Employment Payments.”

Robert W. Pittman

On October 2, 2011, CCMH entered into an employment agreement with Robert W. Pittman, pursuant to which he serves as Chief Executive Officer of CCMH and as Executive Chairman of the Board of Directors of CCOH. The October 2, 2011 employment agreement superseded the consulting agreement that Mr. Pittman previously entered into with CCMH and Pilot Group Manager LLC, dated November 15, 2010, and had an initial term ending on December 31, 2016, with automatic 12-month extensions thereafter unless either party provided prior notice electing not to extend the employment agreement. On January 13, 2014, CCMH entered into an amended and restated employment agreement with Mr. Pittman. The amended and restated employment agreement has an initial five-year term ending on January 13, 2019, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to his amended and restated employment agreement, Mr. Pittman’s minimum base salary increased from $1,000,000 per year under his previous employment agreement to $1,200,000 per year. His base salary may be increased at the discretion of CCMH’s Board or its compensation committee. Mr. Pittman also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by CCMH’s Board or its compensation committee after consultation with Mr. Pittman. Under Mr. Pittman’s previous employment agreement, his aggregate target annual bonus that could be earned upon achievement of all of his performance objectives was not less than $1,650,000. Under the amended and restated employment agreement, beginning in 2014, Mr. Pittman’s aggregate target annual performance bonus is 150% of his annual base salary. Pursuant to his October 2, 2011 employment agreement, CCMH’s compensation committee determined that Mr. Pittman was eligible to receive a bonus with respect to 2013. Prior to CCMH’s compensation committee determining the amount of Mr. Pittman’s annual incentive bonus for 2013, Mr. Pittman declined to receive his bonus to make more funds available for bonus payments to other employees. Accordingly, Mr. Pittman received no annual incentive bonus with respect to 2013. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Pittman is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of CCMH may participate. In addition, during the term of his employment, CCMH will make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft. CCMH leases this aircraft from a company controlled by Mr. Pittman. See “Certain Relationships and Related Party Transactions—Commercial Transactions.” If a company aircraft is not available due to service or maintenance issues, CCMH will charter a comparable aircraft for Mr. Pittman’s business and personal use. CCMH also will make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on company business. During 2014, CCMH reimbursed Mr. Pittman for legal fees incurred by Mr. Pittman in connection with the negotiation of the amended and restated employment agreement.

Pursuant to his previous employment agreement, on October 2, 2011, Mr. Pittman was granted a stock option to purchase 830,000 shares of CCMH’s Class A common stock. See “—Outstanding Equity Awards at Fiscal Year-End” below. In connection with the amended and restated employment agreement, on January 13, 2014, CCMH and Mr. Pittman amended his stock option to terminate and forfeit 200,000 of the options. The termination and forfeiture applied ratably such that, effective January 13, 2014, 252,000 of the options were vested and 378,000 of the options vest ratably on the third, fourth and fifth anniversary of the October 2, 2011 grant date.

Pursuant to the amended and restated employment agreement, on January 13, 2014, CCMH granted Mr. Pittman 350,000 restricted shares of CCMH’s Class A common stock. Mr. Pittman’s CCMH restricted stock award is divided into two tranches consisting of: (1) 100,000 shares (the “Tranche 1 Shares”) and (2) 250,000 shares (the “Tranche 2 Shares”). The Tranche 1 Shares vest in two equal parts on each of December 31, 2017 and December 31, 2018. The Tranche 2 Shares vest only if the Sponsors receive a 100% return on their investment in CCMH in the form of cash returns. In addition, as provided in the amended and restated employment agreement, on January 13, 2014, CCOH granted Mr. Pittman 271,739 restricted shares of CCOH’s Class A common stock. Mr. Pittman’s CCOH restricted stock award vests in two equal parts on each of December 31, 2016 and December 31, 2017.

Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by CCMH’s stockholders, CCMH will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in the amended and restated employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Under the employment agreement, Mr. Pittman is required to protect the secrecy of the confidential information of CCMH, CCOH and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. CCMH agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Richard J. Bressler

On July 29, 2013, CCMH entered into an employment agreement with Mr. Bressler. The employment agreement has an initial term ending on December 31, 2018, with automatic 12-month extensions beginning on January 1, 2019 unless either party gives prior notice electing not to extend the employment agreement.

Under the employment agreement, Mr. Bressler receives a base salary at a rate no less than $1,200,000 per year, subject to increase at the discretion of CCMH’s Board or its compensation committee. Mr. Bressler also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by CCMH’s Board or its compensation committee after consultation with Mr. Bressler. The annual target performance bonus that may be earned when all of Mr. Bressler’s performance objectives are achieved will be not less than 150% of Mr. Bressler’s base salary amount; provided, however, that Mr. Bressler’s actual bonus for 2013 is no less than the target performance bonus multiplied by the percentage of the 2013 calendar year from July 29, 2013 to December 31, 2013. In addition to the annual bonus, Mr. Bressler is also eligible for an additional annual bonus opportunity of up to $500,000, based on CCMH’s achievement of one or more annual performance goals determined by CCMH’s chief executive officer and approved by CCMH’s Board or a committee thereof, which amount was guaranteed in full for 2013. For 2013, Mr. Bressler received his guaranteed annual incentive bonus of $769,315 and his guaranteed additional bonus of $500,000. Beginning with 2014, any additional bonus amount will be paid during the quarter that follows the third anniversary of the beginning of the applicable performance period and will be contingent in each case upon Mr. Bressler’s continued employment through the applicable payment date. Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of CCMH may participate.

During the term of his employment, CCMH will make a car service available for Mr. Bressler’s business use. During 2013, CCMH also reimbursed Mr. Bressler for legal fees incurred by Mr. Bressler in connection with the negotiation of the employment agreement and ancillary documents.

Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by CCMH’s stockholders, CCMH will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on such gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Pursuant to Mr. Bressler’s employment agreement, on July 29, 2013, CCMH granted Mr. Bressler 910,000 restricted shares of CCMH’s Class A common stock. In addition, as provided in the employment agreement, on July 29, 2013, CCOH granted Mr. Bressler 271,739 restricted shares of the Class A common stock of CCOH. See the Grants of Plan-Based Awards During 2013 table and “—Outstanding Equity Awards at Fiscal Year-End” below for a description of the terms of the awards.

Under the employment agreement, Mr. Bressler is required to protect the secrecy of the confidential information of the Company Group. He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. CCMH agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

Thomas W. Casey

On December 15, 2009, Thomas W. Casey entered into an employment agreement with Clear Channel. Mr. Casey ceased serving as our Executive Vice President and Chief Financial Officer on July 29, 2013 and entered into a severance agreement and general release with Clear Channel on September 11, 2013. See “—Potential Post-Employment Payments” for a description of Mr. Casey’s severance arrangements.

Under his employment agreement, Mr. Casey received compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Casey’s annual base salary initially was set at $750,000, with eligibility for additional annual raises commensurate with company policy. Mr. Casey’s 2013 annual base salary was $800,000. Under his employment agreement, Mr. Casey also was eligible to receive a performance bonus no later than March 15 of each calendar year, with a target annual bonus of $1,000,000. Mr. Casey’s bonus was prorated for the portion of 2013 during which he served as our Executive Vice President and Chief Financial Officer and, pursuant to his severance agreement and general release, was based solely on Clear Channel’s performance for 2013. Based on Clear Channel’s OIBDAN performance, Mr. Casey did not receive an annual bonus for 2013. However, pursuant to his September 11, 2013 severance agreement and general release, during 2013 Mr. Casey was paid the $198,000 that he previously earned with respect to 2012 performance pursuant to an additional bonus opportunity. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Potential Post-Employment Payments” for a description of Mr. Casey’s bonus and severance arrangements. Mr. Casey was entitled to participate in all employee welfare benefit plans in which other similarly situated employees were entitled to participate.

Pursuant to the terms of his employment agreement, Mr. Casey also received certain relocation benefits in connection with his relocation to San Antonio during the 24-month period after entering into his employment agreement. During 2011, Mr. Casey completed his relocation and received relocation benefits from Clear Channel of $37,385 with respect to the transfer tax on the deed to his home, plus $21,443 to compensate him for the taxes on those relocation benefits.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Casey was granted a stock option to purchase 250,000 shares of CCMH’s Class A common stock, which he forfeited in connection with his July 29, 2013 termination.

Mr. Casey’s employment agreement imposes certain post-termination obligations on Mr. Casey. He is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel. He also is prohibited by the agreement from engaging in certain activities that compete with Clear Channel for the 18-month period following his employment termination, and he is prohibited from soliciting employees for employment or clients for advertising sales which compete with Clear Channel for the 18-month period following his termination of employment. Clear Channel remains obligated to defend and indemnify Mr. Casey for acts committed in the course and scope of his employment.

C. William Eccleshare

August 31, 2009 Contract of Employment. On August 31, 2009, Clear Channel Outdoor Ltd., a subsidiary of CCOH, entered into an employment agreement with C. William Eccleshare, pursuant to which he served as Chief Executive Officer of our International outdoor division. The agreement had no specified term, but generally could be terminated by Clear Channel Outdoor Ltd. without cause upon 12 months prior written notice or by Mr. Eccleshare without cause upon six months prior written notice.

The agreement set Mr. Eccleshare’s initial base salary at £402,685 (or $629,679 using the average exchange rate of £1=$1.5637 for the year ended December 31, 2013), subject to additional annual raises at the sole discretion of Clear Channel Outdoor Ltd. As described below, in connection with his promotion to Chief Executive Officer of CCOH, Mr. Eccleshare’s annual base salary was increased to $1,000,000. Mr. Eccleshare also received a car allowance, was eligible to receive a performance bonus and was entitled to certain other employee benefits.

In addition, pursuant to his employment agreement, Mr. Eccleshare was entitled to have Clear Channel Outdoor Ltd. contribute a portion of his annual base salary to a personal pension plan (not sponsored by Clear Channel Outdoor Ltd.) registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom. Mr. Eccleshare’s employment agreement also contained non-compete and non-solicitation provisions, each with a nine-month term, and a confidentiality provision with a perpetual term.

January 24, 2012 Employment Agreement. On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of CCOH, overseeing both our Americas and International outdoor divisions. In connection with his promotion, CCOH and Mr. Eccleshare entered into a new employment agreement. Mr. Eccleshare’s employment agreement has an initial term beginning on January 24, 2012 and continuing until December 31, 2014, with automatic 12-month extensions thereafter, beginning on January 1, 2015, unless either CCOH or Mr. Eccleshare gives prior notice electing not to extend the employment agreement. The employment agreement replaces Mr. Eccleshare’s Contract of Employment dated August 31, 2009.

As Chief Executive Officer of CCOH, Mr. Eccleshare relocated from CCOH’s offices in London to CCOH’s offices in New York City in 2012. In his new position, Mr. Eccleshare receives an annual base salary from CCOH of $1,000,000. His salary will be reviewed at least annually for possible increase by the CCOH Board. During the term of the employment agreement, Mr. Eccleshare is eligible to receive an annual performance bonus from CCOH with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of the performance goals specified in his employment agreement for 2012 and the performance goals to be set by CCOH’s Compensation Committee for years after 2012. In addition to the annual bonus, Mr. Eccleshare is eligible to receive an additional annual bonus from CCOH of up to $300,000, based on the achievement of one or more annual performance goals determined by CCOH’s Board of Directors or a subcommittee thereof. Any bonus earned under the additional bonus opportunity will be paid by CCOH in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period and will be contingent in each case upon his continued employment through the applicable payment date. For 2013, Mr. Eccleshare received an annual bonus of $679,833. Mr. Eccleshare also (1) received an additional bonus payment of $99,000 provided pursuant to his additional bonus opportunity earned with respect to 2012 performance and (2) earned an additional bonus of $252,000 with respect to his additional bonus opportunity with respect to 2013 performance, $84,000 of which was paid in February 2014 and $168,000 of which will be paid in equal installments in 2015 and 2016 when performance bonuses are generally paid if he remains employed on the applicable payment dates. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

CCOH continues to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous Contract of Employment. CCOH also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable. If Mr. Eccleshare’s actual U.S. and U.K. income tax and Social Security/National Insurance in a given year exceeds the tax obligations that he would have incurred on the same income (excluding all taxable income not paid by CCOH or a subsidiary or affiliate) had he remained subject only to U.K. income tax and National Insurance over the same period, CCOH will reimburse this excess tax on a fully-grossed up basis for applicable taxes. CCOH also agreed to make a car service available for Mr. Eccleshare’s business use and paid all fees associated with the immigration applications for Mr. Eccleshare and his spouse. Mr. Eccleshare is eligible to receive health, medical, welfare and life insurance benefits and paid vacation on a basis no less favorable than provided to similarly-situated senior executives of CCOH; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary.

In connection with Mr. Eccleshare’s relocation to New York City in 2012, CCOH reimbursed Mr. Eccleshare for all reasonable expenses associated with his relocation to New York City pursuant to CCOH’s relocation policy. In addition, CCOH agreed to: (1) pay Mr. Eccleshare an additional $200,000 (less applicable taxes) for relocation-related expenses not otherwise covered by CCOH’s relocation policy; (2) provide a reasonable number of flights during the first 12 months after Mr. Eccleshare’s permanent relocation for his family to visit New York City; and (3) reimburse Mr. Eccleshare up to $20,000 per month, fully grossed-up for applicable taxes, for housing in New York City during any portion of his employment period in which he is based in New York City.

As provided in the employment agreement, Mr. Eccleshare was awarded 506,329 CCOH restricted stock units on July 26, 2012 in connection with his promotion. See “—Outstanding Equity Awards at Fiscal Year-End” below.

During Mr. Eccleshare’s employment with CCOH and for 18 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with other senior executives of CCOH. Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions. During the term of the employment agreement, Mr. Eccleshare may continue to perform non-executive services with Hays plc. Upon his service with Hays plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with CCOH or its affiliates, subject to CCOH’s prior written consent that will not be unreasonably withheld.

John E. Hogan

Prior to his retirement, effective June 29, 2008, John E. Hogan entered into an employment agreement with Clear Channel Broadcasting, Inc. (“CCB”), a wholly owned subsidiary of CCMH, with such employment agreement amending and restating in its entirety his previous employment agreement with CCB. On November 15, 2010, Mr. Hogan entered into a new amended and restated employment agreement, pursuant to which he would have served as President and Chief Executive Officer of our Media & Entertainment division through December 31, 2013, with automatic extensions from year to year thereafter unless either party provided prior notice of non-renewal. Mr. Hogan and CCB further amended his amended and restated employment agreement on February 23, 2012, pursuant to which he would have served as Chairman and Chief Executive Officer of our Media & Entertainment division through December 31, 2015, with automatic extensions from year to year thereafter unless either party provided prior notice of non-renewal. In connection with the 2012 Exchange Program described in footnote (b) to the Summary Compensation Table, the guaranteed value provisions of his February 2012 amendment were amended on November 15, 2012 to reflect the exchange of his stock options for restricted stock in the 2012 Exchange Program so that, as described below, the guaranteed value provisions are offset by the value of the restricted stock received in the 2012 Exchange Program rather than the stock option awards, which no longer exist after the closing of the 2012 Exchange Program. In connection with Mr. Hogan’s relocation from the offices in San Antonio to the offices in New York City, Mr. Hogan’s employment agreement was amended effective June 3, 2013 to increase Mr. Hogan’s compensation and provide for certain relocation benefits, as described below. On January 13, 2014, Mr. Hogan retired and entered into a severance agreement and general release with CCB. See “—Potential Post-Employment Payments” for a description of Mr. Hogan’s severance arrangements.

Under Mr. Hogan’s employment agreement, he received compensation consisting of a base salary, incentive awards and other benefits and perquisites. Pursuant to his November 2010 amended and restated employment agreement with CCB, Mr. Hogan’s annual base salary initially was set at $1,000,000, with eligibility for additional annual raises commensurate with company policy. In connection with his relocation from San Antonio to New York City, his base salary increased to $1,125,000 effective June 3, 2013. In connection with his relocation, CCMH also agreed to pay Mr. Hogan a housing allowance of $25,000 per month (fully grossed-up for certain applicable taxes) for a period of 18 months and $100,000 for relocation-related expenses. Pursuant to his employment agreement, Mr. Hogan was eligible to receive a performance bonus of not less than 120% of his annual base salary no later than March 15 of each calendar year if all of his performance objectives were achieved for the year. For 2013, the amount of his target performance bonus was increased to $1,375,000 (with the new target performance bonus amount prorated for the portion of 2013 beginning on June 3, 2013). Pursuant to the February 2012 amendment to his agreement, Mr. Hogan was eligible to earn an additional bonus with a target of $900,000, based upon criteria approved by the Compensation Committee, in addition to his annual performance bonus. In connection with his January 13, 2014 severance agreement and general release, CCOH and Mr. Hogan agreed that he would receive an annual bonus of $77,250 for 2013 as part of his severance. In addition, pursuant to his January 13, 2014 severance agreement and general release, Mr. Hogan was paid the $900,000 that he previously earned with respect to 2012 performance pursuant to the additional bonus opportunity. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a description of Mr. Hogan’s bonus and “—Potential Post-Employment Payments” for a description of Mr. Hogan’s severance arrangements. During his employment, Mr. Hogan also was entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate. He also was reimbursed for his legal expenses in connection with the negotiation of his November 2010 amended and restated employment agreement and the February 2012 amendment thereto.

Under the employment agreement, Mr. Hogan remains required to protect the secrecy of CCB’s confidential information and to assign certain intellectual property rights to CCB. Under his employment agreement, Mr. Hogan is prohibited from activities that compete with CCB or its affiliates for 12 months after leaving CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment. The January 13, 2014 severance agreement and general release extended such 12 month periods to 24 months. However, pursuant to the terms of his employment agreement, upon receiving written permission from the Board, Mr. Hogan is permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question. Mr. Hogan also is prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.

Mr. Hogan is entitled to reimbursement of reasonable attorneys’ fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of CCB or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to his employment agreement).

Robert H. Walls, Jr.

Effective January 1, 2010, Robert H. Walls, Jr. entered into an employment agreement with CCMS. Pursuant to his agreement, Mr. Walls will serve as Executive Vice President, General Counsel and Secretary until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Walls receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Walls’ annual base salary initially was set at $550,000, with eligibility for additional annual raises commensurate with company policy. Mr. Walls’ current annual base salary is $750,000. During 2010, Mr. Walls received a $500,000 signing bonus, a prorated portion of which he would have been required to reimburse if he terminated his employment without good reason within the first 12 months of his employment or CCMS terminated his employment for cause during that period. No later than March 15 of each calendar year, Mr. Walls is eligible to receive a performance bonus. For 2010, Mr. Walls’ target bonus was $1,000,000, with the criteria being 50% EBITDA-based and 50% MBO-based. For purposes of his agreement, (1) EBITDA-based means performance criteria selected by the Board with respect to the annual bonus and with target performance determined on the same basis as determined for other similarly situated employees of CCMS and its affiliates and (2) MBO-based means the subjective performance criteria agreed to on an annual basis between the Chief Executive Officer and Mr. Walls at about the same time as established for other similarly situated employees. For 2011, Mr. Walls’ target bonus was required to be no less than 100% of his base salary for 2011, with the criteria being 50% EBITDA-based and 50% MBO-based. For 2012 and thereafter, Mr. Walls’ target bonus will be no less than his base salary for the year to which the bonus relates and the criteria will be set by management in consultation with Mr. Walls. For 2013, Mr. Walls received an annual bonus of $318,750. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.” He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Mr. Walls also received certain other benefits, including reimbursement of legal expenses in connection with the negotiation of his employment agreement and certain relocation benefits in connection with his relocation to San Antonio, such as reimbursement of living expenses and commuting expenses until September 1, 2010, reimbursement of taxes associated with the relocation benefits as well as other relocation benefits in accordance with company policy.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Walls was granted a stock option to purchase 100,000 shares of CCMH’s Class A common stock, which Mr. Walls exchanged for shares of restricted stock in the 2012 Exchange Program described in footnote (b) to the Summary Compensation Table.

Under the employment agreement, Mr. Walls is required to protect the secrecy of confidential information of CCMS and its affiliates and to assign certain intellectual property rights. He also is prohibited by the agreement from engaging in certain activities that compete with CCMS and its affiliates during employment and for 12 months after his employment terminates, and he is prohibited from soliciting employees for employment during employment and for 12 months after termination of employment. CCMS agreed to defend and indemnify Mr. Walls for acts committed in the course and scope of his employment.

GRANTS OF PLAN-BASED AWARDS

Stock Incentive Plans

2008 Executive Incentive Plan. CCMH grants equity incentive awards to named executive officers and other eligible participants under the 2008 Executive Incentive Plan adopted in connection with, and prior to, the consummation of the Merger. The 2008 Executive Incentive Plan is intended to advance the interests of CCMH and its affiliates by providing for the grant of stock-based and other incentive awards to the key employees and directors of, and consultants and advisors to, CCMH or its affiliates who are in a position to make a significant contribution to the success of CCMH and its affiliates.

The 2008 Executive Incentive Plan allows for the issuance of restricted stock, restricted stock units, incentive and non-statutory stock options, cash awards and stock appreciation rights to eligible participants, who include the key employees of CCMH and its subsidiaries in the case of incentive stock options, and the key employees and directors of, and consultants and advisors to, CCMH or any of its affiliates in the case of other awards.

The 2008 Executive Incentive Plan is administered by the Board of CCMH. The Board determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2008 Executive Incentive Plan. The Board also makes other determinations and interpretations necessary to carry out the purposes of the 2008 Executive Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Certain key participants who receive equity awards under the 2008 Executive Incentive Plan are subject to additional restrictions on their ability to transfer the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan. In addition, all participants in the 2008 Executive Incentive Plan would be required to enter into a “lock up” or similar agreement with respect to the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan in connection with a public offering of CCMH’s shares on terms and conditions requested by CCMH or its underwriters.

CCOH Stock Incentive Plans. CCOH grants equity incentive awards to named executive officers in our outdoor businesses and other eligible participants under the 2012 Stock Incentive Plan and, prior to obtaining stockholder approval of the 2012 Stock Incentive Plan on May 18, 2012, the 2005 Stock Incentive Plan (collectively, the “CCOH Stock Incentive Plan”). The CCOH Stock Incentive Plan is intended to facilitate the ability of CCOH to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The CCOH Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to CCOH or its subsidiaries.

The CCOH Stock Incentive Plan is administered by CCOH’s Compensation Committee, except that the entire CCOH Board has sole authority for granting and administering awards to CCOH’s non-employee directors. The CCOH Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the CCOH Stock Incentive Plan. The CCOH Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the CCOH Stock Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plans

As discussed above, CCMH historically has provided awards to Messrs. Pittman, Bressler, Casey, Hogan and Walls under the CCMH Annual Incentive Plan and CCOH has provided awards to Mr. Eccleshare under the CCOH Annual Incentive Plan. In addition, Messrs. Bressler, Eccleshare and Hogan were eligible to participate in additional bonus opportunities with respect to performance in 2013. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the CCMH Annual Incentive Plan, the CCOH Annual Incentive Plan and the grant of awards to the named executive officers thereunder, as well as the additional bonus opportunities available to Messrs. Bressler, Eccleshare and Hogan.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2013.

Grants of Plan-Based Awards During 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards(a) ($)
Robert W. Pittman	N/A (b)	—	1,650,000	3,300,000	—	—	—	—	—	—	—
Richard J. Bressler	N/A (b)	—	769,315	1,538,630	—	—	—	—	—	—	—
	N/A (b)	—	500,000	500,000	—	—	—	—	—	—	—
	07/29/13(c)	—	—	—	—	660,000	—	250,000	—	—	1,245,000
	07/29/13(c)	—	—	—	—	—	—	271,739	—	—	1,999,999
Thomas W. Casey	N/A(b)	—	580,822	1,161,644	—	—	—	—	—	—	—
C. William Eccleshare	N/A(b)	—	1,000,000	2,000,000	—	—	—	—	—	—	—
	N/A(b)	—	300,000	300,000	—	—	—	—	—	—	—
John E. Hogan	N/A(b)	—	1,301,644	2,603,288	—	—	—	—	—	—	—
	N/A(b)	—	—	900,000	—	—	—	—	—	—	—
Robert H. Walls, Jr.	N/A(b)	—	750,000	1,500,000	—	—	—	—	—	—	—

(a)	The amounts in the table reflect the full grant date fair value of time-vesting restricted stock awards computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 10-Shareholders’ Interest beginning on page F-55.

(b)

Each of Messrs. Pittman, Casey, Hogan and Walls was granted a cash incentive award by CCMH under the CCMH Annual Incentive Plan based on the achievement of pre-established performance goals. Mr. Bressler also was granted a cash incentive award by CCMH under the CCMH Annual Incentive Plan, with a minimum bonus amount guaranteed for 2013 pursuant to his July 29, 2013 employment agreement, as described below.

Pursuant to his severance agreement and general release, Mr. Casey’s bonus was prorated for the portion of 2013 during which he served as our Executive Vice President and Chief Financial Officer. Mr. Eccleshare was granted a cash incentive award by CCOH under the CCOH Annual Incentive Plan based on the achievement of pre-established performance goals. In addition, each of Messrs. Bressler, Eccleshare and Hogan was eligible to participate in an additional bonus opportunity with respect to CCMH’s 2013 performance in the case of Messrs. Bressler and Hogan and CCOH’s 2013 performance in the case of Mr. Eccleshare. For 2013 Mr. Bressler was entitled to receive (1) a minimum annual bonus equal to 150% of his base salary prorated for the number of days that he worked during 2013, which equaled $769,315, and (2) a guaranteed additional bonus of $500,000, which amounts are reflected in the Bonus column in the Summary Compensation Table for Mr. Bressler for 2013. Mr. Eccleshare had the opportunity to earn up to $300,000 from CCOH under his additional bonus opportunity and earned $252,000 based on 2013 performance, of which $84,000 was paid at the end of February 2014 and is included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, and the remaining $168,000 of which will be paid in equal installments of $84,000 each at the same time as the annual incentive bonus payments are paid generally in 2015 and 2016 if Mr. Eccleshare remains employed at that time. Mr. Hogan had the opportunity to earn up to $900,000 from CCMH under his additional bonus opportunity but did not earn an additional bonus amount based on 2013 performance. For further discussion of the 2013 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)	On July 29, 2013, Mr. Bressler received a restricted stock award with respect to 910,000 shares of CCMH’s Class A common stock under the CCMH Stock Incentive Plan. The restricted stock will vest as follows: (1) 250,000 shares of the award is time-vesting, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date; (2) 360,000 shares of the award will vest only if the Sponsors receive a 100% return on their investment in CCMH in the form of cash returns; and (3) 300,000 shares of the award will vest on a pro rata basis (using straight line linear interpolation) only if the Sponsors receive between 200% and 278% return on their investment in CCMH in the form of cash returns.

On July 29, 2013, Mr. Bressler also received a restricted stock award with respect to 271,739 shares of CCOH’s Class A common stock under the 2012 Stock Incentive Plan. The restricted stock will vest with respect to 50% of the shares on each of the third and fourth anniversaries of the grant date.

For further discussion of these awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2013.

Outstanding Equity Awards at December 31, 2013

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option	Option	Number of Shares or Units of Stock That	Market Value of Shares or Units of Stock That	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That
Name	(#) Exercisable	(#) Unexercisable	Exercise Price ($)	Expiration Date	Have Not Vested (#)	Have Not Vested(a)($)	Not Vested (#)	Have Not Vested(a)($)
Robert W. Pittman	332,000(b)	498,000(b)	36.00	10/02/21	—	—	—	—
	—	—	—	—	100,000(c)	653,000	100,000(c)	653,000
Richard J. Bressler	—	—	—	—	250,000(d)	1,632,500	660,000(d)	4,309,800
	—	—	—	—	271,739(e)	2,755,433	—	—
Thomas W. Casey	—	—	—	—	—	—	—	—
C. William Eccleshare	202,813(f)	—	4.05	09/10/19	—	—	—	—
	46,570(g)	15,524(g)	3.48	02/24/20	—	—	—	—
	47,686(h)	15,897(h)	4.31	09/10/20	—	—	—	—
	15,360(i)	—	7.66	12/13/20	—	—	—	—
	45,000(j)	45,000(j)	8.97	02/21/21	—	—	—	—
	22,500(k)	67,500(k)	7.90	03/26/22	—	—	—	—
	—	—	—	—	379,747(l)	3,850,635	126,582(l)	1,283,541
John E. Hogan	—	—	—	—	38,250(m)	249,773	—	—
	—	—	—	—	18,276(m)	119,342	36,550(m)	238,672
Robert H. Walls, Jr.	—	—	—	—	24,000(n)	156,720	30,000(n)	195,900
	—	—	—	—	22,500(o)	146,925	—	—
	—	—	—	—	253,164(p)	2,567,083	—	—

(a)	For equity awards with respect to the Class A common stock of CCMH, this value is based upon the closing sale price of CCMH’s Class A common stock on December 31, 2013 of $6.53. For equity awards with respect to the Class A common stock of CCOH, this value is based upon the closing sale price of CCOH’s Class A common stock on December 31, 2013 of $10.14.

(b)	Options to purchase 166,000 shares of CCMH’s Class A common stock vested on each of October 2, 2012 and October 2, 2013. However, in connection with his amended and restated employment agreement, CCMH and Mr. Pittman amended this stock option on January 13, 2014 to terminate and forfeit 200,000 of the options. The termination and forfeiture applied ratably such that, effective January 13, 2014, 252,000 of the options were vested and 378,000 of the options vest ratably on the third, fourth and fifth anniversary of the October 2, 2011 grant date.

(c)	This unvested restricted stock award representing 200,000 shares of CCMH’s Class A common stock vests as follows: (1) 50% of the award is time-vesting, with 50% vesting on each of October 15, 2016 and October 15, 2017; and (2) 50% of the award will vest only if the Sponsors receive a 100% return on their investment in CCMH in the form of cash returns.

(d)	This unvested restricted stock award representing 910,000 shares of CCMH’s Class A common stock vests as follows: (1) 250,000 shares of the award is time-vesting, with 20% vesting annually beginning July 29, 2014; (2) 360,000 shares of the award will vest only if the Sponsors receive a 100% return on their investment in CCMH in the form of cash returns; and (3) 300,000 shares of the award will vest on a pro rata basis (using straight line linear interpolation) only if the Sponsors receive between 200% and 278% return on their investment in CCMH in the form of cash returns.

(e)	This unvested restricted stock award representing 271,739 shares of CCOH’s Class A common stock vests 50% on each of the July 29, 2016 and July 29, 2017.

(f)	Options to purchase 202,813 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 48,062 shares vested on September 10, 2010; (2) options with respect to 74,736 shares vested on September 10, 2011; (3) options with respect to 40,006 shares vested on September 10, 2012; and (4) options with respect to 40,009 shares vested on September 10, 2013.

(g)	Options to purchase 62,094 shares of CCOH’s Class A common stock vest as follows: (1) options with respect to 15,523 shares vested on February 24, 2011; (2) options with respect to 15,524 shares vested on February 24, 2012; (3) options with respect to 15,523 shares vested on February 24, 2013; and (4) the remaining options vest on February 24, 2014.

(h)	Options to purchase 63,583 shares of CCOH’s Class A common stock vest as follows: (1) options with respect to 15,895 shares vested on September 10, 2011; (2) options with respect to 15,896 shares vested on September 10, 2012; (3) options with respect to 15,895 vested on September 10, 2013; and (4) the remaining options vest on September 10, 2014.

(i)	Options to purchase 15,360 shares of CCOH’s Class A common stock vested in three equal annual installments beginning on September 10, 2011.

(j)	Options to purchase 22,500 shares of CCOH’s Class A common stock vested on each of February 21, 2012 and February 21, 2013. The remaining options vest in two equal annual installments, beginning on February 21, 2014.

(k)	Options to purchase 22,500 shares of CCOH’s Class A common stock vested on March 26, 2013. The remaining options vest in three equal annual installments, beginning on March 26, 2014.

(l)	This unvested restricted stock unit award representing 506,329 shares of CCOH’s Class A common stock vests as follows: (1) 379,747 of the units are time-vesting, with 189,873 vesting on January 24, 2015 and 189,874 vesting on January 24, 2016; and (2) 126,582 of the units will vest upon CCOH achieving an OIBDAN equal to or greater than the OIBDAN target indicated below for the years set forth below:

Performance Vesting Schedule
Year	OIBDAN target
2013	907
2014	1,009
2015	1,085
2016	1,166

(m)	These unvested restricted stock awards were issued pursuant to the 2012 Exchange Program described in footnote (b) to the Summary Compensation Table. As provided under Mr. Hogan’s severance agreement and general release, these 93,076 shares vested on January 21, 2014 and 83,938 of the shares were repurchased by CCMH on February 19, 2014 at $7.10 per share.

(n)	This unvested restricted stock award representing 54,000 shares of CCMH’s Class A common stock vests as follows: (1) 24,000 shares of the award vest in four equal annual installments beginning on October 15, 2014; and (2) 30,000 shares of the award will vest only if the Sponsors receive a 100% return on their investment in CCMH in the form of cash returns.

(o)	This unvested restricted stock award representing 22,500 shares of CCMH’s Class A common stock was issued pursuant to the 2012 Exchange Program described in footnote (b) to the Summary Compensation Table and vests on December 31, 2014.

(p)	This unvested restricted stock unit award representing 253,164 shares of CCOH’s Class A common stock vests 50% on each of March 26, 2015 and March 26, 2016.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2013.

Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Robert W. Pittman	—	—	—	—
Richard J. Bressler	—	—	—	—
Thomas W. Casey	—	—	—	—
C. William Eccleshare	—	—	4,346	34,855
John E. Hogan	—	—	47,388	271,704
Robert H. Walls, Jr.	—	—	28,500	182,925

(a)	Represents the gross number of shares acquired on vesting of CCMH restricted stock by Messrs. Hogan and Walls and the gross number of shares acquired on vesting of CCOH restricted stock units by Mr. Eccleshare, without taking into account any shares withheld to satisfy applicable tax obligations.
(b)	Represents the value of the vested restricted stock or restricted stock units, as applicable, calculated by multiplying (1) the number of vested shares of restricted stock or the number of vested restricted stock units, as applicable, by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

PENSION BENEFITS

CCMH, Clear Channel and CCOH do not have any pension plans in which the named executive officers participate.

NONQUALIFIED DEFERRED COMPENSATION PLANS

CCMH historically has offered a nonqualified deferred compensation plan for its highly compensated executives, pursuant to which participants could make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Any matching credits on amounts deferred would be made in CCMH’s sole discretion and CCMH retains ownership of all assets until distributed. Participants in the plan could allocate their deferrals and any CCMH matching credits among different investment options, the performance of which would be used to determine the amounts to be paid to participants under the plan.

The committee that administers the nonqualified deferred compensation plan decided to suspend all salary and bonus deferral contributions and company matching contributions for the 2010 plan year and all succeeding plan years until reinstated by such committee.

Payments under the plan must begin upon separation from service, death, disability or change in control; however, key employees generally must wait six months after separation from service for distributions to begin. Payments will be made in accordance with the participant’s elections if the participant reaches retirement under the plan (age 65, or age 55 and 10 years of service) and has an account balance of $25,000 or more. If a participant terminates employment and does not meet both of these criteria, the participant’s account balance will be distributed on the 10th of the month on or following 60 days after termination. Distributions due to financial hardship (as determined by CCMH’s Compensation Committee) are permitted, but other unscheduled withdrawals are not allowed. In the event of a change in control, all deferral account balances will be distributed in a lump sum as soon as administratively feasible.

The following table sets forth certain information for the named executive officers with respect to the nonqualified deferred compensation plan for the year ended December 31, 2013.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013(a) ($)
Robert W. Pittman	—	—	—	—	—
Richard J. Bressler	—	—	—	—	—
Thomas W. Casey	—	—	—	—	—
C. William Eccleshare	—	—	—	—	—
John E. Hogan	—	—	38,864	—	265,680
Robert H. Walls, Jr.	—	—	—	—	—

(a)	Salary and bonus deferral contributions and company matching contributions have been suspended since 2010. Accordingly, none of the $265,680 shown in the Aggregate Balance at December 31, 2013 column is reflected in the Summary Compensation Table as a contribution of salary or bonus by Mr. Hogan during 2013, 2012 or 2011.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers (other than Thomas W. Casey), using an assumed December 31, 2013 trigger event for each scenario. In addition, for Mr. Hogan, who retired on January 13, 2014, the narrative to the table describes the actual payments and benefits provided subsequent to December 31, 2013 in connection with his January 13, 2014 retirement. In the case of Mr. Casey, the narrative and table describe the actual payments and benefits provided in connection with his July 29, 2013 termination of service.

Robert W. Pittman

Termination by CCMH for Cause, by Mr. Pittman without Good Cause or Upon Non-Renewal of the Agreement by Mr. Pittman. Robert W. Pittman’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Pittman without “Good Cause” or due to the non-renewal of the agreement by Mr. Pittman.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Pittman constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Pittman of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Pittman’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Pittman for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Pittman; or (6) a material violation by Mr. Pittman of CCMH’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Pittman has been given written notice specifying the conduct qualifying for Cause and Mr. Pittman fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by CCMH to comply with a material term of the agreement after written notice by Mr. Pittman specifying the alleged failure; (2) a substantial and adverse change in Mr. Pittman’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Pittman’s base salary, performance bonus opportunity or additional bonus opportunity. To terminate for Good Cause, Mr. Pittman must provide CCMH with 30 days notice, after which CCMH has 15 days to cure.

If CCMH terminates Mr. Pittman’s employment for Cause, CCMH will pay Mr. Pittman a lump sum cash payment equal to Mr. Pittman’s accrued and unpaid base salary through the date of termination and any payments to which he may be entitled under applicable employee benefit plans (“Accrued Amounts”). If Mr. Pittman terminates his employment without Good Cause or elects not to renew his employment agreement, CCMH will pay Mr. Pittman a lump sum cash payment equal to his Accrued Amounts and any earned but unpaid annual bonus with respect to a previous year (“Earned Prior Year Annual Bonus”).

Termination by CCMH without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by CCMH or Upon Change in Control. If CCMH terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if CCMH gives Mr. Pittman a notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus. In addition, provided he signs and returns a release of claims in the time period required, CCMH will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman’s termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”). Mr. Pittman’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Pittman will be entitled to the benefits described for a termination without Cause.

Termination due to Death or Disability. If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, CCMH may terminate his employment. If Mr. Pittman’s employment is terminated due to death or disability, CCMH will pay to Mr. Pittman or his designee or estate: (1) a lump sum cash payment equal to his Accrued Amounts; (2) any Earned Prior Year Annual Bonus; and (3) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, CCMH will reimburse Mr. Pittman or his estate for all COBRA premium payments paid by Mr. Pittman or his estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman’s date of termination.

Impact of Termination on October 2, 2011 and October 15, 2012 Equity Awards. Except as described below, upon termination of Mr. Pittman’s employment, all of his outstanding and unvested CCMH stock options granted on October 2, 2011 and restricted stock granted on October 15, 2012 will be cancelled. If Mr. Pittman’s employment is terminated by CCMH without Cause or by Mr. Pittman for Good Cause within 12 months after a change of control of CCMH where the Sponsors do not receive cash as a direct result of such transaction in an amount equal to at least 75% of their equity interest in CCMH immediately prior to the transaction, his unvested options will vest and become immediately exercisable. If Mr. Pittman’s employment is terminated by CCMH without Cause or by Mr. Pittman for Good Cause (in circumstances other than as described in the previous sentence), the portion of his unvested options that would have vested within 12 months after the date of termination will vest on the date of termination and become immediately exercisable. Upon termination of his employment due to death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options. In the case of any termination of employment for a reason other than death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of six months or the remaining 10-year term of the options. If both of the following conditions occur during the six-month period after termination of Mr. Pittman’s employment, the period in which to exercise a vested option will be extended by an additional six months (in no event beyond the 10-year term of the options): (1) the average closing value of the Dow Jones Industrial Average for the 10 consecutive trading days immediately prior to the date the options would otherwise expire pursuant to the previous two sentences (the “Exercise Measurement Period”) is at least 20% less than for the 10 consecutive trading days ending on the date Mr. Pittman’s employment terminated (the “Base Measurement Period”) and (2) the average closing price of the Class A common stock as reported on the principle exchange on which it is listed for trading during the Exercise Measurement Period is at least 25% less than the average closing price of the Class A common stock reported on such exchange for the Base Measurement Period. If Mr. Pittman’s employment is terminated by CCMH without Cause within 12 months after a change of control, his time-vesting CCMH restricted stock granted on October 15, 2012 will vest.

On January 13, 2014, Mr. Pittman and CCMH amended and restated Mr. Pittman’s employment agreement, providing certain additional benefits to Mr. Pittman, as described below.

Impact of Termination on Equity Awards Granted on January 13, 2014. In connection with Mr. Pittman’s amended and restated employment agreement, he was granted awards of restricted stock by CCMH and CCOH on January 13, 2014.

The CCMH restricted stock award granted on January 13, 2014 is divided into the Tranche 1 Shares and the Tranche 2 Shares. The Tranche 1 Shares will: (1) continue to vest in accordance with the terms of the award agreement upon a Change in Control (as defined in the award agreement); (2) vest with respect to 50,000 shares in the event Mr. Pittman’s employment is terminated by CCMH without Cause, because CCMH does not renew his employment agreement or because of Mr. Pittman’s death or disability (each, a “Good Leaver Termination”); and (3) vest with respect to 100% of any unvested shares if a Good Leaver Termination occurs within 90 days of a Change in Control. The Tranche 2 Shares will: (1) in the case of a Good Leaver Termination, be subject to continued vesting for the six-month period following such termination in accordance with the Qualifying Return to Investor metrics set forth in the award agreement; (2) in the case of a Standalone CIC (defined as a Change in Control that the Board determines is not effected by an entity with material operating assets and after which the business and assets of CCMH continue on a standalone basis materially consistent with immediately prior to the Change in Control), be converted to a dollar vesting schedule such that the Tranche 2 Shares will vest, if at all, at 100% on the date that the Fair Market Value (as defined in the award agreement) of one share of CCMH’s Class A common stock reaches $36; (3) in the case of a Good Leaver Termination that occurs during the 18-month period following a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Standalone CIC takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Standalone CIC takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 if such Standalone CIC takes place on or after the second anniversary of the grant date but prior to the fifth anniversary of the grant date; and (4) in the case of a Change of Control that is not a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Change in Control takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the second anniversary of the grant date but prior to the third anniversary of the grant date. Any unvested shares that do not vest as described above will terminate on the date his employment terminates.

With respect to the CCOH restricted stock, in the event that Mr. Pittman’s employment with CCMH and its subsidiaries is terminated by CCMH for a reason other than Cause or by Mr. Pittman for Good Cause, 50% of any shares of CCOH restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested CCOH restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Pittman ceases to be Executive Chairman of the Board of CCOH but continues to be employed by CCMH, all unvested shares of CCOH restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of CCMH having an aggregate Fair Market Value (as defined in CCMH’s Stock Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such CCMH restricted stock vesting on the terms and conditions as are set forth in the CCOH award agreement (substituting CCMH for CCOH). In the event of Mr. Pittman’s termination of employment or service from CCMH for any other reason, then all unvested shares of CCOH restricted stock will be immediately forfeited.

Gross-Up Provisions under Mr. Pittman’s January 13, 2014 Amended and Restated Employment Agreement. Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by CCMH’s stockholders, CCMH will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Pittman’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

In the event that Mr. Pittman’s employment is terminated due to his death, disability or retirement, CCMH will pay him a lump sum amount equal to any taxes paid by Mr. Pittman in accordance with Section 83(b) of the Code with respect to the CCMH restricted stock awarded on January 13, 2014 that, at the time of such death, disability or retirement, remains unvested. For purposes of Mr. Pittman’s employment agreement, retirement is deemed to occur if, for the 12-month period following Mr. Pittman’s termination by reason of non-renewal of the employment agreement by either party (excluding termination by CCMH for Cause or due to disability) or by Mr. Pittman without Good Cause, Mr. Pittman does not commence employment with or provide significant services as an advisor or consultant to CCMH or any unaffiliated companies.

Richard J. Bressler

Termination by CCMH for Cause, by Mr. Bressler without Good Cause or Upon Non-Renewal of the Agreement by Mr. Bressler. Richard J. Bressler’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Bressler without “Good Cause” or due to the non-renewal of the agreement by Mr. Bressler.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Bressler constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Bressler of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Bressler’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Bressler for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Bressler; or (6) a material violation by Mr. Bressler of CCMH’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Bressler has been given written notice specifying the conduct qualifying for Cause and Mr. Bressler fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by CCMH to comply with a material term of the agreement after written notice by Mr. Bressler specifying the alleged failure; (2) a substantial and adverse change in Mr. Bressler’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Bressler’s base salary, performance bonus opportunity or additional bonus opportunity. The removal of Mr. Bressler from the position of Chief Financial Officer of CCOH will not constitute Good Cause. To terminate for Good Cause, Mr. Bressler must provide CCMH with 30 days notice, after which CCMH has 30 days to cure.

If CCMH terminates Mr. Bressler’s employment for Cause, CCMH will pay Mr. Bressler a lump sum cash payment equal to Mr. Bressler’s Accrued Amounts. If Mr. Bressler terminates his employment without Good Cause or elects not to renew his employment agreement, CCMH will pay Mr. Bressler a lump sum cash payment equal to his Accrued Amounts and any earned but unpaid annual bonus and additional bonus opportunity with respect to a previous year (“Earned Prior Year Annual and Additional Bonus”).

Termination by CCMH without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by CCMH or Upon Change in Control. If CCMH terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following CCMH’s notice of non-renewal after the initial term of the employment agreement, CCMH will pay to Mr. Bressler a lump sum amount equal to: (1) Mr. Bressler’s Accrued Amounts; and (2) any Earned Prior Year Annual and Additional Bonus. In addition, provided he signs and returns a release of claims in the time period required, CCMH will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the 18-month period following the date of Mr. Bressler’s termination; (3) pay to Mr. Bressler a Prorated Annual Bonus; and (4) pay to Mr. Bressler a prorated bonus under his additional bonus opportunity, based on actual results for such year (the “Prorated Additional Bonus”).

Termination due to Death or Disability. If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, CCMH may terminate his employment. If Mr. Bressler’s employment is terminated due to death or disability, CCMH will pay to Mr. Bressler or to his designee or estate: (1) a lump sum equal to Mr. Bressler’s Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) Mr. Bressler’s Prorated Annual Bonus; and (4) Mr. Bressler’s Prorated Additional Bonus. If a release of claims is signed and returned in the time period required, CCMH will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Gross-Up Provisions. Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by CCMH’s stockholders, CCMH will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Impact of Termination on Equity Awards. In connection with Mr. Bressler’s employment agreement, he was granted awards of restricted stock by CCMH and CCOH on July 29, 2013.

The CCMH award of 910,000 restricted shares of CCMH’s Class A common stock is divided into three tranches consisting of: (1) 250,000 shares (the “Bressler Tranche 1 Shares”); (2) 360,000 shares (the “Bressler Tranche 2 Shares”); and 300,000 shares (the “Bressler Tranche 3 Shares”). The Bressler Tranche 1 Shares will: (1) continue to vest in accordance with the terms of the award agreement upon a Change in Control (as defined in the award agreement); (2) vest with respect to 50,000 shares in the event of a Good Leaver Termination; and (3) vest with respect to 100% of any unvested shares if a Good Leaver Termination occurs within the 90-day period prior to a Change in Control or following a Change in Control. The Bressler Tranche 2 Shares and Bressler Tranche 3 Shares will: (1) in the case of a Good Leaver Termination, be subject to continued vesting for the six-month period following such termination in accordance with the Qualifying Return to Investor metrics set forth in the award agreement; (2) in the case of a Standalone CIC, be converted to a dollar vesting schedule such that the Bressler Tranche 2 Shares will vest, if at all, at 100% on the date that the Fair Market Value (as defined in the award agreement) of one share of CCMH’s Class A common stock reaches $36, and the Bressler Tranche 3 Shares will vest, if at all, on a pro rated basis (using straight line linear interpolation) upon the achievement, if any, of a Fair Market Value of CCMH Class A common stock of between $72 and $100.08; (3) in the case of a Good Leaver Termination that occurs during the 18-month period following a Standalone CIC, vest as to 75% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Standalone CIC takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Standalone CIC takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Standalone CIC takes place on or after the second anniversary of the grant date but prior to the fifth anniversary of the grant date; and (4) in the case of a Change of Control that is not a Standalone CIC, vest as to 75% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Change in Control takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Change in Control takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Change in Control takes place on or after the second anniversary of the grant date but prior to the third anniversary of the grant date. Any unvested shares that do not vest as described above will terminate on the date his employment terminates.

On July 29, 2013, CCOH granted Mr. Bressler 271,739 restricted shares of Class A common stock of CCOH. In the event of Mr. Bressler’s termination of employment or service for any reason, then, except as otherwise provided in the award agreement, all unvested shares of CCOH restricted stock will be immediately forfeited. In the event that Mr. Bressler’s employment with CCMH, CCOH and its subsidiaries is terminated by CCMH or CCOH for a reason other than Cause or by Mr. Bressler for Good Cause, 50% of any shares of CCOH restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested CCOH restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Bressler ceases to be employed by CCOH and its subsidiaries by reason of termination by CCOH with or without Cause or at the written request of CCMH but continues to be employed by CCMH, all unvested shares of CCOH restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of CCMH having an aggregate Fair Market Value (as defined in the CCMH Stock Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such CCMH restricted stock vesting on the terms and conditions as are set forth in the CCOH award agreement (substituting CCMH for CCOH).

Thomas W. Casey

Mr. Casey served as Executive Vice President and Chief Financial Officer of CCMH, Clear Channel and CCOH until July 29, 2013. In connection with Mr. Casey’s termination of employment, on September 11, 2013 Clear Channel and Mr. Casey entered into a severance agreement and general release pursuant to which Clear Channel agreed to pay Mr. Casey: (1) $198,000, representing the amount previously earned by Mr. Casey pursuant to an additional bonus opportunity with respect to 2012 performance; and (2) as provided in Mr. Casey’s previous employment agreement dated December 15, 2009 for a termination without Cause (as defined below pursuant to Mr. Casey’s previous employment agreement), and in exchange for the agreement and Mr. Casey’s release of claims: (a) a prorated annual bonus with respect to the days he was employed during 2013, calculated based solely on Clear Channel’s performance as provided in his previous employment agreement; (b) an “equity value preservation payment” equal to $5,000,000; and (c) a $2,700,000 severance payment paid over 18 months. However, if Mr. Casey violates the non-compete provision of Section 7 of his previous employment agreement during the 18-month period above (but without regard to whether Mr. Casey’s activities are within or outside the non-compete area specified in such provision) or if Mr. Casey is rehired by Clear Channel, the severance payments referred to in (c) above will cease, although Clear Channel will continue to pay Mr. Casey the difference, if any, between his previous annualized base salary and his new annualized base salary for the remainder of the 18-month period. In addition, Mr. Casey was permitted to retain certain electronic equipment previously provided to Mr. Casey by Clear Channel. Mr. Casey’s vested CCMH stock options remained exercisable for 90 days after his termination, and then forfeited. Mr. Casey’s unvested CCMH stock options and his unvested CCOH restricted stock units forfeited upon his termination.

Under Mr. Casey’s previous employment agreement, “Cause” was defined as Mr. Casey’s: (1) willful and continued failure to perform substantially his duties with us (other than due to disability or following his notice to us of termination for Good Reason), after a demand for substantial performance is delivered by our Board or the Compensation Committee specifically identifying the manner in which he has not performed; (2) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to Clear Channel; (3) willful disregard or violation of published company policies and procedures or codes of ethics; (4) fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; or (5) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. In the case of (1), (2) or (3), unless the action by its nature was not curable or was a recurrence of a previously cured act with respect to which Mr. Casey had previously been provided notice, those acts would not constitute Cause unless the Board provided Mr. Casey with notice specifying (a) the conduct qualifying for Cause, (b) reasonable action that would remedy it and (c) a reasonable time (not less than 30 days) within which Mr. Casey could take the remedial action, and Mr. Casey failed to take the remedial action within the specified time.

C. William Eccleshare

Termination by CCOH for Cause or by Mr. Eccleshare without Good Reason. Mr. Eccleshare’s employment agreement provides for the following payments and benefits upon termination by CCOH for “Cause” or by Mr. Eccleshare without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law including, without limitation, conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Eccleshare of any of the provisions of his employment agreement; or (6) a material violation by Mr. Eccleshare of CCOH’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (1), (2), (3), (5) or (6) unless Mr. Eccleshare has been given written notice specifying the act, omission or circumstances alleged to constitute Cause and he fails to cure or remedy such act, omission or circumstances within 15 business days after receipt of such notice.

The term “Good Reason” includes: (1) a change in Mr. Eccleshare’s reporting line; (2) a material change in his titles, duties or authorities (other than if, after a restructuring or reorganization of CCOH or a sale or spinoff of all or a portion of CCOH’s operations, Mr. Eccleshare continues as Chief Executive Officer of CCOH or Clear Channel International (or either of their respective successors)); (3) a reduction in Mr. Eccleshare’s base salary or target bonus, other than an across-the-board reduction applicable to all senior executive officers of CCOH; (4) a required relocation within the domestic United States of more than 50 miles of his primary place of employment; or (5) a material breach by CCOH of the terms of the employment agreement. To terminate for Good Reason, Mr. Eccleshare must provide CCOH with 30 days notice, after which CCOH has 30 days to cure.

If Mr. Eccleshare’s employment is terminated by CCOH for Cause or by Mr. Eccleshare without Good Reason, CCOH will pay to Mr. Eccleshare his Accrued Amounts. In addition, if Mr. Eccleshare terminates his employment without Good Reason and he signs and returns a release of claims in the time period required, CCOH will pay to Mr. Eccleshare any Earned Prior Year Annual and Additional Bonus and, if CCOH terminates Mr. Eccleshare’s employment after receipt of Mr. Eccleshare’s notice of termination, CCOH will pay any base salary for the remaining portion of the 90-day advance notice period.

If Mr. Eccleshare is terminated for Cause, his CCOH stock options will be cancelled and any unvested CCOH restricted stock units will be forfeited. If Mr. Eccleshare terminates his employment without Good Reason, any unvested CCOH stock options will be cancelled, he will have three months to exercise any vested CCOH stock options and any unvested CCOH restricted stock units will be forfeited. If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued CCOH stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination by CCOH without Cause, by Mr. Eccleshare for Good Reason, Upon Non-Renewal of the Agreement by CCOH or Upon Change in Control. If CCOH terminates Mr. Eccleshare’s employment without Cause (and not by reason of disability), if CCOH does not renew the initial term or any subsequent renewal terms of the employment agreement or if Mr. Eccleshare terminates his employment for Good Reason, CCOH will pay to

Mr. Eccleshare any Accrued Amounts. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, CCOH will: (1) pay to Mr. Eccleshare a severance payment in an amount equal to 120% of his then-applicable base salary and 100% of his then-applicable target annual bonus in respect of the year of termination (the “Severance Payment”), with such Severance Payment to be paid in equal monthly installments for a period of 12 months after such termination; (2) reimburse his family’s reasonable relocation expenses from New York City to London that are incurred within 12 months after his termination, including reimbursement of the New York City apartment lease breakage fee (the “Relocation Fee”); (3) pay to Mr. Eccleshare any Earned Prior Year Annual and Additional Bonus; (4) pay to Mr. Eccleshare a Prorated Annual Bonus; and (5) provide for him and his dependents continued participation in CCOH’s group health plan that covers Mr. Eccleshare at CCOH’s expense for a period of three months as long as he timely elects continued coverage and continues to pay copayment premiums at the same level and cost as Mr. Eccleshare paid immediately prior to the termination (the “COBRA Coverage Benefit”). If Mr. Eccleshare violates the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable), Mr. Eccleshare will forfeit any right to the pro rata portion of the Severance Payment for the number of months remaining in the 18-month non-compete period after termination. In addition, no Relocation Fee or COBRA Coverage Benefit will be paid in the event of a violation of the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable) and Mr. Eccleshare will reimburse CCOH for any Relocation Fee and/or COBRA Coverage Benefit already paid.

Furthermore, in the event that Mr. Eccleshare’s employment is terminated by CCOH without Cause or by Mr. Eccleshare for Good Reason, his unvested CCOH restricted stock units awarded on July 26, 2012 will vest, his unvested CCOH stock options will be cancelled and his vested CCOH stock options will continue to be exercisable for three months. Mr. Eccleshare’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Eccleshare will be entitled to the benefits described for a termination without Cause. Mr. Eccleshare’s unvested CCOH stock options and CCOH restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability. If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, CCOH may terminate his employment. If Mr. Eccleshare’s employment is terminated, CCOH will pay to Mr. Eccleshare or his designee any Accrued Amounts and the Relocation Fee for Mr. Eccleshare and his family. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, CCOH will pay to Mr. Eccleshare or his designee any Earned Prior Year Annual and Additional Bonus, Prorated Annual Bonus and the COBRA Coverage Benefit. If his employment is terminated due to disability, his unvested CCOH stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination due to Death. If Mr. Eccleshare’s employment is terminated by his death, CCOH will pay to his designee or estate: (1) the Accrued Amounts; (2) the Earned Prior Year Annual and Additional Bonus; (3) the Prorated Annual Bonus; and (4) the Relocation Fee. In addition, if Mr. Eccleshare’s employment is terminated due to his death, CCOH will provide the COBRA Coverage Benefit. If Mr. Eccleshare is terminated due to his death, his unvested CCOH stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and his unvested CCOH restricted stock units will vest.

John E. Hogan

John E. Hogan retired from his position as Chairman and Chief Executive Officer of Clear Channel Media & Entertainment on January 13, 2014. Mr. Hogan will continue to serve as Chairman Emeritus of CCMH and Clear Channel for a 24-month period following his separation.

In connection with Mr. Hogan’s retirement, on January 13, 2014, CCB and Mr. Hogan entered into a severance agreement and general release pursuant to which CCB agreed to pay Mr. Hogan: (1) $900,000, representing the amount previously earned by Mr. Hogan pursuant to an additional bonus opportunity with respect to 2012 performance; (2) an annual bonus of $77,250 for performance during 2013; and (3) a prorated annual bonus with respect to the days he was employed during 2014, calculated as provided in his employment agreement dated November 15, 2010, as amended. Pursuant to the severance agreement and general release and in consideration of the extension by Mr. Hogan of certain restrictive covenants applicable to him, CCMH accelerated the vesting of 93,076 restricted shares of CCMH’s Class A common stock granted to Mr. Hogan on October 22, 2012 and CCMH repurchased 83,938 of such shares at $7.10 per share (the “Repurchase Amount”). Additionally, in exchange for the agreement, Mr. Hogan’s release of claims and the extension of certain restrictive covenants applicable to him, CCB agreed to pay Mr. Hogan: (a) $333,000, representing the remaining amount earned by Mr. Hogan pursuant to an additional bonus opportunity with respect to 2011 performance; (b) an “equity value preservation payment” equal to $1,027,355, paid in a lump sum payment; (c) a lump sum severance payment equal to (x) $1,538,000 minus (y) the Repurchase Amount; (d) a severance payment equal to $3,297,000, paid over 36 months; and (e) a payment of $1,000,000, paid over 12 months, beginning on the first anniversary of the date of separation. However, if Mr. Hogan violates the restrictive covenants contained in Sections 4, 5 or 6 of his previous employment agreement, Mr. Hogan will be required to promptly repay amounts already received. Mr. Hogan also is entitled to receive continued healthcare coverage for 36 months, continued secretarial services for 6 months, $20,000 in outplacement services, and a housing allowance of $25,000 per month for up to 9 months, which amount is grossed up for applicable Federal, state and local taxes with respect to the housing allowance; provided, that the housing allowance payments will stop if Mr. Hogan ceases to have obligations under the terms of his current lease agreement. CCB also agreed to pay up to $25,000 for Mr. Hogan’s reasonable legal fees incurred in connection with the negotiation of the severance agreement and general release. In addition, Mr. Hogan was permitted to retain certain electronic equipment previously provided to Mr. Hogan by CCB.

The discussion below describes the termination provisions of Mr. Hogan’s previous employment agreement, which are reflected in the table below as if his employment had terminated on December 31, 2013:

Termination by CCB for Cause or by Mr. Hogan without Good Cause. Mr. Hogan’s employment agreement provided for the following payments and benefits upon termination by CCB for “Cause” or by Mr. Hogan without “Good Cause.”

A termination for “Cause” would have been for one or more of the following reasons: (1) conduct by Mr. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB or any of its affiliates, or other willful misconduct as determined in the sole reasonable discretion of CCB; (2) continued, willful and deliberate non-performance by Mr. Hogan of his duties under his employment agreement (other than by reason of Mr. Hogan’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (3) Mr. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (4) a criminal or civil conviction of Mr. Hogan, a plea of nolo contendere by Mr. Hogan, or other conduct by Mr. Hogan that, as determined in the sole reasonable discretion of the Board of Directors, resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Hogan of any of the provisions of his employment agreement; or (6) a material violation by Mr. Hogan of CCB’s employment policies.

The term “Good Cause” included: (1) a repeated willful failure of CCB to comply with a material term of the employment agreement following notice by Mr. Hogan of the alleged failure; (2) a substantial and unusual change in Mr. Hogan’s position, material duties, responsibilities or authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in Mr. Hogan’s material duties, responsibilities or authority. To terminate for Good Cause, Mr. Hogan would have had to provide CCB with 30 days notice, after which CCB would have had 30 days to cure.

If Mr. Hogan’s employment had been terminated by CCB for Cause or by Mr. Hogan without Good Cause, CCB would have paid in a lump sum to Mr. Hogan his Accrued Amounts. Furthermore, his CCMH restricted stock would have been forfeited.

Termination by CCB without Cause, by Mr. Hogan for Good Cause, Upon Non-Renewal of the Agreement or Upon Change in Control. If Mr. Hogan’s employment with CCB had been terminated by CCB without Cause, by CCB after giving notice of non-renewal or by Mr. Hogan for Good Cause: (1) CCB would have paid Mr. Hogan his Accrued Amounts; (2) provided he signed and returned a release of claims in the time period required, CCB would have paid Mr. Hogan (a) over a period of three years, an amount equal to three times his average annualized salary for the current and prior full year of employment, (b) a lump sum cash payment equal to the difference between (i) two times the sum of (x) his average annualized salary for the current and prior full year of employment plus (y) 120% of his average annualized salary for the current and prior full year of employment and (ii) three times his average annualized salary for the current and prior full year of employment and (c) an outplacement cash lump sum benefit equal to $20,000. In addition, provided Mr. Hogan signed and returned a release of claims in the time period required: (1) he and his dependents would have been allowed to participate in CCB’s health benefit plans under which they were covered as of the date of termination for a period of three years, provided that he paid the applicable COBRA premium, which CCB would reimburse; and (2) he would have had access to secretarial services, at CCB’s expense, for a period of six months after termination of employment. In addition, if his employment had been terminated by CCB without cause, by CCB after giving notice of non-renewal or by Mr. Hogan for Good Cause, he would have been paid (1) a Prorated Annual Bonus; and (2) for a termination in 2013, an “equity value preservation payment” equal to the lesser of (a) $2,500,000 and (b) the excess, if any, of the after tax value of $2,500,000 over the after tax value of the Replacement Shares received in the 2012 Exchange Offer as if they were sold at their fair market value on such date (with amounts varying for terminations occurring in other years).

If Mr. Hogan had given notice of non-renewal of his employment agreement, CCB would have paid Mr. Hogan: (1) his Accrued Amounts; and (2) provided he signed and returned a release of claims in the time period required, his then current base salary for one year, payable during the one-year term of Mr. Hogan’s non-compete obligations.

Furthermore, if Mr. Hogan had been terminated without Cause or if he terminated his employment for Good Cause or by non-renewal of his agreement, his CCMH restricted stock would have been forfeited. Mr. Hogan’s employment agreement did not provide for payments or benefits upon a change in control. Accordingly, if he had been terminated without Cause after a change in control, Mr. Hogan would have been entitled to the benefits described for a termination without Cause. If he had been terminated without Cause within 12 months after a change in control, his time-vesting CCMH restricted stock would have vested.

Termination due to Disability. If Mr. Hogan had been unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCB could have terminated his employment. If Mr. Hogan’s employment had been terminated, he would have received: (1) a lump-sum cash payment equal to his Accrued Amounts; and (2) a prorated annual bonus with respect to the days he was employed in the year that included the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity and based on CCB’s actual performance against those criteria as of the end of the performance period. If Mr. Hogan’s employment had been terminated due to disability, his unvested CCMH restricted stock would have been forfeited.

Termination due to Death. If Mr. Hogan’s employment had been terminated by his death, CCB would have paid in a lump sum to his designee or, if no designee, to his estate, his Accrued Amounts and Prorated Annual Bonus, if any. If Mr. Hogan’s employment had been terminated by his death, his unvested CCMH restricted stock would have been forfeited.

Robert H. Walls, Jr.

Termination by CCMS for Cause or by Mr. Walls without Good Cause. Mr. Walls’ employment agreement provides for the following payments and benefits upon termination by CCMS for “Cause” or by Mr. Walls without “Good Cause.”

Under the agreement, “Cause” is defined as Mr. Walls’: (1) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates; (2) willful and material nonperformance of his duties (other than due to disability), willful and material failure to follow lawful directives consistent with his obligations under the agreement or other willful and material breach of the agreement, in each case after written notice specifying the failure; (3) conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude; or (4) fraud, embezzlement, theft or other act of dishonesty that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates. In the case of (1) or (2), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Walls has previously been provided notice, those acts will not constitute Cause unless Mr. Walls is provided with 10 days to cure after written notice and has an opportunity to address the Board upon his written request during the cure period.

The term “Good Cause” includes, subject to certain exceptions: (1) CCMS’ material breach of the agreement after written notice from Mr. Walls specifying the alleged failure; (2) a material diminution in Mr. Walls’ base compensation; (3) a material diminution in his authority, duties or responsibilities; (4) a material diminution in the authority, duties or responsibilities of the Chief Executive Officer; or (5) a change in the place of Mr. Walls’ performance of more than 50 miles. To terminate for Good Cause, Mr. Walls must provide CCMS with 30 days notice, after which CCMS has 30 days to cure.

If Mr. Walls is terminated for Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts. If Mr. Walls resigns without Good Cause, he will receive his base salary for the 60-day notice period and any Accrued Amounts and Earned Prior Year Annual Bonus. If he is terminated with Cause or if he resigns without Good Cause, his unvested CCMH restricted stock and his unvested CCOH restricted stock units will be forfeited. If Mr. Walls’ employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), his unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination by CCMS without Cause, by Mr. Walls for Good Cause or Upon Change in Control. If Mr. Walls is terminated by CCMS without Cause or if Mr. Walls resigns for Good Cause: (1) he will receive a lump-sum cash payment equal to his Accrued Amounts and Earned Prior Year Annual Bonus; and (2) provided he signs and returns a release of claims in the time period required, he will receive a lump sum cash payment equal to (a) 1.5 times the sum of his annual rate of base salary on the date of termination plus his target bonus for the year of termination and (b) a Prorated Annual Bonus. However, if Mr. Walls violates the non-compete provisions of his agreement, he will forfeit a prorata portion of the amount described in (a) above for the amount of time remaining under the non-compete provisions.

In the event that Mr. Walls’ employment is terminated by CCMS without Cause or he terminates his employment for Good Cause, his unvested CCMH restricted stock and his unvested CCOH restricted stock units will be forfeited. Mr. Walls’ employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Walls will be entitled to the benefits described for a termination without Cause. Mr. Walls’ time-vesting CCMH restricted stock will vest if he is terminated within 12 months after a change in control. His unvested CCOH restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability. If Mr. Walls is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCMS may terminate his employment. If Mr. Walls’ employment is terminated, he will receive: (1) a lump-sum cash payment equal to his Accrued Amounts; (2) a lump sum cash payment equal to any Earned Prior Year Annual Bonus; and (3) provided he signs and returns a release of claims in the time period required, a Prorated Annual Bonus. In addition, Mr. Walls’ unvested CCOH restricted stock units will continue to vest as if he were employed if his employment is terminated due to disability. His unvested CCMH restricted stock will be forfeited.

Termination due to Death. If Mr. Walls’s employment is terminated by his death, CCMS will pay in a lump sum to his designee or, if no designee, to his estate: (1) his Accrued Amounts; (2) any Earned Prior Year Annual Bonus; and (3) a Prorated Annual Bonus. In addition, his unvested CCOH restricted stock units will vest if his employment is terminated due to death. His unvested CCMH restricted stock will be forfeited.

Limitation on Benefits. To the extent that any of the payments and benefits under the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code, then the payments will be payable either in full or as to such lesser amounts as would result in no portion of the payments being subject to an excise tax, whichever amount results in Mr. Walls’ receiving the greatest after-tax amount.

Post-Employment Table

With respect to Thomas W. Casey, the following table reflects the actual payments to Mr. Casey in connection with his July 29, 2013 termination of service. With respect to all other named executive officers, the following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers, as if the triggering event occurred on December 31, 2013. The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service. Mr. Hogan retired on January 13, 2014. For a description of Mr. Hogan’s actual severance payments and benefits in connection with his January 13, 2014 retirement, please see “—John E. Hogan” above.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”	Termination due to “Disability”	Termination due to Death	Retirement or Resignation without “Good Cause” or “Good Reason”	“Change in Control”(b)
Robert W. Pittman	Cash payment	—	$5,300,000(c)	—(d)	—(d)	—	—

	TOTAL	—	$5,300,000	—	—	—	—

Richard J. Bressler(e)	Cash payment	—	$5,769,315(f)	$1,269,315(g)	$1,269,315(g)	—	—
	Value of benefits(h)	—	24,871	24,871	24,871	—	—
	Vesting of equity awards(i)	—	326,500	—	—	—	$3,232,350
	Gross-up payment	—	5,644,446(j)	—	—	—	—

	TOTAL	—	$11,765,132	$1,294,186	$1,294,186	—	$3,232,350

Thomas W. Casey(e)	Cash payment	—	$7,905,247(k)	—	—	—	—

	TOTAL	—	$7,905,247	—	—	—	—

C. William	Cash payment	—	$3,116,833(l)	$916,833(m)	$916,833(m)	$444,575(n)	—
Eccleshare	Value of benefits(h)	—	7,892	7,892	7,892	—	—
	Vesting of equity awards(i)	—	5,134,176	—	5,534,095	—	$5,534,095

	TOTAL	—	$8,258,901	$924,725	$6,458,820	$444,575	$5,534,095

John E. Hogan(o)	Cash payment	—	$4,696,975(p)	—(q)	$77,250(r)	—	—
	Value of benefits(h)	—	50,187	—	—	—	—

	TOTAL	—	$4,747,162	—	$77,250	—	—

Robert H. Walls, Jr.	Cash payment	—	$2,568,750(s)	$318,750(t)	$318,750(t)	$123,288(u)	—
	Vesting of equity awards(i)	—	—	—	2,567,083	—	$2,567,083

	TOTAL	—	$2,568,750	$318,750	$2,885,833	$123,288	$2,567,083

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2013 or, in the case of Mr. Casey, his actual July 29, 2013 termination date.

(b)	Amounts reflected in the “Change in Control” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Termination without Cause” or other applicable columns.

(c)	Represents two times the sum of Mr. Pittman’s base salary and annual bonus target for the year ended December 31, 2013. Mr. Pittman declined to receive a bonus for 2013 and the Compensation Committee did not determine the amount of any bonus he would otherwise have earned. Accordingly, the amount in the table does not include an amount for a prorated annual bonus for Mr. Pittman for the year ended December 31, 2013 pursuant to his employment agreement. If Mr. Pittman were terminated within 12 months after a change in control, his time-vesting CCMH restricted stock would vest. The value of his time-vesting CCMH restricted stock at December 31, 2013 was $653,000.

(d)	Mr. Pittman declined to receive a bonus for 2013 and the Compensation Committee did not determine the amount of any bonus he would otherwise have earned. Accordingly, the table does not include an amount for a prorated annual bonus for Mr. Pittman for the year ended December 31, 2013 pursuant to his employment agreement.

(e)

Amounts reflected in the table represent the entire portion of post-employment payments for Messrs. Bressler and Casey. Pursuant to the Corporate Services Agreement, a percentage of payments made to Messrs. Bressler and Casey, other than payments with respect to the vesting of any CCMH equity awards, would be allocated to CCOH. For 2013, this allocation is based on CCOH’s 2012 OIBDAN as a percentage of Clear Channel’s 2012

OIBDAN. For a further discussion of the Corporate Services Agreement, please refer to “Compensation Discussion and Analysis—Corporate Services Agreement” or “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

(f)	Represents (1) 1.5 times the sum of Mr. Bressler’s base salary at termination and annual bonus target for the year ended December 31, 2013, (2) a prorated annual bonus for the year ended December 31, 2013 and (3) a prorated additional bonus for the year ended December 31, 2013 pursuant to Mr. Bressler’s employment agreement. If Mr. Bressler’s employment had been terminated on December 31, 2013 as described in this column in connection with the change in control transactions described in the table below, his restricted stock with the values set forth below at December 31, 2013 would have vested:

Event	Value of Restricted Stock at 12/31/13
Bressler Tranche 1 of CCMH restricted stock vests 100% if a Good Leaver Termination occurs within 90 days before a change in control or after a change in control	$1,632,500
Bressler Tranche 2 and Bressler Tranche 3 of CCMH restricted stock vest 75% if a Good Leaver Termination occurs within 18 months after a Standalone Change in Control	$3,232,350
CCOH restricted stock vests 100% if a termination occurs within 90 days before or 12 months after a change in control	$2,755,433

See “—Richard J. Bressler” for further information regarding the vesting of Mr. Bressler’s equity awards.

(g)	Represents (1) a prorated annual bonus for the year ended December 31, 2013 and (2) a prorated additional bonus for the year ended December 31, 2013 pursuant to Mr. Bressler’s employment agreement. If Mr. Bressler’s employment were terminated within 90 days before or 12 months after a change in control, his CCOH restricted stock would vest. The value of his CCOH restricted stock at December 31, 2013 was $2,755,433.

(h)	The values associated with the continued provision of health benefits are based on the 2013 premiums for insurance multiplied by the amount of time Messrs. Bressler, Eccleshare and Hogan are entitled to those benefits pursuant to their respective employment agreements.

(i)	Amounts reflect the value of unvested CCMH equity awards held by the respective named executive officers on December 31, 2013 that would be subject to accelerated vesting. This value is based upon the closing price of CCMH’s Class A common stock on December 31, 2013 of $6.53, but it excludes stock options with an exercise price exceeding the closing price of CCMH’s Class A common stock on December 31, 2013. Also, in the case of Messrs. Bressler, Eccleshare and Walls, the amounts reflect the value of unvested CCOH equity awards on December 31, 2013, based upon the closing price of CCOH’s Class A common stock on December 31, 2013 of $10.14 and excluding any stock options with an exercise price exceeding the closing price of CCOH’s Class A common stock on December 31, 2013. The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

(j)	In certain circumstances described under “—Richard J. Bressler” above, Mr. Bressler would be eligible to receive an excise tax gross-up payment under the terms of his employment agreement. For purposes of calculating the gross-up amount shown in the table, the Company has assumed the termination and change in control scenario that would generate the largest gross-up payment for Mr. Bressler if he were terminated on December 31, 2013, which would be a Good Leaver Termination that occurs within 90 days after a change in control that also constitutes a Standalone Change in Control under Mr. Bressler’s agreements.

(k)	Represents the following amounts pursuant to Mr. Casey’s severance agreement and general release in connection with his July 29, 2013 termination of employment: (1) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance; (2) 1.5 times the sum of Mr. Casey’s base salary at termination and annual bonus target for the year ended December 31, 2013; (3) an equity value preservation payment of $5,000,000; (4) a prorated annual bonus for the year ended December 31, 2013 based on company performance; and (5) the value of electronic equipment retained by Mr. Casey. For a description of Mr. Casey’s severance agreement and general release, see “—Thomas W. Casey” above.

(l)	Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2013, (2) a prorated annual bonus for the year ended December 31, 2013, (3) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance and (4) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement. Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(m)	Represents (1) a prorated annual bonus for the year ended December 31, 2013, (2) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance and (3) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement. Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(n)	Represents (1) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance and (2) base salary during the required 90-day notice period under Mr. Eccleshare’s employment agreement.

(o)	In addition to the amounts reflected in this table, if Mr. Hogan had provided notice of non-renewal of his employment agreement, Mr. Hogan would have been entitled to receive his then current base salary for one year during the one-year period of his non-compete obligations. His salary at December 31, 2013 was $1,125,000. The amounts reflected in the table for Mr. Hogan do not include amounts payable to him under the non-qualified deferred compensation plan because those amounts are disclosed in the Nonqualified Deferred Compensation table above. Mr. Hogan retired and his service terminated on January 13, 2014. The information in the table is presented as if the trigger events occurred on December 31, 2013 and do not reflect Mr. Hogan’s actual severance. See “—John E. Hogan” above for a description of Mr. Hogan’s actual severance payments and benefits.

(p)	Represents (1) the prorated annual bonus for the year ended December 31, 2013 for Mr. Hogan, (2) three times the average of Mr. Hogan’s annualized base salary for 2013 and 2012, (3) a lump sum payment of $1,450,822, (4) an outplacement allowance of $20,000, (5) the value of the continuation of secretarial services for six months and (6) reimbursement of COBRA premiums for three years, to which he would have been entitled upon termination by CCB without Cause, termination by Mr. Hogan for Good Cause or CCB’s non-renewal of Mr. Hogan’s amended and restated employment agreement at the end of its term. If Mr. Hogan were terminated within 12 months after a change in control, his time-vesting CCMH restricted stock would have vested. The value of his time-vesting CCMH restricted stock at December 31, 2013 was $369,115.

(q)	If he had been terminated due to disability, Mr. Hogan would have been entitled to receive a prorated annual bonus based upon CCB performance for the year ended December 31, 2013 pursuant to his amended and restated employment agreement. However, since CCB performance for 2013 was below the minimum required to receive a bonus, the table does not include an amount for a prorated annual bonus based on CCB performance for Mr. Hogan for the year ended December 31, 2013 pursuant to his employment agreement.

(r)	Represents a prorated annual bonus based upon CCB and individual performance for the year ended December 31, 2013 pursuant to Mr. Hogan’s amended and restated employment agreement.

(s)	Represents the amount payable to Mr. Walls pursuant to his employment agreement, which includes (1) 1.5 times the sum of his base salary at termination and annual bonus target for the year ended December 31, 2013 and (2) a prorated annual bonus for the year ended December 31, 2013. If Mr. Walls were terminated within 12 months after a change in control, his time-vesting CCMH restricted stock would vest. The value of his time-vesting CCMH restricted stock at December 31, 2013 was $303,645.

(t)	Represents the prorated annual bonus for the year ended December 31, 2013 for Mr. Walls pursuant to his employment agreement.

(u)	Represents base salary during the required 60-day notice period under Mr. Walls’ employment agreement.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with CCMH’s Compensation Committee, management conducted an assessment of whether CCMH’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal and Finance departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, CCMH’s Compensation Committee has focused on aligning CCMH’s compensation policies with the long-term interests of CCMH and avoiding rewards or incentive structures that could create unnecessary risks to CCMH.

Management reported its findings to CCMH’s Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on CCMH.

DIRECTOR COMPENSATION

The individuals who served as members of CCMH’s Board during 2013 are set forth in the table below. The non-employee directors of CCMH are reimbursed for their expenses associated with their service as directors of CCMH, but currently do not receive compensation for their service as directors of CCMH. Robert W. Pittman and Richard J. Bressler are employees of CCMH and Mark P. Mays was an employee of CCMH until July 31, 2013. They do not receive any additional compensation from CCMH for their service on CCMH’s Board. Mr. Pittman’s compensation for his service as CCMH’s Chief Executive Officer and Mr. Bressler’s compensation for his service as CCMH’s President and Chief Financial Officer is included in the Summary Compensation Table above. Mark P. Mays’ and Randall T. Mays’ compensation for 2013 pursuant to their respective employment agreements is set forth below. Charles A. Brizius and Randall T. Mays ceased serving as members of CCMH’s Board on March 20, 2013 and May 17, 2013, respectively.

Director Compensation Table(a)

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
David C. Abrams	—	—	—
Irving L. Azoff	—	—	—
Richard J. Bressler	—	—	—
Charles A. Brizius	—	—	—
James C. Carlisle	—	—	—
John P. Connaughton	—	—	—
Julia B. Donnelly	—	—	—
Blair E. Hendrix	—	—	—
Matthew J. Freeman	—	—	—
Jonathon S. Jacobson	—	—	—
Ian K. Loring	—	—	—
Mark P. Mays	875,133(b)	249,472(c)	1,124,605
Randall T. Mays	291,667(b)	62,940(c)	354,607
Robert W. Pittman	—	—	—
Scott M. Sperling	—	—	—

(a)	As of December 31, 2013, Mark P. Mays owned vested stock options to purchase 576,287 shares of CCMH’s Class A common stock and unvested options to purchase 520,834 shares of CCMH’s Class A common stock that vest as follows: (1) options to purchase 260,417 shares will vest fully upon the Sponsors’ receiving a 200% return on their investment in CCMH in the form of cash returns; and (2) options to purchase an additional 260,417 shares will vest fully upon the Sponsors’ receiving a 250% return on their investment in CCMH in the form of cash returns. As of December 31, 2013, Randall T. Mays also owned options to purchase 402,675 shares of CCMH’s Class A common stock, all of which were vested. As of December 31, 2013, Mark P. Mays and Randall T. Mays each also owned options to purchase 150,000 shares of CCOH’s Class A common stock, all of which were vested. For a description of the outstanding equity awards for Messrs. Pittman and Bressler as of December 31, 2013, see “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” None of the other members of CCMH’s Board have outstanding CCMH or CCOH equity awards.

(b)	The amounts shown represent (1) Mark P. Mays’ salary during his employment and his annual bonus, prorated for the days that he was employed by CCMH during 2013, and (2) Randall T. Mays’ salary during his employment, in each case as provided in their respective employment agreements described below.

(c)	As described below, for 2013 the All Other Compensation column reflects:

•	amounts we contributed under our 401(k) plan as a matching contribution for the benefit of Mark P. Mays and Randall T. Mays;
•	club membership dues paid by us;
•	personal use of company aircraft by Mark P. Mays and Randall T. Mays; and
•	personal accounting and tax services.

	Mark P. Mays	Randall T. Mays
Plan contributions	$6,375	$6,375
Club dues	918	6,080
Aircraft usage	230,337	36,743
Accounting/tax services	11,842	13,742

Total	$249,472	$62,940

Pursuant to their employment agreements, for security purposes and at the direction of the Board of CCMH, during their employment, Mark P. Mays and Randall T. Mays used company-owned aircraft for all business and personal air travel in accordance with the Aircraft Policy. The value of personal aircraft usage reported above was based on CCMH’s direct variable operating costs. This methodology calculated an average variable cost per hour. On certain occasions, a spouse or other family members and guests accompanied them on a flight and the additional direct operating cost incurred in such situations was included under the foregoing methodology. The value of all other perquisites included in the All Other Compensation column is based upon CCMH’s actual costs.

Mark P. Mays Employment Agreement

Upon the consummation of the Merger, Mark P. Mays was employed by CCMH and Clear Channel as the Chief Executive Officer of each entity, and entered into an employment agreement with a term ending July 31, 2013. Mark P. Mays’ employment agreement was amended in January 2009 and amended and restated in June 2010 in connection with his announcement of his intention to retire as CCMH’s President and Chief Executive Officer. The amended and restated agreement provided for a term through July 31, 2013, at which time Mark P. Mays ceased being an employee. Upon the consummation of the Merger, the parties agreed that Mark P. Mays would receive an annual base salary of not less than $895,000. Pursuant to the January 2009 amendment to his employment agreement, Mark P. Mays voluntarily reduced his base salary to $500,000 for 2009, which increased to not less than $1,000,000 per year thereafter during his employment. Pursuant to his June 2010 amended and restated employment agreement, Mark P. Mays also was entitled to receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mark P. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mark P. Mays under Section 409A of the Code). In addition, during the term of his agreement, Mark P. Mays was entitled, at company expense, to use company-provided aircraft for personal travel, in accordance with the company’s Aircraft Policy. Mark P. Mays also had a right of first refusal to purchase a specified company-owned aircraft during the term of his agreement if the company received a bona fide offer to purchase the aircraft and, at the end of his employment term, to purchase the aircraft at fair market value. These rights with respect to the aircraft terminated in connection with our May 31, 2013 sale of the aircraft as described below under “Certain Relationships and Related Party Transactions—Commercial Transactions.”

Pursuant to his amended and restated employment agreement, Mark P. Mays’ performance bonus was determined solely at the discretion of the Board, but could not be less than $500,000 for any year (prorated upon termination of employment). For 2013, Mark P. Mays received a prorated bonus of $291,800 for the portion of the year prior to the expiration of the term of his employment agreement on July 31, 2013.

Pursuant to his original employment agreement with CCMH, upon the consummation of the Merger, Mark P. Mays received a stock option award to purchase 2,083,333 shares of CCMH’s Class A common stock (subject to performance and time vesting requirements) and was issued restricted shares of CCMH’s Class A common stock with a value equal to $20 million (subject to time vesting requirements). Under certain circumstances, he also had a put option to require CCMH to purchase up to 555,556 of his shares at either $36 or the price on the date he notifies CCMH that he is exercising the put option, with the price varying depending on the circumstances triggering the ability to exercise the put option. Pursuant to the June 2010 amendments made to Mark P. Mays’ employment and option agreements: (1) the put option with respect to 200,000 shares became exercisable for a 30-day period beginning August 15, 2010 (and was exercised on August 23, 2010), with the put option for the other 355,556 shares remaining subject to the original terms; and (2) upon his cessation of service as CCMH’s Chief Executive Officer on March 31, 2011, one-half of his time-vesting options and one-half of his performance-vesting options granted on July 30, 2008 were cancelled, with all remaining CCMH stock options continuing pursuant to their original conditions for the remainder of the original 10-year term of the options.

Under his employment agreement, Mark P. Mays is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel. He also was prohibited by the agreement from engaging in certain activities that compete against Clear Channel for six months after his employment terminated, and he is prohibited from soliciting its customers, employees and independent contractors during employment and for a period of two years after his employment terminated.

Clear Channel will indemnify Mark P. Mays from any losses incurred by him because he was made a party to a proceeding as a result of being an officer of Clear Channel. Furthermore, any expenses incurred by him in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that he has delivered in writing to Clear Channel (1) an undertaking to reimburse Clear Channel for such expenses with respect to which he is not entitled to indemnification and (2) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.

Randall T. Mays Employment Agreement

Upon the consummation of the Merger, Randall T. Mays was employed by CCMH and Clear Channel as the President and Chief Financial Officer of each entity. Upon ceasing to serve as President and Chief Financial Officer on January 4, 2010, Randall T. Mays became Vice Chairman of CCMH. Randall T. Mays’ employment agreement provided for a term through July 31, 2013 with automatic extensions for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party. Randall T. Mays’ employment terminated on July 31, 2013.

Upon the consummation of the Merger, the parties agreed that Randall T. Mays would receive an annual base salary of not less than $875,000. Pursuant to the January 2009 amendment to his employment agreement, Randall T. Mays voluntarily reduced his base salary to $500,000 for 2009. Pursuant to his December 2009 amended and restated employment agreement, he received an annual base salary of $1,000,000 while he served as Chief Financial Officer (until January 4, 2010) and received an annual base salary of $500,000 thereafter during his employment. Randall T. Mays also received benefits and perquisites consistent with his previous arrangement with Clear Channel (including personal use of company-owned aircraft and “gross-up” payments for excise taxes that may be payable by Randall T. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Randall T. Mays under Section 409A of the Code). Pursuant to the December 2009 amended and restated employment agreement, Randall T. Mays was entitled to receive an annual bonus, to be determined at the discretion of the Board of CCMH. Randall T. Mays did not receive a bonus for 2013.

Pursuant to his original employment agreement with CCMH, upon the consummation of the Merger, Randall T. Mays received an equity incentive award of options to purchase 2,083,333 shares of CCMH’s Class A common stock (subject to vesting requirements) and was issued restricted shares of CCMH’s Class A common stock with a value equal to $20 million (subject to vesting requirements). Pursuant to the December 2009 amendments made to Randall T. Mays’ employment and option agreements, two-thirds of his time-vesting and all of his performance-vesting options were cancelled and vesting of his remaining options was accelerated.

Under his employment agreement, Randall T. Mays is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel. He also was prohibited by the agreement from engaging in certain activities that compete against Clear Channel for six months after his employment terminated, and he is prohibited from soliciting its customers, employees and independent contractors during employment and for a period of two years after his employment terminated.

Clear Channel will indemnify Randall T. Mays from any losses incurred by him because he was made a party to a proceeding as a result of being an officer of Clear Channel. Furthermore, any expenses incurred by him in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that he has delivered in writing to Clear Channel (1) an undertaking to reimburse Clear Channel for such expenses with respect to which he is not entitled to indemnification and (2) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of CCMH’s common stock as of March 31, 2014 for: (1) each director then serving on our board of directors and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to CCMH to beneficially own more than 5% of any class of CCMH’s outstanding shares of common stock. At the close of business on March 31, 2014, there were 28,343,906 shares of CCMH’s Class A common stock, 555,556 shares of CCMH’s Class B common stock and 58,967,502 shares of CCMH’s Class C common stock outstanding. In addition, information concerning the beneficial ownership of common stock of our indirect subsidiary, CCOH, by: (1) each director then serving on our board of directors and each of the nominees for director; (2) each of our named executive officers; and (3) our directors and executive officers as a group is set forth in the footnotes to the table below. At the close of business on March 31, 2014, there were 44,322,581 shares of CCOH’s Class A common stock outstanding and 315,000,000 shares of CCOH’s Class B common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

All of our outstanding shares of Class B common stock are held by CC IV and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P. (“CC V”), each of which ultimately is controlled jointly by funds affiliated with the Sponsors. At March 31, 2014, these shares represented in the aggregate approximately 68% (whether measured by voting power or economic interest) of the equity of CCMH.

Subject to certain limitations set forth in the Third Amended and Restated Certificate of Incorporation of CCMH, each share of Class B common stock and each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Each holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date by (b) the number of shares of Class B common stock outstanding as of the Record Date. Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any proposals presented to stockholders of CCMH. Each share of common stock is entitled to share on a pro rata basis in any distributions by CCMH.

	Amount and Nature of Beneficial Ownership			Percentage of Outstanding Common Stock on an As-Converted Basis(b)
Name and Address of Beneficial Owner(a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	Number of Shares of Class C Common Stock
Holders of More than 5%:
Bain Capital Investors, LLC and related investment funds	—	555,556(c)	58,967,502(d)	67.7%
Thomas H. Lee Partners, L.P. and related investment entities	—	555,556(e)	58,967,502(f)	67.7%
Highfields Capital Management LP and managed investment funds(g)	9,950,510	—	—	11.3%
Abrams Capital Management, L.P. and affiliates(h)	6,811,407	—	—	7.8%

Named Executive Officers, Executive Officers and Directors:
David C. Abrams(h)	6,811,407	—	—	7.8%
Irving L. Azoff	—	—	—	—
Richard J. Bressler(i)	910,000	—	—	1.0%
James C. Carlisle	—	—	—	—
Thomas W. Casey	—	—	—	—
John P. Connaughton(j)	—	—	—	—
Julia B. Donnelly	—	—	—	—
C. William Eccleshare(k)	—	—	—	—
Matthew J. Freeman(j)	—	—	—	—
Blair E. Hendrix(j)	—	—	—	—
John E. Hogan	157,964	—	—	*
Jonathon S. Jacobson(g)	9,950,510	—	—	11.3%
Ian K. Loring(j)	—	—	—	—
Mark P. Mays(l)	1,042,044	—	—	1.2%
Robert W. Pittman(m)	1,508,215	—	—	1.7%
Scott M. Sperling(n)	—	—	—	—
Robert H. Walls, Jr.(o)	148,359	—	—	*
All directors and executive officers as a group (16 individuals)(p)	20,397,535	—	—	23.0%

*	Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

(c)	Represents the 555,556 shares of Class B common stock of CCMH owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock. Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners (CC) IX, L.P. (“BCP IX”), which is the general partner of Bain Capital (CC) IX, L.P. (“Bain Fund IX”), which holds 50% of the limited liability company interests in CC IV. BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The business address of CC IV is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(d)

Represents the 58,967,502 shares of Class C common stock of CCMH owned by CC V, which represents 100% of the outstanding shares of our Class C common stock. BCI is the sole member of Bain Capital CC Partners, LLC (“Bain CC Partners”), which is the general partner of Bain Capital CC Investors, L.P. (“Bain CC Investors”), which holds 50% of the limited partnership interests in CC V. Bain CC Investors expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act. BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The business address of CC V is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(e)	Represents the 555,556 shares of CCMH’s Class B common stock owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock. Thomas H. Lee Equity Fund VI, L.P. (“THL Fund VI”) holds 50% of the limited liability company interests in CC IV. THL Holdco, LLC (“THL Holdco”) is the managing member of Thomas H. Lee Advisors, LLC (“THLA”), which is the general partner of THL, which is the sole member of THL Equity Advisors VI, LLC (“THL Advisors”), which is the general partner of THL Fund VI. Voting and investment determinations with respect to the securities held by THL Fund VI are made by the management committee of THL Holdco. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, and as such may be deemed to share beneficial ownership of the securities held or controlled by THL Fund VI. Each of THL Holdco and Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. The business address of CC IV is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(f)	Represents the 58,967,502 shares of CCMH’s Class C common stock owned by CC V, which represents 100% of the outstanding shares of our Class C common stock. THL Fund VI and THL Equity Fund VI Investors (Clear Channel), L.P. (“THL Investors Fund”) collectively hold 50% of the limited partnership interests in CC V. Each of the following entities are limited partners of THL Investors Fund, Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Coinvestment Partners, L.P. and THL Operating Partners, L.P. (collectively, the “THL Funds”). THL Advisors is the general partner of THL Fund VI, Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Investors Fund. THL is the general partner of THL Coinvestment Partners, L.P. and THL Operating Partners, L.P. THL Advisors also holds 50% of the limited liability company interests in CC V Manager, which is the general partner of CC V. Voting and investment determinations with respect to the securities held by THL Funds are made by the management committee of THL Holdco. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, and as such may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each of THL Holdco and Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of its or his pecuniary interest therein. The business address of CC V is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(g)	As reported on a Schedule 13G/A filed with respect to CCMH’s Class A common stock on February 14, 2014, Highfields Capital Management LP (“Highfields Capital Management”) is the investment manager to each of Highfields Capital I LP, a Delaware limited partnership (“Highfields I”), Highfields Capital II LP, a Delaware limited partnership (“Highfields II”), and Highfields Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I. (“Highfields III”). Highfields GP LLC, a Delaware limited liability company (“Highfields GP”), is the general partner of Highfields Capital Management. Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”), is the general partner of each of Highfields I, Highfields II and Highfields III. Mr. Jacobson is the managing member of Highfields GP and the senior managing member of Highfields Associates. Each of Highfields Capital Management, Highfields GP, Highfields Associates and Mr. Jacobson has the power to direct the receipt of dividends from or the proceeds from the sale of the shares owned by Highfields I, Highfields II and Highfields III. Each of the above disclaims beneficial ownership of any securities owned beneficially by any other person or persons. Mr. Jacobson has indicated that a portion or all of the securities described in the Schedule 13G/A may be held in margin accounts from time to time. The business address of Mr. Jacobson, Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I and Highfields II is c/o Highfields Capital Management LP, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116. The business address of Highfields III is c/o Goldman Sachs (Cayman) Trust Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands. As of March 31, 2014, the shares of CCMH’s Class A common stock reported on the Schedule 13G/A represented 35.1% of the outstanding shares of CCMH’s Class A common stock.

(h)	As reported on a Schedule 13D filed with respect to CCMH’s Class A common stock on November 29, 2011. The CCMH shares reported in the Schedule 13D for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II and other private investment vehicles for which Abrams Capital, LLC (“Abrams Capital”) serves as general partner. Shares reported in the Schedule 13D for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent shares beneficially owned by ACP II and other private investment vehicles (including those for which shares are reported for Abrams Capital) for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The CCMH shares reported in the Schedule 13D for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116. As of March 31, 2014, the shares of CCMH’s Class A common stock reported on the Schedule 13D represented 24.0% of the outstanding shares of CCMH’s Class A common stock.

As reported on a Schedule 13G/A filed with respect to CCOH’s Class A common stock on February 13, 2013, ACP II and affiliates beneficially owned 3,354,390 shares of CCOH’s Class A common stock, which represented, as of March 31, 2014, 7.6% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock. Shares of CCOH’s Class A common stock reported in the Schedule 13G/A for ACP II represent shares beneficially owned by ACP II. Shares reported in the Schedule 13G/A for Abrams Capital represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported in the Schedule 13G/A for Abrams CM LP and Abrams CM LLC represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported in the Schedule 13G/A for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.

(i)	Represents 910,000 shares of unvested restricted Class A common stock of CCMH held by Mr. Bressler. Mr. Bressler’s holdings represented 3.2% of CCMH’s outstanding Class A common stock as of March 31, 2014.

As of March 31, 2014, Mr. Bressler also held 271,739 shares of unvested restricted Class A common stock of CCOH, which represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(j)	John P. Connaughton, Matthew J. Freeman, Blair E. Hendrix and Ian K. Loring are managing directors or operating partners of BCI and members of BCI and, by virtue of this and the relationships described in footnotes (c) and (d) above, may be deemed to share voting and dispositive power with respect to all of the shares of CCMH’s Class B common stock held by CC IV and all of the shares of CCMH’s Class C common stock held by CC V. Each of Messrs. Connaughton, Freeman, Hendrix and Loring expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of each of Messrs. Connaughton, Freeman, Hendrix and Loring is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(k)	As of March 31, 2014, Mr. Eccleshare held 9,139 shares of CCOH’s Class A common stock and vested stock options collectively representing 440,453 shares of CCOH’s Class A common stock. As of March 31, 2014, Mr. Eccleshare’s holdings collectively represented 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(l)	Includes vested stock options representing 576,287 shares of CCMH’s Class A common stock held by Mark P. Mays and 169,313 shares of CCMH’s Class A common stock held by trusts of which Mr. Mays is the trustee. Mr. Mays’ holdings collectively represented 3.6% of CCMH’s outstanding Class A common stock as of March 31, 2014.

As of March 31, 2014, Mr. Mays also held 15,565 shares of CCOH’s Class A common stock and vested stock options to purchase 150,000 shares of CCOH’s Class A common stock. As of March 31, 2014, these holdings collectively represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common are converted to shares of CCOH’s Class A common stock.

(m)	Represents 550,000 shares of unvested restricted Class A common stock of CCMH and vested stock options to purchase 252,000 shares of CCMH’s Class A common stock held by Mr. Pittman and 706,215 shares of CCMH’s Class A common stock beneficially owned by Pittman CC LLC, a limited liability company controlled by Mr. Pittman. As of March 31, 2014, these holdings collectively represented 5.3% of CCMH’s outstanding Class A common stock.

As of March 31, 2014, Mr. Pittman also held 271,739 shares of unvested restricted Class A common stock of CCOH, which represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(n)	Scott M. Sperling is a member of THL Holdco and, by virtue of this and the relationships described in footnotes (e) and (f) above, may be deemed to share voting and dispositive power with respect to all of the shares of CCMH’s Class B common stock held by CC IV and all of the shares of CCMH’s Class C common stock held by CC V. Mr. Sperling expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of Mr. Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(o)	Includes 76,500 shares of unvested restricted Class A common stock of CCMH held by Mr. Walls. As of March 31, 2014, Mr. Walls’ holdings represented less than 1% of CCMH’s outstanding Class A common stock.

(p)	Includes: (1) 6,811,407 shares of CCMH’s Class A common stock beneficially owned by Abrams CM LP and affiliates (Mr. Abrams is one of our directors and the managing member of Abrams Capital and Abrams CM LLC); (2) 9,950,510 shares of CCMH’s Class A common stock beneficially owned by Highfields Capital Management and managed investment funds (Mr. Jacobson is one of our directors and the managing member of Highfields GP and the senior managing member of Highfields Associates); (3) vested stock options representing 828,287 shares of CCMH’s Class A common stock held by our directors and executive officers as a group; (4) 1,556,750 shares of unvested restricted Class A common stock of CCMH held by such persons; (5) 169,313 shares of CCMH’s Class A common stock held by trusts of which Mark P. Mays is the trustee; and (6) 706,215 shares of CCMH’s Class A common stock held by Pittman CC LLC. As of March 31, 2014, the holdings of our directors and executive officers collectively represented 69.9% of CCMH’s outstanding Class A common stock.

As of March 31, 2014, all of CCMH’s directors and executive officers as a group also were the beneficial owners of CCOH’s Class A common stock as follows: (1) 24,704 shares of CCOH’s Class A common stock held by such persons; (2) vested stock options collectively representing 590,453 shares of CCOH’s Class A common stock; (3) 543,478 shares of unvested restricted Class A common stock of CCOH held by such persons; and (4) 3,354,390 shares of CCOH’s Class A common stock beneficially owned by Abrams CM LP and affiliates. As of March 31, 2014, these holdings collectively represented 10.1% of CCOH’s outstanding Class A common stock and 1.3% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE MERGER AND THE MANAGEMENT AGREEMENT

In connection with the merger by which CCMH acquired us, we became party to a management agreement with the Sponsors and certain other parties thereto, pursuant to which the Sponsors provide management and financial advisory services to us and our wholly owned subsidiaries until 2018, at a rate not greater than $15.0 million per year, plus reimbursable expenses. We paid the Sponsors an aggregate of $15.8 million in management fees and reimbursable expenses for the year ended December 31, 2013.

STOCKHOLDERS AGREEMENTS

We are party to a stockholders agreement with CC IV, CC V, Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties. The stockholders agreement, among other things: (1) specifies how the parties vote in elections to CCMH’s board of directors; (2) restricts the transfer of shares subject to the agreement; (3) includes the ability of CC IV to compel the parties to sell their shares in a change of control transaction or participate in a recapitalization of CCMH; (4) gives the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by CCMH or its subsidiaries to the Sponsors or their affiliates; (5) requires the parties to agree to customary lock-up agreements in connection with underwritten public offerings; and (6) provides the parties with customary demand and “piggy-back” registration rights. We, CC IV and CC V also entered into a separate agreement with Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties that set forth terms and conditions under which certain of their shares of CCMH’s common stock would be repurchased by us following the termination of their employment (through the exercise of a “call option” by us or a “put option” by Mark P. Mays, Randall T. Mays and L. Lowry Mays, as applicable). Any shares of our common stock that Mark P. Mays, Randall T. Mays, L. Lowry Mays or their estate-planning entities acquired pursuant to stock elections are not subject to the stockholders agreement.

AFFILIATE TRANSACTION AGREEMENT

CCMH, the Sponsors and Clear Channel are party to an agreement under which CCMH agreed that neither it nor any of its subsidiaries will enter into or effect any affiliate transaction between CCMH or one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of CCMH or a majority of the then-outstanding shares of CCMH’s Class A common stock (excluding for purposes of such calculation from both (1) the votes cast and (2) the outstanding shares of Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor, or members of management and directors of CCMH whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of Regulation S-K (the “public shares”)). That agreement expires upon the earlier of (1) an underwritten public offering and sale of CCMH’s common stock which results in aggregate proceeds in excess of $250 million to us and after which CCMH’s common stock is listed on NASDAQ’s National Market System or another national securities exchange (a “qualified public offering”) and (2) the consummation of a certain transaction resulting in a change of control (as defined in the agreement and summarized below) of CCMH.

The following are not deemed to be affiliate transactions for purposes of the affiliate transaction agreement: (1) any commercial transaction between CCMH or any of its subsidiaries, on the one hand, and any portfolio company in which any principal investor or any affiliate of a principal investor has a direct or indirect equity interest, on the other, so long as such transaction was entered into on an arms-length basis; (2) any purchase of bank debt or securities by a principal investor or an affiliate of a principal investor or any transaction between a principal investor or affiliate of a principal investor on the one hand, and CCMH or one of its subsidiaries, on the other hand, related to the ownership of bank debt or securities, provided such purchase or transaction is on terms (except with respect to relief from all or part of any underwriting or placement fee applicable thereto) comparable to those consummated within an offering made to unaffiliated third parties; (3) the payment by CCMH or one of its subsidiaries of up to $87.5 million in transaction fees to the principal investors or their affiliates in connection with the transactions contemplated by the Merger Agreement; (4) any payment of management, transaction, monitoring, or any other fees to the principal investors or their affiliates pursuant to an arrangement or structure whereby the holders of public shares of CCMH are made whole for the portion of such fees paid by CCMH that would otherwise be proportionate to their shareholdings; and (5) any transaction to which a principal investor or an affiliate thereof is a party in its capacity as a stockholder of CCMH that is offered generally to other stockholders of CCMH (including the holders of shares of Class A common stock) on comparable or more favorable terms.

A change of control of CCMH will be deemed to have occurred upon the occurrence of any of the following: (1) any consolidation or merger of CCMH with or into any other corporation or other entity, or any other corporate reorganization or transaction (including the acquisition of stock of CCMH), in which the direct and indirect stockholders of CCMH immediately prior to such consolidation, merger, reorganization, or transaction, own stock either representing less than 50% of the economic interests in and less than 50% of the voting power of CCMH or other surviving entity immediately after such consolidation, merger, reorganization, or transaction or that does not have, through the ownership of voting securities, by agreement or otherwise, the power to elect a majority of the entire board of directors of CCMH or other surviving entity immediately after such consolidation, merger, reorganization, or transaction, excluding any bona fide primary or secondary public offering; (2) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of CCMH’s voting power is owned by any person or entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Securities Exchange Act), other than the principal investors and their respective affiliates, excluding any bona fide primary or secondary public offering; or (3) a sale, lease, or other disposition of all or substantially all of the assets of CCMH.

The agreement described above terminates upon the earlier of a qualified public offering and the consummation of a change of control (as defined therein). Other than as described in the prior sentence, the agreement may not be terminated, amended, supplemented, or otherwise modified without the prior written approval of either (1) a majority of the independent directors of CCMH elected by the holders of Class A common stock of CCMH or (2) a majority of the then-outstanding public shares.

CORPORATE SERVICES AGREEMENT

CCMS has entered into a Corporate Services Agreement with CCOH to provide CCOH certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, as long as Clear Channel continues to own greater than 50% of the total voting power of CCOH’s common stock, CCMS will provide CCOH with such services and other assistance, which CCOH must accept. These include, among other things, the following:

•	treasury, payroll and other financial related services;

•	certain executive officer services;

•	human resources and employee benefits;

•	legal and related services;

•	information systems, network and related services;

•	investment services;

•	corporate services; and

•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow CCMS to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, CCMS and CCOH each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that certain executive officers of Clear Channel will be made available to CCOH, and CCOH will be obligated to utilize, those executive officers to serve as CCOH’s executive officers. The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel owns shares of CCOH’s common stock representing less than 50% of the total voting power of CCOH’s common stock, upon six months written notice by CCOH. CCMS charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of CCOH’s financial performance to the financial performance of Clear Channel. The compensation and benefits costs allocated to CCOH include such executives’ base salary, bonus and other standard employee benefits, but exclude equity based compensation. See “Compensation Discussion and Analysis—Corporate Services Agreement” and footnote (g) to the Summary Compensation Table for additional information regarding the allocations. For the year ended December 31, 2013, charges for the corporate and executive services provided to CCOH under the Corporate Services Agreement totaled $35.4 million.

COMMERCIAL TRANSACTIONS

As described elsewhere in this prospectus, entities controlled by the Sponsors hold all of the shares of CCMH’s Class B common stock and Class C common stock, representing a majority (whether measured by voting power or economic interest) of CCMH’s equity. Seven of CCMH’s current directors (James C. Carlisle, John P. Connaughton, Julia B. Donnelly, Matthew J. Freeman, Blair E. Hendrix, Ian K. Loring and Scott M. Sperling) are affiliated with the Sponsors, and Richard J. Bressler was affiliated with THL prior to his appointment as our President and Chief Financial Officer on July 29, 2013. In addition, director David C. Abrams is the managing member of the investment firm Abrams Capital, which beneficially owned 24.0% of CCMH’s outstanding Class A common stock as of March 31, 2014, and director Jonathon S. Jacobson is the founder and Chief Investment Officer of the investment firm Highfields Capital Management, which beneficially owned 35.1% of CCMH’s outstanding Class A common stock as of March 31, 2014. See “Security Ownership of Certain Beneficial Owners and Management.”

We are a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities and provide premiere opportunities for advertisers. We operate in more than 40 countries across five continents. The Sponsors are private equity firms and Mr. Abrams and Mr. Jacobson are affiliated with investment firms, each of which has investments in many companies. As a result of our worldwide reach, the nature of our business and the breadth of investments by the Sponsors and the investment firms affiliated with Mr. Abrams and Mr. Jacobson, it is not unusual for us to engage in ordinary course of business transactions with entities in which one of our directors or executive officers, or a holder of greater than 5% of CCMH’s equity or an immediate family member of any of them, may also be a director, executive officer, partner or investor or have some other direct or indirect interest.

During 2013, we provided ordinary course of business advertising and other services and/or received ordinary course of business services related to our media and entertainment and outdoor businesses exceeding $120,000 in value with respect to 16 companies in which one or both of the Sponsors directly or indirectly owned a greater than 10% equity interest. One or more of Messrs. Bressler and Connaughton also served as directors of three of these companies during 2013. These transactions were negotiated on an arms-length basis and, in the aggregate, we were paid $28.8 million by these entities and we paid $11.0 million to these entities with respect to these 2013 transactions. In addition, an entity in which THL directly or indirectly owns a greater than 10% equity interest provided us with commercial credit card processing services pursuant to an arms-length agreement at competitive market rates, for which the fees paid by us did not exceed $120,000.

From time to time the Sponsors or their affiliates or the investment firms affiliated with Mr. Abrams and Mr. Jacobson may acquire debt or debt securities issued by Clear Channel either directly from Clear Channel, in open market transactions or through loan syndications. As of December 31, 2013, the Sponsors collectively owned approximately $1.8 billion principal amount and the investment firms affiliated with Mr. Abrams and Mr. Jacobson collectively owned approximately $147.8 million principal amount of Clear Channel’s term loans under Clear Channel’s senior secured credit facilities and other Clear Channel debt securities (collectively, the “Clear Channel Debt Securities”). During 2013, Clear Channel also paid an aggregate of approximately $119.9 million in interest and an aggregate of approximately $153.5 million in principal on the Clear Channel Debt Securities owned by the

Sponsors and an aggregate of approximately $15.5 million in interest and an aggregate of approximately $10.8 million in principal on the Clear Channel Debt Securities owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson. The largest principal amount of the Clear Channel Debt Securities owned by the Sponsors collectively and owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson collectively was approximately $2.0 billion and $336.9 million, respectively, during 2013. As of December 31, 2013, the Clear Channel term loans owned by the Sponsors and the investment firm affiliated with Mr. Jacobson bear interest at various rates between LIBOR + 3.65% and LIBOR + 7.50%. The other Clear Channel Debt Securities owned by the Sponsors bear interest at 9.0% and the other Clear Channel Debt Securities owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson bear interest at 14.0% and 9.0%, respectively.

During 2012, Clear Channel offered eligible lenders under its senior secured credit facility the opportunity to exchange certain outstanding term loans for newly issued Clear Channel 9.0% Priority Guarantee Notes due 2019. As part of that transaction, the Sponsors and investment firms affiliated with Mr. Abrams and Mr. Jacobson exchanged term loans held by them for the same principal amount of Clear Channel’s Priority Guarantee Notes. Similarly, during 2013, Clear Channel offered to eligible holders of its outstanding senior notes the opportunity to exchange outstanding senior notes for newly issued Clear Channel senior notes due 2021. Investment firms affiliated with Mr. Abrams exchanged outstanding senior notes for new senior notes as part of that transaction. Because these entities are affiliates of Clear Channel’s, they were not eligible to participate in the exchange offers with respect to the Priority Guarantee Notes and the new senior notes that were required by the registration rights agreements relating to such notes. Under the terms of the registration rights agreements relating to the Priority Guarantee Notes and the new senior notes, these affiliates holding the unregistered Priority Guarantee Notes had the right to require Clear Channel to file a shelf registration statement for the resale of their Priority Guarantee Notes by giving notice by August 2013 and investment firms affiliated with Mr. Abrams had the right to require Clear Channel to file a shelf registration statement for the resale of their new senior notes by giving notice by March 2014. In exchange for the agreement of these affiliates still holding unregistered Priority Guarantee Notes or unregistered new senior notes not to trigger the requirement to file a shelf registration statement by the applicable deadlines and waive their existing rights, in August 2013 Clear Channel agreed to extend the time period that these affiliates may trigger their rights to require us to file a shelf registration statement for the Priority Guarantee Notes and in March 2014 Clear Channel agreed to extend the time period that the investment firms affiliated with Mr. Abrams may trigger their rights to require us to file a shelf registration statement for the new senior notes. To date, none of these affiliates has triggered these rights.

As part of the employment agreement for Robert W. Pittman, who became our Chief Executive Officer and a member of our board of directors on October 2, 2011, we agreed to provide him with an aircraft for his personal and business use during the term of his employment. Subsequently, one of our subsidiaries entered into a six-year aircraft lease with Yet Again Inc., a company controlled by Mr. Pittman, to lease an airplane for his use in exchange for a one-time upfront lease payment of $3.0 million during 2011. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). We paid Yet Again Inc. $1,828 during 2013 related to taxes and legal fees associated with the aircraft. On December 13, 2013 we terminated the lease agreement with Yet Again Inc. Pursuant to the terms of the original lease, Yet Again Inc. refunded to us $1,953,427 of the one-time upfront lease payment, based upon the period remaining in the term. On December 23, 2013, one of our subsidiaries entered into an aircraft lease with FalconAgain, Inc., a company controlled by Mr. Pittman, to lease an airplane for his use in exchange for a one-time payment of $1,953,427, which our subsidiary paid in 2013. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). In addition, we paid Mr. Pittman $23,228 during 2013 as reimbursement for Mr. Pittman’s business use of a helicopter. We also have entered into a sublease with Pilot Group Manager, LLC, an entity that Mr. Pittman is a member of and an investor in (“Pilot Group”), to rent space in Rockefeller Plaza in New York City through July 29, 2014 for use by employees of CCMH and its subsidiaries, including Mr. Pittman, in the operation of our businesses (the “Clear Channel Sublease”). Fixed rent is approximately $560,000 annually plus a proportionate share of building expenses. We paid $671,856 to Pilot Group for the use of its office space in Rockefeller Plaza in New York City and our share of related office expenses during 2013. Subsequently in 2013, in exchange for use of additional space under the Clear Channel Sublease, our subsidiary offered rent abatement to Pilot Group in connection with a sublease with Pilot Group for the use of our office space at another New York City location through December 31, 2014 (the “Pilot Group Sublease”). Pilot Group has three one-year renewal options under the Pilot Group Sublease which, if exercised, would provide for fixed rent of approximately $158,000 annually plus a proportionate share of building expenses. In addition, on November 15, 2010, we issued and sold 706,215 shares of our Class A common stock to Pittman CC LLC, a Delaware limited liability company controlled by Mr. Pittman, for $5,000,000 in cash, pursuant to a Stock Purchase Agreement dated November 15, 2010 by and among Pittman CC LLC, CC IV and CC V. Fifty percent of the shares were vested upon issuance and the remaining shares will vest upon certain liquidity transactions initiated by the Sponsors.

Mark P. Mays serves as a member of our board of directors and, until July 31, 2013, was an employee of ours. Randall T. Mays served as a member of our Board until May 17, 2013 and was an employee of ours until July 31, 2013. During 2013, subsidiaries of ours entered into various transactions with L. Lowry Mays, the father of Mark and Randall Mays, and other entities affiliated with the Mays family. On May 31, 2013, a subsidiary of ours sold a company-owned airplane (the “Airplane”) to L. Lowry Mays for $12.2 million. Each party hired an appraiser to determine the value of the Airplane and the purchase price was based on the average of those two appraised values, adjusted for the value of the remaining rights under Mark and Randall Mays’ employment agreements to use the Airplane and certain other costs related to the cost of the hangar. In connection with the sale of the Airplane, a subsidiary of ours assigned to an entity owned by L. Lowry Mays its right to lease the hangar housing the Airplane from the City of San Antonio. On May 31, 2013, in connection with the sale of the Airplane, a subsidiary of ours also entered into agreements with an entity owned by L. Lowry Mays for that entity to: (1) store another company-owned airplane in the hangar for $10,000 per month; and (2) provide support services for that company-owned airplane stored in the hangar for $15,000 per month. The storage and service agreements had initial terms of 180 days, with automatic 30 day renewals and will terminate on February 25, 2015. In addition, on May 31, 2013, a subsidiary of ours leased space in our corporate headquarters in San Antonio to an entity owned indirectly by the Mays family for $7,000 per month for a term expiring on May 31, 2014. A subsidiary of ours leases other office space in San Antonio for certain of its radio operations from an entity that is majority owned by Mark and Randall Mays and their sibling for a term expiring on December 31, 2015. Our subsidiary paid rent of $20,411 per month for the leased office space during 2013.

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

CCMH has adopted formal written policies and procedures for the review, approval, or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of CCMH’s voting securities, and which may be required to be reported under the SEC disclosure rules. Such transactions must be pre-approved by the Audit Committee of CCMH’s board of directors (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $20 million or the aggregate amount paid by us is less than $500,000. In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the board of directors has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting. The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us. The related person transactions described above in this prospectus were ratified or approved by the Audit Committee or board of directors pursuant to these policies and procedures, to the extent required. We generally expect transactions of a similar nature to occur during 2014.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Facilities

As of March 31, 2014, we had a total of $8.2 billion outstanding under our senior secured credit facility, consisting of:

•	a $1.9 billion term loan B, which matures on January 29, 2016,

•	a $33.0 million term loan C, which matures on January 29, 2016,

•	a $5.0 billion term loan D, which matures on January 30, 2019, and

•	a $1.3 billion term loan E, which matures on July 30, 2019.

We may raise incremental term loans of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under the senior secured credit facilities. Availability of such incremental term loans is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

We are the primary borrower under the senior secured credit facilities, except that certain of our domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities.

Interest Rate and Fees

Borrowings under our senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities are the following percentages per annum:

•	with respect to loans under the term loan B and term loan C—asset sale facility, (i) 2.65% in the case of base rate loans and (ii) 3.65% in the case of Eurocurrency rate loans;

•	with respect to loans under the term loan D, (i) 5.75% in the case of base rate loans and (ii) 6.75% in the case of Eurocurrency rate loans; and

•	with respect to loans under the term loan E, (i) 6.50% in the case of base rate loans and (ii) 7.50% in the case of Eurocurrency rate loans.

The margin percentages with respect to loans under the term loan B and term loan C—asset sale facility are subject to adjustment based upon our leverage ratio.

Prepayments

The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage may be reduced to 25% and to 0% based upon our leverage ratio) of our annual excess cash flow (as calculated in accordance with our senior secured credit facilities), less any voluntary prepayments of term loans and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

•	100% (which percentage may be reduced to 75% and 50% based upon our leverage ratio) of the net cash proceeds of sales or other dispositions by us or our wholly owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions;

•	100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under our senior secured credit facilities, (ii) certain securitization financing, (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities) and (iv) certain issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes (as defined in the senior secured credit facilities); and

•	Net cash proceeds received by us as dividends or distributions from indebtedness incurred at CCOH provided that the Consolidated Leverage Ratio of CCOH is no greater than 7.00 to 1.00.

The foregoing prepayments with the net cash proceeds of any incurrence of certain debt (other than debt permitted under our senior secured credit facilities) certain securitization financing, issuances of Permitted Additional Notes and annual excess cash flow will be applied, at our option, to the term loans (on a pro rata basis, other than that non-extended classes of term loans may be prepaid prior to any corresponding extended class), in each case (i) first to the term loans outstanding under term loan B and (ii) one of (w) second to outstanding term loan C—asset sale facility loans; third to outstanding term loan D; and fourth to outstanding term loan E, or (x) second, to outstanding term loan C—asset sale facility loans; third, to outstanding term loan E; and fourth, to outstanding term loan D; or (y) second, to outstanding term loan C—asset sale facility loans; and third, ratably to outstanding term loan D and term loan E; or, (z) second, ratably to outstanding term loan C—asset sale facility loans, term loan D and term loan E. In each case to the remaining installments thereof in direct order of maturity for the term loan C—asset sale.

The foregoing prepayments with net cash proceeds of sales or other dispositions by us or our wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions, will be applied (i) first to the term loan C—asset sale facility loans in direct order of maturity, and (ii) one of (w) second, to outstanding term loan B; third, to outstanding term loan D; and fourth, to outstanding term loan E, or (x) second, to outstanding term loan B; third, to outstanding term loan E; and fourth, to outstanding term loan D, or (y) second, to outstanding term loan B; and third, ratably to outstanding term loan D and term loan E, or (z) second, ratably to outstanding term loan B, term loan D and term loan E.

The foregoing prepayments with net cash proceeds of issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes and net cash proceeds received by us as a distribution from indebtedness incurred by CCOH will be applied (i) first, ratably to outstanding term loan B and term loan C in direct order of maturity, second, to the outstanding term loan D and, third, to outstanding term loan E, (ii) first, ratably to outstanding term loan B and term loan C in direct order of maturity, second, to the outstanding term loan E and, third, to outstanding term loan D, (iii) first, ratably to outstanding term loan B and term loan C in direct order of maturity and, second, ratably to outstanding term loan D and term loan E or (iv) ratably to outstanding term loan B, term loan C, term loan D and term loan E.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

On October 31, 2012, we repaid and permanently cancelled the commitments under our revolving credit facility, which was set to mature July 2014.

Amendments

On October 25, 2012, we amended the terms of our senior secured credit facilities (the “Amendments”). The Amendments, among other things: (i) permit exchange offers of term loans for new debt securities in an aggregate principal amount of up to $5.0 billion (including the $2.0 billion of 9.0% priority guarantee notes due 2019 issued in December 2012 as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”); (ii) provide us with greater flexibility to prepay tranche A term loans; (iii) following the repayment or extension of all tranche A term loans, permit below par non-pro rata purchases of term loans pursuant to customary Dutch auction procedures whereby all lenders of the class of term loans offered to be purchased will be offered an opportunity to participate; (iv) following the repayment or extension of all tranche A term loans, permit the repurchase of junior debt maturing before January 2016 with cash on hand in an amount not to exceed $200.0 million; (v) combine the term loan B, the delayed draw term loan 1 and the delayed draw term loan 2 under the senior secured credit facilities; (vi) preserve revolving credit facility capacity in the event we repay all amounts outstanding under the revolving credit facility; and (vii) eliminate certain restrictions on the ability of CCOH and its subsidiaries to incur debt. On October 31, 2012, we repaid and permanently cancelled the commitments under our revolving credit facility, which was set to mature July 2014.

On February 28, 2013, we repaid all $846.9 million of loans outstanding under our term loan A facility.

On May 31, 2013, we further amended the terms of our senior secured credit facilities by extending a portion of term loan B and term loan C loans due 2016 through the creation of a new $5.0 billion term loan D due January 30, 2019 (the “Additional Amendments”). The Additional Amendments also permitted us to make applicable high yield discount obligation catch-up payments beginning after May 2018 with respect to the new term loan D and in June 2018 with respect to the outstanding notes, which were issued in connection with the exchange of a portion of the senior cash pay notes and senior toggle notes.

In connection with the December 2013 refinancing discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we further amended the terms of our senior secured credit facilities on December 18, 2013, to extend a portion of the term loan B and term loan C due 2016 through the creation of a new $1.3 billion term loan E due July 30, 2019.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by us and each of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing our senior notes, and other exceptions, by:

•	a lien on our capital stock;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing our senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing our senior notes);

•	certain specified assets of ours and the guarantors that constitute “principal property” (as defined in the indenture governing our senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing our senior notes; and

•	a lien on the accounts receivable and related assets securing our receivables based credit facility that is junior to the lien securing our obligations under such credit facility.

Certain Covenants and Events of Default

The senior secured credit facilities require us to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA (as defined by our senior secured credit facilities) for the preceding four quarters. Our secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt. As required by the definition of consolidated EBITDA in our senior secured credit facilities, our consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net plus share-based compensation and is further adjusted for the following items: (i) costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses and severance; (iii) non-cash charges; (iv) cash received from nonconsolidated affiliates; and (v) various other items.

The maximum rate under this financial covenant is currently set at 9:1 and reduces to 8.75:1 for the year ended December 31, 2014.

The senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change our lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

As of March 31, 2014, there were no borrowings outstanding under our receivables based credit facility.

The receivables based credit facility provides revolving credit commitments of $535.0 million, subject to a borrowing base. The borrowing base at any time equals 90% of our and certain of our subsidiaries’ eligible accounts receivable. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

We and certain subsidiary borrowers are the borrowers under the receivables based credit facility. We have the ability to designate one or more of our restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in a variety of currencies including U.S. dollars, Euros, Pound Sterling and Canadian dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate per annum equal to an applicable margin plus, at our option, either (1) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (2) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The initial applicable margin for borrowings under the receivables based credit facility is 1.75% with respect to Eurocurrency borrowings and 0.75% with respect to base-rate borrowings. The applicable margin for borrowings under the receivables based credit facility ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average daily excess availability under the receivables based credit facility during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the receivables based credit facility, we are required to pay a commitment fee to the lenders under the receivables based credit facility in respect of the unutilized commitments thereunder. The commitment fee rate ranges from 0.25% to 0.375% per annum dependent upon average unused commitments during the prior quarter. We must also pay customary letter of credit fees.

Maturity

Borrowings under the receivables based credit facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the receivables based credit facility (December 24, 2017), provided that, (a) the maturity date will be October 31, 2015 if on October 30, 2015, greater than $500.0 million in aggregate principal amount is owing under certain of our term loan credit facilities, (b) the maturity date will be May 3, 2016 if on May 2, 2016 greater than $500.0 million aggregate principal amount of our 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016 are outstanding and (c) in the case of any debt under clauses (a) and (b) that is amended or refinanced in any manner that extends the maturity date of such debt to a date that is on or before the date that is five years after the effectiveness of the receivables based credit facility, the maturity date will be one day prior to the maturity date of such debt after giving effect to such amendment or refinancing if greater than $500,000,000 in aggregate principal amount of such debt is outstanding.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. We may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments we make will not reduce our commitments under the receivables based credit facility.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of our senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of our and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of our senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of our senior notes (the “legacy notes”), and certain exceptions.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 10% of the aggregate commitments under the receivables based credit facility, in each case, for five consecutive business days (a “Liquidity Event”), we will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Liquidity Event, and will be continued to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $50.0 million and (y) 10% of the aggregate commitments under the receivables based credit facility, in each case, for 30 consecutive calendar days, at which time the Liquidity Event shall no longer be deemed to be occurring. In addition, the receivables based credit facility includes negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change our lines of business.

The receivables based credit facility includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the receivables based credit facility will be entitled to take various actions, including the acceleration of all amounts due under the receivables based credit facility and all actions permitted to be taken by a secured creditor.

9.0% Priority Guarantee Notes due 2019

As of March 31, 2014, we had outstanding $2.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2019.

The 9.0% priority guarantee notes due 2019 mature on December 15, 2019 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, which began on June 15, 2013. The 9.0% priority guarantee notes due 2019 are our senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The 9.0% priority guarantee notes due 2019 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) our capital stock and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing our senior notes), in each case equal in priority to the liens securing the obligations under our senior secured credit facilities and the 11.25% priority guarantee notes due 2021 and the 9.0% priority guarantee notes due 2021, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing our receivables based credit facility junior in priority to the lien securing our obligations thereunder, subject to certain exceptions. In addition to the collateral granted to secure the 9.0% priority guarantee notes due 2019, the collateral agent and the trustee for the 9.0% priority guarantee notes due 2019 entered into an agreement with the administrative agent for the lenders under the senior secured credit facilities to turn over to the trustee under the 9.0% priority guarantee notes due 2019, for the benefit of the holders of the 9.0% priority guarantee notes due 2019, a pro rata share of any recovery received on account of the principal properties, subject to certain terms and conditions.

We may redeem the 9.0% priority guarantee notes due 2019 at our option, in whole or part, at any time prior to July 15, 2015, at a price equal to 100% of the principal amount of the 9.0% priority guarantee notes due 2019 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. We may redeem the 9.0% priority guarantee notes due 2019, in whole or in part, on or after July 15, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before July 15, 2015, we may elect to redeem up to 40% of the aggregate principal amount of the 9.0% priority guarantee notes due 2019 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the 9.0% priority guarantee notes due 2019 contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of our existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and our ability and the ability of our restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 9.0% priority guarantee notes due 2019. The indenture also provides for customary events of default.

11.25% Priority Guarantee Notes due 2021

As of March 31, 2014, we had outstanding $575.0 million aggregate principal amount of 11.25% priority guarantee notes due 2021.

The 11.25% priority guarantee notes mature on March 1, 2021 and bear interest at a rate of 11.25% per annum, payable semi-annually on March 1 and September 1 of each year, which began on September 1, 2013. The 11.25% priority guarantee notes are the Company’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture governing such notes. The 11.25% priority guarantee notes and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of the Company and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the legacy notes of the Company), in each case equal in priority to the liens securing the obligations under the Company’s senior secured credit facilities, the Company’s 9.0% priority guarantee notes due 2021 and the Company’s 9.0% priority guarantee notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing the Company’s receivables based credit facility junior in priority to the lien securing the Company’s obligations thereunder, subject to certain exceptions.

The Company may redeem the 11.25% priority guarantee notes at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the 11.25% priority guarantee notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. The Company may redeem the 11.25% priority guarantee notes, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. Prior to March 1, 2016, the Company may elect to redeem up to 40% of the aggregate principal amount of the 11.25% priority guarantee notes at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the 11.25% priority guarantee notes contains covenants that limit the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) engage in certain transactions with affiliates; (v) create restrictions on dividends or other payments by the restricted subsidiaries; and (vi) merge, consolidate or sell substantially all of the Company’s assets. The indenture contains covenants that limit the Parent Company’s and the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 11.25% priority guarantee notes. The indenture also provides for customary events of default.

9.0% Priority Guarantee Notes due 2021

As of March 31, 2014, we had outstanding $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021.

The 9.0% priority guarantee notes due 2021 mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, which began on September 1, 2011. The 9.0% priority guarantee notes due 2021 are our senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The 9.0% priority guarantee notes due 2021 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) our capital stock and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing our senior notes), in each case equal in priority to the liens securing the obligations under our senior secured credit facilities and our other outstanding priority guarantee notes, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing our receivables based credit facility junior in priority to the lien securing our obligations thereunder, subject to certain exceptions.

We may redeem the 9.0% priority guarantee notes due 2021 at our option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the 9.0% priority guarantee notes due 2021 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. We may redeem the 9.0% priority guarantee notes due 2021, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before March 1, 2014, we may elect to redeem up to 40% of the aggregate principal amount of the 9.0% priority guarantee notes due 2021 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the 9.0% priority guarantee notes due 2021 contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of our existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and our ability and the ability of our restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 9.0% priority guarantee notes due 2021. The indenture also provides for customary events of default.

Subsidiary Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, CCOH entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital, to issue letters of credit and for other general corporate purposes. At March 31, 2014, there were no amounts outstanding under the revolving credit facility, and $62.5 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

Senior Cash Pay Notes and Senior Toggle Notes

As of March 31, 2014, we had outstanding $94.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $127.9 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by Clear Channel Capital and all of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions. The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015. We may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

Prior to August 1, 2012, we were able to redeem some or all of the senior cash pay notes and senior toggle notes at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an applicable premium, as described in the indenture governing such notes. Since August 1, 2012, we may redeem some or all of the senior cash pay notes and senior toggle notes at any time at the redemption prices set forth in the indenture governing such notes. If we undergo a change of control, sell certain of our assets, or issue certain debt, we may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of our existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility and our priority guarantee notes guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility, our priority guarantee notes to the extent of the value of the assets securing such indebtedness. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to our senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to our existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, we made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010, and have continued to pay interest in cash for each subsequent interest period.

As discussed under “Senior Notes due 2021” below, during 2013, we exchanged a portion of the senior cash pay notes and senior toggle notes for senior notes due 2021.

Senior Notes due 2021

As of March 31, 2014, we had outstanding approximately $1.6 billion of aggregate principal amount of senior notes due 2021 (net of $199.1 million principal amount issued to, and held by, CC Finco).

On February 14, 2014, CC Finco, our indirect wholly-owned subsidiary, sold $227.0 million in aggregate principal amount of Senior Notes due 2021 to private purchasers in a transaction exempt from registration under the Securities Act. The purchasers validly tendered the Senior Notes due 2021 into our previously-announced registered exchange offer for the Senior Notes due 2021, which expired on February 20, 2014. Upon completion of the exchange offer, the purchasers of the Senior Notes due 2021, along with all other holders of the Senior Notes due 2021 who validly tendered such notes into the exchange offer, received Senior Notes due 2021 that were registered under the Securities Act. CC Finco contributed the net proceeds from the sale of the Senior Notes due 2021 to us. We intend to use such proceeds to repay, repurchase or otherwise acquire outstanding indebtedness from time to time and retire that indebtedness as it becomes due or upon its earlier repayment, repurchase or acquisition.

During the second quarter of 2013, we completed an exchange offer with certain holders of our senior cash pay notes and senior toggle notes pursuant to which we issued $1.2 billion aggregate principal amount (including $421.0 million principal amount issued to, and held by, a subsidiary of ours) of senior notes due 2021. In the exchange offer, $348.1 million aggregate principal amount of senior cash pay notes was exchanged for $348.0 million aggregate principal amount of the senior notes due 2021, and $917.2 million aggregate principal amount of senior toggle notes was exchanged for $853.0 million aggregate principal amount of senior notes due 2021 and $64.2 million of cash, plus, in each case, cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the senior cash pay notes and senior toggle notes to, but not including, the closing date of the exchange offer. The senior notes due 2021 mature on February 1, 2021. Interest on the senior notes due 2021 is payable semi-annually on February 1 and August 1 of each year, which began on August 1, 2013. Interest on the senior notes due 2021 will be paid at the rate of (i) 12.0% per annum in cash and (ii) 2.0% per annum through the issuance of PIK Notes. Any PIK notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued will mature on February 1, 2021 and have the same rights and benefits as the senior notes due 2021. The senior notes due 2021 are fully and unconditionally guaranteed on a senior basis by the guarantors named in the indenture governing such notes. The guarantee is structurally subordinated to all existing and future indebtedness and other liabilities of any subsidiary of the applicable subsidiary guarantor that is not also a guarantor of the senior notes due 2021. The guarantees are subordinated to the guarantees of our senior secured credit facility and certain other permitted debt, but rank equal to all other senior indebtedness of the guarantors.

During the fourth quarter of 2013, we completed an additional exchange offer with certain remaining holders of the senior cash pay notes and senior toggle notes pursuant to which we issued $622.5 million aggregate principal amount of senior notes due 2021. In the exchange offer, $353.8 million aggregate principal amount of senior cash pay notes was exchanged for $389.2 million aggregate principal amount of senior notes due 2021 and $14.2 million in cash, and $212.1 million aggregate principal amount of senior toggle notes was exchanged for $233.3 million aggregate principal amount of senior notes due 2021 and $8.5 million in cash, plus, in each case, cash in an amount equal to accrued and unpaid interest on the senior cash pay notes and senior toggle notes was netted against cash due for accrued interest on the senior notes due 2021 since the previous interest payment date.

We may redeem or purchase the senior notes due 2021 at our option, in whole or in part, at any time prior to August 1, 2015, at a redemption price equal to 100% of the principal amount of senior notes due 2021 redeemed plus an applicable premium. In addition, until August 1, 2015, we may, at our option, on one or more occasions, redeem up to 60% of the then outstanding aggregate principal amount of senior notes due 2021 at a redemption price equal to (x) with respect to the first 30% of the then outstanding aggregate principal amount of the senior notes due 2021, 109.0% of the aggregate principal amount thereof and (y) with respect to the next 30% of the then outstanding aggregate principal amount of the senior notes due 2021, 112.0% of the aggregate principal amount thereof, in each case plus accrued and unpaid interest thereon to the applicable redemption date. We may redeem the senior notes due 2021, in whole or in part, on or after August 1, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the senior notes due 2021 contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; (vii) engage in transactions with affiliates; and (viii) designate their subsidiaries as unrestricted subsidiaries.

Legacy Notes

As of March 31, 2014, we had approximately $1.4 billion of aggregate principal amount of legacy outstanding (net of $303.1 million aggregate principal amount held by a subsidiary of Clear Channel), including the 2014 legacy notes and the 2015 legacy notes.

The legacy notes were our obligations prior to the merger. The legacy notes are senior, unsecured obligations that are effectively subordinated to our secured indebtedness to the extent of the value of our assets securing such indebtedness and are not guaranteed by any of our subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of our subsidiaries. The legacy notes rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness.

CCWH Senior Notes

As of March 31, 2014, CCWH Senior Notes represented $2.7 billion of aggregate principal amount of indebtedness outstanding, which consisted of $735.8 million aggregate principal amount of Series A CCWH Senior Notes and $1,989.3 million aggregate principal amount of Series B CCWH Senior Notes. The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of the Existing CCWH Senior Notes.

We capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million. We are amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, which began on May 15, 2013.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than us and our subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and

•	sell certain assets, including capital stock of its subsidiaries, to persons other than us and our subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur (i) additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 for total debt. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit CCOH’s ability to pay dividends. The Series B CCWH Senior Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by us to CCOH.

CCWH Senior Subordinated Notes

As of March 31, 2014, CCWH Subordinated Notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consisted of $275.0 million aggregate principal amount of Series A CCWH Subordinated Notes and $1,925.0 million aggregate principal amount of Series B CCWH Subordinated Notes. Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, which began on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A

CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

We capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than us and our subsidiaries (other than CCOH) or issue certain preferred stock;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets; and

•	sell certain assets, including capital stock of CCOH’s subsidiaries, to persons other than us and our subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets;

•	sell certain assets, including capital stock of CCOH’s subsidiaries;

•	designate CCOH’s subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1. The Series A CCWH Senior Subordinated Notes indenture does not limit CCOH’s ability to pay dividends. The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by us to CCOH.

DESCRIPTION OF THE EXCHANGE NOTES

General

On May 1, 2014, CCU Escrow Corporation (the “Escrow Issuer”) issued $850,000,000 aggregate principal amount of 10.0% senior notes due 2018 pursuant to an indenture dated as of May 1, 2014 among the Escrow Issuer and U.S. Bank National Association, as trustee (the “Trustee”). On June 6, 2014, the Escrow Issuer merged into Clear Channel Communications, Inc. (the “Company”), with the Company surviving, and in connection threwith, the Company executed a supplemental indenture dated June 6, 2014 with respect to the notes (the indenture and the supplemental indenture are collectively referred to herein as the “Indenture”) and assumed the Escrow Issuer’s obligations under the notes. The exchange notes will also be issued under the Indenture. Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture. The outstanding notes that remain outstanding after the completion of the exchange offer and the exchange notes issued in the exchange offer are collectively referred to in this section as the “notes.”

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, the terms “Issuer,” “Company,” “we,” “our,” and “us” refer to Clear Channel Communications, Inc., a Texas corporation and not any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture and the notes and does not purport to be complete and is qualified in its entirety by reference to the provisions of those documents. We urge you to read the Indenture and the notes because those documents, not this description, define your rights as Holders of the notes.

The notes are unsecured and rank equally with the Company’s other unsecured and unsubordinated debt. The Company’s obligations under any subordinated debt securities are subordinate in right of payment to the notes and the notes are effectively subordinated to all existing and future liabilities, including indebtedness, of the Company’s subsidiaries.

The notes bear interest from May 1, 2014 and will mature, at par, on January 15, 2018.

Interest is payable semi-annually on January 15 and July 15, commencing July 15, 2014, to the persons in whose names the notes are registered at the close of business on January 1 or July 1, as the case may be, next preceding such interest payment date. If a payment date is not on a Business Day at the place of payment, payment may be made at the place on the next succeeding Business Day and no interest will accrue for the intervening period. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve, 30-day months.

Principal of, premium, if any, and interest on the notes is payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes registered in the name of or held by the Depository Trust Company (“DTC”) or its nominee is made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof. Until otherwise designated by the Company, the Company’s office or agency is the office of the Trustee maintained for such purpose.

The notes are not subject to the provisions of any mandatory sinking fund. We may, without the consent of the holders, issue additional notes under the Indenture ranking pari passu with the notes (the “Additional Notes”) from time to time and such Additional Notes shall be consolidated with and form a single class with the notes and shall have the same terms as to status, redemption or otherwise as the notes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to the Indenture.

A holder may transfer or exchange notes in accordance with the Indenture. Any registrar or the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before the sending of a notice of redemption of notes.

Global Securities

The exchange notes will be issued in the form of one or more global securities that are deposited with, or on behalf of the depositary, The Depository Trust Company. Interests in the global securities are issued only in denominations of $2,000 or an integral multiple of $1,000 in excess thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for the global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary.

Optional Redemption

At any time prior to July 15, 2016, the notes may be redeemed or purchased (by the Company or any other Person), at our option, in whole or in part at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”) and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. The Company may provide in a notice of such redemption or purchase that payment of the redemption price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person and may, at the Company’s discretion, be subject to one or more conditions precedent.

On and after July 15, 2016, the notes may be redeemed or purchased (by the Company or any other Person), at our option, in whole or in part, at any time and from time to time at the redemption prices set forth below. The Company may provide in a notice of redemption or purchase that payment of the redemption price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person and may, at the Company’s discretion, be subject to one or more conditions precedent. The notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Percentage
2016	103.000%
2017 and thereafter	100.000%

Notice of any redemption will be sent at least 30 days but no more than 60 days before the Redemption Date to (x) each holder of notes to be redeemed at such holder’s registered address, (y) to the Trustee to forward to each holder of notes to be redeemed at such holder’s registered address, or (z) otherwise in accordance with the procedures of DTC, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Repurchase at the Option of Holders Upon a Change of Control

The notes provide that if a Change of Control occurs, unless the Company has previously or concurrently sent a redemption notice with respect to all the outstanding notes as described under “Optional Redemption,” the Company will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of the notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send notice of such Change of Control Offer, with a copy to the Trustee, to each holder of notes to the address of such holder appearing in the security register with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(3)	that any note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Company defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the Trustee specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that holders will be entitled to withdraw their tendered notes and their election to require the Company to purchase such notes, provided that the Trustee receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date a facsimile or electronic mail transmission (via pdf) or a letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing its tendered notes and its election to have such notes purchased;

(7)	that the holders whose notes are being repurchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof in principal amount;

(8)	if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)	the other instructions, as determined by the Company, consistent with the covenant described hereunder, that a holder must follow.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes by the Company pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the Trustee an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate to the Trustee stating that such notes or portions thereof have been tendered to and purchased by the Company.

The Senior Credit Facilities do, and future credit agreements or other agreements to which the Company may become a party may, provide that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a “Receivables Facility” (as defined in the Existing 2021 Notes Indenture) to be wound down.

Our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control and holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets”.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. As of the date of this prospectus, the Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, dispositions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness are contained in the covenants described under “Certain Covenants.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction. These limitations are subject to a number of important exceptions, baskets and qualifications.

We are not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

Except as described in the seventh bullet point of the second paragraph under “Modification of the Indenture,” the provisions in the Indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time with the written consent of the holders of a majority in principal amount of the then outstanding notes under the Indenture.

Certain Covenants

Set forth below are summaries of certain of the principal covenants that will be contained in the Indenture.

Liens

The Company will not, and will not permit any Restricted Subsidiary that is a Domestic Subsidiary that guarantees the General Credit Facilities to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Restricted Subsidiary that is a Domestic Subsidiary that guarantees the General Credit Facilities, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the notes are equally and ratably secured.

The foregoing shall not apply to (a) Liens securing the notes or the Exchange Notes, (b) Liens securing Obligations under any Indebtedness and related guarantees under Credit Facilities, including any letter of credit facility relating thereto, up to an aggregate principal amount of $16,770,638,000 outstanding at any one time, less the aggregate amount of proceeds received from the sale of any “Securitization Assets” (as defined in the Existing 2021 Notes Indenture) made since the Issue Date and (c) Liens incurred to secure Obligations in respect of any other Indebtedness; provided that, with respect to Liens securing Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto the Consolidated Secured Debt Ratio would be no greater than 6.75 to 1.0.

Any Lien created for the benefit of the holders of the notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

For purposes of determining compliance with this covenant, (i) Liens securing Indebtedness outstanding under Section 4.09(b)(1) of the Existing 2021 Notes Indenture on the Issue Date will be treated as incurred on the Issue Date under clause (b) above and (ii) Indebtedness outstanding under the CCWH Notes on the Issue Date, to the extent such Indebtedness is classified under Section 4.09(b)(1) of the Existing 2021 Notes Indenture, will be treated as secured Indebtedness incurred on the Issue Date under clause (b) above. The Company will not be entitled to reclassify any Lien deemed to be incurred on the Issue Date under clause (b) above as permitted under clause (7) of the definition of Permitted Liens.

Sale and Leaseback Transactions

The Company will not, nor will it permit any Restricted Sale-Leaseback Subsidiary to, enter into any sale-leaseback transaction providing for the leasing by the Company or a Restricted Sale-Leaseback Subsidiary of any Principal Property, except for temporary leases for a term of not more than three years, which has been or is to be sold or transferred by the Company or the Restricted Sale-Leaseback Subsidiary to the person, unless:

•	the sale-leaseback transaction occurs within the later of 120 days from the date of acquisition of the Principal Property or the date of the completion of construction or commencement of full operations on the Principal Property, or

•	within 120 days after the sale-leaseback transaction, the Company applies or causes to be applied to the retirement of its Funded Debt or the Funded Debt of any Subsidiary, other than its Funded Debt which is Subordinated Indebtedness, an amount not less than the net proceeds of the sale of the Principal Property.

Notwithstanding the above provisions, the Company may, and may permit any Restricted Sale-Leaseback Subsidiary to, effect any sale-leaseback transaction involving any Principal Property, provided that the net sale proceeds from the sale-leaseback transaction, together with all Debt secured by Mortgages other than Permitted Mortgages, does not exceed 15% of the Company’s total consolidated shareholders’ equity as shown on the audited consolidated balance sheet contained in the Company’s latest annual report to shareholders.

Consolidation, Merger, Conveyance or Transfer

The Company will not consolidate with or merge into any other corporation or transfer its properties and assets to any person, unless:

•	the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding notes and the performance of every covenant in the Indenture to be performed or observed on the Company’s part;

•	immediately after giving effect to the transaction, no event of default has happened and is continuing; and

•	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for the Company as obligor on the notes, with the same effect as if it had been named as the Company in the Indenture.

Events of Default; Waiver and Notice of Default

An event of default when used in the Indenture means any of the following as to the notes:

•	default for 30 days in payment of any interest;

•	default in payment of principal of or any premium at maturity;

•	default by the Company in the performance of any other covenant or warranty contained in the Indenture which has not been remedied for a period of 90 days after notice is given;

•	failure by the Escrow Issuer to consummate the Special Mandatory Redemption as described under “Escrow of Proceeds; Special Mandatory Redemption”; or

•	events of bankruptcy, insolvency and reorganization in respect of the Escrow Issuer or the Company.

A default under the Company’s other indebtedness is not be a default under the Indenture.

The Indenture provides that if an event of default described in the first four bullet points above has occurred and is continuing with respect to the notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of all outstanding notes and the accrued interest to be due and payable immediately. The Indenture further provides that if an event of default described in the fifth bullet point above has occurred and is continuing, all outstanding notes will become due and payable immediately without further action or notice. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the notes and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the notes then outstanding.

Under the Indenture, the Trustee is required to give notice to the holders of the notes of all uncured defaults known to it with respect to the notes within 90 days after a default occurs. The term “default” includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the third bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The Trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the notes, except in the case of default in the payment of principal of, premium on, or interest on, the notes.

No holder of the notes may institute any action under the Indenture unless:

•	the holder has given the Trustee written notice of a continuing event of default with respect to the notes;

•	the holders of not less than 25% in aggregate principal amount of the notes then outstanding have requested the Trustee to institute proceedings in respect of the event of default;

•	the holder or holders have offered the Trustee reasonable indemnity as the Trustee may require;

•	the Trustee has failed to institute an action for 60 days; and

•	no inconsistent direction has been given to the Trustee during the 60-day period by the holders of a majority in aggregate principal amount of the notes then outstanding.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes. The Indenture provides that if an event of default occurs and is continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of that person’s own affairs in exercising its rights and powers under the Indenture. The Indenture further provides that the Trustee will not be required to expend or risk its own funds in the performance of any of its duties under the Indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

The Company is required to furnish to the Trustee within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the Indenture and the terms of the notes has been made, and, to the best of the knowledge of the signatories based on the review, the Company has complied with all conditions and covenants of the Indenture through the year or, if the Company is in default, specifying the default.

Modification of the Indenture

The Indenture provides that the Company and the Trustee may, without the consent of any holders of the notes, enter into supplemental indentures to, among other things:

•	add to the Company’s covenants or to surrender any right or power conferred upon the Company;

•	add additional events of default;

•	provide for the issuance of Additional Notes;

•	provide for the assumption of the Escrow Issuer’s obligations by the Company or to provide for the assumption of the Company’s obligations to holders of notes in accordance with the Indenture in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

•	cure ambiguities or inconsistencies in the Indenture;

•	comply with the covenant relating to mergers, consolidations and sales of assets;

•	make any change that would provide any additional rights or benefits to the holders or that does not materially adversely affect the legal rights under the Indenture of any such holder;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

•	conform the text of the Indenture or the notes issued thereunder to any provision of the “Description of the Notes” section of the Offering Circular dated April 28, 2014 to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture or notes;

•	provide for the issuance of Exchange Notes or private exchange notes, which are identical to Exchange Notes except that they are not freely transferable;

•	make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided, however, that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer notes; or

•	provide for Permitted Liens in favor of the holders.

With specific exceptions, the Indenture or the rights of the holders of the notes may be modified by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, but no modification may be made without the consent of the holder of each outstanding note affected which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on the notes;

•	reduce the principal amount of or the interest or any premium on the notes;

•	change the method of computing the amount of principal of or interest on any date;

•	change the currency in which the notes or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or after the maturity thereof, or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

•	reduce the percentage in principal amount of the outstanding notes where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with provisions of the Indenture or specific defaults and their consequences provided for in the Indenture;

•	after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any respect materially adverse to the holders of the notes the obligations of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or, after such Change or Control has occurred, modify any of the provisions or definitions with respect thereto in a manner that is materially adverse to the holders of the notes; or

•	modify any of the provisions of these “Modification of the Indenture” provisions which require each holder’s consent.

Satisfaction and Discharge of the Indenture; Defeasance

The Indenture will be discharged and will cease to be of any further effect with respect to all the notes issued thereunder when either: (i) the Company delivers all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust, for cancellation to the Trustee or (ii) all notes not previously delivered for cancellation to the Trustee have become due and payable by the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year, and the Company has deposited or caused to be deposited with the Trustee as trust funds in cash in US Dollars the entire amount sufficient to pay at maturity or upon redemption all the notes not theretofore delivered to the Trustee for cancellation, no default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith) with respect to the notes has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, any material agreement or instrument governing Indebtedness (other than the Indenture) to which the Company is a party (other than resulting from any borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith).

The Company has a “legal defeasance option” under which it may terminate all of its obligations under the notes and the Indenture. In addition, the Company has a “covenant defeasance option” under which it may terminate the Company’s obligations with respect to the notes under specified covenants contained in the Indenture. If the Company exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default. If the Company exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default related to the specified covenants.

The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the notes only if:

•	the Company deposits in trust with the Trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the notes to maturity or redemption;

•	the Company delivers to the Trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the notes to maturity or redemption;

•	91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under “Events of Default; Waiver and Notice Of Default” above with respect to the Company occurs that is continuing at the end of the period;

•	no default has occurred and is continuing on the date of the deposit;

•	the deposit does not constitute a default under any other agreement binding on the Company;

•	the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

•	in the case of legal defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions (a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•	in the case of covenant defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

•	the Company delivers to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the notes have been complied with.

The Trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the notes.

Governing Law

The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Definitions

Set forth below are certain defined terms used in this “Description of the Exchange Notes”:

“ABL Facility” means the asset-based revolving Credit Facility provided under the Credit Agreement, dated as of May 13, 2008 (as amended, restated, supplemented, waived or otherwise modified from time to time), by and among the Company, the co-borrowers party thereto, the guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(a)	1.0% of the principal amount of such note on such Redemption Date; and

(b)	the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such note at July 15, 2016 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (B) all required remaining interest payments (calculated based on the cash interest rate) due on such note through July 15, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such note on such Redemption Date.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	(a) Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or

(b) in the case of the Company or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CCWH Notes” means Clear Channel Worldwide Holdings, Inc.’s 6.50% Series A Senior Notes due 2022, 6.50% Series B Senior Notes due 2022, 7.625% Series A Senior Subordinated Notes due 2020 and 7.625% Series B Senior Subordinated Notes due 2020.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)	the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Company and its Restricted Subsidiaries set forth on the Company’s consolidated balance sheet (excluding any letters of credit except to the extent of unreimbursed amounts drawn thereunder), plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Company and the Restricted Subsidiaries that are Domestic Subsidiaries that guarantee the General Credit Facilities and all Preferred Stock of its Restricted Subsidiaries that are not Domestic Subsidiaries that guarantee the General Credit Facilities, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v)

any Special Interest, any “special interest” with respect to other securities and any liquidated damages for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any “Receivables Facility” or “Qualified Securitization Financing”, in each case as defined in the Existing 2021 Notes Indenture and (z) any accretion of accrued interest on discounted liabilities); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)	any net after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses related thereto) or expenses and Transaction Expenses incurred within 180 days of the Issue Date shall be excluded,

(2)	the cumulative effect of a change in accounting principles during such period shall be excluded,

(3)	any net after-tax effect of income (loss) from disposed or discontinued operations to the extent included in discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Reference Date)) prior to consummation of the disposition thereof) and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)	any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or that is a Subsidiary but is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Subsidiary thereof that is the Company or a Restricted Subsidiary in respect of such period,

(6)	[reserved],

(7)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)	any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded,

(11)	accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded; and

(12)	to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence with a deduction for any amount so added back to the extent not so reimbursed within 365 days, expenses with respect to liability or casualty events or business interruption shall be excluded.

“Consolidated Secured Debt Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Company and its Restricted Subsidiaries on such date that is secured by Liens to (b) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Company or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Debt Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Debt Ratio is made (the “Consolidated Secured Debt Ratio Calculation Date”), then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Reference Date)) (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date, and other operational changes that the Company or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Reference Date)) or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt or credit facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any notes, indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Debt” means indebtedness for money borrowed.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members), of the Company, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes of such Person and such Subsidiaries paid or accrued during such period, including penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of unreimbursed value added taxes to be added back for any four consecutive quarter period shall not exceed $2.0 million; plus

(b)	Fixed Charges of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any fees, expenses or charges related to any Equity Offering, Investment, acquisition, asset sale, disposition, recapitalization, the incurrence, repayment or refinancing of Indebtedness permitted to be incurred by the Indenture (including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including the effects of expensing all transaction related expenses in accordance with ASC 805-10 and gains or losses associated with ASC 460-10)), or the offering, amendment or modification of any debt instrument, including (i) the offering, any amendment or other modification of the notes, the Exchange Notes or the Senior Credit Facilities and any amendment or modification of the Existing Senior Notes and (ii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any “Receivables Facility” (as defined in the Existing 2021 Notes Indenture), and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	(x) Transaction Expenses to the extent deducted (and not added back) in computing Consolidated Net Income, (y) the amount of any severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans and (z) any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Issue Date, costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing; provided that the aggregate amount added back pursuant to subclause (z) of this clause (e) shall not exceed 10% of the LTM Cost Base in any four consecutive four quarter period; plus

(f)	any other non-cash charges, including any (i) write-offs or write-downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)	the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a “Receivables Facility” (as defined in the Existing 2021 Notes Indenture) deducted (and not added back) in computing Consolidated Net Income; plus

(i)	the amount of cost savings projected by the Company in good faith to be realized as a result of specified actions taken during such period or expected to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such amounts are reasonably identifiable and factually supportable, (B) such actions are taken, committed to be taken or expected to be taken within 18 months after the Issue Date, (C) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges that are otherwise added back in computing EBITDA with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $100,000,000 for any period consisting of four consecutive quarters; plus

(j)	to the extent no default or event of default has occurred and is continuing, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid or accrued in such period to the Investors deducted (and not added back) in computing Consolidated Net Income; plus

(k)	any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or a Restricted Subsidiary or net cash proceeds of an issuance of Equity Interest of the Company or a Restricted Subsidiary (other than Disqualified Stock);

(2)	decreased by (without duplication) (a) any non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

(3)	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable, and

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or of a direct or indirect parent of the Company (excluding Disqualified Stock), other than:

(1)	public offerings with respect to any such Person’s common stock registered on Form S-8; and

(2)	issuances to the Company or any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means new notes of the Company issued in exchange for the notes pursuant to, or as contemplated by, the Registration Rights Agreement.

“Existing Legacy Notes” means the Company’s 5.5% Senior Notes Due 2014, 4.9% Senior Notes Due 2015, 5.5% Senior Notes Due 2016, 6.875% Senior Debentures Due 2018 and 7.25% Debentures Due 2027.

“Existing Priority Guarantee Notes” means the Company’s (i) 9.0% Priority Guarantee Notes due 2021, (ii) 9.0% Priority Guarantee Notes due 2019 and (iii) 11.25% Priority Guarantee Notes due 2021.

“Existing Senior Notes” means the Company’s Existing Legacy Notes and the Company’s 10.75% Senior Cash Pay Notes due 2016 (the “Cash Pay LBO Notes”), 11.00%/11.75% Senior Toggle Notes due 2016 (together with the Cash Pay LBO Notes, the “LBO Notes”) and 12.0%/2.0% Senior Notes due 2021 (the “Existing 2021 Notes”).

“Existing Senior Notes Indentures” means (a) the Senior Indenture dated as of October 1, 1997, between the Company and The Bank of New York, as trustee, as the same may have been amended or supplemented as of the Issue Date, (b) the Indenture dated as of July 30, 2008, among the Company (as successor in interest to BT Triple Crown Merger Co., Inc.), Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent, pursuant to which the LBO Notes were issued, as the same may have been amended or supplemented as of the Issue Date and (c) the Indenture dated as of June 21, 2013, among the Company, the guarantors part thereto and Law Debenture Trust Company of New York, as trustee, pursuant to which the Existing 2021 Notes were issued, as the same may have been amended or supplemented as of the Issue Date (the “Existing 2021 Notes Indenture”).

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(2)	all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Company or a Restricted Subsidiary during such period; plus

(3)	all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Company or a Restricted Subsidiary during such period.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, and any Restricted Subsidiary of such Foreign Subsidiary.

“Funded Debt” of any person means all indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by the person, and all indebtedness incurred or assumed by the person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of the person for a period ending more than one year after, the date as of which Funded Debt is being determined. However, Funded Debt does not include:

•	any indebtedness for the payment, redemption or satisfaction of which money, or evidences of indebtedness, if permitted under the instrument creating or evidencing the indebtedness, in the necessary amount has been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof;

•	any indebtedness of the person to any of its Subsidiaries or of any Subsidiary to the person or any other Subsidiary; or

•	any indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for the indebtedness is limited to the assets of the projects.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Issue Date. At any time after adoption of IFRS by the Company for financial reporting purposes, the Company may elect to apply IFRS for all purposes of the Indenture, in lieu of GAAP, and, upon any such election (the date of such election, the “IFRS Election Date”), references herein to GAAP shall be construed to mean IFRS as in effect on the Issue Date; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in the Indenture shall be computed in conformity with IFRS and (B) in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any election to the Trustee and the holders of notes within 15 days of such election. Solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“General Credit Facilities” means the term and revolving credit facilities under that certain Amended and Restated Credit Agreement dated as of May 13, 2008 and amended and restated as of February 23, 2011, by Amendment No. 1 dated as of October 25, 2012, by Amendment No. 2 dated as of May 31, 2013 and by Amendment No. 3 dated as of December 18, 2013, by and among Clear Channel Capital I, LLC, the Company, the subsidiary guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect on the IFRS Election Date.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and (b) obligations under or in respect of “Receivables Facilities” or any “Qualified Securitization Financing”, in each case as defined in the Existing 2021 Notes Indenture.

“Initial Purchasers” means Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Investors” means Thomas H. Lee Partners L.P. and Bain Capital LLC, each of their respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means May 1, 2014.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“LTM Cost Base” means, for any consecutive four-quarter period, the sum of (a) direct operating expenses, (b) selling, general and administrative expenses and (c) corporate expenses, in each case excluding depreciation and amortization, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Permitted Holder” means any of the Investors and members of management of the Company (or its direct parent or CC Media Holdings, Inc.) who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (x) in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies and (y) for purposes of this definition, the amount of Equity Interests held by members of management who qualify as “Permitted Holders” shall never exceed the amount of Equity Interests held by such members of management on the Issue Date. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders Upon a Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by holders in accordance with the covenant described under “Repurchase at the Option of Holders Upon a Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Liens” means, with respect to any Person:

(1)	pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds or letters of credit to which such Person is a party or account party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Company or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4)	Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5)	minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6)	Liens securing obligations under:

(a)

Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with (I) any Indebtedness in respect thereof incurred, or Disqualified Stock or Preferred Stock issued, in each case by the Company or any Restricted Subsidiary, which serves to extend, replace, refund, refinance, renew or defease such Indebtedness or Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith or incurred as a result of original issue discount, accreted value in excess of the proceeds thereof or the stated principal amount thereof being in excess of the fair value thereof at issuance, in each case, as determined in good faith by the Company prior to its respective maturity and (II) all other Indebtedness incurred and Disqualified Stock and/or Preferred Stock issued and outstanding in respect thereof, not to exceed $150.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(b)	Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then-outstanding and incurred pursuant to this clause (b), does not at any one time outstanding exceed $1,000.0 million; or

(c)	Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed at any one time outstanding $250.0 million; provided that Liens securing obligations under such Indebtedness extend only to the assets or Equity Interests of Foreign Subsidiaries;

(7)	Liens existing on the Issue Date;

(8)	Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Company or any of its Restricted Subsidiaries;

(9)	Liens existing on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10)	Liens securing obligations under Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 of the Existing 2021 Notes Indenture as in effect on the Issue Date;

(11)	Liens securing Hedging Obligations;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Company or any Restricted Subsidiary that is a Domestic Subsidiary that guarantees the General Credit Facilities;

(16)	Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17)	Liens on “Receivables Facilities” and “Qualified Securitizations”, in each case as defined in the Existing 2021 Notes Indenture;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20)	other Liens securing Indebtedness or other obligations which do not exceed $50.0 million in the aggregate at any one time outstanding;

(21)	Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)	Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(27)	Liens securing the Existing Senior Notes (other than the LBO Notes) to the extent permitted by the Senior Credit Facilities as in effect on the Issue Date;

(28)	Liens securing obligations owed by the Company or any Restricted Subsidiary to any lender under any Senior Credit Facility or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(29)	the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(31)	Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement; and

(32)	security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Permitted Mortgages” means:

(1)	any Mortgage on property owned or leased by a corporation existing at the time the corporation becomes a Restricted Sale-Leaseback Subsidiary;

(2)	any Mortgage on property existing at the time of its acquisition or to secure payment of any part of the purchase price thereof or any Debt incurred to finance the purchase thereof;

(3)	any Mortgage on property to secure any part of the cost of development, construction, alteration, repair or improvement of the property, or Debt incurred to finance the cost;

(4)	any Mortgage securing Debt of a Restricted Sale-Leaseback Subsidiary owing to the Company or to another Restricted Sale-Leaseback Subsidiary;

(5)	any Mortgage existing on the date of the Indenture;

(6)	any Mortgage on the Company’s property or property of a Restricted Sale-Leaseback Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the property subject to the Mortgage;

(7)	any Mortgage on any property subsequently acquired by the Company or any Restricted Sale-Leaseback Subsidiary, concurrently with the acquisition or within 120 days, to secure or provide for the payment of any part of the purchase price of the property, or any Mortgage assumed by the Company or any Restricted Sale-Leaseback Subsidiary on any property subsequently acquired by the Company or any Restricted Sale-Leaseback Subsidiary which was existing at the time of the acquisition, provided that the amount of any Debt secured by any Mortgage created or assumed does not exceed the cost to the Company or Restricted Sale-Leaseback Subsidiary, as the case may be, of the property covered by the Mortgage; and

(8)	any extension, renewal or replacement, in whole or in part, of any Mortgage referred to in clauses (1) through (7) above, provided that the principal amount of Debt secured thereby may not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement, and provided that the Mortgage must be limited to all or such part of the property which secured the Mortgage so extended, renewed or replaced.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Principal Property” means any radio broadcasting, television broadcasting or outdoor advertising property located in the United States owned or leased by the Company or any of its Restricted Sale-Leaseback Subsidiaries, unless, in the opinion of the Company’s Board of Directors, any of the properties are not in the aggregate of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

“Rating Agency” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Reference Date” means July 30, 2008.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the notes, dated the Issue Date, among the Company and the Initial Purchasers and any similar registration rights agreements with respect to any additional notes.

“Restricted Sale-Leaseback Subsidiary” means each Subsidiary as of the date of the Indenture and each Subsidiary created or acquired after the date of the Indenture, unless expressly excluded by resolution of the Company’s Board of Directors before, or within 120 days following, the creation or acquisition.

“Restricted Subsidiary” means each Subsidiary unless such Subsidiary has been and continues to be designated as an “Unrestricted Subsidiary” under the Existing 2021 Notes Indenture.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means (i) any ABL Facility and (ii) the General Credit Facilities.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Special Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Subordinated Indebtedness” means any Indebtedness of the Company which is by its terms subordinated in right of payment to the notes.

“Subsidiary,” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions.

“Transactions” means the transactions as described in this prospectus under the heading “Summary—Refinancing Transactions,” including the Refinancing Transaction and the issuance of the notes and the payment of related fees and expenses.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to July 15, 2016; provided, however, that if the period from the Redemption Date to July 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or any agency thereof, in each case, maturing no later than the Outside Date.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK ENTRY, DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons. Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of exchange notes initially will be represented by one or more notes in registered global form without interest coupons (the “Global Notes”). The Global Note will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of holders of outstanding notes and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

Certificated Securities may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) and if the issuer so requests, an opinion of counsel to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Payments of principal of, and premium (if any) on certificated notes will be made by check mailed to the holders at their address set forth in the registrar of holders, or by wire transfer of immediately available funds to holders who provide wire instructions to the Company or the paying agent.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of outstanding notes for exchange notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of outstanding notes who hold the outstanding notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Outstanding Notes

The exchange of your outstanding notes for exchange notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your outstanding notes for exchange notes. For example, there should be no change in your tax basis and your holding period should carry over to the exchange notes. In addition, the United States federal income tax consequences of holding and disposing of your exchange notes should be the same as those applicable to your outstanding notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging outstanding notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

CERTAIN CONSIDERATIONS APPLICABLE TO U.S. RETIREMENT PLANS AND ARRANGEMENTS

General Fiduciary Matters

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the “plan assets” of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan.

Non-U.S. plans, U.S. governmental plans and certain U.S. church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code (as discussed below), may nevertheless be subject to non-U.S., state, local or other federal laws, rules or regulations that are similar to the foregoing provisions of ERISA or the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before exchanging outstanding notes to determine the suitability of the exchange notes for such plan and the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Any Plan fiduciary which proposes to cause a Plan to exchange outstanding notes for exchange notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such an exchange and holding is in accordance with the documents and instruments governing the Plan and will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or Section 4975 of the Code.

The fiduciary of a Plan that proposes to exchange its outstanding notes for exchange notes should consider, among other things, whether such exchange and holding may involve a prohibited transaction, including without limitation (i) the direct or indirect extension of credit between a Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Exchange and/or holding of the exchange notes by a Plan with respect to which the Company, Bain Capital, THL, the trustee, or the exchange agent, among others, is or becomes a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the exchange notes are acquired and held in accordance with an applicable exemption.

Certain exemptions from the prohibited transaction rules could be applicable to the exchange of the outstanding notes for exchange notes and the holding of exchange notes by a Plan, depending on the type and circumstances of the fiduciary making the decision to participate in such exchange and the relationship of the party in interest or disqualified person to the Plan. Included among these exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions between a Plan and non-fiduciary service providers to the Plan. In addition, the U.S. Department of Labor has issued certain administrative prohibited transaction exemptions that may apply to the exchange of outstanding notes for exchange notes and the holding of exchange notes, including Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by insurance company general accounts) or PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the “Class Exemptions”).

Each of these exemptions contains conditions and limitations on its application, and there can be no assurance that any Class Exemption or any other exemption will be available with respect to the exchange of outstanding notes for exchange notes or the holding of exchange notes.

Consultation with Counsel

The foregoing discussion is general in nature and is not intended to be comprehensive; by its offer of the exchange notes, the Company makes no representation that the exchange of outstanding notes for exchange notes or the holding of exchange notes meets the relevant legal requirements with respect to any particular investor. The complexity of these rules, and the severity of potential penalties, make it particularly important that fiduciaries or other persons considering an exchange of outstanding notes for exchange notes on behalf of or with the plan assets of any Plan, or plan subject to Similar Law, consult with its counsel regarding the suitability of such exchange in light of such prospective participant’s particular circumstances.

Deemed Representation

By its acceptance of any exchange note or any interest therein, the exchanging party and subsequent transferee will be deemed to have represented and warranted that either:

(1)	no assets of a Plan or non-U.S., governmental or church plan have been used to tender an outstanding note for such exchange note or an interest therein; or

(2)	the tender of an outstanding note for an exchange note and the holding of such exchange note or an interest therein by such person does not and will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any violation of Similar Law.

LEGAL MATTERS

Certain legal matters relating to the validity of the exchange notes will be passed upon on our behalf by Kirkland & Ellis LLP. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Bain Capital, THL, and some of their respective affiliates in connection with various legal matters. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Bain Capital and THL. Certain matters under Texas law will be passed upon by Cox Smith Matthews Incorporated.

EXPERTS

The consolidated financial statements of Clear Channel Communications, Inc. and subsidiaries at December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth herein in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. You can inspect and copy these reports, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC’s web site at http://www.sec.gov.

In addition, we make available, free of charge, on or through our web site, copies of such reports and other information. We maintain a web site at http://www.clearchannel.com. The information contained in or connected to our web site is not part of this prospectus unless expressly provided otherwise herein.

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available upon your request, without charge, by writing or telephoning us at:

Clear Channel Communications, Inc.

Attn: Investor Relations

200 East Basse Road

San Antonio, Texas 78209

(210) 822-2828

F-i

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	March 31, 2014 (Unaudited)	December 31, 2013
CURRENT ASSETS
Cash and cash equivalents	$660,742	$708,151
Accounts receivable, net of allowance of $47,042 in 2014 and $48,401 in 2013	1,302,243	1,454,346
Prepaid expenses	217,453	189,640
Other current assets	169,952	161,157

Total Current Assets	2,350,390	2,513,294
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,729,815	1,765,510
Other property, plant and equipment, net	1,125,571	1,132,120
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles - licenses	2,415,919	2,416,406
Indefinite-lived intangibles - permits	1,067,318	1,067,783
Other intangibles, net	1,400,323	1,466,546
Goodwill	4,204,897	4,202,187
OTHER ASSETS
Other assets	302,893	533,456

Total Assets	$14,597,126	$15,097,302

CURRENT LIABILITIES
Accounts payable	$141,731	$131,370
Accrued expenses	767,489	807,210
Accrued interest	141,048	194,844
Deferred income	242,390	176,460
Current portion of long-term debt	413,882	453,734

Total Current Liabilities	1,706,540	1,763,618

Long-term debt	20,010,504	20,030,479
Deferred income taxes	1,571,047	1,537,820
Other long-term liabilities	436,987	462,020
Commitments and contingent liabilities (Note 5)

SHAREHOLDER’S DEFICIT
Noncontrolling interest	232,835	245,531
Common Stock, par value $.001 per share, authorized and issued 500,000,000 shares in 2014 and 2013, respectively	500	500
Additional paid-in-capital	2,142,466	2,142,036
Accumulated deficit	(11,312,819)	(10,888,629)
Accumulated other comprehensive loss	(190,934)	(196,073)

Total Shareholder’s Deficit	(9,127,952)	(8,696,635)

Total Liabilities and Shareholder’s Deficit	$14,597,126	$15,097,302

See Notes to Consolidated Financial Statements

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2014	2013
Revenue	$1,342,548	$1,343,058
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	596,496	594,817
Selling, general and administrative expenses (excludes depreciation and amortization)	415,828	403,363
Corporate expenses (excludes depreciation and amortization)	72,705	83,763
Depreciation and amortization	174,871	182,182
Other operating income, net	165	2,395

Operating income	82,813	81,328
Interest expense	431,114	385,525
Equity in earnings (loss) of nonconsolidated affiliates	(13,326)	3,641
Loss on extinguishment of debt	(3,916)	(3,888)
Other income (expense), net	1,541	(1,000)

Loss before income taxes	(364,002)	(305,444)
Income tax benefit (expense)	(68,388)	96,325

Consolidated net loss	(432,390)	(209,119)
Less amount attributable to noncontrolling interest	(8,200)	(6,116)

Net loss attributable to the Company	$(424,190)	$(203,003)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(2,217)	(23,413)
Unrealized gain on securities and derivatives:
Unrealized holding gain on marketable securities	1,084	4,435
Unrealized holding gain on cash flow derivatives	-	14,823
Other adjustments to comprehensive income (loss)	3,309	(998)

Other comprehensive income (loss)	2,176	(5,153)

Comprehensive loss	(422,014)	(208,156)
Less amount attributable to noncontrolling interest	(2,963)	(3,223)

Comprehensive loss attributable to the Company	$(419,051)	$(204,933)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Consolidated net loss	$(432,390)	$(209,119)
Reconciling items:
Depreciation and amortization	174,871	182,182
Deferred taxes	25,308	(106,991)
Provision for doubtful accounts	3,418	4,576
Amortization of deferred financing charges and note discounts, net	31,220	31,356
Share-based compensation	3,036	5,517
Gain on disposal of operating and fixed assets	(165)	(2,395)
Equity in (earnings) loss of nonconsolidated affiliates	13,326	(3,641)
Loss on extinguishment of debt	3,916	3,888
Other reconciling items, net	(1,577)	6,469
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	149,407	143,413
Increase in deferred income	61,525	19,519
Decrease in accrued expenses	(39,724)	(79,301)
Increase (decrease) in accounts payable	8,008	(26,422)
Decrease in accrued interest	(39,739)	(29,423)
Changes in other operating assets and liabilities	(52,088)	(26,219)

Net cash used for operating activities	(91,648)	(86,591)

Cash flows from investing activities:
Purchases of property, plant and equipment	(67,408)	(61,620)
Purchases of other operating assets	(370)	(1,344)
Proceeds from sale of investments in nonconsolidated affiliates	220,961	-
Proceeds from disposal of assets	1,425	7,268
Change in other, net	(1,954)	(1,515)

Net cash provided by (used for) investing activities	152,654	(57,211)

Cash flows from financing activities:
Draws on credit facilities	820	270,137
Payments on credit facilities	(247,675)	(22,500)
Proceeds from long-term debt	209,975	575,000
Payments on long-term debt	(63,902)	(1,163,436)
Dividends and other payments to noncontrolling interests	(3,955)	(4,353)
Deferred financing charges	(1,064)	(9,678)
Change in other, net	(183)	548

Net cash used for financing activities	(105,984)	(354,282)

Effect of exchange rate changes on cash	(2,431)	(5,356)

Net decrease in cash and cash equivalents	(47,409)	(503,440)
Cash and cash equivalents at beginning of period	708,151	1,225,010

Cash and cash equivalents at end of period	$660,742	$721,570

See Notes to Consolidated Financial Statements

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION

Preparation of Interim Financial Statements

The accompanying consolidated financial statements were prepared by Clear Channel Communications, Inc. (the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all normal and recurring adjustments necessary to present fairly the results of the interim periods shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations. Management believes that the disclosures made are adequate to make the information presented not misleading. Due to seasonality and other factors, the results for the interim periods are not necessarily indicative of results for the full year. The financial statements contained herein should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2013 Annual Report on Form 10-K.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for under the equity method. All significant intercompany transactions are eliminated in the consolidation process. Certain prior-period amounts have been reclassified to conform to the 2014 presentation.

Information Regarding the Company

The Company is a Texas corporation with all of its common stock being held by Clear Channel Capital I, LLC (the “Parent Company”). All of the Parent Company’s interests are held by Clear Channel Capital II, LLC, a direct, wholly-owned subsidiary of CC Media Holdings, Inc. (“CCMH”). CCMH was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of the Company.

Omission of Per Share Information

Net loss per share information is not presented as the Parent Company owns 100% of the Company’s common stock. The Company does not have any publicly traded common stock or potential common stock.

Adoption of New Accounting Standards

During the first quarter of 2014, the Company adopted the Financial Accounting Standards Board’s (“FASB”) ASU No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. This update provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. The amendments are effective for fiscal years (and interim periods within) beginning after December 15, 2013 and are to be applied retrospectively to all prior periods presented for such obligations that exist at the beginning of an entity’s fiscal year of adoption. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

During the first quarter of 2014, the Company adopted the FASB’s ASU No. 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity of an Investment in a Foreign Entity. The amendments are effective prospectively for the fiscal years (and interim periods within) beginning after December 15, 2013 and provide clarification guidance for the release of the cumulative translation adjustment under current GAAP. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

During the first quarter of 2014, the Company adopted the FASB’s ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This update requires unrecognized tax benefits to be offset against a deferred tax asset for a net operating loss carryforward, similar tax loss or tax credit carryforward in certain situations. The amendments are effective prospectively for the fiscal years (and interim periods within) beginning after December 15, 2013. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at March 31, 2014 and December 31, 2013, respectively.

(In thousands)	March 31, 2014	December 31, 2013
Structures	$3,028,086	$3,021,152
Less: accumulated depreciation	1,298,271	1,255,642

Structures, net	$1,729,815	$1,765,510

Land, buildings and improvements	$748,722	$723,268
Towers, transmitters and studio equipment	442,105	440,612
Furniture and other equipment	496,039	473,995
Construction in progress	101,836	123,814

	1,788,702	1,761,689
Less: accumulated depreciation	663,131	629,569

Other property, plant and equipment, net	$1,125,571	$1,132,120

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist of Federal Communications Commission (“FCC”) broadcast licenses in its Media and Entertainment (“CCME”) segment and billboard permits in its Americas outdoor advertising segment. Due to significant differences in both business practices and regulations, billboards in the International outdoor advertising segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada. Accordingly, there are no indefinite-lived intangible assets in the International outdoor advertising segment.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost.

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets at March 31, 2014 and December 31, 2013, respectively:

(In thousands)	March 31, 2014		December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor
contractual rights	$778,815	$(482,518)	$777,521	$(464,548)
Customer / advertiser relationships	1,212,745	(675,838)	1,212,745	(645,988)
Talent contracts	319,384	(202,393)	319,617	(195,403)
Representation contracts	253,090	(206,282)	252,961	(200,058)
Permanent easements	173,882	-	173,753	-
Other	387,425	(157,987)	387,405	(151,459)

Total	$3,125,341	$(1,725,018)	$3,124,002	$(1,657,456)

Total amortization expense related to definite-lived intangible assets was $66.9 million and $72.1 million for the three months ended March 31, 2014 and 2013, respectively.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2015	$239,645
2016	225,219
2017	200,878
2018	131,246
2019	44,106

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Goodwill

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments.

(In thousands)

	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Consolidated
Balance as of December 31, 2012	$3,236,688	$571,932	$290,316	$117,149	$4,216,085
Impairment	-	-	(10,684)	-	(10,684)
Acquisitions	-	-	-	97	97
Dispositions	-	-	(456)	-	(456)
Foreign currency	-	-	(974)	-	(974)
Other	(1,881)	-	-	-	(1,881)

Balance as of December 31, 2013	$3,234,807	$571,932	$278,202	$117,246	$4,202,187
Acquisitions	-	-	-	299	299
Foreign currency	-	-	2,346	-	2,346
Other	65	-	-	-	65

Balance as of March 31, 2014	$3,234,872	$571,932	$280,548	$117,545	$4,204,897

NOTE 3 – LONG-TERM DEBT

Long-term debt at March 31, 2014 and December 31, 2013, respectively, consisted of the following:

(In thousands)	March 31, 2014	December 31, 2013
Senior Secured Credit Facilities (1)	$8,224,014	$8,225,754
Receivables Based Facility due 2017	-	247,000
9.0% Priority Guarantee Notes due 2019	1,999,815	1,999,815
9.0% Priority Guarantee Notes due 2021	1,750,000	1,750,000
11.25% Priority Guarantee Notes due 2021	575,000	575,000
Subsidiary senior revolving credit facility due 2018	-	-
Other secured subsidiary long-term debt (2)	19,818	21,124

Total consolidated secured debt	12,568,647	12,818,693

Senior Cash Pay Notes due 2016	94,304	94,304
Senior Toggle Notes due 2016 (3)	127,941	127,941
Senior Notes due 2021 (4)	1,645,244	1,404,202
Senior Notes (5)	1,374,568	1,436,455
Subsidiary Senior Notes due 2022	2,725,000	2,725,000
Subsidiary Senior Subordinated Notes due 2020	2,200,000	2,200,000
Other subsidiary debt	854	10
Purchase accounting adjustments and original issue discount	(312,172)	(322,392)

	20,424,386	20,484,213
Less: current portion	413,882	453,734

Total long-term debt	$20,010,504	$20,030,479

(1)	Term Loan B matures 2016. Term Loan C is subject to an amortization schedule with required payments at various dates from 2014 through 2016. Term Loan D and Term Loan E mature 2019.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

(2)	Other secured subsidiary long-term debt matures at various dates from 2014 through 2028.
(3)	Senior Toggle Notes are subject to required payments at various dates from 2015 through 2016.
(4)	Senior Notes due 2021 are subject to required payments at various dates from 2018 through 2021.
(5)	The Company’s Senior Notes mature at various dates from 2014 through 2027.

The Company’s weighted average interest rate at March 31, 2014 and December 31, 2013 were 7.7% and 7.6%, respectively. The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $21.1 billion and $20.5 billion at March 31, 2014 and December 31, 2013, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as either Level 1 or Level 2.

Subsidiary Sale of Long-Term Debt

On February 14, 2014, CC Finco LLC (“CC Finco”), an indirect wholly-owned subsidiary of the Company, sold $227.0 million in aggregate principal amount of Senior Notes due 2021 to private purchasers in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”). The purchasers validly tendered the Senior Notes due 2021 into the Company’s previously-announced registered exchange offer for the Senior Notes due 2021, which expired on February 20, 2014 (the “A/B Exchange Offer”). Upon completion of the A/B Exchange Offer, the purchasers of the Senior Notes due 2021, along with all other holders of the Senior Notes due 2021 who validly tendered such notes into the A/B Exchange Offer, received Senior Notes due 2021 that were registered under the Act. CC Finco contributed the net proceeds from the sale of the Senior Notes due 2021 to the Company, which intends to use such proceeds to repay, repurchase or otherwise acquire outstanding indebtedness from time to time and retire that indebtedness as it becomes due or upon its earlier repayment, repurchase or acquisition.

Debt Repayments, Maturities and Other

During February 2014, the Company repaid all principal amounts outstanding under its receivables based credit facility, using cash on hand. This voluntary repayment did not reduce the commitments under this facility and the Company has the ability to redraw amounts under this facility at any time.

During March 2014, CC Finco repurchased, through open market purchases, a total of $61.9 million aggregate principal amount of notes, comprised of $52.9 million of the Company’s outstanding 5.5% Senior Notes due 2014 and $9.0 million of the Company’s outstanding 4.9% Senior Notes due 2015, for a total purchase price of $63.1 million, including accrued interest. The Company cancelled these notes subsequent to the purchase.

NOTE 4 – SUPPLEMENTAL DISCLOSURES

Income Tax Benefit (Expense)

The Company’s income tax benefit (expenses) for the three months ended March 31, 2014 and 2013, respectively, consisted of the following components:

(In thousands)	Three Months Ended March 31,
	2014	2013
Current tax expense	$(43,080)	$(10,666)
Deferred tax benefit (expense)	(25,308)	106,991

Income tax benefit (expense)	$(68,388)	$96,325

The effective tax rate for the three months ended March 31, 2014 was (18.8)%. The 2014 effective tax rate was primarily impacted by the valuation allowance recorded against a portion of the Company’s U.S. federal, state and certain foreign jurisdiction net operating losses and other deferred tax assets due to the uncertainty of the ability to utilize those assets in future periods. The Company has recorded a partial valuation allowance against these deferred tax assets as the reversing deferred tax liabilities that can be used as a source of future taxable income to realize the deferred tax assets was exceeded by the additional net operating losses generated in the period ended March 31, 2014.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The effective tax rate for the three months ended March 31, 2013 was 31.5%. The 2013 effective tax rate was impacted by the Company’s inability to record tax benefit on tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.

Supplemental Cash Flow Information

During the three months ended March 31, 2014 and 2013, cash paid for interest and income taxes, net of income tax refunds of $3.5 million and $0.4 million, respectively, was as follows:

(In thousands)	Three Months Ended March 31,
	2014	2013
Interest	$412,643	$385,238
Income taxes	11,504	13,175

Australian Radio Network

The Company owned a 50% interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand. An impairment charge of $95.4 million was recorded during the fourth quarter of 2013 to write down the investment to its estimated fair value. On February 18, 2014, a subsidiary of the Company sold its 50% interest in ARN, recognizing a loss on the sale of $2.4 million and $11.5 million of foreign exchange losses that were reclassified from accumulated other comprehensive income at the date of the sale.

Other Comprehensive Income (Loss)

The following table discloses the deferred income tax (asset) liability related to each component of other comprehensive income (loss) for the three months ended March 31, 2014 and 2013, respectively:

(In thousands)	Three Months Ended March 31,
	2014	2013
Foreign currency translation adjustments and other	$8,181	$(730)
Unrealized holding gain on marketable securities	-	2,820
Unrealized holding gain on cash flow derivatives	-	8,774

Total increase in deferred tax liabilities	$8,181	$10,864

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of the Company’s strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; defamation matters; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Los Angeles Litigation

In 2008, Summit Media, LLC, one of the Company’s competitors, sued the City of Los Angeles (the “City”), Clear Channel Outdoor, Inc. and CBS Outdoor in Los Angeles Superior Court (Case No. BS116611) challenging the validity of a settlement agreement that had been entered into in November 2006 among the parties. Pursuant to the settlement agreement, Clear Channel Outdoor, Inc. had taken down existing billboards and converted 83 existing signs from static displays to digital displays pursuant to modernization permits issued through an administrative process of the City. The Los Angeles Superior Court ruled in January 2010 that the settlement agreement constituted an ultra vires act of the City and nullified its existence, but did not invalidate the modernization permits issued to Clear Channel Outdoor, Inc. and CBS. All parties appealed the ruling by the Los Angeles Superior Court to the Court of Appeal for the State of California, Second Appellate District, Division 8. On December 10, 2012, the Court of Appeal issued an order upholding the Superior Court’s finding that the settlement agreement was ultra vires and remanding the case to the Superior Court for the purpose of invalidating the modernization permits issued to Clear Channel Outdoor, Inc. and CBS for the digital displays that were the subject of the settlement agreement. On January 22, 2013, Clear Channel Outdoor, Inc. filed a petition with the California Supreme Court requesting its review of the matter, and the Supreme Court denied that petition on February 27, 2013. On April 12, 2013, the Los Angeles Superior Court invalidated 82 digital modernization permits issued to Clear Channel Outdoor, Inc. (77 of which displays were operating at the time of the ruling) and 13 issued to CBS and ordered that the companies turn off the electrical power to affected digital displays by the close of business on April 15, 2013. Clear Channel Outdoor, Inc. has complied with the order. On April 16, 2013, the Court conducted further proceedings during which it held that it was not invalidating two additional digital modernization permits that Clear Channel Outdoor, Inc. had secured through a special zoning plan and confirmed that its April 12 order invalidated only digital modernization permits – no other types of permits the companies may have secured for the signs at issue. Summit Media, LLC filed a further motion requesting that the Court order the demolition of the 82 sign structures on which the now-invalidated digital signs operated, as well as the invalidation of several other permits for traditional signs allegedly issued under the settlement agreement. At a hearing held on November 22, 2013, the Court denied Summit Media, LLC’s demolition motion by allowing the 82 sign structures and their LED faces to remain intact, thus allowing Clear Channel Outdoor, Inc. to seek permits under the existing City sign code to either wrap the LED faces with vinyl or convert the LED faces to traditional static signs. The Court further confirmed the invalidation of all permits issued under the settlement agreement. In anticipation of this order, Clear Channel Outdoor, Inc. had removed six static billboard facings solely permitted under the settlement agreement. At a hearing held on January 21, 2014, the Court denied Summit Media, LLC’s motion for attorney’s fees on the basis that Summit Media, LLC had a substantial financial interest in the outcome of the litigation and, therefore, was not entitled to fees under California’s private attorney general statute. On March 12, 2014, Summit Media, LLC filed Notices of Appeal of the orders denying Summit Media, LLC’s fee petition and denying in part Summit Media, LLC’s demolition motion.

NOTE 6 – GUARANTEES

As of March 31, 2014, the Company had outstanding surety bonds and commercial standby letters of credit of $46.3 million and $112.7 million, respectively, of which $0.4 million of letters of credit were cash secured. Letters of credit in the amount of $2.0 million are collateral in support of surety bonds and these amounts would only be drawn under the letter of credit in the event the associated surety bonds were funded and the Company did not honor its reimbursement obligation to the issuers. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items.

As of March 31, 2014, the Company had outstanding bank guarantees of $58.7 million related to international subsidiaries, of which $13.2 million were backed by cash collateral.

NOTE 7 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company is a party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses. For the three months ended March 31, 2014 and 2013, the Company recognized management fees and reimbursable expenses of $4.0 million and $4.1 million, respectively.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 8 – STOCKHOLDER’S DEFICIT AND COMPREHENSIVE LOSS

The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in stockholder’s deficit attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total ownership interest:

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances at January 1, 2014	$(8,942,166)	$245,531	$(8,696,635)
Net loss	(424,190)	(8,200)	(432,390)
Foreign currency translation adjustments	875	(3,092)	(2,217)
Unrealized holding gain on marketable securities	955	129	1,084
Other adjustments to comprehensive loss	3,309	-	3,309
Other, net	430	(1,533)	(1,103)

Balances at March 31, 2014	$(9,360,787)	$232,835	$(9,127,952)

Balances at January 1, 2013	$(8,299,188)	$303,997	$(7,995,191)
Net loss	(203,003)	(6,116)	(209,119)
Foreign currency translation adjustments	(20,306)	(3,107)	(23,413)
Unrealized holding gain on marketable securities	4,438	(3)	4,435
Unrealized holding gain on cash flow derivatives	14,823	-	14,823
Other adjustments to comprehensive loss	(885)	(113)	(998)
Other, net	1,291	(1,531)	(240)

Balances at March 31, 2013	$(8,502,830)	$293,127	$(8,209,703)

The Company does not have any compensation plans under which it grants awards to employees. CCMH and Clear Channel Outdoor Holdings, Inc. have granted options to purchase shares of their Class A common stock to certain key individuals, as well as restricted stock and restricted stock units.

NOTE 9 – SEGMENT DATA

The Company’s reportable segments, which it believes best reflect how the Company is currently managed, are CCME, Americas outdoor advertising and International outdoor advertising. Revenue and expenses earned and charged between segments are recorded at estimated fair value and eliminated in consolidation. The CCME segment provides media and entertainment services via broadcast and digital delivery and also includes the Company’s national syndication business. The Americas outdoor advertising segment consists of operations primarily in the United States and Canada. The International outdoor advertising segment primarily includes operations in Europe, Asia, Australia and Latin America. The Americas outdoor and International outdoor display inventory consists primarily of billboards, street furniture displays and transit displays. The Other category includes the Company’s media representation business as well as other general support services and initiatives which are ancillary to the Company’s other businesses. Corporate includes infrastructure and support, including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded in corporate expenses.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The following table presents the Company’s reportable segment results for the three months ended March 31, 2014 and 2013.

(In thousands)	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated
Three Months Ended March 31, 2014
Revenue	$670,347	$268,756	$366,495	$51,462	$-	$(14,512)	$1,342,548
Direct operating expenses	210,754	133,288	248,225	6,388	-	(2,159)	596,496
Selling, general and administrative expenses	259,155	51,111	81,838	36,077	-	(12,353)	415,828
Depreciation and amortization	62,571	47,599	50,444	8,719	5,538	-	174,871
Corporate expenses	-	-	-	-	72,705	-	72,705
Other operating income, net	-	-	-	-	165	-	165

Operating income (loss)	$137,867	$36,758	$(14,012)	$278	$(78,078)	$-	$82,813

Intersegment revenues	$-	$976	$-	$13,536	$-	$-	$14,512
Capital expenditures	$10,292	$12,220	$25,086	$1,807	$18,003	$-	$67,408
Share-based compensation expense	$-	$-	$-	$-	$3,036	$-	$3,036

Three Months Ended March 31, 2013
Revenue	$656,566	$286,461	$363,749	$49,219	$-	$(12,937)	$1,343,058
Direct operating expenses	204,268	136,891	249,300	6,494	-	(2,136)	594,817
Selling, general and administrative expenses	239,142	54,372	85,189	35,461	-	(10,801)	403,363
Depreciation and amortization	67,832	48,685	50,993	9,982	4,690	-	182,182
Corporate expenses	-	-	-	-	83,763	-	83,763
Other operating income, net	-	-	-	-	2,395	-	2,395

Operating income (loss)	$145,324	$46,513	$(21,733)	$(2,718)	$(86,058)	$-	$81,328

Intersegment revenues	$-	$83	$-	$12,854	$-	$-	$12,937
Capital expenditures	$14,244	$12,895	$25,908	$2,103	$6,470	$-	$61,620
Share-based compensation expense	$-	$-	$-	$-	$5,517	$-	$5,517

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Clear Channel Communications, Inc.

We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, changes in shareholder’s deficit and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 20, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas

February 20, 2014

CONSOLIDATED BALANCE SHEETS OF

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

(In thousands)	December 31, 2013	December 31, 2012
CURRENT ASSETS
Cash and cash equivalents	$708,151	$1,225,010
Accounts receivable, net of allowance of $48,401 in 2013 and $55,917 in 2012	1,454,346	1,440,169
Prepaid expenses	189,640	187,639
Other current assets	161,157	134,935

Total Current Assets	2,513,294	2,987,753
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,765,510	1,890,693
Other property, plant and equipment, net	1,132,120	1,146,161
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles - licenses	2,416,406	2,423,979
Indefinite-lived intangibles - permits	1,067,783	1,070,720
Other intangibles, net	1,466,546	1,740,792
Goodwill	4,202,187	4,216,085
OTHER ASSETS
Other assets	533,456	816,530

Total Assets	$15,097,302	$16,292,713

CURRENT LIABILITIES
Accounts payable	$131,370	$133,226
Accrued expenses	807,210	776,055
Accrued interest	194,844	180,572
Deferred income	172,434	172,672
Other current liabilities	-	137,889
Current portion of long-term debt	453,734	381,728

Total Current Liabilities	1,759,592	1,782,142

Long-term debt	20,030,479	20,365,369
Deferred income taxes	1,537,820	1,689,876
Other long-term liabilities	466,046	450,517
Commitments and contingent liabilities (Note 7)

SHAREHOLDER’S DEFICIT
Noncontrolling interest	245,531	303,997
Common stock, par value $.001 per share, authorized and issued
500,000,000 shares in 2013 and 2012, respectively	500	500
Additional paid-in capital	2,142,036	2,135,342
Accumulated deficit	(10,888,629)	(10,281,746)
Accumulated other comprehensive loss	(196,073)	(153,284)

Total Shareholder’s Deficit	(8,696,635)	(7,995,191)

Total Liabilities and Shareholder’s Deficit	$15,097,302	$16,292,713

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS OF

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

(In thousands)	Years Ended December 31,
	2013	2012	2011

Revenue	$6,243,044	$6,246,884	$6,161,352
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,543,419	2,494,241	2,504,467
Selling, general and administrative expenses (excludes depreciation and amortization)	1,649,861	1,666,418	1,604,524
Corporate expenses (excludes depreciation and amortization)	324,182	297,366	239,399
Depreciation and amortization	730,828	729,285	763,306
Impairment charges	16,970	37,651	7,614
Other operating income, net	22,998	48,127	12,682

Operating income	1,000,782	1,070,050	1,054,724
Interest expense	1,649,451	1,549,023	1,466,246
Gain (loss) on marketable securities	130,879	(4,580)	(4,827)
Equity in earnings (loss) of nonconsolidated affiliates	(77,696)	18,557	26,958
Loss on extinguishment of debt	(87,868)	(254,723)	(1,447)
Other income (expense), net	(21,980)	250	(3,169)

Loss before income taxes	(705,334)	(719,469)	(394,007)
Income tax benefit	121,817	308,279	125,978

Consolidated net loss	(583,517)	(411,190)	(268,029)
Less amount attributable to noncontrolling interest	23,366	13,289	34,065

Net loss attributable to the Company	$(606,883)	$(424,479)	$(302,094)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(33,001)	40,242	(29,647)
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	16,576	23,103	(224)
Unrealized holding gain on cash flow derivatives	48,180	52,112	33,775
Other adjustments to comprehensive income (loss)	6,732	1,135	(1,361)
Reclassification adjustment for realized (gain) loss on securities included in net loss	(83,752)	2,045	5,148

Other comprehensive income (loss)	(45,265)	118,637	7,691

Comprehensive loss	(652,148)	(305,842)	(294,403)
Less amount attributable to noncontrolling interest	(2,476)	5,878	4,324

Comprehensive loss attributable to the Company	$(649,672)	$(311,720)	$(298,727)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S DEFICIT OF

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

		Controlling Interest
(In thousands)	Non- controlling Interest	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2010	$490,920	$500	$2,127,883	$(9,555,173)	$(268,816)	$(7,204,686)
Net income (loss)	34,065	-	-	(302,094)	-	(268,029)
Issuance (forfeiture) of restricted stock	735	-	(305)	-	-	430
Amortization of share-based compensation	10,705	-	9,962	-	-	20,667
Purchases of additional noncontrolling interest	(14,428)	-	(5,492)	-	(594)	(20,514)
Other	(4,527)	-	(2,973)	-	-	(7,500)
Other comprehensive income	4,324	-	-	-	3,367	7,691

Balances at December 31, 2011	$521,794	$500	$2,129,075	$(9,857,267)	$(266,043)	$(7,471,941)
Net income (loss)	13,289	-	-	(424,479)	-	(411,190)
Issuance (forfeiture) of restricted stock	6,381	-	(3,290)	-	-	3,091
Amortization of share-based compensation	10,589	-	17,951	-	-	28,540
Purchases of additional noncontrolling interest	28	-	-	-	-	28
Dividend declared and paid to noncontrolling interests	(244,734)	-	-	-	-	(244,734)
Other	(9,228)	-	(8,394)	-	-	(17,622)
Other comprehensive income	5,878	-	-	-	112,759	118,637

Balances at December 31, 2012	$303,997	$500	$2,135,342	$(10,281,746)	$(153,284)	$(7,995,191)
Net income (loss)	23,366	-	-	(606,883)	-	(583,517)
Issuance (forfeiture) of restricted stock	4,192	-	(423)	-	-	3,769
Amortization of share-based compensation	7,725	-	8,990	-	-	16,715
Dividend declared and paid to noncontrolling interests	(91,887)	-	-	-	-	(91,887)
Other	614	-	(1,873)	-	-	(1,259)
Other comprehensive loss	(2,476)	-	-	-	(42,789)	(45,265)

Balances at December 31, 2013	$245,531	$500	$2,142,036	$(10,888,629)	$(196,073)	$(8,696,635)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

(In thousands)	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Consolidated net loss	$(583,517)	$(411,190)	$(268,029)
Reconciling items:
Impairment charges	16,970	37,651	7,614
Depreciation and amortization	730,828	729,285	763,306
Deferred taxes	(158,170)	(304,611)	(143,944)
Provision for doubtful accounts	20,243	11,715	13,723
Amortization of deferred financing charges and note discounts, net	124,342	164,097	188,034
Share-based compensation	16,715	28,540	20,667
Gain on disposal of operating and fixed assets	(22,998)	(48,127)	(12,682)
(Gain) loss on marketable securities	(130,879)	4,580	4,827
Equity in (earnings) loss of nonconsolidated affiliates	77,696	(18,557)	(26,958)
Loss on extinguishment of debt	87,868	254,723	1,447
Other reconciling items, net	19,904	14,234	17,023
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(29,605)	(34,238)	(7,835)
Increase (decrease) in accrued expenses	26,105	34,874	(127,242)
Increase (decrease) in accounts payable	(2,620)	13,863	6,236
Increase in accrued interest	16,014	20,223	39,170
Increase (decrease) in deferred income	7,508	33,482	(10,776)
Changes in other operating assets and liabilities	(3,532)	(45,412)	(89,720)

Net cash provided by operating activities	212,872	485,132	374,861

Cash flows from investing activities:
Proceeds from sale of other investments	135,571	-	6,894
Purchases of businesses	(97)	(50,116)	(46,356)
Purchases of property, plant and equipment	(324,526)	(390,280)	(362,281)
Proceeds from disposal of assets	81,598	59,665	54,270
Purchases of other operating assets	(21,532)	(14,826)	(20,995)
Change in other, net	(4,379)	(1,464)	382

Net cash used for investing activities	(133,365)	(397,021)	(368,086)

Cash flows from financing activities:
Draws on credit facilities	272,252	604,563	55,000
Payments on credit facilities	(27,315)	(1,931,419)	(960,332)
Proceeds from long-term debt	575,000	4,917,643	1,731,266
Payments on long-term debt	(1,248,860)	(3,346,906)	(1,398,299)
Repurchases of long-term debt	-	-	(55,250)
Payments to repurchase noncontrolling interests	(61,143)	(7,040)	(4,682)
Dividends and other payments to noncontrolling interests	(91,887)	(251,665)	(3,571)
Deferred financing charges	(18,390)	(83,617)	(46,659)
Change in other, net	4,461	3,092	(15,589)

Net cash used for financing activities	(595,882)	(95,349)	(698,116)

Effect of exchange rate changes on cash	(484)	3,566	(903)

Net decrease in cash and cash equivalents	(516,859)	(3,672)	(692,244)
Cash and cash equivalents at beginning of period	1,225,010	1,228,682	1,920,926

Cash and cash equivalents at end of period	$708,151	$1,225,010	$1,228,682

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$1,543,455	$1,381,396	$1,260,767
Cash paid during the year for taxes	50,934	52,517	81,162

See Notes to Consolidated Financial Statements

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Clear Channel Communications, Inc. is a Texas corporation (the “Company”) with all of its shares of common stock held by Clear Channel Capital I, LLC, an indirect, wholly owned subsidiary of CC Media Holdings, Inc. (“CCMH”). CCMH was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of the Company. The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”). Upon the consummation of the merger, CCMH became a public company and the Company was no longer a public company.

The Company’s reportable operating segments are Media and Entertainment (“CCME”), Americas outdoor advertising (“Americas outdoor”), and International outdoor advertising (“International outdoor”). The CCME segment provides media and entertainment services via broadcast and digital delivery. The Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Included in the “Other” category are the Company’s media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to its other businesses.

During the first quarter of 2012, and in connection with the appointment of the new chief executive officer of the Company’s indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”), the Company reevaluated its segment reporting and determined that its Latin American operations were more appropriately aligned with the operations of its International outdoor advertising segment. As a result, the operations of Latin America are no longer reflected within the Company’s Americas outdoor advertising segment and are currently included in the results of its International outdoor advertising segment. Accordingly, the Company has recast the corresponding segment disclosures for prior periods.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2013 presentation.

The Company owns certain radio stations which, under current Federal Communications Commission (“FCC”) rules, are not permitted or transferable. These radio stations were placed in a trust in order to comply with FCC rules at the time of the closing of the merger that resulted in the acquisition of the Company. The Company is the beneficial owner of the trust, but the radio stations are managed by an independent trustee. The Company will have to divest all of these radio stations unless any stations may be owned by the Company under then-current FCC rules, in which case the trust will be terminated with respect to such stations. The trust agreement stipulates that the Company must fund any operating shortfalls of the trust activities, and any excess cash flow generated by the trust is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trust. The Company consolidates the trust in accordance with ASC 810-10, which requires an enterprise involved with variable interest entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in the variable interest entity, as the trust was determined to be a variable interest entity and the Company is its primary beneficiary.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements – 10 to 39 years

Structures – 5 to 15 years

Towers, transmitters and studio equipment – 7 to 20 years

Furniture and other equipment – 3 to 20 years

Leasehold improvements – shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Land Leases and Other Structure Licenses

Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land leases are typically paid in advance for periods ranging from one to 12 months. International outdoor land leases are paid both in advance and in arrears, for periods ranging from one to 12 months. Most international street furniture display faces are operated through contracts with municipalities for up to 20 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Intangible Assets

The Company’s indefinite-lived intangible assets include FCC broadcast licenses in its CCME segment and billboard permits in its Americas outdoor advertising segment. The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed in ASC 805-20-S99. The Company engages Mesirow Financial Consulting LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits.

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.

The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill. In 2013 and 2012, the Company used a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The U.S. radio markets are aggregated into a single reporting unit and the Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test. The Company also determined that within its Americas outdoor segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit. The Company recognized a non-cash impairment charge to goodwill of $10.7 million based on declining future cash flows expected in one country in the International outdoor segment for 2013. The Company had no impairment of goodwill for 2012. The Company recognized a non-cash impairment charge of $1.1 million to reduce goodwill in one country within its International outdoor segment for 2011.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

Other Investments

Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholder’s deficit. In addition, the Company holds investments that do not have quoted market prices. The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive loss for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company periodically assesses the value of its available-for-sale securities. Based on these assessments, no impairments existed at December 31, 2013 and the Company concluded that other-than-temporary impairments existed at December 31, 2012 and 2011 and recorded non-cash impairment charges of $4.6 million and $4.8 million, respectively, during each of these years. Such charges are recorded on the statement of operations in “Loss on marketable securities”.

Derivative Instruments and Hedging Activities

Prior to the expriation of the Company’s interest rate swap agreement on September 30, 2013, the provisions of ASC 815-10 required the Company to recognize it as either an asset or liability in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. The interest rate swap was designated and qualified as a hedging instrument, and was characterized as a cash flow hedge. The Company formally documented all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assessed, both at inception and at least quarterly thereafter prior to expiration, whether the derivatives that were used in hedging transactions were highly effective in offsetting changes in either the fair value or cash flows of the hedged item.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2013 and 2012.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized. As generally all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes. This is a result of significant current and historic deficits in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital. We regularly review our tax liabilities on amounts that may be distributed in future periods and provide for foreign withholding and other current and deferred taxes on any such amounts. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings of our foreign operations were distributed. During 2013, the Company recorded additional foreign deferred tax expense of $3.4 million on certain foreign earnings that are expected to be distributed in future periods from the Company’s Asia subsidiaries on which foreign withholding and other taxes have not previously been provided.

Revenue Recognition

CCME revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of a few weeks up to one year and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s media and entertainment and outdoor operations. Payments received in advance of being earned are recorded as deferred income. Revenue arrangements typically contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Barter transactions represent the exchange of advertising spots or display space for merchandise or services. These transactions are recorded at the estimated fair market value of the advertising spots or display space or the fair value of the merchandise or services received, whichever is most readily determinable. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized, or when the event occurs. Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues and expenses from continuing operations were as follows:

(In millions)	Years Ended December 31,
	2013	2012	2011
Barter and trade revenues	$66.0	$56.5	$61.2
Barter and trade expenses	58.5	58.8	63.4

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses were $133.7 million, $113.4 million and $92.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.

The Company does not have any equity incentive plans under which it grants stock awards to employees. Employees of subsidiaries of the Company receive equity awards from CCMH’s equity incentive plan or CCOH’s equity incentive plan. Prior to the merger, the Company granted equity awards to its employees under its own equity incentive plans.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholder’s equity, “Accumulated other comprehensive loss”. Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. Under the revised guidance, entities are permitted to designate the Fed Funds effective Swap Rate, also referred to as the overnight index swap rate, as a benchmark interest rate. In addition, the ASU removes the restriction on using different benchmark interest rates for similar hedges. The amendments became effective for any qualifying new or designated hedging relationships entered into on or after July 17, 2013. The Company does not expect the provisions of ASU 2013-10 to have a material effect on the Company’s financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under the revised guidance, public and non-public companies are required to present information about reclassification adjustments from accumulated other comprehensive income in their financial statements in a single note or on the face of the financial statements. Public companies are also required to provide this information in their interim statements. The standard is effective prospectively for public entities for fiscal years, and interim periods with those years, beginning after December 15, 2012. The provisions of ASU 2013-02 did not have a material effect on the Company’s financial statement disclosures.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. Under the revised guidance, new balance sheet offsetting disclosures are limited to the following financial instruments, to the extent they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement; recognized derivative instruments accounted for under ASC 815, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions. Entities are required to apply the ASU for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The provisions of ASU 2013-01 did not have a material effect on the Company’s financial statement disclosures.

In October 2012, the FASB issued ASU No. 2012-04, Technical Corrections and Improvements. Under the revised guidance, changes were made to clarify the FASB Accounting Standards Codification (the “Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Additionally, the amendments will make the Codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarifications. The guidance is effective for annual and interim reporting periods beginning after December 15, 2012. The provisions of ASU 2012-04 did not have a material effect on the Company’s financial statement disclosures.

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Acquisitions

During 2012, a wholly owned subsidiary of the Company completed the acquisition of WOR-AM in New York City for $30.0 million and WFNX-FM in Boston for $14.5 million. These acquisitions resulted in an aggregate increase of $5.3 million to property plant and equipment, $15.2 million to intangible assets and $24.7 million to goodwill, in addition to $0.7 million of assumed liabilities. Purchase accounting adjustments were finalized during 2013.

During 2011, a wholly owned subsidiary of the Company purchased a complementary traffic operation to its existing traffic business for $24.3 million. Immediately after closing, the acquired subsidiaries repaid pre-existing, intercompany debt owed in the amount of $95.0 million. The acquisition resulted in an increase of $17.2 million to property, plant and equipment, $35.0 million to intangible assets and $70.6 million to goodwill. During 2011, a subsidiary of the Company also acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Dispositions

During 2013, the Company’s Americas outdoor segment divested certain outdoor advertising assets in Times Square for approximately $18.7 million resulting in a gain of $12.2 million. In addition, CCME exercised a put option that sold five radio stations in the Green Bay market for approximately $17.6 million and recorded a gain of $0.5 million. These net gains are included in “Other operating income, net.”

During 2012, the Company’s International outdoor segment sold its international neon business and its outdoor advertising business in Romania, resulting in an aggregate gain of $39.7 million included in “Other operating income, net.”

During 2011, the Company divested and exchanged 27 radio stations for approximately $22.7 million and recorded a loss of $0.5 million in “Other operating income, net.”

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2013 and 2012, respectively.

(In thousands)	December 31, 2013	December 31, 2012
Land, buildings and improvements	$723,268	$685,431
Structures	3,021,152	2,949,458
Towers, transmitters and studio equipment	440,612	427,679
Furniture and other equipment	473,995	431,757
Construction in progress	123,814	105,394

	4,782,841	4,599,719
Less: accumulated depreciation	1,885,211	1,562,865

Property, plant and equipment, net	$2,897,630	$3,036,854

The Company recorded an impairment charge related to radio broadcast equipment in one market of $1.3 million based on a sales agreement entered into during the fourth quarter of 2013. The Company recognized an impairment charge for outdoor advertising structures in its Americas outdoor segment of $1.7 million during 2012.

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to radio stations for up to eight years under the Telecommunications Act of 1996 (the “Act”). The Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity, there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee, and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future.

The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction. The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements. In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International outdoor segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada. Accordingly, there are no indefinite-lived intangible assets in the International outdoor segment.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis. The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method. The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the licenses in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average FCC license or billboard permit within a market.

Annual Impairment Test to FCC Licenses and Billboard Permits

The Company performs its annual impairment test on October 1 of each year.

During 2013, the Company recognized a $2.0 million impairment charge related to FCC licenses in two markets due to changes in the discount rates and weight-average cost of capital for those markets. In addition, the Company recognized a $2.5 million impairment charge related to billboard permits in a certain market due to increased start-up costs for that market exceeding market value. During 2012, the Company recognized a $35.9 million impairment charge related to billboard permits in certain markets due to a change in the Company’s forecast of revenue growth within the markets. During 2011, the Company recognized a $6.5 million impairment charge related to billboard permits in one market due to significant declines in permit value resulting from flat revenues, a slight decline in margin and increased capital expenditures within the market. There was no impairment of FCC licenses during 2012 or 2011.

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. There were no impairments of other intangible assets for the years ended December 31, 2013, 2012 and 2011.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets at December 31, 2013 and 2012, respectively:

(In thousands)	December 31, 2013		December 31, 2012

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$777,521	$(464,548)	$785,303	$(403,955)
Customer / advertiser relationships	1,212,745	(645,988)	1,210,245	(526,197)
Talent contracts	319,617	(195,403)	344,255	(177,527)
Representation contracts	252,961	(200,058)	243,970	(171,069)
Permanent easements	173,753	-	173,374	-
Other	387,405	(151,459)	387,973	(125,580)

Total	$3,124,002	$(1,657,456)	$3,145,120	$(1,404,328)

Total amortization expense related to definite-lived intangible assets was $289.0 million, $300.0 million and $328.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2014	$261,125
2015	241,637
2016	223,146
2017	196,839
2018	127,275

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year. Each of the Company’s U.S. radio markets and outdoor advertising markets are components. The U.S. radio markets are aggregated into a single reporting unit and the U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. The Company also determined that within its Americas outdoor segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

In 2013, the Company concluded no goodwill impairment was required for CCME and Americas outdoor. Based on declining future cash flows expected in one country in the International outdoor segment, the Company recognized a non-cash impairment charge to goodwill of $10.7 million. The Company recognized no goodwill impairment for the year ended December 31, 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill. Based on a qualitative assessment, the Company concluded that no further testing of goodwill for impairment was required for its CCME reporting unit and for all of the reporting units within its Americas outdoor segment. Further testing was required for four of the countries within its International outdoor segment.

If further testing of goodwill for impairment is required after assessing qualitative factors, the Company follows the two-step impairment testing approach in accordance with ASC 350-20-35. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. For the year ended December 31, 2011, the Company recognized a non-cash impairment charge to goodwill of $1.1 million due to a decline in the fair value of one country within the Company’s International outdoor segment.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

(In thousands)	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Consolidated
Balance as of December 31, 2011	$3,212,427	$571,932	$285,261	$117,098	$4,186,718
Acquisitions	24,842	-	-	51	24,893
Dispositions	(489)	-	(2,729)	-	(3,218)
Foreign currency	-	-	7,784	-	7,784
Other	(92)	-	-	-	(92)

Balance as of December 31, 2012	$3,236,688	$571,932	$290,316	$117,149	$4,216,085
Impairment	-	-	(10,684)	-	(10,684)
Acquisitions	-	-	-	97	97
Dispositions	-	-	(456)	-	(456)
Foreign currency	-	-	(974)	-	(974)
Other	(1,881)	-	-	-	(1,881)

Balance as of December 31, 2013	$3,234,807	$571,932	$278,202	$117,246	$4,202,187

The balance at December 31, 2011 is net of cumulative impairments of $3.5 billion, $2.6 billion, $315.9 million and $212.0 million in the Company’s CCME, Americas outdoor, International outdoor and Other segments, respectively.

NOTE 3 – INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Australian Radio Network

The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.

On February 18, 2014, a subsidiary of the Company sold its 50% interest in ARN. As of December 31, 2013, the book value of the Company’s investment in ARN exceeded the estimated selling price. Accordingly, the Company recorded an impairment charge of $95.4 million during the fourth quarter of 2013 to write down the investment to its estimated fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Summarized Financial Information

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)	ARN	All Others	Total
Balance at December 31, 2011	$347,377	$12,310	$359,687
Cash advances (repayments)	(8,758)	3,082	(5,676)
Acquisitions of investments, net	-	2,704	2,704
Equity in earnings (loss)	18,621	(64)	18,557
Foreign currency transaction adjustment	(1,189)	-	(1,189)
Foreign currency translation adjustment	8,085	(10)	8,075
Distributions received	(11,074)	(642)	(11,716)
Other	-	470	470

Balance at December 31, 2012	$353,062	$17,850	$370,912
Cash advances (repayments)	-	3,051	3,051
Acquisitions of investments, net	-	1,354	1,354
Equity in loss	(75,318)	(2,378)	(77,696)
Foreign currency transaction adjustment	(37,068)	4	(37,064)
Distributions received	(19,926)	(1,750)	(21,676)
Other	-	(76)	(76)

Balance at December 31, 2013	$220,750	$18,055	$238,805

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.” The Company’s interests in their operations are recorded in the statement of comprehensive loss as “Equity in earnings (loss) of nonconsolidated affiliates.”

NOTE 4 – ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2013	2012
Beginning balance	$56,849	$51,295
Adjustment due to change in estimate of related costs	748	3,570
Accretion of liability	5,106	4,920
Liabilities settled	(3,323)	(2,936)

Ending balance	$59,380	$56,849

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 – LONG-TERM DEBT

Long-term debt at December 31, 2013 and 2012 consisted of the following:

(In thousands)	December 31, 2013	December 31, 2012
Senior Secured Credit Facilities:
Term Loan A Facility Due 2014 (1)	$-	$846,890
Term Loan B Facility Due 2016	1,890,978	7,714,843
Term Loan C - Asset Sale Facility Due 2016 (2)	34,776	513,732
Term Loan D Facility Due 2019	5,000,000	-
Term Loan E Facility Due 2019	1,300,000	-
Receivables Based Facility Due 2017	247,000	-
9% Priority Guarantee Notes Due 2019	1,999,815	1,999,815
9% Priority Guarantee Notes Due 2021	1,750,000	1,750,000
11.25% Priority Guarantee Notes Due 2021	575,000	-
Subsidiary Senior Revolving Credit Facility due 2018	-	-
Other Secured Subsidiary Debt (3)	21,124	25,507

Total Consolidated Secured Debt	12,818,693	12,850,787

Senior Cash Pay Notes Due 2016	94,304	796,250
Senior Toggle Notes Due 2016 (4)	127,941	829,831
Senior Notes Due 2021 (5)	1,404,202	-
Senior Notes:
5.75% Senior Notes Due 2013	-	312,109
5.5% Senior Notes Due 2014	461,455	461,455
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Notes Due 2018	175,000	175,000
7.25% Senior Notes Due 2027	300,000	300,000
Subsidiary Senior Notes:
6.5 % Series A Senior Notes Due 2022	735,750	735,750
6.5 % Series B Senior Notes Due 2022	1,989,250	1,989,250
Subsidiary Senior Subordinated Notes:
7.625 % Series A Senior Notes Due 2020	275,000	275,000
7.625 % Series B Senior Notes Due 2020	1,925,000	1,925,000
Other Subsidiary Debt	10	5,586
Purchase accounting adjustments and original issue discount	(322,392)	(408,921)

	20,484,213	20,747,097
Less: current portion	453,734	381,728

Total long-term debt	$20,030,479	$20,365,369

(1)	Term Loan A would have matured during 2014. The outstanding balance was prepaid during the first quarter of 2013.
(2)	Term Loan C is subject to an amortization schedule with required payments at various dates from 2014 through 2016.
(3)	Other secured subsidiary long-term debt matures at various dates from 2014 through 2028.
(4)	Senior Toggle Notes are subject to required payments at various dates from 2015 through 2016.
(5)	The Senior Notes due 2021 are subject to required payments at various dates from 2018 through 2021.

The Company’s weighted average interest rates at December 31, 2013 and 2012 were 7.6% and 6.7%, respectively. The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $20.5 billion and $18.6 billion at December 31, 2013 and 2012, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as either Level 1 or Level 2.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company’s subsidiaries have from time to time repurchased certain debt obligations of the Company and outstanding equity securities of CCMH and CCOH, and may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of the Company or its subsidiaries or outstanding equity securities of CCMH or CCOH, in tender offers, open market purchases, privately negotiated transactions or otherwise. The Company or its subsidiaries may also sell certain assets, securities or properties and use the proceeds to reduce its indebtedness. These purchases or sales, if any, could have a material positive or negative impact on the Company’s liquidity available to repay outstanding debt obligations or on the Company’s consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in the Company’s leverage or other financial ratios, which could have a material positive or negative impact on the Company’s ability to comply with the covenants contained in the Company’s debt agreements. These transactions, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

As of December 31, 2013, the Company had a total of $8,225.8 million outstanding under its senior secured credit facilities, consisting of:

•	a $1,891.0 million Term Loan B, which matures on January 29, 2016; and

•	a $34.8 million Term Loan C, which matures on January 29, 2016; and

•	a $5.0 billion Term Loan D, which matures on January 30, 2019; and

•	a $1.3 billion Term Loan E, which matures on July 30, 2019.

The Company may raise incremental term loans of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under the senior secured credit facilities. Availability of such incremental term loans is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

The Company is the primary borrower under the senior secured credit facilities, except that certain of its domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities.

Interest Rate and Fees

Borrowings under the Company’s senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities are the following percentages per annum:

•	with respect to loans under the Term Loan A, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and

•	with respect to loans under the Term Loan B and Term Loan C – asset sale facility, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans; and

•	with respect to loans under the Term Loan D, (i) 5.75% in the case of base rate loans and (ii) 6.75% in the case of Eurocurrency rate loans; and

•	with respect to loans under the Term Loan E, (i) 6.50% in the case of base rate loans and (ii) 7.50% in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon the Company’s leverage ratio.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Prepayments

The senior secured credit facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage may be reduced to 25% and to 0% based upon the Company’s leverage ratio) of the Company’s annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

•	100% (which percentage may be reduced to 75% and 50% based upon the Company’s leverage ratio) of the net cash proceeds of sales or other dispositions by the Company or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions;

•	100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under the Company’s senior secured credit facilities. (ii) certain securitization financing and (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities) and (iv) certain issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes (as defined in the senior secured credit facilities); and

•	Net Cash Proceeds received by the Company as dividends or distributions from indebtedness incurred at CCOH provided that the Consolidated Leverage Ratio of CCOH is no greater than 7.00 to 1.00.

The foregoing prepayments with the net cash proceeds of any incurrence of certain debt, other than debt permitted under the Company’s senior secured credit facilities, certain securitization financing, issuances of Permitted Additional Notes and annual excess cash flow will be applied, at the Company’s option, to the term loans (on a pro rata basis, other than that non-extended classes of term loans may be prepaid prior to any corresponding extended class), in each case (i) first to the term loans outstanding under Term Loan B and (ii) one of (w) second, to outstanding Term Loan C—asset sale facility loans; third, to outstanding Term Loan D; and fourth, to outstanding Term Loan E, or (x) second, to outstanding Term Loan C—asset sale facility loans; third, to outstanding Term Loan E; and fourth, to outstanding Term Loan D, or (y) second, to outstanding Term Loan C—asset sale facility loans; and third, ratably to outstanding Term Loan D and Term Loan E, or (z) second, ratably to outstanding Term Loan C—asset sale facility loans, Term Loan D and Term Loan E. In each case to the remaining installments thereof in direct order of maturity for the Term Loan C—asset sale facility loans.

The foregoing prepayments with net cash proceeds of sales or other dispositions by the Company or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions, will be applied (i) first to the Term Loan C—asset sale facility loans in direct order of maturity, and (ii) one of (w) second, to outstanding Term Loan B; third, to outstanding Term Loan D; and fourth, to outstanding Term Loan E, or (x) second, to outstanding Term Loan B; third, to outstanding Term Loan E; and fourth, to outstanding Term Loan D, or (y) second, to outstanding Term Loan B; and third, ratably to outstanding Term Loan D and Term Loan E, or (z) second, ratably to outstanding Term Loan B, Term Loan D and Term Loan E.

The foregoing prepayments with net cash proceeds of issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes and Net Cash Proceeds received by the Company as a distribution from indebtedness incurred by CCOH will be applied (i) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity, second, to the outstanding Term Loan D and, third, to outstanding Term Loan E, (ii) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity, second, to the outstanding Term Loan E and, third, to outstanding Term Loan D, (iii) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity and, second, ratably to outstanding Term Loan D and Term Loan E or (iv) ratably to outstanding Term Loan B, Term Loan C, Term Loan D and Term Loan E.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amendments

On October 25, 2012, the Company amended the terms of its senior secured credit facilities (the “Amendments”). The Amendments, among other things: (i) permit exchange offers of term loans for new debt securities in an aggregate principal amount of up to

$5.0 billion (including the $2.0 billion of 9.0% priority guarantee notes due 2019 issued in December 2012 as described under “Refinancing Transactions” below); (ii) provide the Company with greater flexibility to prepay tranche A term loans; (iii) following the repayment or extension of all tranche A term loans, permit below par non-pro rata purchases of term loans pursuant to customary Dutch auction procedures whereby all lenders of the class of term loans offered to be purchased will be offered an opportunity to participate; (iv) following the repayment or extension of all tranche A term loans, permit the repurchase of junior debt maturing before January 2016 with cash on hand in an amount not to exceed $200.0 million; (v) combine the Term Loan B, the delayed draw term loan 1 and the delayed draw term loan 2 under the senior secured credit facilities; (vi) preserve revolving credit facility capacity in the event the Company repays all amounts outstanding under the revolving credit facility; and (vii) eliminate certain restrictions on the ability of CCOH and its subsidiaries to incur debt. On October 31, 2012, the Company repaid and permanently cancelled the commitments under its revolving credit facility, which was set to mature July 2014.

On February 28, 2013, the Company repaid all $846.9 million of loans outstanding under its Term Loan A facility.

On May 31, 2013, the Company further amended the terms of its senior secured credit facilities by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $5.0 billion Term Loan D due January 30, 2019. The amendment also permitted the Company to make applicable high yield discount obligation catch-up payments beginning after May 2018 with respect to the new Term Loan D and in June 2018 with respect to the outstanding notes, which were issued in connection with the exchange of a portion of the Senior Cash Pay Notes and Senior Toggle Notes.

In connection with the December 2013 refinancing discussed later, the Company further amended the terms of its senior secured credit facilities on December 18, 2013, to extend a portion of the Term Loan B and Term Loan C due 2016 through the creation of a new $1.3 billion Term Loan E due July 30, 2019.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by the Company and each of the Company’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing the Company’s senior notes, and other exceptions, by:

•	a lien on the capital stock of the Company;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Company’s senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Company’s senior notes);

•	certain specified assets of the Company and the guarantors that constitute “principal property” (as defined in the indenture governing the Company’s senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Company’s senior notes; and

•	a lien on the accounts receivable and related assets securing the Company’s receivables based credit facility that is junior to the lien securing the Company’s obligations under such credit facility.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Certain Covenants and Events of Default

The senior secured credit facilities require the Company to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters. The Company’s secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt. The Company’s consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net, plus non-cash compensation, and is further adjusted for the following items: (i) an increase of $77.5 million related to costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) an increase of $41.3 million for non-cash items; (iii) an increase of $39.3 million for non-recurring or unusual gains or losses; (iv) an increase of $19.3 million for various other items; and (v) an increase of $20.0 million for cash received from nonconsolidated affiliates. The maximum ratio under this financial covenant is currently set at 9:1 and reduces to 8.75:1 for the year ended December 31, 2014. At December 31, 2013, the ratio was 6.3:1.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase the Company’s capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of the Company’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

As of December 31, 2013, the Company had $247.0 million of borrowings outstanding under its receivables based credit facility.

The receivables based credit facility provides revolving credit commitments of $535.0 million, subject to a borrowing base. The borrowing base at any time equals 90% of the eligible accounts receivable of the Company and certain of its subsidiaries. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

The Company and certain subsidiary borrowers are the borrowers under the receivables based credit facility. The Company has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in a variety of currencies including U.S. dollars, Euros, Pound, Sterling, and Canadian dollars.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (i) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (ii) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The applicable margin for borrowings under the receivables based credit facility ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average excess availability under the receivables based credit facility during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the receivables based credit facility, the Company is required to pay a commitment fee to the lenders under the receivables based credit facility in respect of the unutilized commitments thereunder. The commitment fee rate ranges from 0.25% to 0.375% per annum dependent upon average unused commitments during the prior quarter. The Company must also pay customary letter of credit fees.

Maturity

Borrowings under the receivables based credit facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the receivables based credit facility (December 24, 2017), provided that, (a) the maturity date will be October 31, 2015 if on October 30, 2015, greater than $500.0 million in aggregate principal amount is owing under certain of the Company’s term loan credit facilities, (b) the maturity date will be May 3, 2016 if on May 2, 2016 greater than $500.0 million aggregate principal amount of the Company’s 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016 are outstanding and (c) in the case of any debt under clauses (a) and (b) that is amended or refinanced in any manner that extends the maturity date of such debt to a date that is on or before the date that is five years after the effectiveness of the receivables based credit facility, the maturity date will be one day prior to the maturity date of such debt after giving effect to such amendment or refinancing if greater than $500,000,000 in aggregate principal amount of such debt is outstanding.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility, the Company will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. The Company may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments the Company makes will not reduce its commitments under the receivables based credit facility.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of the Company’s senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of the Company’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of the Company’s senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of the Company’s senior notes (the “legacy notes”), and certain exceptions.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 10% of the aggregate commitments under the receivables based credit facility, in each case, for five consecutive business days (a “Liquidity Event”), the Company will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Liquidity Event, and will be continued to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $50.0 million and (y) 10% of the aggregate commitments under the receivables based credit facility, in each case, for 30 consecutive calendar days, at which time the Liquidity Event shall no longer be deemed to be occurring. In addition, the receivables based credit facility includes negative covenants that, subject to significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

The receivables based credit facility includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the receivables based credit facility will be entitled to take various actions, including the acceleration of all amounts due under the Company’s receivables based credit facility and all actions permitted to be taken by a secured creditor.

9% Priority Guarantee Notes Due 2019

As of December 31, 2013, the Company had outstanding $2.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2019 (the “Priority Guarantee Notes due 2019”).

The Priority Guarantee Notes due 2019 mature on December 15, 2019 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, which began on June 15, 2013. The Priority Guarantee Notes due 2019 are the Company’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2019 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of the Company and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of the Company), in each case equal in priority to the liens securing the obligations under the Company’s senior secured credit facilities and the Company’s priority guarantee notes due 2021, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing the Company’s receivables based credit facility junior in priority to the lien securing the Company’s obligations thereunder, subject to certain exceptions. In addition to the collateral granted to secure the Priority Guarantee Notes due 2019, the collateral agent and the trustee for the Priority Guarantee Notes due 2019 entered into an agreement with the administrative agent for the lenders under the senior secured credit facilities to turn over to the trustee under the Priority Guarantee Notes due 2019, for the benefit of the holders of the Priority Guarantee Notes due 2019, a pro rata share of any recovery received on account of the principal properties, subject to certain terms and conditions.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company may redeem the Priority Guarantee Notes due 2019 at its option, in whole or part, at any time prior to July 15, 2015, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2019 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. The Company may redeem the Priority Guarantee Notes due 2019, in whole or in part, on or after July 15, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. Prior to July 15, 2015, the Company may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2019 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2019 contains covenants that limit the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of the Company’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of the Company’s assets. The indenture contains covenants that limit the Company’s ability, Clear Channel Capital I, LLC’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2019. The indenture also provides for customary events of default.

9% Priority Guarantee Notes Due 2021

As of December 31, 2013, the Company had outstanding $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Priority Guarantee Notes due 2021”).

The Priority Guarantee Notes due 2021 mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, which began on September 1, 2011. The Priority Guarantee Notes due 2021 are the Company’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2021 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of the Company and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of the Company), in each case equal in priority to the liens securing the obligations under the Company’s senior secured credit facilities and the Priority Guarantee Notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing the Company’s receivables based credit facility junior in priority to the lien securing the Company’s obligations thereunder, subject to certain exceptions.

The Company may redeem the Priority Guarantee Notes due 2021 at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2021 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. The Company may redeem the Priority Guarantee Notes due 2021, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before March 1, 2014, the Company may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2021 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2021 contains covenants that limit the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of the Company’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of the Company’s assets. The indenture contains covenants that limit the Company’s ability, Clear Channel Capital I, LLC’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2021. The indenture also provides for customary events of default.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.25% Priority Guarantee Notes Due 2021

As of December 31, 2013, the Company had outstanding $575.0 million aggregate principal amount of 11.25% Priority Guarantee Notes due 2021 (the “11.25% Priority Guarantee Notes”).

The 11.25% Priority Guarantee Notes mature on March 1, 2021 and bear interest at a rate of 11.25% per annum, payable semi-annually on March 1 and September 1 of each year, which began on September 1, 2013. The 11.25% Priority Guarantee Notes are the Company’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture governing such notes. The 11.25% Priority Guarantee Notes and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of the Company and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the legacy notes of the Company), in each case equal in priority to the liens securing the obligations under the Company’s senior secured credit facilities, the Company’s Priority Guarantee Notes due 2021 and the Company’s Priority Guarantee Notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing the Company’s receivables based credit facility junior in priority to the lien securing the Company’s obligations thereunder, subject to certain exceptions.

The Company may redeem the 11.25% Priority Guarantee Notes at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the 11.25% Priority Guarantee Notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. In addition, until March 1, 2016, the Company may elect to redeem up to 40% of the aggregate principal amount of the 11.25% Priority Guarantee Notes at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings. The Company may redeem the 11.25% Priority Guarantee Notes, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the 11.25% Priority Guarantee Notes contains covenants that limit the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) engage in certain transactions with affiliates; (v) create restrictions on dividends or other payments by the restricted subsidiaries; and (vi) merge, consolidate or sell substantially all of the Company’s assets. The indenture contains covenants that limit the Company’s ability, Clear Channel Capital I, LLC’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 11.25% Priority Guarantee Notes. The indenture also provides for customary events of default.

Subsidiary Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, CCOH entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital, to issue letters of credit and for other general corporate purposes. At December 31, 2013, there were no amounts outstanding under the revolving credit facility, and $34.1 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

Senior Cash Pay Notes and Senior Toggle Notes

As of December 31, 2013, the Company had outstanding $94.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $127.9 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by the Company and each of the Company’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions. The senior cash pay notes and senior toggle notes mature on August 1, 2016 and the senior toggle notes may require a special redemption of up to $30.0 million on August 1, 2015. The Company may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Prior to August 1, 2012, the Company was able to redeem some or all of the senior cash pay notes and senior toggle notes at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an applicable premium, as described in the indenture governing such notes. Since August 1, 2012, the Company may redeem some or all of the senior cash pay notes and senior toggle notes at any time at the redemption prices set forth in the indenture governing such notes. If the Company undergoes a change of control, sells certain its assets, or issues certain debt, it may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of the Company’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021, the Priority Guarantee Notes due 2019, and the 11.25% Priority Guarantee Notes guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021, the Priority Guarantee Notes due 2019, and the 11.25% Priority Guarantee Notes to the extent of the value of the assets securing such indebtedness. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to the Company’s senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to the Company’s existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, the Company made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010, and has continued to pay interest in cash for each subsequent interest period.

As described in “Senior Notes due 2021” below, during 2013, the Company exchanged a portion of the senior cash pay notes and the senior toggle notes for Senior Notes due 2021.

Senior Notes due 2021

As of December 31, 2013, the Company had outstanding approximately $1.4 billion of aggregate principal amount of Senior Notes due 2021 (net of $421.9 million principal amount issued to, and held by, a subsidiary of the Company).

During the second quarter of 2013, the Company completed an exchange offer with certain holders of its senior cash pay notes and senior toggle notes pursuant to which the Company issued $1.2 billion aggregate principal amount (including $421.0 million principal amount issued to, and held by, a subsidiary of the Company) of Senior Notes due 2021. In the exchange offer, $348.1 million aggregate principal amount of senior cash pay notes was exchanged for $348.0 million aggregate principal amount of the Senior Notes due 2021, and $917.2 million aggregate principal amount of senior toggle notes was exchanged for $853.0 million aggregate principal amount of Senior Notes due 2021 and $64.2 million of cash, plus, in each case, cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the senior cash pay notes and senior toggle notes to, but not including, the closing date of the exchange offer. The Senior Notes due 2021 mature on February 1, 2021. Interest on the Senior Notes due 2021 is payable semi-annually on February 1 and August 1 of each year, which began on August 1, 2013. Interest on the Senior Notes due 2021 will be paid at the rate of (i) 12.0% per annum in cash and (ii) 2.0% per annum through the issuance of payment-in-kind notes (the “PIK Notes”). Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued will mature on February 1, 2021 and have the same rights and benefits as the Senior Notes due 2021. The Senior Notes due 2021 are fully and unconditionally guaranteed on a senior basis by the guarantors named in the indenture governing such notes. The guarantee is structurally subordinated to all existing and future indebtedness and other liabilities of any subsidiary of the applicable subsidiary guarantor that is not also a guarantor of the Senior Notes due 2021. The guarantees are subordinated to the guarantees of the Company’s senior secured credit facility and certain other permitted debt, but rank equal to all other senior indebtedness of the guarantors.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During the fourth quarter of 2013, the Company completed an additional exchange offer with certain remaining holders of the senior cash pay notes and senior toggle notes pursuant to which the Company issued $622.5 million aggregate principal amount of Senior Notes due 2021. In the exchange offer, $353.8 million aggregate principal amount of senior cash pay notes was exchanged for $389.2 million aggregate principal amount of Senior Notes due 2021 and $14.2 million in cash, and $212.1 million aggregate principal amount of senior toggle notes was exchanged for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million in cash, plus, in each case, cash in an amount equal to accrued and unpaid interest on the senior cash pay notes and senior toggle notes was netted against cash due for accrued interest on the Senior Notes due 2021 since the previous interest payment date.

The Company may redeem or purchase the Senior Notes due 2021 at its option, in whole or in part, at any time prior to August 1, 2015, at a redemption price equal to 100% of the principal amount of Senior Notes due 2021 redeemed plus an applicable premium. In addition, until August 1, 2015, the Company may, at its option, on one or more occasions, redeem up to 60% of the then outstanding aggregate principal amount of Senior Notes due 2021 at a redemption price equal to (x) with respect to the first 30% of the then outstanding aggregate principal amount of the Senior Notes due 2021, 109.0% of the aggregate principal amount thereof and (y) with respect to the next 30% of the then outstanding aggregate principal amount of the Senior Notes due 2021, 112.0% of the aggregate principal amount thereof, in each case plus accrued and unpaid interest thereon to the applicable redemption date. The Company may redeem the Senior Notes due 2021, in whole or in part, on or after August 1, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the Senior Notes due 2021 contains covenants that limit the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; (vii) engage in transactions with affiliates; and (viii) designate their subsidiaries as unrestricted subsidiaries.

Senior Notes

As of December 31, 2013, the Company had outstanding approximately $1.4 billion aggregate principal amount of senior notes outstanding (net of $288.5 million aggregate principal amount held by a subsidiary of the Company).

The senior notes were the obligations of the Company prior to the merger. The senior notes are senior, unsecured obligations that are effectively subordinated to the Company’s secured indebtedness to the extent of the value of the Company’s assets securing such indebtedness and are not guaranteed by any of the Company’s subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of the Company’s subsidiaries. The senior notes rank equally in right of payment with all of the Company’s existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness.

CCWH Senior Notes

As of December 31, 2013, the senior notes of the Company’s subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.75 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes” and, together with the Series A CCWH Senior Notes, the “CCWH Senior Notes”). The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of CCWH’s Series A Senior Notes due 2017 and CCWH’s Series B Senior Notes due 2017 (collectively, the “Existing CCWH Senior Notes”).

The Company capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million. The Company is amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, which began on May 15, 2013.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than the Company and its subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and

•	sell certain assets, including capital stock of its subsidiaries, to persons other than the Company and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur (i) additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must not be lower than 7.0:1 for total debt. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit CCOH’s ability to pay dividends. The Series B CCWH Senior Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by the Company to CCOH.

CCWH Senior Subordinated Notes

As of December 31, 2013, CCWH Subordinated Notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consist of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes” and, together with the Series A CCWH Subordinated Notes, the “CCWH Subordinated Notes”). Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, which began on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than the Company and its subsidiaries (other than CCOH) or issue certain preferred stock;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets; and

•	sell certain assets, including capital stock of CCOH’s subsidiaries, to persons other than the Company and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets;

•	sell certain assets, including capital stock of CCOH’s subsidiaries;

•	designate CCOH’s subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1. The Series A CCWH Senior Subordinated Notes indenture does not limit CCOH’s ability to pay dividends. The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by the Company to CCOH.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, made a special cash dividend to CCOH, which in turn made a special cash dividend on March 15, 2012 in an amount equal to $6.0832 per share to its Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“CC Holdings”) and CC Finco, LLC (“CC Finco”), both wholly-owned subsidiaries of the Company. Of the $2,170.4 million special cash dividend paid by CCOH, an aggregate of $1,925.7 million was distributed to CC Holdings and CC Finco, with the remaining $244.7 million distributed to other stockholders. As a result, the Company recorded a reduction of $244.7 million in “Noncontrolling interest” on the consolidated balance sheet.

Refinancing Transactions

2011 Refinancing Transactions

In February 2011, the Company amended its senior secured credit facilities and its receivables based facility and issued the Initial Priority Guarantee Notes due 2021. In June 2011, the Company issued the Additional Priority Guarantee Notes due 2021 at an issue price of 93.845% of the principal amount. The Initial Priority Guarantee Notes due 2021 and the Additional Priority Guarantee Notes due 2021 have identical terms and are treated as a single class.

The Company capitalized $39.5 million in fees and expenses associated with the offering of the Initial Priority Guarantee Notes due 2021 and is amortizing them through interest expense over the life of the Initial Priority Guarantee Notes due 2021. The Company capitalized an additional $7.1 million in fees and expenses associated with the offering of the Additional Priority Guarantee Notes due 2021 and is amortizing them through interest expense over the life of the Additional Priority Guarantee Notes due 2021.

The Company used the proceeds of the Initial Priority Guarantee Notes due 2021 offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities. The $500.0 million prepayment was allocated on a ratable basis between outstanding term loans and revolving credit commitments under the Company’s revolving credit facility.

The Company obtained, concurrent with the offering of the Initial Priority Guarantee Notes due 2021, amendments to its credit agreements with respect to its senior secured credit facilities and its receivables based facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering. The amendments, among other things, permit the Company to request future extensions of the maturities of its senior secured credit facilities, provide the Company with greater flexibility in the use of its accordion capacity, provide the Company with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCOH and its subsidiaries to incur new debt, provided that the net proceeds distributed to the Company from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

Of the $703.8 million of proceeds from the issuance of the Additional Priority Guarantee Notes due 2021 ($750.0 million aggregate principal amount net of $46.2 million of discount), the Company used $500.0 million for general corporate purposes (to replenish cash on hand that the Company previously used to pay senior notes at maturity on March 15, 2011 and May 15, 2011) and used the remaining $203.8 million to repay at maturity a portion of the Company’s 5% senior notes that matured in March 2012.

2012 Refinancing Transactions

In March 2012, CCWH issued $275.0 million aggregate principal amount of the Series A CCWH Subordinated Notes and $1,925.0 million aggregate principal amount of the Series B CCWH Subordinated Notes and in connection therewith, CCOH distributed a dividend of $6.0832 per share to its stockholders of record. Using the CCOH dividend proceeds distributed to the Company’s wholly-owned subsidiaries, together with cash on hand, the Company repaid $2,096.2 million of indebtedness under its senior secured credit facilities.

In November 2012, CCWH issued $735.75 million aggregate principal amount of the Series A CCWH Senior Notes, which were issued at an issue price of 99.0% of par, and $1,989.25 million aggregate principal amount of the Series B CCWH Senior Notes, which were issued at par. CCWH used the net proceeds from the offering of the CCWH Senior Notes, together with cash on hand, to fund the tender offer for and redemption of the Existing CCWH Senior Notes.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During December 2012, the Company exchanged $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued the Company’s Priority Guarantee Notes due 2019. The exchange offer, which was offered to eligible existing lenders under the Company’s senior secured credit facilities, was exempt from registration under the Securities Act of 1933, as amended. The Company capitalized $11.9 million in fees and expenses associated with the offering and are amortizing them through interest expense over the life of the notes.

2013 Refinancing Transactions

In February 2013, the Company issued $575.0 million aggregate principal amount of the outstanding Priority Guarantee Notes due 2021 and used the net proceeds of such notes, together with the proceeds of borrowings under its receivables based credit facility and cash on hand, to prepay all $846.9 million of loans outstanding under its Term Loan A and to pay related fees and expenses.

During June 2013, the Company amended its senior secured credit facility by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $5.0 billion Term Loan D due January 30, 2019. The amendment also permitted the Company to make applicable high yield discount obligation catch-up payments beginning in May 2018 with respect to the new Term Loan D and any notes issued in connection with the Company’s exchange of its outstanding 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016.

During June 2013, the Company exchanged $348.1 million aggregate principal amount of senior cash pay notes for $348.0 million aggregate principal amount of the Senior Notes due 2021 and $917.2 million aggregate principal amount of senior toggle notes (including $452.7 million aggregate principal amount held by a subsidiary of the Company) for $853.0 million aggregate principal amount of Senior Notes due 2021 (including $421.0 million aggregate principal amount issued to the subsidiary of the Company) and $64.2 million of cash (including $31.7 million of cash paid to the subsidiary of the Company), pursuant to the exchange offer. In connection with the exchange offer and the senior secured credit facility amendment, both of which were accounted for as modifications of existing debt in accordance with ASC 470-50, the Company incurred expenses of $17.9 million which are included in “Other income (expenses), net”.

Further, in December 2013, the Company exchanged an additional $353.8 million aggregate principal amount of senior cash pay notes for $389.2 million aggregate principal amount of the Senior Notes due 2021 and $14.2 million of cash as well as an additional $212.1 million aggregate principal amount of senior toggle notes for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million of cash, pursuant to the exchange offer. In connection with the exchange offer, which was accounted for as extinguishment of existing debt in accordance with ASC 470-50, the Company incurred expenses of $84.0 million, which are included in “Loss on extinguishment of debt”.

In addition, during December 2013, the Company amended its senior secured credit facility by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $1.3 billion Term Loan E due July 30, 2019. In connection with the senior secured credit facility amendment, which was accounted for as modifications of existing debt, the Company incurred expenses of $5.5 million which are included in “Other income (expenses), net”.

Debt Repurchases, Maturities and Other

2013

During August 2013, the Company made a $25.3 million scheduled applicable high-yield discount obligation payment to the holders of the senior toggle notes.

During February 2013, using the proceeds from the issuance of the 11.25% Priority Guarantee Notes along with borrowings under the receivables based credit facility of $269.5 million and cash on hand, the Company prepaid all $846.9 million outstanding under its Term Loan A under its senior secured credit facilities. The Company recorded a loss of $3.9 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During January 2013, the Company repaid its 5.75% senior notes at maturity for $312.1 million (net of $187.9 million principal amount repaid to a subsidiary of the Company with respect to notes repurchased and held by such entity), plus accrued interest, using cash on hand.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2012

During November 2012, CCWH repurchased $1,724.7 million aggregate principal amount of the Existing CCWH Senior Notes in a tender offer for the Existing CCWH Senior Notes. Simultaneously with the early settlement of the tender offer, CCWH called for redemption all of the remaining $775.3 million aggregate principal amount of Existing CCWH Senior Notes that were not purchased on the early settlement date of the tender offer. In connection with the redemption, CCWH satisfied and discharged its obligations under the Existing CCWH Senior Notes indentures by depositing with the trustee sufficient funds to pay the redemption price, plus accrued and unpaid interest on the remaining outstanding Existing CCWH Senior Notes to, but not including, the December 19, 2012 redemption date.

During October 2012, the Company consummated a private exchange offer of $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Priority Guarantee Notes due 2019. The exchange offer was available only to eligible lenders under the senior secured credit facilities, and the Priority Guarantee Notes due 2019 were offered only in reliance on exemptions from registration under the Securities Act of 1933, as amended.

In connection with the issuance of the CCWH Subordinated Notes, CCOH paid the $2,170.4 million CCOH dividend on March 15, 2012 to its Class A and Class B stockholders, consisting of $1,925.7 million distributed to CC Holdings and CC Finco and $244.7 million distributed to other stockholders. In connection with the Subordinated Notes issuance and CCOH dividend, the Company repaid indebtedness under its senior secured credit facilities in an amount equal to the aggregate amount of dividend proceeds distributed to CC Holdings and CC Finco, or $1,925.7 million. Of this amount, a prepayment of $1,918.1 million was applied to indebtedness outstanding under the Company’s revolving credit facility, thus permanently reducing the revolving credit commitments under the Company’s revolving credit facility to $10.0 million. During the fourth quarter of 2012, the revolving credit facility was permanently paid off and terminated using available cash on hand. The remaining $7.6 million prepayment was allocated on a pro rata basis to the Company’s term loan facilities.

In addition, on March 15, 2012, using cash on hand, the Company made voluntary prepayments under its senior secured credit facilities in an aggregate amount equal to $170.5 million, as follows: (i) $16.2 million under its Term Loan A due 2014, (ii) $129.8 million under its Term Loan B due 2016, (iii) $10.0 million under its Term Loan C due 2016 and (iv) $14.5 million under its delayed draw term loans due 2016. In connection with the prepayments on the Company’s senior secured credit facilities, the Company recorded a loss of $15.2 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During March 2012, the Company repaid its 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount repaid to a subsidiary of the Company with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the June 2011 offering of the Additional Priority Guarantee Notes, along with cash on hand.

2011

During 2011, CC Finco repurchased certain of the Company’s outstanding senior notes through open market repurchases as shown in the table below. Notes repurchased and held by CC Finco are eliminated in consolidation.

(In thousands)	Year Ended December 31, 2011
CC Finco, LLC
Principal amount of debt repurchased	$80,000
Purchase accounting adjustments(1)	(20,476)
Gain recorded in “Loss on extinguishment of debt”(2)	(4,274)

Cash paid for repurchases of long-term debt	$55,250

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.
(2)	CC Finco repurchased certain of the Company’s senior notes at a discount, resulting in a gain on the extinguishment of debt.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During 2011, the Company repaid its 6.25% senior notes at maturity for $692.7 million (net of $57.3 million principal amount repaid to a subsidiary of the Company with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the February 2011 offering of the Initial Priority Guarantee Notes, along with available cash on hand. The Company also repaid its 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount repaid to a subsidiary of the Company with respect to notes repurchased and held by such entity), plus accrued interest, with available cash on hand. Prior to, and in connection with the June 2011 offering, the Company repaid all amounts outstanding under its receivables based credit facility on June 8, 2011, using cash on hand. This voluntary repayment did not reduce the commitments under this facility and the Company may reborrow amounts under this facility at any time. In addition, on June 27, 2011, the Company made a voluntary payment of $500.0 million on its revolving credit facility. Furthermore, CC Finco repurchased $80.0 million aggregate principal amount of the Company’s outstanding 5.5% senior notes due 2014 for $57.1 million, including accrued interest, through an open market purchase.

Future maturities of long-term debt at December 31, 2013 are as follows:

(in thousands)
2014	$484,413
2015	256,422
2016	2,384,739
2017	247,074
2018	175,084
Thereafter	17,258,873

Total (1)	$20,806,605

(1)	Excludes purchase accounting adjustments and original issue discount of $322.4 million, which is amortized through interest expense over the life of the underlying debt obligations.

Subsidiary Sale of Long-Term Debt

On February 14, 2014, CC Finco sold $227.0 million in aggregate principal amount of Senior Notes due 2021 to private purchasers in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”). CC Finco expects the purchasers to validly tender the Senior Notes due 2021 into Clear Channel’s previously-announced registered exchange offer for the Senior Notes due 2021, which expires on February 20, 2014 (the “A/B Exchange Offer”). Upon completion of the A/B Exchange Offer, the purchasers of the Senior Notes due 2021, along with all other holders of the Senior Notes due 2021 who have validly tendered such notes into the A/B Exchange Offer, will receive Senior Notes due 2021 that have been registered under the Act. CC Finco has contributed the net proceeds from the sale of the Senior Notes due 2021 to Clear Channel, which intends to use such proceeds to repay, repurchase or otherwise acquire outstanding indebtedness from time to time and retire that indebtedness as it becomes due or upon its earlier repayment, repurchase or acquisition. Following the sale of the Senior Notes due 2021, CC Finco continues to hold $199.1 million in aggregate principal amount of Senior Notes due 2021.

NOTE 6 – FAIR VALUE MEASUREMENTS

ASC 820-10-35 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Marketable Equity Securities

The Company’s marketable equity securities and interest rate swap are measured at fair value on each reporting date.

The marketable equity securities are measured at fair value using quoted prices in active markets. Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The cost, unrealized holding gains or losses, and fair value of the Company’s investments at December 31, 2013 and 2012 are as follows:

(In thousands)		Gross	Gross
Investments	Amortized Cost	Unrealized Losses	Unrealized Gains	Fair Value
2013
Available-for-sale	$659	$-	$1,283	$1,942
Other cost investments	7,783	-	-	7,783

Total	$8,442	$-	$1,283	$9,725

2012
Available-for-sale	$5,207	$-	$106,220	$111,427
Other cost investments	7,769	-	-	7,769

Total	$12,976	$-	$106,220	$119,196

During 2013, the Company sold shares of Sirius XM Radio, Inc. held by it for $135.5 million. In connection with the sale of shares of Sirius XM Radio, Inc., a realized gain of $130.9 million and income tax expense of $48.6 million were reclassified out of accumulated other comprehensive loss into “Gain on marketable securities” and “Income tax benefit,” respectively. The net difference of $82.3 million is reported as a reduction of “Other comprehensive income (loss).”

Other cost investments include various investments in companies for which there is no readily determinable market value. The Company recognized other-than-temporary impairments of $2.0 million on a cost investment for the year ended December 31, 2012, which was a non-cash impairment charge recorded in “Loss on marketable securities.”

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for an extended period of time. As a result, the Company considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge $2.6 million and $4.8 million in “Loss on marketable securities” for the years ended 2012 and 2011, respectively, fully impairing this investment. No further impairments were recognized for the year ended 2013.

Interest Rate Swap

The Company previously entered into a $2.5 billion notional amount interest rate swap agreement to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest rate changes on future interest expense. The interest rate swap agreement matured on September 30, 2013. The swap was designated as a cash flow hedge with the effective portion of the gain or loss on the swap reported as a component of other comprehensive income (loss). Ineffective portions of a cash flow hedging derivative’s change in fair value are recognized currently in earnings. In accordance with ASC 815-20-35-9, as the critical terms of the swap and the floating-rate debt being hedged were the same at inception and remained the same during the current period, no ineffectiveness was recorded in earnings for the year ended December 31, 2013.

The swap agreement was valued using a discounted cash flow model taking into account the present value of the future cash flows under the terms of the agreement by using market information available as of the reporting date, including prevailing interest rates and credit spread. Due to the fact that the inputs were either directly or indirectly observable, the Company classified the fair value measurements of its swap agreement as Level 2 in accordance with ASC 820-10-35.

The fair value of the Company’s $2.5 billion notional amount interest rate swap designated as a hedging instrument and recorded in “Other current liabilities” was $76.9 million at December 31, 2012. There was no liability at December 31, 2013 because the swap matured on September 30, 2013.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table details the beginning and ending accumulated other comprehensive loss and the current period activity related to the interest rate swap agreement:

(In thousands)	Accumulated other
comprehensive loss
Balance at December 31, 2011	$100,292
Other comprehensive income	52,112

Balance at December 31, 2012	48,180
Other comprehensive income	48,180

Balance at December 31, 2013	$-

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant and equipment under certain street furniture contracts. Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2013, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $30.0 million. As the contingencies have not been met or resolved as of December 31, 2013, these amounts are not recorded.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2013, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment/talent contracts consist of the following:

(In thousands)			Capital
	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Expenditure Commitments	Employment/Talent Contracts
2014	$401,390	$533,454	$44,224	$84,009
2015	377,981	422,395	27,007	76,770
2016	309,239	341,684	14,382	72,223
2017	266,063	200,411	2,454	30,618
2018	226,722	987	152	11,000
Thereafter	1,344,727	539,324	23,532	-

Total	$2,926,122	$2,038,255	$111,751	$274,620

Rent expense charged to operations for the years ended December 31, 2013, 2012 and 2011 was $1.16 billion, $1.14 billion and $1.16 billion, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; defamation matters; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

Stockholder Litigation

Two derivative lawsuits were filed in March 2012 in Delaware Chancery Court by stockholders of CCOH, an indirect non-wholly owned subsidiary of the Company. The consolidated lawsuits were captioned In re Clear Channel Outdoor Holdings, Inc. Derivative Litigation, Consolidated Case No. 7315-CS. The complaints named as defendants certain of the Company’s and CCOH’s current and former directors and the Company, as well as Bain Capital and THL. CCOH also was named as a nominal defendant. The complaints alleged, among other things, that in December 2009 the Company breached fiduciary duties to CCOH and its stockholders by allegedly requiring CCOH to agree to amend the terms of a revolving promissory note payable by the Company to CCOH (the “Note”) to extend the maturity date of the Note and to amend the interest rate payable on the Note. According to the complaints, the terms of the amended Note were unfair to CCOH because, among other things, the interest rate was below market. The complaints further alleged that the Company was unjustly enriched as a result of that transaction. The complaints also alleged that the director defendants breached fiduciary duties to CCOH in connection with that transaction and that the transaction constituted corporate waste. On March 28, 2013, to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the complaint, legal counsel for the defendants entered into a binding memorandum of understanding (the “MOU”) with legal counsel for a special litigation committee consisting of certain independent directors of CCOH and the plaintiffs to settle the litigation. On July 8, 2013, the parties executed a Stipulation of Settlement, on terms consistent with the MOU, and presented the Stipulation of Settlement to the Delaware Chancery Court for approval. The Company and CCOH filed the Stipulation of Settlement with the SEC as an exhibit to their respective Current Reports on Form 8-K filed on July 9, 2013. On September 9, 2013, the Delaware Chancery Court approved the settlement and, on

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

October 9, 2013, the right to appeal expired. On October 19, 2013, in accordance with the terms of the settlement, CCOH’s board of directors (i) notified the Company of its intent to make a demand for repayment of $200 million outstanding under the Note on November 8, 2013, (ii) declared a dividend of $200 million, which was conditioned upon the Company satisfying such demand, and (iii) established a committee of the board of directors for the specific purpose of monitoring the Note. On October 23, 2013, the Company and CCOH amended the Note in accordance with the terms of the settlement. The Company and CCOH announced CCOH’s intent to make a demand for repayment of $200 million outstanding under the Note and CCOH’s declaration of the dividend in their respective Current Reports on Form 8-K filed on October 21, 2013, filed a copy of the amendment to the Note as an exhibit to their respective Current Reports on Form 8-K filed on October 23, 2013 and announced the demand and dividend payment in their respective Current Reports on Form 8-K filed on November 8, 2013.

Los Angeles Litigation

In 2008, Summit Media, LLC, one of the Company’s competitors, sued the City of Los Angeles (the “City”), Clear Channel Outdoor, Inc. and CBS Outdoor in Los Angeles Superior Court (Case No. BS116611) challenging the validity of a settlement agreement that had been entered into in November 2006 among the parties. Pursuant to the settlement agreement, Clear Channel Outdoor, Inc. had taken down existing billboards and converted 83 existing signs from static displays to digital displays pursuant to modernization permits issued through an administrative process of the City. The Los Angeles Superior Court ruled in January 2010 that the settlement agreement constituted an ultra vires act of the City and nullified its existence, but did not invalidate the modernization permits issued to Clear Channel Outdoor, Inc. and CBS. All parties appealed the ruling by the Los Angeles Superior Court to Court of Appeal for the State of California, Second Appellate District, Division 8. On December 10, 2012, the Court of Appeal issued an order upholding the Superior Court’s finding that the settlement agreement was ultra vires and remanding the case to the Superior Court for the purpose of invalidating the modernization permits issued to Clear Channel Outdoor, Inc. and CBS for the digital displays that were the subject of the settlement agreement. On January 22, 2013, Clear Channel Outdoor, Inc. filed a petition with the California Supreme Court requesting its review of the matter, and the Supreme Court denied that petition on February 27, 2013. On April 12, 2013, the Los Angeles Superior Court invalidated 82 digital modernization permits issued to Clear Channel Outdoor, Inc. (77 of which displays were operating at the time of the ruling) and 13 issued to CBS and ordered that the companies turn off the electrical power to affected digital displays by the close of business on April 15, 2013. Clear Channel Outdoor, Inc. has complied with the order. On April 16, 2013, the Court conducted further proceedings during which it held that it was not invalidating two additional digital modernization permits that Clear Channel Outdoor, Inc. had secured through a special zoning plan and confirmed that its April 12 order invalidated only digital modernization permits – no other types of permits the companies may have secured for the signs at issue. Summit Media, LLC filed a further motion requesting that the Court order the demolition of the 82 sign structures on which the now-invalidated digital signs operated, as well as the invalidation of several other permits for traditional signs allegedly issued under the settlement agreement. At a hearing held on November 22, 2013, the Court denied Summit Media, LLC’s demolition motion by allowing the 82 sign structures and their LED faces to remain intact, thus allowing Clear Channel Outdoor, Inc. to seek permits under the existing City sign code to either wrap the LED faces with vinyl or convert the LED faces to traditional static signs. The Court further confirmed the invalidation of all permits issued under the settlement agreement. In anticipation of this order, Clear Channel Outdoor, Inc. had removed six static billboard facings solely permitted under the settlement agreement. At a hearing held on January 21, 2014, the Court denied Summit Media, LLC’s motion for attorney’s fees on the basis that Summit Media, LLC had a substantial financial interest in the outcome of the litigation and, therefore, was not entitled to fees under California’s private attorney general statute.

NOTE 8 – GUARANTEES

As of December 31, 2013, the Company had outstanding surety bonds and commercial standby letters of credit of $49.1 million and $118.9 million, respectively, of which $33.0 million of letters of credit were cash secured. Letters of credit in the amount of $2.0 million are collateral in support of surety bonds and these amounts would only be drawn under the letters of credit in the event a claim is filed against the associated surety bonds were funded and the Company does not honor its reimbursement obligation to the Surety. These letters of credit and surety bonds relate to various operational matters including insurance, bid, concession and performance bonds as well as other items.

As of December 31, 2013, the Company had outstanding bank guarantees of $57.4 million. Bank guarantees in the amount of $13.3 million are backed by cash collateral.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 – INCOME TAXES

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2013	2012	2011
Current - Federal	$10,586	$61,655	$18,608
Current - foreign	(48,466)	(48,579)	(51,293)
Current - state	1,527	(9,408)	14,719

Total current benefit (expense)	(36,353)	3,668	(17,966)

Deferred - Federal	126,905	261,014	126,078
Deferred - foreign	8,932	27,970	13,708
Deferred - state	22,333	15,627	4,158

Total deferred benefit	158,170	304,611	143,944

Income tax benefit	$121,817	$308,279	$125,978

Current tax expense of $36.4 million was recorded for 2013 as compared to a current tax benefit of $3.7 million for 2012. The change in current tax was primarily due to the Company’s settlement of U.S. federal and foreign tax examinations during 2012. Pursuant to the settlements, the Company recorded a reduction to current income tax expense of approximately $67.3 million during 2012 as compared with reductions to current income tax expense of $30.4 million during 2013, to reflect the net current tax benefits of the settlements.

Current tax benefit of $3.7 million was recorded for 2012 as compared to a current tax expense of $18.0 million for 2011 primarily due to the Company’s settlement of U.S. federal and foreign tax examinations during 2012 mentioned above.

Deferred tax benefit of $158.2 million for 2013 primarily relates to cancellation of debt income recognized during the year as a result of certain debt restructuring transactions, and is lower when compared with the deferred tax benefit of $304.6 million for 2012. The decrease in deferred tax benefit in 2013 is primarily due to the valuation allowance of $143.5 million recorded against a portion of the Company’s federal and state net operating losses.

Deferred tax benefit of $304.6 million for 2012 primarily relates to federal and state net operating loss carryforwards, and is higher when compared with the deferred tax benefit of $143.9 million for 2011. The increase in deferred tax benefit in 2012 is primarily due to additional loss before income taxes in 2012 compared to 2011.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2013 and 2012 are as follows (1):

(In thousands)	2013	2012
Deferred tax liabilities:
Intangibles and fixed assets	$2,402,168	$2,451,874
Long-term debt	183,615	381,712
Investments in nonconsolidated affiliates	-	49,654
Unrealized loss in marketable securities	-	10,058
Other investments	6,759	5,832
Other	6,655	5,480

Total deferred tax liabilities	2,599,197	2,904,610

Deferred tax assets:
Accrued expenses	106,651	85,132
Investments in nonconsolidated affiliates	1,824	-
Net operating loss carryforwards	1,287,239	1,278,894
Bad debt reserves	9,726	12,633
Other	35,527	41,011

Total gross deferred tax assets	1,440,967	1,417,670
Less: Valuation allowance	327,623	183,686

Total deferred tax assets	1,113,344	1,233,984

Net deferred tax liabilities	$1,485,853	$1,670,626

(1)	For comparability, the presentation of the balances at December 31, 2012 were adjusted to align to current year presentation of gross foreign deferred taxes and associated valuation allowances on our foreign subsidiaries.

Included in the Company’s net deferred tax liabilities are $52.0 million and $19.2 million of current net deferred tax assets for 2013 and 2012, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $1.5 billion and $1.7 billion of net deferred tax liabilities for 2013 and 2012, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.

The Company’s net foreign deferred tax liabilities were $19.8 million and $30.3 million for the periods ended December 31, 2013 and December 31, 2012, respectively.

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses, billboard permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize FCC licenses and billboard permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.

At December 31, 2013, the Company had recorded net operating loss carryforwards (tax effected) for federal and state income tax purposes of approximately $1.1 billion, expiring in various amounts through 2033. The Company expects to realize the benefits of the majority of its deferred tax assets attributable to federal and state net operating losses based upon its expectations as to future taxable income from deferred tax liabilities that reverse in the relevant federal and state jurisdictions and carryforward periods. The Company has recorded a partial valuation allowance of $143.5 million against these deferred tax assets during 2013 as the reversing deferred tax liabilities that can be used as a source of future taxable income to realize the deferred tax assets was exceeded by the additional federal and state net operating losses generated in the period ended December 31, 2013. In addition, the Company had recorded deferred tax assets for foreign net operating loss carryforwards (tax effected) of approximately $170.8 million as offset in part by an associated valuation allowance of $156.8 million. Additional deferred tax valuation allowance of $23.5 million offsets other foreign deferred tax assets that are not expected to be realized. Realization of these foreign deferred tax assets is dependent upon the Company’s ability to generate future taxable income in appropriate tax jurisdictions to obtain benefits. Due to the Company’s

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

evaluation of negative factors including particular negative evidence of cumulative losses in these jurisdictions, the Company continues to record valuation allowances on the foreign deferred tax assets that are not expected to be realized. For its remaining gross deferred tax assets, the Company is relying on its assessment of deferred tax liabilities that will reverse in the same carryforward period and jurisdiction and are of the same character as the net operating loss carryforwards and temporary differences that give rise to the deferred tax assets. Any deferred tax liabilities associated with acquired FCC licenses, billboard permits and tax-deductible goodwill intangible assets are not relied upon as these intangible assets have an indefinite life.

At December 31, 2013, net deferred tax liabilities include a deferred tax asset of $27.1 million relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation. Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in its balance sheet.

The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax benefit is:

	Years Ended December 31,
(In thousands)	2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit at statutory rates	$246,867	35%	$251,814	35%	$137,903	35%
State income taxes, net of federal tax effect	32,768	4%	6,218	1%	18,877	5%
Foreign income taxes	(22,640)	(3%)	8,782	2%	(4,683)	(1%)
Nondeductible items	(4,870)	(1%)	(4,617)	(1%)	(3,154)	(1%)
Changes in valuation allowance and other estimates	(135,161)	(19%)	50,697	7%	(15,816)	(4%)
Other, net	4,853	1%	(4,615)	(1%)	(7,149)	(2%)

Income tax benefit	$121,817	17%	$308,279	43%	$125,978	32%

A tax benefit was recorded for the year ended December 31, 2013 of 17%. The effective tax rate for 2013 was impacted by the $143.5 million valuation allowance recorded during the period as additional deferred tax expense. The valuation allowance was recorded against a portion of the federal and state net operating losses due to the uncertainty of the ability to utilize those losses in future periods. This expense was partially offset by $20.2 million in net tax benefits recorded during the period due to the settlement of certain U.S. federal and state tax examinations during the year. Foreign income before income taxes was approximately $48.3 million for 2013.

A tax benefit was recorded for the year ended December 31, 2012 of 43%. The effective tax rate for 2012 was impacted by the Company’s settlement of U.S. federal and foreign tax examinations during the year. Pursuant to the settlements, the Company recorded a reduction to income tax expense of approximately $60.6 million to reflect the net tax benefits of the settlements. This benefit was partially offset by additional tax recorded during 2012 related to the write-off of deferred tax assets associated with the vesting of certain equity awards. Foreign income before income taxes was approximately $84.0 million for 2012.

A tax benefit was recorded for the year ended December 31, 2011 of 32%. The effective tax rate for 2011 was impacted by the Company’s settlement of U.S. federal and state tax examinations during the year. Pursuant to the settlements, the Company recorded a reduction to income tax expense of approximately $16.3 to reflect the net tax benefits of the settlements. This benefit was partially offset by additional tax recorded during 2011 related to the write-off of deferred tax assets associated with the vesting of certain equity awards and the inability to benefit from certain tax loss carryforwards in foreign jurisdictions. Foreign income before income taxes was approximately $94.0 million for 2011.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2013 and 2012 was $49.4 million and $50.5 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2013 and 2012 was $178.8 million and $188.9 million, respectively, of which $131.0 million and $158.3 million is included in “Other long-term liabilities”, and $11.6 million and $0.5 million is included in “Accrued Expenses” on the Company’s consolidated balance sheets, respectively. In addition, $36.1 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2013. The total amount of unrecognized tax benefits at December 31, 2013 and 2012 that, if recognized, would impact the effective income tax rate is $100.1 million and $107.0 million, respectively.

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2013	2012
Balance at beginning of period	$138,437	$175,782
Increases for tax position taken in the current year	12,004	10,575
Increases for tax positions taken in previous years	13,163	14,774
Decreases for tax position taken in previous years	(21,928)	(55,113)
Decreases due to settlements with tax authorities	(1,113)	(7,581)
Decreases due to lapse of statute of limitations	(11,188)	-

Balance at end of period	$129,375	$138,437

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. During 2013, the Company effectively settled certain U.S. federal and state examinations and as a result reversed liabilities that had been recorded for the uncertain tax positions in those periods. During 2012, the Company effectively settled certain Federal and foreign examinations and as a result reversed liabilities that had been recorded for the uncertain tax positions in those periods. Additionally, during 2012, the Company settled an examination in the United Kingdom and, as a result of the settlement, paid approximately $7.2 million in tax and interest. All federal income tax matters through 2008 are closed and the IRS is currently auditing the Company’s 2009 and 2010 periods. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2005.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 – SHAREHOLDER’S INTEREST

The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in shareholder’s deficit attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total ownership interest:

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances at January 1, 2013	$(8,299,188)	$303,997	$(7,995,191)
Net income (loss)	(606,883)	23,366	(583,517)
Dividends and other payments to noncontrolling interests	-	(91,887)	(91,887)
Foreign currency translation adjustments	(29,755)	(3,246)	(33,001)
Unrealized holding gain on marketable securities	16,439	137	16,576
Unrealized holding gain on cash flow derivatives	48,180	-	48,180
Other adjustments to comprehensive loss	5,932	800	6,732
Other, net	6,694	12,531	19,225
Reclassifications	(83,585)	(167)	(83,752)

Balances at December 31, 2013	$(8,942,166)	$245,531	$(8,696,635)

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances at January 1, 2012	$(7,993,736)	$521,794	$(7,471,942)
Net income (loss)	(424,479)	13,289	(411,190)
Dividends and other payments to noncontrolling interests	-	(251,666)	(251,666)
Foreign currency translation adjustments	34,433	5,809	40,242
Unrealized holding gain (loss) on marketable securities	23,396	(293)	23,103
Unrealized holding gain on cash flow derivatives	52,112	-	52,112
Other adjustments to comprehensive loss	1,006	129	1,135
Other, net	6,268	14,702	20,970
Reclassifications	1,812	233	2,045

Balances at December 31, 2012	$(8,299,188)	$303,997	$(7,995,191)

Dividends

The Company has not paid cash dividends on the shares of its common stock since the merger in 2008 and its ability to pay dividends is subject to restrictions should it seek to do so in the future. The Company’s debt financing arrangements include restrictions on its ability to pay dividends.

Share-Based Compensation

Stock Options

The Company does not have any compensation plans under which it grants stock awards to employees. Prior to the merger, the Company granted options to purchase its common stock to its employees and directors and its affiliates under its various equity incentive plans typically at no less than the fair value of the underlying stock on the date of grant. These options were granted for a term not exceeding ten years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with the Company or one of its affiliates. Prior to acceleration, if any, in connection with the merger, these options vested over a period of up to five years. All equity incentive plans contained anti-dilutive provisions that permitted an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CCMH has granted options to purchase its shares of Class A common stock to certain key executives under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not to exceed ten years and are forfeited, except in certain circumstances, in the event the executive terminates his or her employment or relationship with CCMH or one of its affiliates. Approximately three-fourths of the options outstanding at December 31, 2013 vest based solely on continued service over a period of up to five years with the remainder becoming eligible to vest over a period of up to five years if certain predetermined performance targets are met. The equity incentive plan contains antidilutive provisions that permit an adjustment of the number of shares of CCMH’s common stock represented by each option for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the portion of options that vest based on continued service is estimated on the grant date using a Black-Scholes option-pricing model and the fair value of the remaining options which contain vesting provisions subject to service, market and performance conditions is estimated on the grant date using a Monte Carlo model. Expected volatilities were based on historical volatility of peer companies’ stock, including CCMH, over the expected life of the options. The expected life of the options granted represents the period of time that the options granted are expected to be outstanding. The Company used historical data to estimate option exercises and employee terminations within the valuation model. The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. No options were granted during the year ended December 31, 2013. The following assumptions were used to calculate the fair value of the options granted during the years ended December 31, 2012 and 2011:

	Years Ended December 31,
	2013(1)	2012	2011
Expected volatility	N/A	71% – 77%	67%
Expected life in years	N/A	6.3 – 6.5	6.3 – 6.5
Risk-free interest rate	N/A	0.97% – 1.55%	1.22% – 2.37%
Dividend yield	N/A	0%	0%

(1) No options were granted in 2013

The following table presents a summary of CCMH’s stock options outstanding at and stock option activity during the year ended December 31, 2013 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2013	2,792	$30.82
Granted (1)	-	-
Exercised	-	-
Forfeited	(63)	10.00
Expired	(220)	10.63

Outstanding, December 31, 2013 (2)	2,509	33.11	5.5 years	-

Exercisable	1,423	32.03	4.9 years	-
Expected to Vest	1,062	35.08	6.2 years	-

(1)	The weighted average grant date fair value of options granted during the years ended December 31, 2012, and 2011 was $2.68 and $2.69 per share, respectively. No options were granted during the year ended December 31, 2013.
(2)	Non-cash compensation expense has not been recorded with respect to 0.6 million shares as the vesting of these options is subject to performance conditions that have not yet been determined probable to meet.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of CCMH’s unvested options and changes during the year ended December 31, 2013 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2013	1,588	$11.38
Granted	-	-
Vested (1)	(439)	14.40
Forfeited	(63)	4.68

Unvested, December 31, 2013	1,086	10.74

(1)	The total fair value of the options vested during the years ended December 31, 2013, 2012 and 2011 was $6.3 million, $3.9 million and $3.8 million, respectively.

Restricted Stock Awards

Prior to the merger, the Company granted restricted stock awards to its employees and directors and its affiliates under its various equity incentive plans. These common shares held a legend which restricted their transferability for a term of up to five years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with the Company prior to the lapse of the restriction. Recipients of the restricted stock awards were entitled to all cash dividends as of the date the award was granted.

CCMH has granted restricted stock awards to its employees and affiliates under its equity incentive plan. The restricted stock awards are restricted in transferability for a term of up to five years. Restricted stock awards are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCMH prior to the lapse of the restriction. Dividends or distributions paid in respect of unvested restricted stock awards will be held by CCMH and paid to the recipients of the restricted stock awards upon vesting of the shares.

The following table presents a summary of CCMH’s restricted stock outstanding and restricted stock activity as of and during the year ended December 31, 2013 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2013	2,607	$5.69
Granted	1,956	3.86
Vested (restriction lapsed)	(543)	16.44
Forfeited	(101)	2.95

Outstanding, December 31, 2013	3,919	3.35

CCOH Share-Based Awards

CCOH Stock Options

The Company’s subsidiary, CCOH, has granted options to purchase shares of its Class A common stock to employees and directors of CCOH and its affiliates under its equity incentive plan at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCOH or one of its affiliates. These options vest solely on continued service over a period of up to five years. The equity incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCOH’s common stock represented by each option for any change in capitalization. CCOH determined that the CCOH dividend discussed in Note 5 was considered a change in capitalization and therefore adjusted outstanding options as of March 15, 2012. No incremental compensation cost was recognized in connection with the adjustment.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The fair value of each option awarded on CCOH common stock is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of CCOH’s stock over the expected life of the options. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCOH uses historical data to estimate option exercises and employee terminations within the valuation model. CCOH includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCOH’s options on the date of grant:

	Years Ended December 31,
	2013	2012	2011
Expected volatility	55% – 56%	54% – 56%	57%
Expected life in years	6.3	6.3	6.3
Risk-free interest rate	1.05% – 2.19%	0.92% – 1.48%	1.26% – 2.75%
Dividend yield	0%	0%	0%

The following table presents a summary of CCOH’s stock options outstanding at and stock option activity during the year ended December 31, 2013 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)

	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2013	8,381	$9.22
Granted (1)	517	7.78
Exercised (2)	(1,088)	3.89
Forfeited	(226)	7.11
Expired	(675)	13.58

Outstanding, December 31, 2013	6,909	9.60	5.9 years	$15,545

Exercisable	4,264	10.90	4.7 years	$8,581
Expected to vest	2,514	7.49	7.9 years	$6,660

(1)	The weighted average grant date fair value of CCOH options granted during the years ended December 31, 2013, 2012 and 2011 was $4.10, $4.43 and $8.30 per share, respectively.

(2)	Cash received from option exercises during the years ended December 31, 2013, 2012 and 2011 was $4.2 million, $6.4 million and $1.4 million, respectively. The total intrinsic value of the options exercised during the years ended December 31, 2013, 2012 and 2011 was $5.0 million, $7.9 million and $1.5 million, respectively.

A summary of CCOH’s unvested options at and changes during the year ended December 31, 2013 is presented below:

(In thousands, except per share data)

	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2013	3,833	$5.19
Granted	517	4.10
Vested (1)	(1,479)	4.80
Forfeited	(226)	5.21

Unvested, December 31, 2013	2,645	5.21

(1)	The total fair value of CCOH options vested during the years ended December 31, 2013, 2012 and 2011 was $7.1 million, $11.5 million and $8.2 million, respectively.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CCOH Restricted Stock Awards

CCOH has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan. The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years. The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCOH prior to the lapse of the restriction.

The following table presents a summary of CCOH’s restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2013 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2013	1,085	$6.26
Granted	1,105	7.51
Vested (restriction lapsed)	(15)	6.61
Forfeited	(283)	7.15

Outstanding, December 31, 2013	1,892	6.83

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Share-based compensation payments are recorded in corporate expenses and were $16.7 million, $28.5 million and $20.7 million, during the years ended December 31, 2013, 2012 and 2011, respectively.

The tax benefit related to the share-based compensation expense for the years ended December 31, 2013, 2012 and 2011 was $6.3 million, $10.8 million and $7.9 million, respectively.

As of December 31, 2013, there was $22.9 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over a weighted average period of approximately three years. In addition, as of December 31, 2013, there was $19.6 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

CCMH completed a voluntary stock option exchange program on November 19, 2012 and exchanged 2.0 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.8 million replacement restricted share awards with different service and performance conditions. CCMH accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.7 million over the service period of the new awards. In connection with the exchange program, CCMH granted an additional 1.5 million restricted stock awards pursuant to a tax assistance program offered to employees participating in the exchange. Of the total 1.5 million restricted stock awards granted, 0.9 million were repurchased by CCMH upon expiration of the exchange program while the remaining 0.6 million awards were forfeited. CCMH recognized $2.6 million of expense related to the awards granted in connection with the tax assistance program.

Included in corporate share-based compensation for the year ended December 31, 2011 is a $6.6 million reversal of expense related to the cancellation of a portion of an executive’s stock options. Additionally, CCMH completed a voluntary stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance conditions. CCMH accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 – EMPLOYEE STOCK AND SAVINGS PLANS

The Company has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Under these plans, an employee can make pre-tax contributions and the Company will match a portion of such an employee’s contribution. Employees vest in these matching contributions based upon their years of service to the Company. Contributions of $26.6 million, $29.5 million and $27.8 million to these plans for the years ended December 31, 2013, 2012 and 2011, respectively, were expensed.

The Company offers a non-qualified deferred compensation plan for a select group of management or highly compensated employees, under which such employees were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company suspended all salary and bonus deferrals and company matching contributions to the deferred compensation plan on January 1, 2010. The Company accounts for the plan in accordance with the provisions of ASC 710-10. Matching credits on amounts deferred may be made in the Company’s sole discretion and the Company retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan. In accordance with the provisions of ASC 710-10, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. The asset and liability under the deferred compensation plan at December 31, 2013 was approximately $11.8 million recorded in “Other assets” and $11.8 million recorded in “Other long-term liabilities”, respectively. The asset and liability under the deferred compensation plan at December 31, 2012 was approximately $10.6 million recorded in “Other assets” and $10.6 million recorded in “Other long-term liabilities”, respectively.

NOTE 12 — OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2013, 2012 and 2011, respectively:

(In thousands)	Years Ended December 31,
	2013	2012	2011
Foreign exchange gain (loss)	$1,772	$(3,018)	$(234)
Debt modification expenses	(23,555)	-	-
Other	(197)	3,268	(2,935)

Total other income (expense), net	$(21,980)	$250	$(3,169)

The following table discloses the increase (decrease) in net deferred income tax liabilities related to each component of other comprehensive income (loss) for the years ended December 31, 2013, 2012 and 2011, respectively:

(In thousands)	Years Ended December 31,
	2013	2012	2011
Foreign currency translation adjustments and other	$(14,421)	$3,210	$(449)
Unrealized holding gain on marketable securities	(11,010)	15,324	2,667
Unrealized holding gain (loss) on cash flow derivatives	28,759	30,074	20,157

Total increase (decrease) in deferred tax liabilities	$3,328	$48,608	$22,375

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Other current assets” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Inventory	$26,872	$23,110
Deferred tax asset	51,967	19,249
Deposits	5,126	4,223
Deferred loan costs	30,165	44,446
Other	47,027	43,907

Total other current assets	$161,157	$134,935

The following table discloses the components of “Other assets” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Investments in, and advances to, nonconsolidated affiliates	$238,806	$370,912
Other investments	9,725	119,196
Notes receivable	302	363
Prepaid expenses	24,231	32,382
Deferred loan costs	143,763	157,726
Deposits	26,200	24,474
Prepaid rent	62,864	71,942
Other	15,721	28,942
Non-qualified plan assets	11,844	10,593

Total other assets	$533,456	$816,530

The following table discloses the components of “Other current liabilities” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Interest rate swap - current portion	$-	$76,939
Redeemable noncontrolling interest	-	60,950

Total other current liabilities	$-	$137,889

The following table discloses the components of “Other long-term liabilities” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Unrecognized tax benefits	$131,015	$158,321
Asset retirement obligation	59,125	56,047
Non-qualified plan liabilities	11,844	10,593
Deferred income	20,273	12,121
Deferred rent	120,092	106,394
Employee related liabilities	31,617	24,265
Other	92,080	82,776

Total other long-term liabilities	$466,046	$450,517

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Cumulative currency translation adjustment	$(209,392)	$(178,372)
Cumulative unrealized gain on securities	1,101	66,982
Cumulative other adjustments	12,218	6,286
Cumulative unrealized loss on cash flow derivatives	-	(48,180)

Total accumulated other comprehensive loss	$(196,073)	$(153,284)

NOTE 13 – SEGMENT DATA

The Company’s reportable segments, which it believes best reflect how the Company is currently managed, are CCME, Americas outdoor advertising and International outdoor advertising. Revenue and expenses earned and charged between segments are recorded at estimated fair value and eliminated in consolidation. The CCME segment provides media and entertainment services via broadcast and digital delivery and also includes the Company’s national syndication business. The Americas outdoor advertising segment consists of operations primarily in the United States and Canada. The International outdoor advertising segment primarily includes operations in Europe, Asia, Australia and Latin America. The Americas outdoor and International outdoor display inventory consists primarily of billboards, street furniture displays and transit displays. The Other category includes the Company’s media representation business as well as other general support services and initiatives which are ancillary to the Company’s other businesses. Corporate includes infrastructure and support, including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded in corporate expenses.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During the first quarter of 2012, the Company recast its segment reporting, as discussed in Note 1. The following table presents the Company’s reportable segment results for the years ended December 31, 2013, 2012 and 2011.

(In thousands)	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated
Year Ended December 31, 2013
Revenue	$3,131,595	$1,290,452	$1,655,738	$227,864	$-	$(62,605)	$6,243,044
Direct operating expenses	931,976	566,669	1,028,059	25,271	-	(8,556)	2,543,419
Selling, general and administrative expenses	1,020,097	220,732	322,840	140,241	-	(54,049)	1,649,861
Depreciation and amortization	271,126	196,597	203,927	39,291	19,887	-	730,828
Impairment charges	-	-	-	-	16,970	-	16,970
Corporate expenses	-	-	-	-	324,182	-	324,182
Other operating income, net	-	-	-	-	22,998	-	22,998

Operating income (loss)	$908,396	$306,454	$100,912	$23,061	$(338,041)	$-	$1,000,782

Intersegment revenues	$-	$2,473	$-	$60,132	$-	$-	$62,605
Segment assets	$8,064,671	$3,693,308	$2,029,687	$534,363	$775,273	$-	$15,097,302
Capital expenditures	$75,742	$88,991	$108,548	$9,933	$41,312	$-	$324,526
Share-based compensation expense	$-	$-	$-	$-	$16,715	$-	$16,715
Year Ended December 31, 2012
Revenue	$3,084,780	$1,279,257	$1,667,687	$281,879	$-	$(66,719)	$6,246,884
Direct operating expenses	878,626	582,340	1,021,152	25,088	-	(12,965)	2,494,241
Selling, general and administrative expenses	993,116	211,245	363,417	152,394	-	(53,754)	1,666,418
Depreciation and amortization	271,399	192,023	205,258	45,568	15,037	-	729,285
Impairment charges	-	-	-	-	37,651	-	37,651
Corporate expenses	-	-	-	-	297,366	-	297,366
Other operating income, net	-	-	-	-	48,127	-	48,127

Operating income (loss)	$941,639	$293,649	$77,860	$58,829	$(301,927)	$-	$1,070,050

Intersegment revenues	$-	$1,175	$80	$65,464	$-	$-	$66,719
Segment assets	$8,201,798	$3,835,235	$2,256,309	$815,435	$1,183,936	$-	$16,292,713
Capital expenditures	$65,821	$117,647	$150,129	$17,438	$39,245	$-	$390,280
Share-based compensation expense	$-	$-	$-	$-	$28,540	$-	$28,540
Year Ended December 31, 2011
Revenue	$2,986,828	$1,252,725	$1,751,149	$234,542	$-	$(63,892)	$6,161,352
Direct operating expenses	857,622	566,313	1,064,562	27,807	-	(11,837)	2,504,467
Selling, general and administrative expenses	971,066	198,989	339,043	147,481	-	(52,055)	1,604,524
Depreciation and amortization	268,245	211,009	219,955	49,827	14,270	-	763,306
Impairment charges	-	-	-	-	7,614	-	7,614
Corporate expenses	-	-	-	-	239,399	-	239,399
Other operating income, net	-	-	-	-	12,682	-	12,682

Operating income (loss)	$889,895	$276,414	$127,589	$9,427	$(248,601)	$-	$1,054,724

Intersegment revenues	$-	$4,141	$-	$59,751	$-	$-	$63,892
Segment assets	$8,364,246	$3,886,098	$2,166,173	$809,212	$1,316,310	$-	$16,542,039
Capital expenditures	$50,198	$122,505	$166,044	$5,737	$19,490	$-	$363,974
Share-based compensation expense	$-	$-	$-	$-	$20,667	$-	$20,667

Revenue of $1.7 billion, $1.7 billion and $1.8 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively. Revenue of $4.5 billion, $4.5 billion and $4.3 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Identifiable long-lived assets of $760.5 million, $805.2 million and $797.7 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively. Identifiable long-lived assets of $2.1 billion, $2.2 billion and $2.3 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively.

NOTE 14 — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2013	2012	2013	2012	2013	2012	2013	2012
Revenue	$1,343,058	$1,360,723	$1,618,097	$1,602,494	$1,587,522	$1,587,331	$1,694,367	$1,696,336
Operating expenses:
Direct operating expenses	594,817	608,571	630,357	602,803	646,113	633,770	672,132	649,097
Selling, general and administrative expenses	403,363	426,083	411,341	401,479	411,354	407,501	423,803	431,355
Corporate expenses	83,763	72,606	77,557	72,094	92,204	73,921	70,658	78,745
Depreciation and amortization	182,182	175,366	179,734	181,839	177,330	182,350	191,582	189,730
Impairment charges	-	-	-	-	-	-	16,970	37,651
Other operating income, net	2,395	3,124	1,113	1,917	6,186	42,118	13,304	968

Operating income	81,328	81,221	320,221	346,196	266,707	331,907	332,526	310,726
Interest expense	385,525	374,016	407,508	385,867	438,404	388,210	418,014	400,930
Gain (loss) on marketable securities	-	-	130,898	-	31	-	(50)	(4,580)
Equity in earnings (loss) of nonconsolidated affiliates	3,641	3,555	5,971	4,696	3,983	3,663	(91,291)	6,643
Loss on extinguishment of debt	(3,888)	(15,167)	-	-	-	-	(83,980)	(239,556)
Other income (expense), net	(1,000)	(1,106)	(18,098)	(1,397)	1,709	824	(4,591)	1,929

Income (loss) before income taxes	(305,444)	(305,513)	31,484	(36,372)	(165,974)	(51,816)	(265,400)	(325,768)
Income tax benefit (expense)	96,325	157,398	(11,477)	8,663	73,802	13,232	(36,833)	128,986

Consolidated net income (loss)	(209,119)	(148,115)	20,007	(27,709)	(92,172)	(38,584)	(302,233)	(196,782)
Less amount attributable to noncontrolling interest	(6,116)	(4,486)	12,805	11,316	9,683	11,977	6,994	(5,518)

Net income (loss) attributable to the Company	$(203,003)	$(143,629)	$7,202	$(39,025)	$(101,855)	$(50,561)	$(309,227)	$(191,264)

NOTE 15 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company is a party to a management agreement with certain affiliates of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses. For the years ended December 31, 2013, 2012 and 2011, the Company recognized management fees and reimbursable expenses of $15.8 million, $15.9 million and $15.7 million, respectively.

Stock Purchases

On August 9, 2010, the Company announced that its board of directors approved a stock purchase program under which the Company or its subsidiaries may purchase up to an aggregate of $100.0 million of the Class A common stock of CCMH and/or the Class A common stock of CCOH. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at the Company’s discretion. During 2011, CC Finco purchased 1,553,971 shares of CCOH’s Class A common stock through open market purchases for approximately $16.4 million. During 2012, CC Finco purchased 111,291 shares of CCMH’s Class A common stock for $692,887. There were no stock purchases during 2013.

CLEAR CHANNEL COMMUNICATIONS, INC.

Exchange Offer for

$850,000,000 Senior Notes due 2018

PROSPECTUS

                    , 2014

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MAY NOT RELY ON UNAUTHORIZED INFORMATION OR REPRESENTATIONS.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CAN NOT LEGALLY BE OFFERED THE SECURITIES.

THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT, NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Clear Channel Communications, Inc. is a corporation incorporated under the laws of the State of Texas and is governed by the Texas Business Organizations Code (“TBOC”).

Texas law and the governing documents and other arrangements of Clear Channel Communications, Inc. contain provisions for indemnification of its directors and officers.

Texas Law

Sections 8.051 and 8.105(b) of Chapter 8 of the TBOC provide that a corporation shall indemnify a person who is or was a director, officer, or any of the foregoing who serve at the request of the corporation as a director, officer, venturer, proprietor, partner, trustee, administrator, employee, agent, or similar functionary of another enterprise, organization or employee benefit plan, against reasonable expenses actually incurred by such person in connection with a proceeding in which the person is a respondent because the person is or was serving in such a capacity if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Sections 8.101, 8.102 and 8.105 of Chapter 8 of the TBOC also provide generally that a person sued as a director, officer, employee or agent of a corporation, or while serving at the request of the corporation as a director, officer, venturer, proprietor, partner, trustee, administrator, employee, agent, or similar functionary of another enterprise, organization or employee benefit plan, may be indemnified by the corporation against judgments and reasonable court costs, penalties, fines, settlements, excise or similar taxes, and attorney’s fees if it is determined that indemnification should be paid and that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the entity, that his conduct was in the entity’s best interests, and in all other cases, that his conduct was at least not opposed to the entity’s best interests (and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful). Section 8.104 of the TBOC provides that a corporation may advance expenses incurred by a director, officer, or any of the foregoing who serve at the request of the corporation as a director, officer, venturer, proprietor, partner, trustee, administrator, employee, agent, or similar functionary of another enterprise, organization or employee benefit plan, in defending a suit or similar proceeding upon delivery to the corporation of a written affirmation by such person of such person’s good faith belief that he or she has met the standard of conduct necessary for indemnification under the TBOC and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if the final determination is that such person has not met the standard for indemnification under the TBOC or that indemnification is prohibited by the TBOC. Pursuant to Section 8.105 of the TBOC, a Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors, to such extent as may be provided by its governing documents, actions of its governing authority, resolutions of its shareholders, or contract or required by common law. Section 8.102(b) of the TBOC provides that indemnification of a person found liable to the corporation or found liable on the basis that a personal benefit was improperly received by him is limited to reasonable expenses actually incurred by the person in connection with the proceeding (not including a judgment, penalty, fine or excise or similar tax), and shall not be made if the person is found liable for (i) willful or intentional misconduct in the performance of his duty to the entity, (ii) breach of the person’s duty of loyalty owed to the entity; or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the entity.

Section 8.151 of the TBOC also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, venturer, proprietor, partner, trustee, administrator, employee, agent or similar functionary of another enterprise, organization or employee benefit plan, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8 of the TBOC.

Section 7.001 of the TBOC provides that a corporation’s certificate of formation may limit or eliminate a director’s liability for monetary damages to the corporation or its shareholders for an act or omission in the director’s capacity as a director, except that no limitation or elimination of liability is permitted to the extent the director is found liable for a breach of the duty of loyalty, an act or omission not in good faith that constitutes a breach of duty or involves intentional misconduct or a knowing violation of the law, a transaction involving an improper personal benefit to the director, or an act or omission for which liability is expressly provided by an applicable statute.

Governing Documents of Clear Channel Communications, Inc.

Article Ten of the restated articles of incorporation of Clear Channel Communications, Inc. (“Clear Channel”) states that a director of such company shall not be liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Texas Business Corporation Act (“TBCA”) as in effect at the time such liability is determined. Pursuant to Section 402.005 of the TBOC, the TBCA has been superseded by the TBOC and Clear Channel is governed by the TBOC effective January 1, 2010. Furthermore, pursuant to Section 402.007 of the TBOC, any proposed indemnification by Clear Channel after January 1, 2010 is governed by Chapter 8 of the TBOC, regardless of whether the events on which the indemnification is based occurred before or after January 1, 2010.

Article Eleven of the restated articles of incorporation of Clear Channel states that Clear Channel shall, to the maximum extent permitted from time to time under the law of the State of Texas, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or while a director or officer is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, administrator or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

Article IX, Section 1 of the Seventh Amended and Restated By-Laws of Clear Channel, as amended (the “Clear Channel By-Laws”), provides that each person who was or is a party or is threatened to be made a party to, or testifies or otherwise participates in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, or any inquiry or investigation that could lead to such an action, suit, or proceeding, whether or not by or in the right of Clear Channel, because such person is or was a director or officer of Clear Channel or, while a director or officer of Clear Channel, is or was serving at the request of Clear Channel as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, proprietorship, trust, employee benefit plan, other enterprise or other entity (hereinafter a “Clear Channel Covered Person”) shall be indemnified by Clear Channel to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be changed, against all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually incurred by such person in connection with such proceeding and such right to indemnification shall continue as to a person who has ceased to be a director or officer of Clear Channel and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, Clear Channel shall indemnify a Clear Channel Covered Person in connection with a proceeding (or part thereof) initiated by such Clear Channel Covered Person only if such proceeding (or part thereof) was authorized by Clear Channel’s board of directors.

Article IX, Section 2 of the Clear Channel By-Laws provides that a Clear Channel Covered Person shall also have the right to be paid or reimbursed by Clear Channel the reasonable expenses (including, without limitation, court costs and attorneys’ fees) incurred in defending, testifying or otherwise participating in any such proceeding, in advance of the final disposition of the proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that if the TBCA (which has been replaced by the TBOC) requires, an advancement of expenses incurred by a Clear Channel Covered Person in advance of the final disposition of a proceeding shall be made only upon delivery to Clear Channel of a written affirmation by such person of such person’s good faith belief that he or she has met the standard of conduct necessary for indemnification under the TBCA (which has been replaced by the TBOC) and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall be ultimately determined by final judicial decision from which there is no further right to appeal that the Clear Channel Covered Person has not met that standard or that indemnification of the Clear Channel Covered Person against expenses incurred by such person in connection with that proceeding is prohibited by the TBCA (which has been replaced by the TBOC).

Article IX, Section 5 of the Clear Channel By-Laws provides that Clear Channel may, to the extent permitted by law, purchase and maintain insurance, create a trust fund, establish any form of self-insurance, secure its indemnity obligation by grant of a security interest or other lien on assets of Clear Channel, establish a letter of credit guaranty or security arrangement, or establish and maintain any other arrangement on behalf of any person who is or was serving as a director, officer, employee, or agent of Clear Channel or is or was serving at the request of Clear Channel as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, proprietorship, trust, employee benefit plan, other enterprise or other entity against any liability asserted against such person and incurred by such person in such a capacity or arising out of his or her status as such a person, whether or not Clear Channel would have the power to indemnify such person against such liability. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which Clear Channel would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders.

The Clear Channel By-Laws expressly acknowledge that the indemnification provided in Article IX of the Clear Channel By-Laws could involve indemnification for negligence or under theories of strict liability.

Other Arrangements

Clear Channel understands that the position of the SEC is that indemnification for liabilities arising under the Securities Act that may be permitted to directors, managers, officers or persons controlling Clear Channel pursuant to the foregoing provisions is against public policy as expressed in the Securities Act and is therefore unenforceable.

Each of the directors of Clear Channel and its indirect parent, CCMH (collectively, with Clear Channel, the “Clear Channel companies” and each individually, a “Clear Channel company”), has entered into an indemnification agreement with the Clear Channel companies. Such indemnification agreements provide that the Clear Channel companies will indemnify each such individual with respect to, and hold each individual harmless from and against, liabilities, losses, costs, expenses (as defined in the indemnification agreement) and other matters that may result from or arise in connection with his or her capacity as a director or officer of any of the Clear Channel companies (“corporate status”) and will advance expenses to each individual, to the fullest extent permitted by applicable law. Such indemnification obligations include, without limitation, claims for monetary damages against such individual in respect of any alleged breach of fiduciary duty, to the fullest extent permitted under applicable law. If by reason of such individual’s corporate status such individual is, or is threatened to be made, a party to or a participant in any proceeding (as defined in the indemnification agreement) other than a proceeding by or in the right of any of the Clear Channel companies to procure a judgment in its favor, the Clear Channel companies shall indemnify such individual with respect to, and hold such individual harmless from and against, all expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such liabilities, judgments, penalties, fines and amounts paid in settlement) reasonably incurred by such individual or on behalf of such individual in connection with such proceeding or any claim, issue or matter therein, if such individual acted in good faith and in a manner such individual reasonably believed to be in, or not opposed to, the best interests of the applicable Clear Channel company and, with respect to any criminal proceeding, had no reasonable cause to believe such individual’s conduct was unlawful. If by reason of such individual’s corporate status such individual is, or is threatened to be made, a party to or a participant in any proceeding by or in the right of any of the Clear Channel companies to procure a judgment in its favor, the Clear Channel companies shall indemnify such individual with respect to, and hold such individual harmless from and against, all expenses reasonably incurred by such individual or on behalf of such individual in connection with such proceeding if such individual acted in good faith and in a manner such individual reasonably believed to be in, or not opposed to, the best interests of the applicable Clear Channel company.

The indemnification agreements also provide that to the extent that each individual is, by reason of his or her corporate status, a party to (or a participant in) and is successful, on the merits or otherwise, in defense of any proceeding, the Clear Channel companies will indemnify such individual with respect to, and hold such individual harmless from and against, all expenses reasonably incurred by such individual or on behalf of such individual in connection therewith. If an individual is not wholly successful in the defense of such proceeding but is successful, on the merits or otherwise, as to one or more, but less than all, claims, issues, or matters in such proceeding, the Clear Channel companies will indemnify such individual against all expenses reasonably incurred by such individual or on behalf of such individual in connection with each successfully resolved claim, issue, or matter. The Clear Channel companies will indemnify each individual with respect to, and hold such individual harmless from and against, any and all expenses and, if requested by such individual, will (within 20 calendar days of such request) advance such expenses to such individual, which are reasonably incurred by such individual in connection with any action brought by such individual for (i) indemnification or advance payment of expenses by the Clear Channel companies under the indemnification agreement, any other agreement, the governing documents of the applicable Clear Channel company as now or hereafter in effect; or (ii) recovery under any director and officer liability insurance policies maintained by any Clear Channel company, or any of their respective subsidiaries and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise with respect to which such individual serves as a director, officer, employee, partner, representative, fiduciary, or agent, or in any similar capacity, at the request of any Clear Channel company (each, a “Clear Channel entity”), to the fullest extent permitted by law. Except as may otherwise be agreed by any Clear Channel company, each individual will not be entitled to indemnification or the advancement of expenses under the indemnification agreement with respect to any proceeding brought by such individual (other than a proceeding by such individual by way of defense or to enforce his rights under the indemnification agreement or under statute or other law including any rights under Section 145 of the General Corporation Law of the State of Delaware), unless the bringing of such proceeding or making of such claim has been approved by the Board of Directors of the applicable Clear Channel company.

The indemnification agreements further provide that to the extent that any of the Clear Channel entities maintains an insurance policy or policies providing liability insurance for directors, officers, employees, fiduciaries, representatives, partners, or agents of any Clear Channel entity, each such individual will be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, fiduciary, representative, partner, or agent insured under such policy or policies.

Insurance

The Company also maintains at its expense, policies of insurance which insure their respective directors, managers and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits and Financial Statement Schedules

(a) See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b) None.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

3.1

Restated Articles of Incorporation, as amended, of Clear Channel Communications, Inc. (Incorporated by reference to Exhibit 3.1.1 to the Clear Channel Communications, Inc. Registration Statement on Form S-4 (File No. 333-158279) filed on March 30, 2009).

3.2

Seventh Amended and Restated Bylaws, as amended, of Clear Channel Communications, Inc. (Incorporated by reference to Exhibit 3.2 to the Clear Channel Communications, Inc. Annual Report on Form 10-K for the year ending December 31, 2007).

4.1

Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 4.2 to the Clear Channel Communications, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

4.2

Third Supplemental Indenture dated June 16, 1998 to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 4.2 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on August 28, 1998).

4.3

Fourteenth Supplemental Indenture dated May 21, 2003, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 99.3 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on May 22, 2003).

4.4

Seventeenth Supplemental Indenture dated September 20, 2004, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on September 21, 2004).

4.5

Nineteenth Supplemental Indenture dated December 16, 2004, to Senior Indenture dated October 1, 1997, by and between Clear Channel Communications, Inc. and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed December 17, 2004).

4.6

Indenture, dated July 30, 2008, by and among BT Triple Crown Merger Co., Inc., Law Debenture Trust Company of New York, Deutsche Bank Trust Company Americas and Clear Channel Communications, Inc. (as the successor-in-interest to BT Triple Crown Merger Co., Inc. following the effectiveness of the Merger) (Incorporated by reference to Exhibit 10.22 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009).

4.7

Supplemental Indenture, dated July 30, 2008, by and among Clear Channel Capital I, LLC, certain subsidiaries of Clear Channel Communications, Inc. party thereto and Law Debenture Trust Company of New York (Incorporated by reference to Exhibit 10.17 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on July 30, 2008).

4.8

Supplemental Indenture, dated December 9, 2008, by and among CC Finco Holdings, LLC, a subsidiary of Clear Channel Communications, Inc. and Law Debenture Trust Company of New York (Incorporated by reference to Exhibit 10.24 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009).

4.9

Indenture, dated as of February 23, 2011, among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, the other guarantors party thereto, Wilmington Trust FSB, as Trustee, and the other agents party thereto (Incorporated by reference to Exhibit 4.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on February 24, 2011).

Exhibit Number	Description

4.10

Supplemental Indenture, dated as of June 14, 2011, among Clear Channel Communications, Inc. and Wilmington Trust FSB, as Trustee (Incorporated by reference to Exhibit 4.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on June 14, 2011).

4.11

Indenture, dated as of October 25, 2012, among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, as guarantor, the other guarantors party thereto, U.S. Bank National Association, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent (Incorporated by reference to Exhibit 4.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on October 25, 2012).

4.12

Indenture, dated as of February 28, 2013, among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, as guarantor, the other guarantors party thereto, U.S. Bank National Association, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent (Incorporated by reference to Exhibit 4.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on March 1, 2013).

4.13

Indenture, dated as of June 21, 2013, among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, as guarantor, the other guarantors party thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (Incorporated by reference to Exhibit 4.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on June 21, 2013).

4.14

Supplemental Indenture, dated as of December 16, 2013, by and among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, as guarantor, the other guarantors party thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (Incorporated by reference to Exhibit 4.26 to Amendment No. 2 to the Clear Channel Communications, Inc. Registration Statement on Form S-4 (File No. 333-192614) filed on December 24, 2013).

4.15

Supplemental Indenture, dated as of December 24, 2013, by and among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, as guarantor, the other guarantors party thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (Incorporated by reference to Exhibit 4.28 to Amendment No. 2 to the Clear Channel Communications, Inc. Registration Statement on Form S-4 (File No. 333-192614) filed on December 24, 2013).

4.16

Indenture with respect to 10.0% Senior Notes due 2018, dated as of May 1, 2014, between CCU Escrow Corporation and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.2 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on June 6, 2014).

4.17

Indenture with respect to 7.625% Series A Senior Subordinated Notes due 2020, dated as of March 15, 2012, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on March 16, 2012).

4.18

Indenture with respect to 7.625% Series B Senior Subordinated Notes due 2020, dated as of March 15, 2012, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on March 16, 2012).

Exhibit Number	Description

4.19

Indenture with respect to 6.50% Series A Senior Notes due 2022, dated as of November 19, 2012, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on November 19, 2012).

4.20

Indenture with respect to 6.50% Series B Senior Notes due 2022, dated as of November 19, 2012, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on November 19, 2012).

4.21

Exchange and Registration Rights Agreement, dated as of May 1, 2014, by and among Clear Channel Communications, Inc., CCU Escrow Corporation and Goldman, Sachs & Co., as representative of the several initial purchasers named therein (incorporated by reference to Exhibit 4.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on May 7, 2014).

4.22

First Supplemental Indenture dated June 6, 2014 to Senior Indenture dated as of May 1, 2014, between Clear Channel Communications, Inc. and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on June 6, 2014).

5.1*	Opinion of Kirkland & Ellis LLP

5.2*	Opinion of Cox Smith Matthews Incorporated

10.1

Amended and Restated Credit Agreement, dated as of February 23, 2011, by and among Clear Channel Communications, Inc., the subsidiary co-borrowers and foreign subsidiary revolving borrowers party thereto, Clear Channel Capital I, LLC, Citibank, N.A., as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on February 24, 2011).

10.2

Amendment No. 1 to Amended and Restated Credit Agreement, dated as of October 25, 2012, by and among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, the subsidiary co-borrowers party thereto, the foreign subsidiary revolving borrowers thereto, Citibank, N.A. as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on October 25, 2012).

10.3

Collateral Sharing Agreement, dated as of October 25, 2012, by and among Citibank N.A. as Administrative Agent, U.S. Bank National Association, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent (Incorporated by reference to Exhibit 10.2 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on October 25, 2012).

10.4

Amendment No. 2 to Amended and Restated Credit Agreement, dated as of May 31, 2013, by and among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, the subsidiary co-borrowers party thereto, the foreign subsidiary revolving borrowers thereto, Citibank, N.A. as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on June 4, 2013).

10.5

Amendment No. 3 to Amended and Restated Credit Agreement, dated as of December 18, 2013, by and among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, the subsidiary co-borrowers party thereto, the foreign subsidiary revolving borrowers thereto, Citibank, N.A., as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on December 18, 2013).

Exhibit Number	Description

10.6

Amended and Restated Credit Agreement, dated as of December 24, 2012, by and among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, the subsidiary borrowers party thereto, Citibank, N.A., as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on December 27, 2012).

10.7

Revolving Promissory Note dated November 10, 2005 payable by Clear Channel Communications, Inc. to Clear Channel Outdoor Holdings, Inc. in the original principal amount of $1,000,000,000 (Incorporated by reference to Exhibit 10.8 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005).

10.8

First Amendment, dated as of December 23, 2009, to the Revolving Promissory Note, dated as of November 10, 2005, by Clear Channel Communications, Inc., as Maker, to Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.41 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009).

10.9

Second Amendment, dated as of October 23, 2013, to the Revolving Promissory Note, dated as of November 10, 2005, by Clear Channel Communications, Inc., as Maker, to Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on October 23, 2013).

10.10

Revolving Promissory Note dated November 10, 2005 payable by Clear Channel Outdoor Holdings, Inc. to Clear Channel Communications, Inc. in the original principal amount of $1,000,000,000 (Incorporated by reference to Exhibit 10.7 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005).

10.11

First Amendment, dated as of December 23, 2009, to the Revolving Promissory Note, dated as of November 10, 2005, by Clear Channel Outdoor Holdings, Inc., as Maker, to Clear Channel Communications, Inc. (Incorporated by reference to Exhibit 10.42 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009).

10.12

Corporate Services Agreement dated November 16, 2005 between Clear Channel Outdoor Holdings, Inc. and Clear Channel Management Services, L.P. (Incorporated by reference to Exhibit 10.3 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005).

10.13

First Amended and Restated Management Agreement, dated as of July 28, 2008, by and among CC Media Holdings, Inc., BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, THL Managers VI, LLC and Bain Capital Partners, LLC (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on July 30, 2008).

10.14

Amended and Restated Voting Agreement dated as of May 13, 2008 by and among BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, CC Media Holdings, Inc., Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III LP and Highfields Capital Management LP (Incorporated by reference to Annex E to the CC Media Holdings, Inc. Registration Statement on Form S-4 (File No. 333-151345) filed on June 2, 2008).

10.15

Voting Agreement dated as of May 13, 2008 by and among BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, CC Media Holdings, Inc., Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Abrams Capital International, Ltd. and Riva Capital Partners, LP (Incorporated by reference to Annex F to the CC Media Holdings, Inc. Registration Statement on Form S-4 (File No. 333-151345) filed on June 2, 2008).

Exhibit Number	Description

10.16

Stockholders Agreement, dated as of July 29, 2008, by and among CC Media Holdings, Inc., BT Triple Crown Merger Co., Inc., Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., L. Lowry Mays, Randall T. Mays, Mark P. Mays, LLM Partners, Ltd., MPM Partners, Ltd. and RTM Partners, Ltd. (Incorporated by reference to Exhibit 10.2 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009).

10.17

Side Letter Agreement, dated as of July 29, 2008, among CC Media Holdings, Inc., Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., L. Lowry Mays, Mark P. Mays, Randall T. Mays, LLM Partners, Ltd., MPM Partners Ltd. and RTM Partners, Ltd. (Incorporated by reference to Exhibit 10.3 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009).

10.18

Affiliate Transactions Agreement, dated as of July 30, 2008, by and among CC Media Holdings, Inc., Bain Capital Fund IX, L.P., Thomas H. Lee Equity Fund VI, L.P. and BT Triple Crown Merger Co., Inc. (Incorporated by reference to Exhibit 99.6 to the CC Media Holdings, Inc. Form 8-A Registration Statement filed on July 30, 2008).

10.19

Side Letter Agreement, dated as of December 22, 2009, by and among CC Media Holdings, Inc., Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., Randall T. Mays and RTM Partners, Ltd. (Incorporated by reference to Exhibit 99.3 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on December 29, 2009).

10.20

Agreement Regarding Aircraft, dated May 31, 2013, by and among Clear Channel Communications, Inc., Mark P. Mays, Randall T. Mays and L. Lowry Mays (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2013).

10.21

Stock Purchase Agreement dated as of November 15, 2010 by and among CC Media Holdings, Inc., Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P. and Pittman CC LLC (Incorporated by reference to Exhibit 10.3 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2011).

10.22

Aircraft Lease Agreement dated as of November 16, 2011 by and between Yet Again Inc. and Clear Channel Broadcasting, Inc. (Incorporated by reference to Exhibit 10.23 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2011).

10.23

Aircraft Lease Agreement dated as of December 23, 2013 by and between FalconAgain Inc. and Clear Channel Broadcasting, Inc. (Incorporated by reference to Exhibit 10.23 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2013).

10.24

Letter Agreement dated as of January 13, 2014 by and between FalconAgain Inc. and Clear Channel Broadcasting, Inc. (Incorporated by reference to Exhibit 10.24 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2013).

10.25

Clear Channel 2008 Executive Incentive Plan (the “CC Executive Incentive Plan”) (Incorporated by reference to Exhibit 10.26 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009).

10.26

Amendment No. 1 to the CC Executive Incentive Plan, effective as of July 1, 2013 (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2013).

Exhibit Number	Description

10.27

Form of Senior Executive Option Agreement under the CC Executive Incentive Plan (Incorporated by reference to Exhibit 10.20 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on July 30, 2008).

10.28

Form of Senior Executive Restricted Stock Award Agreement under the CC Executive Incentive Plan (Incorporated by reference to Exhibit 10.21 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on July 30, 2008).

10.29

Form of Senior Management Option Agreement under the CC Executive Incentive Plan (Incorporated by reference to Exhibit 10.22 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on July 30, 2008).

10.30	Form of Executive Option Agreement under the CC Executive Incentive Plan (Incorporated by reference to Exhibit 10.23 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on July 30, 2008).

10.31	Clear Channel Employee Equity Investment Program (Incorporated by reference to Exhibit 10.24 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on July 30, 2008).

10.32	CC Media Holdings, Inc. 2008 Annual Incentive Plan (Incorporated by reference to Exhibit 10.32 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009).

10.33	Summary Description of 2012 Supplemental Incentive Plan (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on February 23, 2012).

10.34	Summary Description of 2013 Supplemental Incentive Plan (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on February 15, 2013).

10.35

Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated (the “CCOH Stock Incentive Plan”) (Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on April 30, 2007).

10.36

First Form of Option Agreement under the CCOH Stock Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Registration Statement on Form S-8 (File No. 333-130229) filed on December 9, 2005).

10.37

Form of Option Agreement under the CCOH Stock Incentive Plan (approved February 21, 2011) (Incorporated by reference to Exhibit 10.33 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2011).

10.38

Form of Restricted Stock Award Agreement under the CCOH Stock Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Clear Channel Outdoor Holdings, Inc. Registration Statement on Form S-8 (File No. 333-130229) filed on December 9, 2005).

10.39

Form of Restricted Stock Unit Award Agreement under the CCOH Stock Incentive Plan (Incorporated by reference to Exhibit 10.16 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2010).

10.40

Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan (the “CCOH 2012 Stock Incentive Plan”) (Incorporated by reference to Exhibit 99.1 to the Clear Channel Outdoor Holdings, Inc. Registration Statement on Form S-8 (File No. 333-181514) filed on May 18, 2012).

10.41

Clear Channel Outdoor Holdings, Inc. Amended and Restated 2006 Annual Incentive Plan (Incorporated by reference to Appendix B to the Clear Channel Outdoor Holdings, Inc. Definitive Proxy Statement on Schedule 14A for its 2012 Annual Meeting of Stockholders filed on April 9, 2012).

Exhibit Number	Description

10.42

Relocation Policy - Chief Executive Officer and Direct Reports (Guaranteed Purchase Offer) (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on October 12, 2010).

10.43

Relocation Policy - Chief Executive Officer and Direct Reports (Buyer Value Option) (Incorporated by reference to Exhibit 10.2 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on October 12, 2010).

10.44	Relocation Policy - Function Head Direct Reports (Incorporated by reference to Exhibit 10.3 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on October 12, 2010).

10.45

Form of CC Media Holdings, Inc. and Clear Channel Communications, Inc. Indemnification Agreement (Incorporated by reference to Exhibit 10.26 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on July 30, 2008).

10.46

Indemnification Agreement by and among CC Media Holdings, Inc., Clear Channel Communications, Inc. and Robert W. Pittman dated September 18, 2012 (Incorporated by reference to Exhibit 10.3 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2012).

10.47

Form of Clear Channel Outdoor Holdings, Inc. Independent Director Indemnification Agreement (Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on June 3, 2009).

10.48

Form of Clear Channel Outdoor Holdings, Inc. Affiliate Director Indemnification Agreement (Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on June 3, 2009).

10.49

Indemnification Agreement by and among Clear Channel Outdoor Holdings, Inc. and Robert W. Pittman dated September 18, 2012 (Incorporated by reference to Exhibit 10.4 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2012).

10.50

Indemnification Agreement by and among Clear Channel Outdoor Holdings, Inc. and Thomas W. Casey dated September 5, 2012 (Incorporated by reference to Exhibit 10.5 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2012).

10.51

Indemnification Agreement by and among Clear Channel Outdoor Holdings, Inc. and Robert H. Walls, Jr. dated September 5, 2012 (Incorporated by reference to Exhibit 10.6 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2012).

10.52

Amended and Restated Employment Agreement, dated as of December 22, 2009, by and among Randall T. Mays, Clear Channel Communications, Inc. and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.39 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009).

10.53

Amended and Restated Employment Agreement, dated June 23, 2010, by and among Mark P. Mays, CC Media Holdings, Inc., and Clear Channel Communications, Inc., as successor to BT Triple Crown Merger Co., Inc. (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on June 24, 2010).

10.54

Employment Agreement, dated as of October 2, 2011, between Robert Pittman and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2011).

Exhibit Number	Description

10.55

Amended and Restated Employment Agreement, dated as of January 13, 2014 between Robert Pittman and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on January 13, 2014).

10.56

Employment Agreement by and between CC Media Holdings, Inc. and Richard J. Bressler, dated July 29, 2013 (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K/A filed on August 2, 2013).

10.57

Employment Agreement, dated as of December 15, 2009, between Tom Casey and Clear Channel Communications, Inc. (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on January 5, 2010).

10.58

Severance Agreement and General Release by and between Clear Channel Communications, Inc. and Thomas W. Casey, dated September 11, 2013 (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on September 13, 2013).

10.59

Employment Agreement, dated as of January 1, 2010, between Robert H. Walls, Jr., and Clear Channel Management Services, Inc. (Incorporated by reference to Exhibit 10.1 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on January 5, 2010).

10.60

Amended and Restated Employment Agreement, dated as of November 15, 2010, between John E. Hogan and Clear Channel Broadcasting, Inc. (Incorporated by reference to Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on November 18, 2010).

10.61

First Amendment dated February 23, 2012 to Amended and Restated Employment Agreement by and between Clear Channel Broadcasting, Inc. and John E. Hogan dated November 15, 2010 (Incorporated by reference to Exhibit 10.2 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on February 23, 2012).

10.62

Second Amendment to Amended and Restated Employment Agreement by and between Clear Channel Broadcasting, Inc. and John Hogan, dated September 4, 2013 (Incorporated by reference to Exhibit 10.2 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2013).

10.63

Severance Agreement and General Release, dated as of January 13, 2014, by and between John Hogan and Clear Channel Broadcasting, Inc. (Incorporated by reference to Exhibit 10.3 to the CC Media Holdings, Inc. Form 8-K filed on January 13, 2014).

10.64

Employment Agreement, effective as of January 24, 2012, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K/A filed on July 27, 2012).

10.65

Contract of Employment between Jonathan Bevan and Clear Channel Outdoor Ltd dated October 30, 2009 (Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on December 11, 2009).

10.66

Employment Agreement, effective as of January 1, 2013, between Clear Channel Outdoor, Inc. and Suzanne M. Grimes (Incorporated by reference to Exhibit 10.42 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2012).

10.67

Form of Amendment to Senior Executive Option Agreement under the CC Executive Incentive Plan, dated as of October 14, 2008 (Incorporated by reference to Exhibit 10.56 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2011).

Exhibit Number	Description

10.68

Second Amendment, dated as of December 22, 2009, to the Senior Executive Option Agreement under the CC Executive Incentive Plan, dated July 30, 2008, between Randall T. Mays and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 99.2 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on December 29, 2009).

10.69

Second Amendment, dated as of June 23, 2010, to the Senior Executive Option Agreement under the CC Executive Incentive Plan, dated July 30, 2008, between Mark P. Mays and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.2 to the Clear Channel Communications, Inc. Current Report on Form 8-K filed on June 24, 2010).

10.70

Form of Executive Option Agreement under the CC Executive Incentive Plan, dated as of December 31, 2010, between Tom Casey and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.42 to the Clear Channel Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2010).

10.71

Form of Executive Option Agreement under the CC Executive Incentive Plan, dated as of December 31, 2010, between John Hogan and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.43 to the Clear Channel Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2010).

10.72

Form of Executive Option Agreement under the CC Executive Incentive Plan, dated as of December 31, 2010, between Robert H. Walls, Jr. and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.44 to the Clear Channel Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2010).

10.73

Form of Executive Replacement Option Agreement under the CC Executive Incentive Plan between John E. Hogan and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 99(a)(1)(iv) to the CC Media Holdings, Inc. Schedule TO filed on February 18, 2011).

10.74

Form of Executive Option Agreement under the CC Executive Incentive Plan, dated as of May 19, 2011, between Scott D. Hamilton and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.63 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2011).

10.75

Executive Option Agreement under the CC Executive Incentive Plan, dated as of October 2, 2011, between Robert W. Pittman and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.2 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2011).

10.76

Amendment to the Executive Option Agreement under the CC Executive Incentive Plan, dated as of January 13, 2014, between Robert W. Pittman and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.2 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on January 13, 2014).

10.77

Form of Restricted Stock Agreement under the CC Executive Incentive Plan, dated October 15, 2012, between Robert W. Pittman and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.74 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2012).

10.78

Form of Restricted Stock Agreement under the CC Executive Incentive Plan, dated October 15, 2012, between Robert H. Walls, Jr. and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.75 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2012).

Exhibit Number	Description

10.79

Form of Restricted Stock Agreement under the CC Executive Incentive Plan, dated October 22, 2012, between John E. Hogan and CC Media Holdings, Inc. (including as Exhibit B thereto an Amendment to Mr. Hogan’s Employment Agreement dated November 15, 2010, as amended by the First Amendment dated February 23, 2012) (Incorporated by reference to Exhibit 10.76 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2012).

10.80

Form of Restricted Stock Agreement under the CC Executive Incentive Plan, dated October 22, 2012, between Scott D. Hamilton and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.77 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2012).

10.81

Form of Restricted Stock Agreement under the CC Executive Incentive Plan, dated October 22, 2012, between Robert H. Walls, Jr. and CC Media Holdings, Inc. (Incorporated by reference to Exhibit 10.78 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2012).

10.82

Restricted Stock Agreement under the CC Executive Incentive Plan, dated January 13, 2014, between Robert W. Pittman and CC Media Holdings, Inc. (Incorporated by reference to Exhibit C of Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on January 13, 2014).

10.83

Form of Stock Option Agreement under the CCOH Stock Incentive Plan, dated September 17, 2009, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.34 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2010).

10.84

Form of Amended and Restated Stock Option Agreement under the CCOH Stock Incentive Plan, dated as of August 11, 2011, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on August 12, 2011).

10.85

Form of Stock Option Agreement under the CCOH Stock Incentive Plan, dated December 13, 2010, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.35 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2010).

10.86

Form of Restricted Stock Unit Agreement under the CCOH Stock Incentive Plan, dated December 20, 2010, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.36 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2010).

10.87

Form of Restricted Stock Unit Agreement under the CCOH Stock Incentive Plan, dated March 26, 2012, between Robert H. Walls, Jr. and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.3 to the CC Media Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2012).

10.88

Form of Restricted Stock Unit Agreement under the CCOH Stock Incentive Plan, dated May 10, 2012, between Thomas W. Casey and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.49 to the Clear Channel Worldwide Holdings, Inc. Registration Statement on Form S-4 (File No. 333-182265) filed on June 21, 2012).

10.89

Form of Restricted Stock Unit Agreement under the CCOH 2012 Stock Incentive Plan, dated July 26, 2012, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K/A filed on July 27, 2012).

10.90

Form of Restricted Stock Unit Agreement under the CCOH 2012 Stock Incentive Plan, dated January 1, 2013, between Suzanne M. Grimes and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.50 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2012).

Exhibit Number	Description

10.91

Form of Stock Option Agreement under the CCOH 2012 Stock Incentive Plan, dated April 10, 2013, between Clear Channel Outdoor Holdings, Inc. and each of Jonathan D. Bevan, Suzanne M. Grimes and Franklin G. Sisson, Jr. (Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.92

Form of Restricted Stock Award Agreement under the CCOH 2012 Stock Incentive Plan, dated April 10, 2013, between Franklin G. Sisson, Jr. and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.93

Form of Restricted Stock Unit Award Agreement under the CCOH 2012 Stock Incentive Plan, dated April 10, 2013, between Jonathan D. Bevan and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 10.3 to the Clear Channel Outdoor Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.94

Restricted Stock Award Agreement under the CCOH 2012 Stock Incentive Plan, dated January 13, 2014, between Robert W. Pittman and Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit D of Exhibit 10.1 to the CC Media Holdings, Inc. Current Report on Form 8-K filed on January 13, 2014).

10.95

Stipulation of Settlement, dated as of July 8, 2013, among legal counsel for Clear Channel Communications, Inc. and the other named defendants, the special litigation committee of the board of directors of Clear Channel Outdoor Holdings, Inc. and the plaintiffs (Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on July 9, 2013).

12*	Computation of Ratio of Earnings to Fixed Charges

21	Subsidiaries (Incorporated by reference to Exhibit 21 to the CC Media Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2013).

23.1*	Consent of Ernst and Young LLP.

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.3*	Consent of Cox Smith Matthews Incorporated (included in Exhibit 5.2).

24*	Powers of Attorney (included on signature pages of this Registration Statement).

25*	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Law Debenture Trust Company of New York.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Tender Instructions.

101.*	Interactive Data Files

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 9, 2014.

CLEAR CHANNEL COMMUNICATIONS, INC.
By:	/s/ Robert H. Walls, Jr.

Name:	Robert H. Walls, Jr.
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard J. Bressler and Robert H. Walls, Jr., and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on the dates indicated.

Signature	Title	Date

/s/ Robert W. Pittman Robert W. Pittman	Chairman, Chief Executive Officer (principal executive officer) and Director	June 9, 2014

/s/ Richard J. Bressler Richard J. Bressler	President and Chief Financial Officer (principal financial officer) and Director	June 9, 2014

/s/ Scott D. Hamilton Scott D. Hamilton	Senior Vice President, Chief Accounting Officer (principal accounting officer) and Assistant Secretary	June 9, 2014

/s/ David C. Abrams David C. Abrams	Director	June 9, 2014

/s/ Irving L. Azoff Irving L. Azoff	Director	June 9, 2014

/s/ James C. Carlisle James C. Carlisle	Director	June 9, 2014

/s/ John P. Connaughton John P. Connaughton	Director	June 9, 2014

/s/ Julia B. Donnelly Julia B. Donnelly	Director	June 9, 2014

/s/ Matthew J. Freeman Matthew J. Freeman	Director	June 9, 2014

/s/ Blair E. Hendrix Blair E. Hendrix	Director	June 9, 2014

/s/ Jonathon S. Jacobson Jonathon S. Jacobson	Director	June 9, 2014

/s/ Ian K. Loring Ian K. Loring	Director	June 9, 2014

/s/ Mark P. Mays Mark P. Mays	Director	June 9, 2014

/s/ Scott M. Sperling Scott M. Sperling	Director	June 9, 2014